   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1999


                                                      REGISTRATION NO. 333-91069

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                                INTRAWARE, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                        3375                    68-0389976
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                             25 ORINDA WAY ORINDA,
                                CALIFORNIA 94563
                                 (925) 253-4500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------

                                PETER H. JACKSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                INTRAWARE, INC.
                                 25 ORINDA WAY
                            ORINDA, CALIFORNIA 94563
                                 (925) 253-4500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

           DAVID J. SEGRE, ESQ.                            ROBERT D. COCHRAN, ESQ.
     WILSON SONSINI GOODRICH & ROSATI                           LAW OFFICE OF
         PROFESSIONAL CORPORATION                             ROBERT D. COCHRAN
            650 PAGE MILL ROAD                                2105 WOODSIDE ROAD
           PALO ALTO, CA 94304                                WOODSIDE, CA 94062
              (650) 493-9300                                    (650) 298-9901

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this registration statement and the satisfaction of the conditions as proposed in the merger agreement.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                     AGGREGATE OFFERING        AMOUNT OF
                SECURITIES TO BE REGISTERED                        PRICE(1)        REGISTRATION FEE (2)
Common stock, $0.0001 par Value.............................      $36,550,000            $10,161


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).


(2) Previously paid


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              INTERNET IMAGE, INC.
                        39560 STEVENSON PLACE, SUITE 119
                           FREMONT, CALIFORNIA 94539

To the shareholders of Internet Image, Inc.:

    The Board of Directors of Internet Image, Inc. has unanimously approved and is recommending that the Internet Image shareholders approve the acquisition of Internet Image by Intraware, Inc. The Board believes that this merger will be good for our customers, for our employees and for you, our shareholders. The merger represents a unique opportunity for Internet Image.


    The holders of common stock, Internet Image Series A preferred stock, Internet Image Series B preferred stock and Internet Image Series C preferred stock are being asked to approve and adopt the Agreement and Plan of Reorganization, dated as of October 1, 1999, as amended, among, Tango Acquisition Corp., a wholly owned subsidiary of Intraware, Internet Image, Chao Ping Wang, Lung C. Tsai, Lung Chin Tsai and Ling Chin Tsi as Trustees of the TSAI FAMILY TRUST and U.S. Bank Trust N.A., to approve the merger of Tango Acquisition Corp. with and into Internet Image, and to approve the transactions contemplated thereby, by which Internet Image would become a wholly owned subsidiary of Intraware. All shareholders of record on November 22, 1999 will be entitled to vote on these proposals.


    The merger cannot be completed without the approval of our shareholders. We have scheduled a special meeting of the shareholders of Internet Image for this vote. The date, time and place of the special meeting are:


                           Tuesday, December 7, 1999
                             11:00 A.M., local time
                        39560 Stevenson Place, Suite 119
                              Fremont, California


    Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and returning the enclosed proxy card by facsimile and by overnight courier. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy card.


    Please complete and return the enclosed proxy card. Proxy cards should be returned in the enclosed postage-paid envelope.


    The accompanying Proxy Statement/Prospectus provides additional detailed information about the proposed transaction, including information about the business of Internet Image and Intraware. You are urged to read it carefully.

    At various meetings of the Board of Directors of Internet Image, the Board has carefully considered the terms and conditions of the proposed merger and merger agreement and believes that the merger and merger agreement is in the best interests of Internet Image and its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF INTERNET IMAGE UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AND MERGER AGREEMENT.

                                          Very truly yours,
                                          Lung C. Tsai
                                          DIRECTOR AND CHIEF EXECUTIVE OFFICER


Fremont, California
November 24, 1999

                                     [LOGO]

                              INTERNET IMAGE, INC.

                                ----------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 7, 1999


                            ------------------------

To the Shareholders of INTERNET IMAGE, INC.:


    NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Internet Image, Inc., a California corporation, will be held at 11:00 a.m. local time, on December 7, 1999, at the offices of Internet Image, Inc., 39560 Stevenson Place, Suite 119, Fremont, California 94539, to consider and vote upon the following proposals:


    1. To adopt a merger agreement and approve a merger whereby Internet Image will be acquired by Intraware, Inc. by means of a merger with a wholly-owned subsidiary of Intraware, Inc.

    2. To transact such other business as may properly come before the special meeting or at any postponements or adjournments of the special meeting.

    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT SHAREHOLDER HAS RETURNED A PROXY.

    The aggregate number of shares of Intraware common stock issuable in the merger will equal $36.55 million divided by the average of the closing price of Intraware Common Stock for the ten (10) trading days ending three (3) business days prior to the closing date of the merger, subject to certain limitations and adjustments. Consummation of the proposed merger is subject to a number of business and legal conditions, including, among other things, the receipt of required Internet Image shareholder approval.

    The merger and related transactions are more fully described in the Proxy Statement/Prospectus and the annexes thereto, including the Merger Agreement, accompanying this notice; PLEASE READ THESE MATERIALS CAREFULLY.


    Any action may be taken on any of the foregoing proposals at the Special Meeting on the date specified above or on any date to which the Special Meeting may properly be adjourned. ONLY shareholders of record at the close of business on November 22, 1999 are entitled to notice of and to vote at the special meeting or any adjournment thereof.


                                          By Order of the Board of Directors,

                                          [SIG]

                                          Robert D. Cochran
                                          SECRETARY


Fremont, California
November 24, 1999

                 SUBJECT TO COMPLETION, DATED NOVEMBER 16, 1999

      PROXY STATEMENT                PROSPECTUS
            OF                           OF
   INTERNET IMAGE, INC.            INTRAWARE, INC.
    -------------------          ------------------

The boards of directors of Intraware, Inc. and Internet Image, Inc. have agreed that Internet Image will be acquired by Intraware by means of a merger with a wholly-owned subsidiary of Intraware. After the merger, Internet Image will be a wholly-owned subsidiary of Intraware. Under the terms of the merger, Intraware will issue $36.55 million worth of its common stock, in exchange for all outstanding shares of capital stock of Internet Image and all outstanding options to purchase shares of capital stock of Internet Image, whether or not vested. Each share of common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock of Internet Image will be converted into shares of common stock of Intraware and each option of Internet Image will be converted into an option of Intraware in accordance with the merger agreement and the Articles of Incorporation of Internet Image.

We have scheduled a special meeting for the Internet Image shareholders to vote on the matters described in this document. At the special meeting, Internet Image shareholders will be asked to adopt the merger agreement and approve the merger. YOUR VOTE IS VERY IMPORTANT.


Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will count as a vote in favor of the proposals. You may vote at the special meeting if you own shares of Internet Image stock as of the close of business on November 22, 1999. The date, time and place of the special meeting is as follows:



                 Tuesday, December 7, 1999 11:00 am, local time
                              Internet Image, Inc.
                        39560 Stevenson Place, Suite 119
                               Fremont, CA 94539


Intraware common stock trades on the Nasdaq Stock Market under the symbol
"ITRA."


This proxy statement/prospectus and the accompanying form of proxy card are first being mailed to the shareholders of Internet Image on or about November 24, 1999.


WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE 15.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE INTRAWARE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       The date of this proxy statement/prospectus is November 24, 1999.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................       1

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............       1

TRADEMARKS..................................................       2

QUESTIONS AND ANSWERS ABOUT THE INTRAWARE/INTERNET IMAGE
  MERGER....................................................       3

PROSPECTUS SUMMARY..........................................       6

SELECTED HISTORICAL CONDENSED FINANCIAL INFORMATION.........      10

COMPARATIVE PER SHARE DATA..................................      13

MARKET PRICE INFORMATION....................................      14

RISK FACTORS................................................      15
  Risks Related to the Combined Companies and the Merger....      15
  Risks Related to Internet Image...........................      16
  Risks Related to Intraware................................      19

INTERNET IMAGE SPECIAL SHAREHOLDERS MEETING.................      28

THE MERGER AND RELATED TRANSACTIONS.........................      30
  Background of the Merger..................................      30
  Joint Reasons for the Merger..............................      33
  Intraware's Reasons for the Merger........................      33
  Recommendation of Internet Image's Board of Directors and
    Reasons for the Merger..................................      34
  Interests of Certain Persons in the Merger................      36
  Certain Federal Income Tax Considerations.................      36
  Accounting treatment......................................      37
  Listing on the Nasdaq National Market.....................      37

TERMS OF THE MERGER.........................................      38
  The Merger................................................      38
  Merger Consideration......................................      38
  Directors and Officers of Internet Image After the
    Merger..................................................      38
  Articles of Incorporation and Bylaws of Internet Image
    After the Merger........................................      38
  Conversion of Internet Image Capital Stock as a Result of
    the Merger..............................................      38
  Procedure for Converting Internet Image Capital Stock.....      40
  Form S-8 Filing...........................................      41
  Representations and Warranties............................      41
  Conduct of Business of Internet Image Pending the
    Merger..................................................      42
  No Solicitation by Internet Image of Other Offers.........      42
  Conditions to the Merger..................................      43
  Termination of the Merger Agreement.......................      44
  Escrow Fund and Indemnification...........................      45
  Fees and Expenses.........................................      46

OTHER AGREEMENTS............................................      47
  Non-Competition Agreements................................      47
  Internet Image Affiliate Agreements.......................      47
  Intraware Affiliate Agreements............................      47
  Voting Agreements.........................................      47
  Intraware Loan to Internet Image..........................      48

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................      49

                                                                PAGE
                                                              --------
INTRAWARE MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................      55

INTRAWARE BUSINESS..........................................      61

INTRAWARE MANAGEMENT........................................      69
  Executive Officers and Directors..........................      69
  Executive Compensation....................................      72
  Option Grants During Last Fiscal Year.....................      73
  Aggregate Option Exercises During Last Fiscal Year and
    Fiscal Year End Option Values...........................      73

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
  OF INTRAWARE..............................................      75

CERTAIN TRANSACTIONS........................................      77

INTERNET IMAGE SELECTED FINANCIAL DATA......................      78

INTERNET IMAGE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............      79

INTERNET IMAGE BUSINESS.....................................      84

INTERNET IMAGE MANAGEMENT...................................      88
  Executive Officers and Directors..........................      88

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
  OF INTERNET IMAGE.........................................      90

DISSENTERS' RIGHTS..........................................      92

COMPARISON OF CAPITAL STOCK.................................      93
  Description of Intraware Capital Stock....................      93
  Description of Internet Image Capital Stock...............      94
  Comparison of Capital Stock of Intraware and Internet
    Image...................................................      96

LEGAL MATTERS...............................................     105

EXPERTS.....................................................     106

INTRAWARE INDEX TO FINANCIAL STATEMENTS.....................     F-1

INTERNET IMAGE INDEX TO FINANCIAL STATEMENTS................    F-23



ANNEX A  Agreement and Plan of Reorganization........................     A-1

ANNEX B  Voting Agreement............................................     B-1

ANNEX C  Noncompetition Agreement....................................     C-1

ANNEX D  California Corporations Code, Title 1, Division 1,               D-1
         Chapter 13, Dissenters' Rights..............................

                      WHERE YOU CAN FIND MORE INFORMATION

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INTRAWARE OR INTERNET IMAGE. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

    Intraware is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by Intraware can be inspected and copied at the public reference facilities of the SEC located at:

Judiciary Plaza           Citicorp Center
Room 1024                 500 West Madison Street   Seven World Trade Center
450 Fifty Street, N.W.    Suite 1400                13(th) Floor
Washington, D.C. 20549    Chicago, IL 60661         New York, New York 10048

    Copies of such material can also be obtained from the SEC Public Reference Section at the address noted above at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the World Wide Web site is http://www.sec.gov.

    Intraware's common stock is quoted for trading on the Nasdaq Stock Market's National Market, and, accordingly, reports, proxy statements and other information concerning Intraware may be inspected at:

                            The Nasdaq Stock Market
                           Nasdaq Regulatory Filings
                              1735 K Street, N.W.
                              Washington, DC 20006

    Intraware has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Intraware, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected without charge at the offices of the SEC Public Reference Room at the address noted above.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This document, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts. Although Intraware believes that the expectations reflected in such forward-looking statements are reasonable, Intraware cannot give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed herein, including, without limitation, in conjunction with the forward-looking statements included under "Risk Factors." All forward-looking statements attributable to Intraware are expressly qualified in their entirety by this cautionary statement.

                                   TRADEMARKS

    This proxy statement/prospectus contains trademarks and service marks of Intraware and Internet Image and may contain trademarks of others. Intraware's service marks and trademarks include without limitation "Intraware," "IT Knowledge Center," "Compariscope," "SubscribNet"' "Netinsights," and "intraware.shop." Internet Image's trademarks include without limitation "Internet Image," "TargetLink," "TargetLink Exp," and "Beyond Push." Internet Image currently is in the process of registering the trademark "Udeploy."

        QUESTIONS AND ANSWERS ABOUT THE INTRAWARE/INTERNET IMAGE MERGER


Q:      WHY ARE THE TWO COMPANIES PROPOSING TO
        MERGE?

A:      We believe that the acquisition of
        Internet Image by Intraware will create
        a combined company that will be able
        to:

        - Offer a more complete and compelling
          end-to-end solution to information
          technology professionals for
          researching, evaluating procuring,
          deploying and updating software
          throughout an enterprise

        - Respond more quickly and effectively
        to technological change, increased
          competition and market demands in an
          industry experiencing rapid
          innovation and change

        - More effectively market its services
        and products

        - Increase market penetration by
        selling Internet Image's services and
          products through Intraware's original
          equipment manufacturer channels

        - Provide more efficient support
        coverage to its customers

        - Increase revenue opportunities,
        including from the cross-selling of
          Intraware and Internet Image services
          and products

Q:      WHEN IS THE SHAREHOLDERS' MEETING
        RELATING TO THE MERGER AND WHAT
        SPECIFIC PROPOSALS WILL I BE ASKED TO
        CONSIDER?

A:      The Internet Image special meeting will
        take place on Tuesday, December 7, 1999
        at the corporate offices of Internet
        Image. At the Internet Image special
        meeting, Internet Image shareholders
        will be asked to adopt a merger
        agreement and approve the merger
        whereby Internet Image would be
        acquired by Intraware. The Internet
        Image Board of Directors unanimously
        recommends voting in favor of this
        proposal.

Q:      What is the vote required to approve
        the merger?

A:      Under Califonia law and Internet
        Image's Articles of Incorporation, the
        affirmative vote of a majority of the
        shares of common stock and a majority
        of the shares of preferred stock is
        required. In addition, the Merger
        Agreement requires that ninety-five
        percent (95%) of the shares of Internet
        Image's common stock and preferred
        stock, voting together as a single
        class, approve the merger. If this
        ninety-five percent (95%) vote is not
        obtained, Intraware has the right not
        to close the merger.

        THEREFORE, YOUR VOTE IS VERY IMPORTANT
        AND THE INTERNET IMAGE BOARD OF
        DIRECTORS STRONGLY URGES YOU TO VOTE
        YES, IN FAVOR OF THE MERGER.

Q:      IF I AM NOT GOING TO ATTEND THE
        SHAREHOLDER MEETING, SHOULD I RETURN MY
        PROXY CARD INSTEAD?

A:      Yes. Please fill out and sign your
        proxy card and return it in the
        enclosed envelope as soon as possible.
        Returning your proxy card ensures that
        your shares will be represented at your
        special meeting.

Q:      WHAT DO I DO IF I WANT TO CHANGE MY
        VOTE?

A:      Send in a later-dated, signed proxy
        card to Internet Image's Secretary
        before the special meeting or attend
        the special meeting in person and vote.

Q:      SHOULD I SEND IN MY STOCK CERTIFICATES
        NOW?

A:      No. After the merger is completed,
        Intraware will send Internet Image
        shareholders written instructions for
        exchanging their stock certificates.
        Intraware stockholders should keep
        their current certificates.

Q:      DO I HAVE DISSENTERS' RIGHTS IN
        CONNECTION WITH THE MERGER?

A:      Yes. Shareholders of Internet Image are
        entitled to dissenters' rights in
        connection with the merger. These
        rights are described

        under "Dissenters' Rights" on page   of
        this proxy statement/prospectus.

Q:      WHAT ARE THE TAX CONSEQUENCES TO
        SHAREHOLDERS OF THE MERGER?

A:      The merger is intended to be treated as
        a tax-free reorganization for federal
        income tax purposes. Internet Image
        shareholders should not recognize gain
        or loss on the exchange of their stock.
        Intraware stockholders will not
        recognize any gain or loss in
        connection with the merger. Tax
        matters, however, are very complicated
        and the tax consequences of the merger
        to you will depend on the facts of your
        particular situation. We encourage you
        to contact your tax advisors to
        determine the tax consequences of the
        merger to you. To review the tax
        consequences to Intraware and Internet
        Image shareholders in greater detail,
        see the section entitled "The Merger
        and Related Transactions--Certain
        Federal Income Tax Considerations"
        starting on page 36 of this proxy
        statement/prospectus.

Q:      WHAT DO I NEED TO DO NOW?

A:      Please mail your signed proxy card in
        the enclosed return envelope as soon as
        possible, so that your shares may be
        represented at the special meeting. In
        addition, you may attend the special
        meeting in person, rather than signing
        and mailing your proxy card.

Q:      HOW MANY SHARES OF INTRAWARE WILL BE
        ISSUED IN THE MERGER?

A:      Intraware will issue $36.55 million
        worth of its common stock for all of
        Internet Image's outstanding shares of
        common stock, preferred stock and
        shares underlying options, whether or
        not vested. The per share value of
        Intraware's common stock will not be
        determinable until the closing because
        it will be valued at the average
        closing sales price of Intraware's
        common stock for the ten (10) trading
        days ending three (3) business days
        prior to closing. This value is
        referred to as the trading price.
        However, regardless of the trading
        price, in no event shall Intraware
        issue fewer than 1,250,000 shares or
        more than 2,000,000 shares of its
        common stock in the merger.

Q:      WHAT WILL HOLDERS OF INTERNET IMAGE
        COMMON STOCK RECEIVE AS A RESULT OF THE
        MERGER?

A:      If the merger is completed and, for
        example only, assuming the trading
        price of Intraware common stock is
        $25.875, holders of Internet Image
        common stock will have the right to
        receive 0.1205 shares of Intraware
        common stock in exchange for each share
        of Internet Image common stock they
        own. The ratio of the shares of
        Intraware common stock issuable for
        each share of Internet Image common
        stock is referred to as the exchange
        ratio. Please note that the holders of
        Internet Image's preferred stock will
        receive this consideration for their
        shares in addition to the preferential
        payments to which they are entitled
        under Internet Image's Articles of
        Incorporation. These preferences are
        described in the following Q & A.

        EXAMPLE:

        APPLYING THE TRADING PRICE ASSUMPTION
        ABOVE, IF YOU CURRENTLY OWN 10,000
        SHARES OF INTERNET IMAGE COMMON STOCK,
        THEN AFTER THE MERGER YOU WILL RECEIVE
        1,205  SHARES OF INTRAWARE COMMON
        STOCK. THE ACTUAL AMOUNT OF INTRAWARE
        COMMON STOCK THAT YOU WILL RECEIVE
        DEPENDS ON THE PRICE OF INTRAWARE
        COMMON STOCK IMMEDIATELY BEFORE THE
        MERGER.

Q:      WHAT WILL HOLDERS OF INTERNET IMAGE
        PREFERRED STOCK RECEIVE AS A RESULT OF
        THE MERGER?

A:      The holders of Internet Image's
        preferred stock will receive their
        liquidation preferences prior to and in
        addition to the shares of Intraware
        they will receive on an as converted
        into common stock basis. Therefore,
        each share of Series A preferred stock
        will be converted into the right to
        receive $0.25 more of Intraware common
        stock than a holder of Internet Image
        common stock, $1.50 per share of
        Series B more and $2.25 per share of
        Series C more. These preferences will
        be payable in the form of shares of
        Intraware based on the trading price.

Q:      DOES INTRAWARE PAY DIVIDENDS?

A:      Like Internet Image, Intraware does not
        pay dividends. After the merger,
        however, Intraware's Board of Directors
        may change that policy based on
        business conditions, Intraware's
        financial condition and earnings and
        other factors.

Q:      WHEN DO YOU EXPECT THE MERGER TO BE
        COMPLETED?

A:      We are working toward completing the
        merger as quickly as possible. We hope
        to complete the merger immediately
        after the Internet Image special
        meeting.

Q:      WHAT IF I ALSO OWN SHARES OF INTRAWARE
        COMMON STOCK?

A:      Intraware common stock will not be
        affected by the merger. If you
        currently own shares of Intraware
        common stock, you will continue to own
        those shares after the merger.

Q:      HOW MANY SHARES OF INTRAWARE COMMON
        STOCK WILL INTERNET IMAGE'S
        SHAREHOLDERS OWN AFTER THE MERGER?

A:      After the merger, assuming a trading
        price of $25.875 per share,
        shareholders of Internet Image will own
        approximately 1,412,560 shares of
        Intraware common stock. These shares
        will represent approximately 5.45% of
        Intraware's total common stock
        outstanding.

ADDITIONAL QUESTIONS AND ANSWERS ABOUT THE
MERGER FOR INTERNET IMAGE EMPLOYEES:

Q:      WHAT WILL HAPPEN TO EMPLOYEE STOCK
        OPTIONS HELD BY INTERNET IMAGE
        EMPLOYEES?

A:      Each outstanding Internet Image option
        to purchase shares of Internet Image
        common stock, whether or not
        exercisable, will be assumed by
        Intraware. Each option will be subject
        to the same terms and conditions except
        that the number of Intraware common
        shares into which each outstanding
        Internet Image option will be
        exercisable and the exercise price will
        be appropriately adjusted to reflect
        the exchange ratio.

Q:      WHOM SHOULD I CALL WITH QUESTIONS?

A:      If you have any questions about the
        merger, please call Mark Long, Vice
        President of Strategic Development at
        Intraware at (925) 253-6533, Lung Tsai
        or Yeong Juang at Internet Image at
        510-739-2030, or Robert D. Cochran,
        Esq. (ext. 188) or Jill Osato (ext.
        178) at the Law Office of Robert D.
        Cochran, counsel to Internet Image at
        650-298-9901.

Q:      MAY I EXERCISE STOCK OPTIONS BETWEEN
        NOW AND THE COMPLETION OF THE MERGER?

A:      Yes.

                               PROSPECTUS SUMMARY

    THE FOLLOWING CONTAINS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL ELEMENTS OF THE PROPOSALS TO BE VOTED ON AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IN THE INFORMATION AND DOCUMENTS ANNEXED HERETO.

THE COMPANIES

    INTRAWARE, INC. Intraware is an Information Technology, or IT, e-marketplace for web-based software and services. Intraware enables IT professionals worldwide to efficiently and cost-effectively research, evaluate, purchase, download and update business-class software online. As a business-to-business e-commerce company, Intraware provides an online purchasing service through intraware.shop, comprehensive IT information and interactive research services through IT Knowledge Center and software update management services through SubscribNet. Intraware generates software product revenue from the sale of third party software and related maintenance products. Intraware is a Delaware corporation. Intraware's principal executive offices are located at 25 Orinda Way, Orinda, California 94563, and its telephone number is
(925) 253-4500.

    INTERNET IMAGE, INC. Internet Image was incorporated in California in July 1996. Internet Image's principal executive offices are located at 39560 Stevenson Place, Suite 119, Fremont, California 94539, and its telephone number is (510) 739-2030.

    TANGO ACQUISITION CORP. Tango Acquisition Corp. is a California corporation recently organized for the sole purpose of effecting the merger. Tango Acquisition Corp., referred to as merger sub, has no material assets and has not engaged in any activities except in connection with the merger. The principal executive offices of merger sub are located at 25 Orinda Way, Orinda, California 94563 and its telephone number is (925) 253-4500.

SPECIAL MEETING OF SHAREHOLDERS OF INTERNET IMAGE TO APPROVE THE MERGER


    DATE, TIME, PLACE AND PURPOSE. The special meeting will be held at Internet Image's offices at 39560 Stevenson Place, Suite 119, Fremont, California 94539, on Tuesday, December 7, 1999, at 11:00 a.m., local time at the executive offices of Internet Image. At the special meeting, holders of Internet Image stock will consider and vote upon a proposal to approve the merger and adopt the Agreement and Plan of Reorganization dated as of October 1, 1999, referred to as the merger agreement, pursuant to which an agreement of merger will be filed with the California Secretary of State to effect the merger. Holders of Internet Image stock may also consider and vote upon such other matters as may be properly brought before the special meeting.



    RECORD DATE AND VOTE REQUIRED. Only Internet Image shareholders of record at the close of business on November 22, 1999, the record date, are entitled to notice of and to vote at the special meeting. Under California law and the charter documents of Internet Image, as applicable, approval of the merger and the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of common stock and a majority of the outstanding shares of preferred stock. Certain executive officers and shareholders of Internet Image, who beneficially own approximately 61.47% of the Internet Image common stock and 18.19% of the Internet Image preferred stock entitled to vote at the special meeting, have agreed to vote all shares over which they exercise voting control for the approval of the merger. Under Califonia law and Internet Image's Articles of Incorporation, the affirmative vote of a majority of the shares of common stock and a majority of the shares of preferred stock is required. In addition, the merger agreement requires that ninety-five percent (95%) of the shares of Internet Image's common stock and preferred stock, voting together as a single class, approve the merger. If this ninety-five percent (95%) vote is not obtained, Intraware has the right not to close the merger.

    THEREFORE, YOUR VOTE IS VERY IMPORTANT AND THE INTERNET IMAGE BOARD OF DIRECTORS STRONGLY URGES YOU TO VOTE YES, IN FAVOR OF THE MERGER. See "The Internet Image Special Shareholders Meeting" starting on page 28 of this proxy statement/prospectus.



    As of the record date, there were (a) 29 shareholders of record of Internet Image common stock and 3,607,936 shares of Internet Image common stock outstanding, (b) 16 shareholders of record of Internet Image Series A preferred stock and 2,330,000 shares of Internet Image Series A preferred stock outstanding, (c) 23 shareholders of record of Internet Image Series B preferred stock and 1,863,337 shares of Internet Image Series B preferred stock outstanding, and (d) 12 shareholders of record of Internet Image Series C preferred stock and 1,115,004 shares of Internet Image Series C preferred stock outstanding.


    No approval by shareholders of Intraware is required to effect the merger. Intraware, as the sole shareholder of merger sub must approve the merger and the merger agreement.

RECOMMENDATIONS OF THE INTERNET IMAGE BOARD OF DIRECTORS


    The board of directors of Internet Image has unanimously approved the merger agreement and believes that the merger is fair to, and in the best interests of, Internet Image and its shareholders. The Internet Image Board, therefore, unanimously recommends that holders of Internet Image stock vote FOR adoption of the merger agreement and approval of the merger. See "The Merger and Related Transactions--Recommendation of Internet Image's Board of Directors and Reasons for the merger" starting on page 34 of this proxy statement/prospectus.


THE MERGER AND RELATED TRANSACTIONS

    REASONS FOR THE MERGER. The boards of directors of Internet Image and Intraware, in voting to approve the merger, identified a number of benefits that may allow the combined company to:

- Respond more quickly and effectively to technological change, increased competition and market demands in an industry experiencing rapid innovation and change;

- More effectively market its products;

- Increase market penetration by selling Internet Image's products through Intraware's channels;

- Provide more efficient support coverage to its customers; and

- Increase revenue opportunities, including from the cross-selling of Intraware's and Internet Image's products.

INTERESTS OF CERTAIN PERSONS IN THE MERGER.


    Shareholders of Internet Image should be aware that certain members of the Internet Image board and management have certain interests in the merger that are in addition to the interests of Internet Image's shareholders generally. These include employment interests and stock option ownership, among other things. See "The Merger and Related Transactions--Interests of Certain Persons in the Merger on page 36 of this proxy statement/prospectus.


    EFFECTIVE TIME OF THE MERGER. The merger will become effective upon the effectiveness of the filing of an agreement of merger with the Secretary of State of California. Assuming all conditions to the merger are met or waived prior thereto, it is anticipated that the closing of the merger will occur immediately following the special meeting of the shareholders of Internet Image.

    EFFECT OF THE MERGER. At the closing of the merger, merger sub will be merged with and into Internet Image, the separate corporate existence of merger sub will cease and Internet Image will continue as the surviving corporation and as a wholly-owned subsidiary of Intraware.

    Subject to the terms and conditions of the merger agreement, as of the closing of the merger, by virtue of the merger the following will occur:

    CONVERSION OF INTERNET IMAGE STOCK. Under the terms of the merger, between 1,250,000 and 2,000,000 shares of Intraware common stock will be exchanged for shares of Internet Image common stock and preferred stock outstanding and all shares subject to options, warrants and other rights to acquire Internet Image stock, whether or not vested. The common stock and each series of preferred stock of Internet Image will be exchanged for Intraware common stock in differing ratios to account for the payment of the various liquidation preferences to which they are entitled under Internet Image's Articles of Incorporation.


    MARKET PRICE DATA. Intraware common stock has been traded on the Nasdaq Stock Market under the symbol "ITRA" since Intraware's initial public offering in February 1999. On October 1, 1999, the last trading day before the announcement of the signed merger agreement, the closing price of Intraware common stock as reported on the Nasdaq Stock Market's National Market was $25.875 per share. Following the merger, Intraware common stock will continue to be traded on the Nasdaq Stock Market's National Market under the symbol "ITRA". On November 19, 1999, the last trading day before the record date, the closing price of Intraware common stock as reported on Nasdaq Stock Market was $32.125. There can be no assurance as to the actual price of Intraware common stock prior to, at or at any time following the closing of the merger.


    No established trading market exists for Internet Image stock.

    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. The merger is intended to qualify as a reorganization under Section 368(a) of the Code. If the merger so qualifies, no gain or loss will generally be recognized by the holders of shares of Internet Image stock on the exchange of their shares of Internet Image stock for shares of Intraware common stock, except to the extent of cash received for fractional shares. All Internet Image shareholders should read carefully the
discussion under "Certain Federal Income Tax Considerations" on page   of this
proxy statement/prospectus. HOWEVER, ALL INTERNET IMAGE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

    ACCOUNTING TREATMENT. Intraware intends to account for the merger as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. See "Accounting Treatment" on page 37 of this proxy statement/prospectus.

    DISSENTERS' RIGHTS. Holders of Internet Image stock who do not vote in favor of the merger may, under certain circumstances and by following procedures prescribed by the California Corporations Code, exercise dissenters' rights and receive cash for their shares of Internet Image stock. A dissenting shareholder of Internet Image must follow the appropriate procedures under California law or suffer the termination or waiver of such rights. See "Dissenters' Rights" on page 92 of this proxy statement/prospectus.

    CONDUCT OF THE COMBINED COMPANIES FOLLOWING THE MERGER. Intraware currently plans to integrate the various operations of Internet Image into corresponding operating units of Intraware.

THE MERGER AGREEMENT

    CONDITIONS TO THE MERGER. Consummation of the merger is subject to the satisfaction of various conditions, including:

- approval of the merger by the requisite vote of the Internet Image shareholders;

- adoption of the agreement of merger and approval of the merger holders of 95% of the shares of Internet Image; or

- SEC declaration of effectiveness of the registration statement.

    In addition, the obligations of Internet Image and Intraware to consummate the merger are further subject to a number of conditions including no material adverse change in Internet Image's or Intraware's condition.

    TERMINATION. The merger agreement may be terminated under certain circumstances, including:

- by mutual written consent of Intraware and Internet Image;

- by either Intraware or Internet Image if the other party commits certain breaches of any representation, warranty or covenant contained in the merger agreement; or

- if the merger is not consummated on or before February 29, 2000. See "Terms of the Merger--Termination of the Merger Agreement" starting on page 44 of this proxy statement/ prospectus.

    ESCROW FUND. In connection with the merger, ten percent (10%) of the number of shares of Intraware common stock issuable in respect of the Internet Image stock at the closing of the merger will be placed in escrow with U.S. Bank Trust, N.A. Each shareholder of Internet Image will be deemed to have contributed into the escrow fund in proportion to the aggregate number of shares of Intraware common stock that a shareholder would otherwise have been entitled under the merger agreement. The escrow fund will be available to compensate Intraware for any losses as a result of any inaccuracy or breach of a representation or warranty of Internet Image contained in the merger agreement or any failure to comply with any covenant contained in the merger agreement. Intraware may not receive any shares from the escrow fund for a breach of representation or warranty or covenant unless and until Intraware suffers cumulative losses in excess of $100,000. Except for any unresolved claims, the escrow fund will terminate on the date of the auditor's report for the audit of Intraware's fiscal year ending February 29, 2000. See "Terms of the Merger--Escrow Fund and Indemnification" on page 45 of this proxy statement/prospectus.

    VOTING AGREEMENTS. Certain shareholders who are affiliates of Internet Image have entered into voting agreements with Intraware and Internet Image. Under the voting agreements, such persons have agreed to vote in favor of approval of the merger agreement, the merger and other matters relating to the merger.

    AFFILIATE AGREEMENTS. Certain affiliates and affiliated entities of Internet Image have entered into affiliate agreements with Intraware restricting the sale, transfer or other disposition of the shares of Intraware common stock issued to such affiliate in connection with the merger or otherwise held by such affiliate other than in compliance with the requirements of the federal securities laws.

              SELECTED HISTORICAL CONDENSED FINANCIAL INFORMATION

    The following selected historical consolidated financial information of Intraware and Internet Image has been derived from their respective historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, included elsewhere in this Registration Statement. The selected pro forma unaudited combined condensed financial information of Intraware and Internet Image is derived from the pro forma combined condensed financial statements and should be read in conjunction with such pro forma statements and the notes thereto, which are included elsewhere in this Registration Statement. The pro forma unaudited combined condensed balance sheet presents the combined financial position of Intraware as of August 31, 1999 and Internet Image as of September 30, 1999 assuming that the proposed Merger had occurred as of August 31, 1999. The pro forma unaudited combined condensed statements of operations give effect to the proposed Merger by combining the results of operations of Intraware for the fiscal years ended February 28, 1999 and 1998 and from inception to February 28, 1997 and for the six months ended August 31, 1999 and 1998, with the results of operations of Internet Image for the year from April 1, 1998 to March 31, 1999, for the fiscal year ended June 30, 1998 and from inception to June 30, 1997 and for the six months ended September 30, 1999 and 1998, on a pooling of interests basis.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated, nor is it necessarily indicative of future operating results or financial position. See "Unaudited Pro Forma Combined Condensed Financial Statements."

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             FROM
                                              SIX MONTHS ENDED         YEARS ENDED       INCEPTION TO
                                                 AUGUST 31             FEBRUARY 28       FEBRUARY 28
                                            --------------------   -------------------   ------------
                                              1999        1998       1999       1998         1997
                                            ---------   --------   --------   --------   ------------
                                                (UNAUDITED)
STATEMENT OF OPERATIONS--INTRAWARE

Net revenues..............................   $35,616    $13,264    $ 38,417   $10,387       $    6
Product development.......................     2,280        786       2,031       951          253
Loss from operations......................    (9,785)    (4,027)    (12,046)   (3,967)        (952)
Net loss..................................    (8,395)    (4,025)    (12,033)   (4,049)        (944)
Basic and diluted net loss per share......   $ (0.38)   $ (1.16)   $  (3.00)  $ (2.05)      $(1.36)
                                             =======    =======    ========   =======       ======
Shares used in computing basic and diluted
  net loss per share......................    22,385      3,469       4,007     1,972          694
                                             =======    =======    ========   =======       ======

                                                              AUGUST 31,       FEBRUARY 28,
                                                              -----------   -------------------
                                                                 1999         1999       1998
                                                              -----------   --------   --------
                                                              (UNAUDITED)
BALANCE SHEET--INTRAWARE
Working capital (deficit)...................................    $19,793     $(1,177)   $  (220)
Total assets................................................     89,729      35,006     15,384
Long term obligations.......................................      1,037         168        105
Total stockholders' equity..................................     58,683         969        770

                                                                                                   FROM
                                                  THREE MONTHS ENDED            YEARS           INCEPTION
                                                    SEPTEMBER 30,          ENDED JUNE 30,      TO JUNE 30,
                                                ----------------------   -------------------   ------------
                                                   1999         1998       1999       1998         1997
                                                -----------   --------   --------   --------   ------------
                                                (UNAUDITED)
STATEMENT OF OPERATIONS--INTERNET IMAGE

Net revenues..................................     $  160      $   28    $   151    $    57       $   --
Product development...........................        363         306      1,262      1,163          336
Loss from operations..........................       (784)       (701)    (3,026)    (2,086)        (582)
Net loss......................................       (775)       (692)    (2,991)    (1,984)        (563)
Basic and diluted net loss per share..........     $(0.23)     $(0.25)   $ (0.85)   $ (0.69)      $(0.28)
                                                   ======      ======    =======    =======       ======
Shares used in computing basic and diluted net
  loss per share..............................      3,331       2,738      3,512      2,880        1,997
                                                   ======      ======    =======    =======       ======


                                                               SEPTEMBER
                                                                  30,            JUNE 30,
                                                              -----------   -------------------
                                                                 1999         1999       1998
                                                              -----------   --------   --------
                                                              (UNAUDITED)
BALANCE SHEET--INTERNET IMAGE
Working Capital (deficit)...................................     $(147)      $  531     $  705
Total Assets................................................       865        1,627      1,194
Total shareholders' equity..................................        78          699        893

                          SUMMARY PRO FORMA UNAUDITED
                    COMBINED CONDENSED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                               FROM
                                              SIX MONTHS ENDED     YEARS ENDED FEBRUARY    INCEPTION TO
                                                 AUGUST 31                  28             FEBRUARY 28
                                            --------------------   ---------------------   ------------
                                              1999        1998       1999        1998          1997
                                            ---------   --------   ---------   ---------   ------------
STATEMENT OF OPERATIONS
Net revenues..............................  $ 35,841    $13,314    $ 38,525     $10,444      $     6
Product development.......................     2,998      1,404       3,249       2,114          589
Loss from operations......................   (11,499)    (5,301)    (14,715)     (6,053)      (1,534)
Net loss..................................   (10,088)    (5,272)    (14,661)     (6,033)      (1,507)
Basic and diluted net loss per share......     (0.42)     (1.08)      (2.70)      (1.78)       (1.03)
                                            ========    =======    ========     =======      =======
Shares used in computing basic and diluted
  net loss per share......................    23,798      4,882       5,420       3,385        1,459
                                            ========    =======    ========     =======      =======

                                                              AUGUST 31,
                                                              ----------
                                                                 1999
                                                              ----------
BALANCE SHEET
Working capital.............................................   $19,646
Total assets................................................    90,595
Long term obligations.......................................     1,037
Total stockholders' equity..................................    57,762

    See Note 1 of Notes to the Financial Statements of Intraware and Note 1 of Notes to the Financial Statements of Internet Image for explanations of the determination of the number of shares in computing per share data.

    See the Pro Forma Unaudited Combined Condensed Financial Information for an explanation for the basis of combination and the determination of the number of shares in computing per share data.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of Intraware and Internet Image and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis assuming that 1,413,000 shares of Intraware Common Stock is issued in exchange for each share of Internet Image Common Stock, Preferred Stock and stock underlying options. This data should be read in conjunction with the selected historical consolidated financial information, the pro forma unaudited combined condensed financial information and the separate historical consolidated financial statements of Intraware and historical financial statements of Internet Image and notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus. The pro forma unaudited combined condensed financial information is not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operating results.

                                                           SIX MONTHS
                                                              ENDED              YEAR ENDED         AUGUST 14, 1996
                                                           AUGUST 31,           FEBRUARY 28,          (INCEPTION)
                                                       -------------------   -------------------        THROUGH
                                                         1999       1998       1999       1998     FEBRUARY 28, 1997
                                                       --------   --------   --------   --------   -----------------
HISTORICAL--INTRAWARE
Net loss per share...................................   $(0.38)    $(1.16)    $(3.00)    $(2.05)         $(1.36)
Book value per share.................................   $ 2.44         (a)    $ 0.04         (a)             (a)

                                                    THREE MONTHS
                                                        ENDED                 YEAR ENDED           JULY 24, 1996
                                                    SEPTEMBER 30,              JUNE 30,             (INCEPTION)
                                                 -------------------   -------------------------      THROUGH
                                                   1999       1998         1999          1998      JUNE 30, 1997
                                                 --------   --------   -------------   ---------   -------------
HISTORICAL--INTERNET IMAGE
Net loss per share.............................   $(0.23)    $(0.25)      $(0.85)       $(0.69)        $(0.28)
Book value per share(b)........................   $ 0.01         (a)      $ 0.05            (a)            (a)

                                                           SIX MONTHS
                                                              ENDED              YEAR ENDED
                                                           AUGUST 31,           FEBRUARY 28,           INCEPTION
                                                       -------------------   -------------------        THROUGH
                                                         1999       1998       1999       1998     FEBRUARY 28, 1997
                                                       --------   --------   --------   --------   -----------------
PRO FORMA AND EQUIVALENT
  COMBINED PER INTRAWARE SHARE:
Net loss.............................................   $(0.42)    $(1.08)    $(2.70)    $(1.78)         $(1.03)
Book value...........................................   $ 2.26         (a)    $ 0.10         (a)             (a)

EQUIVALENT PRO FORMA PER
  INTERNET IMAGE SHARE(c)
Net loss.............................................    (0.06)     (0.16)     (0.39)     (0.26)          (0.15)
Book value...........................................   $ 0.33         (a)    $ 0.01         (a)             (a)

(a) Not required to be presented

(b) Book value per share for Internet Image assumes the conversion of outstanding shares of Preferred Stock into approximately 4,309,000 shares of common stock at September 30, 1999 and June 30, 1999.

(c) Equivalent Pro Forma Per Internet Image share has been calculated assuming that 0.14358 of a share of Interware Common Stock is issued in exchange for each share of Internet Image Common Stock, Preferred Stock and stock underlying options. The exchange ratio was calculated using the following factors: $36.55 million worth of Intraware Common Stock to be issued, the closing price of Intraware Common Stock on October 1, 1999 of $25.88 per share and total Internet Image Common Stock, Preferred stock and stock underlying options totaling approximately 9,838,000 common stock equivalents.

                            MARKET PRICE INFORMATION

    Intraware Common Stock is quoted on The Nasdaq National Market under the symbols "ITRA."

    The table below sets forth, for the fiscal quarters indicated, the reported high and low closing sale prices of Intraware Common Stock as reported on The Nasdaq National Market. Intraware Common Stock began trading on The Nasdaq National Market on February 26, 1999.

                                                                   INTRAWARE
                                                                 COMMON STOCK
                                                              -------------------
FISCAL YEAR                                                     HIGH       LOW
-----------                                                   --------   --------
1999
  Fourth Quarter............................................   $18.88     $18.88
2000
  First Quarter.............................................   $48.38     $16.06
  Second Quarter............................................   $26.75     $15.94

    The following table sets forth the closing sales prices per share of Intraware Common Stock as reported on The Nasdaq National Market on October 1, 1999, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and on the last practicable trading day for which information is available before the printing of this Joint Proxy
Statement/Prospectus.

                                                               INTRAWARE
                                                              COMMON STOCK
                                                              ------------
October 1, 1999.............................................    $ 25.875


    INTRAWARE STOCKHOLDERS AND INTERNET IMAGE SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR INTRAWARE COMMON STOCK. No assurance can be given as to the market prices of Intraware Common Stock at any time before the Effective Time or at any time thereafter. In the event the market price for Intraware Common Stock decreases or increases prior to the Effective Time, the value at the Effective Time of the Intraware Common Stock to be received in the Merger in exchange for Internet Image Common Stock, Preferred Stock and stock underlying options would correspondingly decrease or increase.


    Following the Merger, all Internet Image Common Stock, Preferred Stock and stock underlying options will be owned by Intraware.

    Neither Intraware nor Internet Image has paid any cash dividends on its Common Stock during or after its last five completed fiscal years. Following the Merger, Intraware intends to retain any future earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING YOUR DECISION TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING INTRAWARE AND INTERNET IMAGE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE DO NOT CURRENTLY BELIEVE ARE IMPORTANT TO AN INVESTOR MAY ALSO HARM OUR BUSINESS OPERATIONS.

    IF ANY OF THE EVENTS, CONTINGENCIES, CIRCUMSTANCES OR CONDITIONS DESCRIBED IN THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OUR RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED. IF THAT OCCURS, THE TRADING PRICE OF INTRAWARE COMMON STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

RISKS RELATED TO THE COMBINED COMPANIES AND THE MERGER

IF THE CONDITIONS TO THE MERGER ARE NOT MET, THE MERGER WILL NOT OCCUR

    Several conditions must be satisfied or waived to complete the merger. The conditions are described under "Terms of the Merger--Conditions to the Merger" and in detail in the merger agreement. Intraware and Internet Image cannot assure you that each of the conditions, including Internet Image shareholder approval, will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Intraware and Internet Image each may lose some or all of the intended benefits of the merger.

DECREASES IN INTRAWARE'S TRADING PRICE WILL REDUCE THE VALUE OF WHAT INTERNET
  IMAGE SHAREHOLDERS RECEIVE IN THE MERGER

    Any decrease in the market price of Intraware after the date of this proxy statement/prospectus will reduce the dollar value received by Internet Image shareholders. The number of shares of Intraware's common stock to be exchanged for Internet Image's capital stock depends upon the average of the closing price of Intraware's common stock as reported on the Nasdaq Stock Market for the ten
(10) consecutive trading days ending three (3) business days prior to the closing date of the merger. Internet Image shareholders are strongly encouraged to obtain the current market price of Intraware common stock before delivering their proxy.

    For a description of how Intraware's market price has fluctuated greatly in the past and may continue to fluctuate in the future, refer to "--Risks Related to Intraware--Intraware's Stock Price Will Fluctuate."

IF INTRAWARE AND INTERNET IMAGE BUSINESS ANALYSES PROVE WRONG, THE MERGER MAY
  NOT BE BENEFICIAL TO INTRAWARE OR INTERNET IMAGE SHAREHOLDERS

    Neither Internet Image nor Intraware has received an opinion of an outside financial advisor on the fairness of the transaction from a financial point of view. Instead, Intraware and Internet Image conducted their own analyses of the value of the shares offered by Intraware and the value of Internet Image in the merger. If Intraware or Internet Image's analyses prove wrong, the merger may not be beneficial to either Intraware or Internet Image shareholders, or both. Analysis of the value of private or public Internet companies involves making numerous assumptions about the future. Intraware and Internet Image cannot assure you that they have correctly assessed these values at the time they signed the merger agreement. See "--Decreases in Intraware's Trading Price Will Reduce the Value of What Internet Image Shareholders Receive in the Merger."

IF INTRAWARE AND INTERNET IMAGE DO NOT INTEGRATE THEIR TECHNOLOGY AND OPERATIONS
  QUICKLY AND EFFECTIVELY, ALL OF THE POTENTIAL BENEFITS OF THE MERGER MAY NOT OCCUR

    Intraware and Internet Image cannot assure you that they will be able to integrate their technology and operations quickly and smoothly. In order to obtain the benefits of the merger, the companies must make Internet Image's technology and services operate together with Intraware's technology, products and services. Intraware and Internet Image may need to replace or convert some of Internet Image's management information systems in order to work with Intraware's systems. Intraware may be required to spend additional time or money on integration which would otherwise be spent on developing its business and services or other matters. If Intraware and Internet Image do not integrate their operations and technology smoothly or if management spends too much time on integration issues, it could harm the combined companies' business, financial condition and prospects.

THE MERGER MAY RESULT IN LOSS OF INTERNET IMAGE EMPLOYEES

    Despite Intraware's efforts to hire and retain quality employees, Intraware might lose some of Internet Image's key employees following the merger. Competition for qualified management, engineering and technical employees in the Internet industry is intense. Intraware and Internet Image have different corporate cultures, and, in connection with the merger, Internet Image expects to move certain of its operations and employees from Fremont, California to one or more other locations in the San Francisco Bay Area, California. Internet Image employees may be unwilling to commute to such other locations or may not want to work for a larger, publicly-traded company instead of a smaller, private company. In addition, competitors may recruit Internet Image employees prior to the merger and during integration, as is common in high-technology mergers. As a result, employees of Internet Image or the combined companies could leave with little or no prior notice. Intraware and Internet Image cannot assure you that the combined companies will be able to attract, retain and integrate employees to develop and use the Internet Image technology following the merger.

    As a condition to the merger, certain key employees of Internet Image are required to sign non-competition agreements which will restrict their ability to compete with Intraware if they leave Intraware under some circumstances. Intraware and Internet Image cannot assure you of the enforceability of these noncompetition agreements.

RISKS RELATED TO INTERNET IMAGE

INTERNET IMAGE IS AN EARLY STAGE COMPANY AND MAY NOT BE PROFITABLE IN THE NEAR
  FUTURE

    Internet Image is an early stage company and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by such companies, particularly by companies in the new and rapidly evolving Internet market. Although Internet Image has achieved revenue growth from 1997 through 1998, Internet Image cannot assure you that this growth will continue or that Internet Image will become profitable. Internet Image has increased its operating expenses in connection with its growth in revenues. Unless Internet Image is able to increase revenues while controlling expenses, it will not become profitable. Internet Image has limited operating history. This limited operating history makes it difficult to budget or predict future results. Internet Image has incurred significant net losses since it began business and expects it will continue to have net losses in the forseeable future. As of June 30, 1999, Internet Image had an accumulated deficit of $5.5 million. In addition, Internet Image incurred a net loss of $775,000 for the quarter ended September 30, 1999.

INTERNET IMAGE NEEDS ADDITIONAL CAPITAL TO CONTINUE OPERATIONS

    Internet Image has very little cash or other liquid assets. Internet Image's independent accountants have included in their audit report an explanatory paragraph which states that Internet Image's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Additional financing may not be available on satisfactory terms, if at all.

    If the merger does not occur and Internet Image cannot raise enough funds, Internet Image's business, results of operations, financial condition and prospects could be seriously harmed and Internet Image may be unable to continue as a going concern. See "Internet Image Management's Discussion and Analysis of Financial Condition and Results of Operations."

IF INTERNET IMAGE IS UNABLE TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY, ITS
  BUSINESS COULD SUFFER

    Internet Image's success depends in part on its ability to protect its exclusive technology. Internet Image cannot assure you it will be able to protect the features of its technology from use by competitors. To protect its software, service features, and technology, Internet Image relies on a combination of:

    - copyright, trademark and service mark laws,

    - trade secret laws,

    - confidentiality procedures, and

    - contractual provisions.

    These methods of protection may not be adequate to protect against others using Internet Image's technology.

    Internet Image has not yet filed any patent applications for its technologies, but may do so in the future. Internet Image has federal trademark registrations for the name Internet Image and the marks "Beyond Push," "Target Link," and "Target Link Exp," and claims trademark rights in other marks. Internet Image will also evaluate registering for additional service marks and trademarks as appropriate. Despite these measures, Internet Image may not be able to protect its intellectual property. Internet Image may not be able to protect its technology because:

    - Patent applications and trademark registrations may not be allowed.

    - Even if issued, new patents and trademarks may be challenged, invalidated or designed around.

    - Internet Image's new products and technologies may not be protected by existing laws.

    - Time-consuming and costly litigation may be necessary to protect Internet Image's proprietary technologies.

    - Policing unauthorized use of Internet Image's intellectual property is difficult and expensive.

    Further, the application of copyright and trademark laws to the Internet and other digital media is very uncertain. If Internet Image fails to protect its intellectual property, it could suffer serious harm to its business, results of operations, or prospects.

THIRD PARTIES MAY PREVENT INTERNET IMAGE FROM DEVELOPING ITS INTELLECTUAL
  PROPERTY

    Internet Image may not be able to use its intellectual property to further develop its business because third parties may:

    - bring claims of intellectual property infringement against Internet Image,

    - obtain patents or other intellectual property rights which may limit Internet Image's ability to do business, require Internet Image to redesign products or require Internet Image to obtain a license,

    - claim Internet Image has misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights,

    - bring costly, time consuming lawsuits, or

    - prevent or delay Internet Image from using important technologies.

    Any claims of infringement, whether successful or not, could seriously harm Internet Image's business, results of operations or prospects.

IF INTERNET IMAGE LOSES THE SERVICES OF CERTAIN KEY EMPLOYEES, ITS BUSINESS WILL
  BE HARMED

    Internet Image's ability to generate revenues and profits depends heavily on its key employees, in particular Andy Lee, its President and Chief Technical Officer, Bill Li, its Director of Engineering, Zdenko Parlov, Senior Software Engineer, Howard Tong, Software Engineer, Dave Xie, Senior Software Engineer and Waley Zhang, its Director of Web Services, for research and development of Internet Image's services. Internet Image also depends on other employees for engineering and marketing ability. Loss of any of these employees could seriously harm Internet Image's business, results of operations, financial condition and prospects. Competition for employees, particularly in the Internet area, is intense. Although Internet Image believes it offers competitive compensation to hire and retain qualified employees, these officers or other key employees may leave at any time.

INTERNET IMAGE FACES INTENSE COMPETITION AND MAY NOT BE ABLE TO COMPETE
  EFFECTIVELY

    The market for Internet products and services, including Application Deployment and Management, or ADM solutions, is highly competitive.
Internet Image believes the competition for ADM solutions specifically and in the Internet market generally is increasing and will continue to intensify. Internet Image cannot assure you that it will be able to compete successfully or that these competitive pressures will not cause serious harm to Internet Image's business, financial condition, results of operations or prospects. Internet Image's competitors companies may have greater resources or the ability to integrate robot technology into their other services. In addition, the market for outsourced Internet services, and in particular robot services, has only recently begun to develop. The market is rapidly evolving and has an increasing number of new entrants. Many of Internet Image's customers have only limited experience with the products Internet Image offers and have not devoted a large portion of their budgets to outsourced robot sources. See "Internet Image Business."

INTERNET IMAGE MAY NOT DEVELOP PRODUCTS IN TIME TO MEET CHANGING TECHNOLOGIES

    Internet Image cannot assure you that its existing products will be accepted by the market, that it will improve its services, or that it will be able to bring its services to market in advance of competitors. The market for ADM solutions is new and rapidly changing. Many companies have recently introduced ADM solutions and other companies are expected to introduce ADM solutions in the future.

    To be successful, Internet Image must continue to develop its ADM solutions and add new features and functions to improve its service offerings. This development could be expensive and time-consuming. If Internet Image does not continue to offer services that are satisfactory to its customers and end users, it could suffer serious harm to its business, financial results or prospects.

    In order to succeed, Internet Image must:

    - quickly complete products currently in development,

    - design and use new technologies,

    - keep pace with changes in external technology and standards on which Internet Image depends, and

    - develop and install enough features to serve its customers.

    If Internet Image fails to do any of these, Internet Image may suffer serious harm to its business, financial condition or prospects.

INTERNET IMAGE MAY NOT BE PREPARED FOR YEAR 2000 COMPUTER PROBLEMS

    Certain businesses face issues relating to the inability of some computer systems to correctly recognize dates starting January 1, 2000. Internet Image has evaluated its products and believes they will function in the year 2000. Although Internet Image management does not expect year 2000 compliance to have a material impact on its business or future results of operations, Internet Image cannot assure you that there will not be interruptions of operations or other limitations of system functionality or that Internet Image will not incur significant costs to avoid such interruptions or limitations. In addition, Internet Image does not currently have information about the year 2000 compliance status of its suppliers and customers. In the event that any of Internet Image's significant suppliers or customers do not successfully and timely achieve year 2000 compliance, Internet Image's business or operations could be adversely affected. See "Internet Image Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

RISKS RELATED TO INTRAWARE

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES AND WE MAY NOT EVER BECOME
  PROFITABLE.

    We have not achieved profitability, expect to incur net losses in the foreseeable future and may not ever become profitable in the future. The Company incurred net losses of $8.4 million for the six-months ended August 31, 1999, $12 million for the year ended February 28, 1999, $4.0 million for the year ended February 28, 1998 and $944 thousand for the period from August 14, 1996 through February 28, 1997. As of August 31, 1999, the Company had an accumulated deficit of $25.4 million. Net losses have increased for each of our quarters since inception and we cannot assure you this trend will not continue. We expect to continue to increase our sales and marketing, product development and administrative expenses. As a result we will need to generate significant additional revenues to achieve and maintain profitability.

    We were founded in August 1996, and are an early stage company. We have a limited operating history that makes it difficult to forecast our future operating results. Although our revenues have grown in recent quarters, we cannot be certain that such growth will continue or that we will achieve sufficient revenues for profitability. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase such profitability on a quarterly or annual basis. For more detailed information regarding our operating results and financial condition, please see "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE ARE SUBSTANTIALLY DEPENDENT ON NETSCAPE COMMUNICATIONS CORPORATION, A WHOLLY
  OWNED SUBSIDIARY OF AMERICA ONLINE, INC., AND THE NETSCAPE-SUN
  MICROSYSTEMS, INC. ALLIANCE AND THE TERMINATION OF THIS RELATIONSHIP WOULD HAVE A SUBSTANTIAL, IMMEDIATE ADVERSE EFFECT ON OUR BUSINESS.

    For the year ended February 28, 1999, we generated over 90% of our software product revenues from the sale of Netscape software, and 92% of our online service revenues from the outsourcing of Intraware SubscribNet services to Netscape. As a result, transactions with Netscape and the sale of Netscape products accounted for over 90% of our total net revenues in the year ended February 28, 1999. In the quarter ended August 31, 1999, Netscape product revenue was 82% of total product revenue. We cannot assure you that Netscape will continue to sell its software through us and if Netscape limited or discontinued selling its software through us, our business would be adversely affected.

    We provide online software update and license management services to Netscape customers through our SubscribNet service under an agreement with Netscape entered into effective October 1, 1998. As of July 1, 1999, the contract was rewritten with Sun Microsystems, Inc., to reflect the Sun-Netscape Alliance. The contract runs through September 30, 2000. Sun has the right, however, to terminate this agreement upon 180 days notice. We cannot assure you that Sun will not terminate this agreement. Substantially all of our SubscribNet revenues to date have been generated through the Netscape contract and this Sun-Netscape Alliance contract that superceded it, and our failure to renew this Sun-Netscape Alliance contract at the end of its term, or Sun's termination of this contract before September, 2000, could have a material adverse effect on our SubscribNet revenues and on our business as a whole.

THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS WOULD ADVERSELY AFFECT OUR
  REVENUES.

    We believe that a substantial amount of revenue from software product sales in any given future period may come from a relatively small number of customers. If one or more major customers were to substantially cut back software purchases or stop using our products or services, our operating results would be materially adversely affected. We do not have long-term contractual relationships with any of these customers because our customers purchase software on a transaction by transaction basis. As a result, we cannot assure you that any of our customers who purchase software through us will purchase from us in future periods.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS BECAUSE
  OF MANY FACTORS AND ANY OF THESE COULD ADVERSELY AFFECT OUR STOCK PRICE.

    We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors and as a result, the price of our common stock may fall. Our operating results have varied widely in the past, and we expect that they will continue to vary significantly from quarter to quarter due to a number of risk factors, including:

    - demand for our online services and the products of our software vendors;

    - the timing of sales of our online services and the products of our software vendors;

    - loss of strategic relationships with major software vendors;

    - the mix of our proprietary online services vs. software products sold;

    - delays in introducing our online services or our vendors' software products according to planned release schedules;

    - our ability to retain existing customers and attract new customers;

    - changes in our pricing policies or the pricing policies of our software vendors;

    - changes in the growth rate of Internet usage and acceptance by customers of electronic software delivery for large software purchases, particularly for international customers;

    - technical difficulties, system failures or Internet downtime;

    - the mix of domestic and international sales;

    - certain government regulations;

    - our ability to upgrade and develop our information technology systems and infrastructure;

    - costs related to acquisitions of technology or businesses; and

    - general economic conditions as well as those specific to the Internet and related industries.

    We have experienced declining gross margins on revenues derived from software product sales and anticipate that such declines may continue. Also, as we broaden our sales and marketing efforts to support our recently introduced online services, such as SubscribNet and Compariscope, we may experience one or more quarters of reduced software product sales. Any shortfall in our revenues would directly adversely affect our operating income or loss, and these fluctuations could affect the market price of our common stock.

    We plan to significantly increase our operating expenses to expand our sales and marketing operations, broaden our customer support capabilities, and fund greater levels of product development. Our operating expenses, which include sales and marketing, product development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term. If revenues fall below our expectations and we are not able to quickly reduce our spending in response, our operating results would be adversely affected.

OUR NEWLY INTRODUCED ONLINE SERVICES MAY NOT BE ABLE TO GENERATE ANTICIPATED
  REVENUES.

    We have only recently started selling a number of online services such as SubscribNet and Compariscope. We cannot assure you that these online services will result in additional customers and customer loyalty, significant additional revenues or improved operating margins in future periods. Additionally, we cannot assure you software vendors will continue to find it strategically or economically justifiable for us to deliver these services, particularly SubscribNet, to their customers.

    We had no significant online services revenues until the quarter ended November 30, 1998, and for the year ended February 28, 1999, revenues from these online services totaled only $3.7 million, which constituted 9.6% of our total revenues for that period. For the six months end August 31, 1999 online service revenue was $5.3 million, which constituted 15% of total revenue for that period. Although this constitutes a slight increase, we do not expect these online services to constitute a significant portion of our total revenues in any given quarter until at least the first half of calendar 2000. This projection, however, is a forward-looking statement and our actual results could differ materially from those anticipated as a result of a number of factors, including demand for our online services and the competitive service offerings of others. These online services are not only important to improving our operating results but also to continuing to attract and retain both our software vendor and corporate information technology professional customers, and in differentiating our online service offerings from those of our competitors.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE
  TO EFFECTIVELY COMPETE.

    The market for selling software products and related online services is highly competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. We have recently experienced, and expect to continue to experience, price competition on our software sales, particularly on large sales transactions. We cannot assure you that we will be able to compete successfully against current or future competitors, or that competitive pressures faced by us will not adversely affect our business and results of operations.

    Our current competitors include a number of companies offering one or more solutions for the evaluation, purchase, deployment and maintenance of business software. Because there are relatively low barriers to entry in the software and Internet services markets, we expect additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a significant adverse effect on our business and results of operations.

    Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, better name recognition, and a larger installed base of customers than we do. Many of our competitors may also have well-established relationships with our existing and prospective customers.

    Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs and compete with our products. We also expect that the competition will increase as a result of software industry consolidations. As a result, we may not be able to effectively compete for customers.

WE ARE DEPENDENT ON MARKET ACCEPTANCE OF ELECTRONIC SOFTWARE DELIVERY, AND IF IT
  DOES NOT ACHIEVE WIDESPREAD ACCEPTANCE, OUR BUSINESS WILL BE ADVERSELY
  AFFECTED.

    Our success will depend in large part on acceptance by information technology professionals of electronic software delivery as a method of buying business software. If electronic software delivery does not achieve widespread market acceptance, our business will be adversely affected. Electronic software delivery is a relatively new method of selling software products and the growth and market acceptance of electronic software delivery is highly uncertain and subject to a number of risk factors. These factors include:

    - the potential for state and local authorities to levy taxes on Internet transactions;

    - the availability of sufficient network bandwidth to enable purchasers to rapidly download software;

    - the number of software packages that are available for purchase through electronic software delivery as compared to those available through traditional delivery methods;

    - the level of customer confidence in the process of downloading software;
      and

    - the relative ease of such a process and concerns about transaction security.

    Even if electronic software delivery achieves widespread acceptance, we cannot be sure that we will overcome the substantial technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Furthermore, the proliferation of software viruses poses a risk to market acceptance of electronic software delivery. Any well-publicized transmission of a computer virus by us or another company using electronic software delivery could deter information technology professionals from utilizing electronic software delivery technology and our business could be adversely affected.

CONTINUED ADOPTION OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS IS
  NECESSARY FOR OUR FUTURE GROWTH.

    The widespread acceptance and adoption of the Internet by traditional businesses for conducting business and exchanging information is likely only in the event that the Internet provides these businesses with greater efficiencies and improvements. The failure of the Internet to continue to develop as a commercial or business medium would adversely affect our business.

FAILURE TO EXPAND INTERNET INFRASTRUCTURE COULD LIMIT OUR FUTURE GROWTH.

    The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Web usage including usage of our Web site in particular could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and dependent upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion.

INCREASED SECURITY RISKS OF ONLINE COMMERCE MAY DETER FUTURE USE OF OUR
  SERVICES.

    Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. Our failure to prevent security breaches could significantly harm our business and results of operations. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms we use to protect our customers' transaction data or our software vendors' products. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of security could deter people from using the Web to conduct transactions that involve transmitting confidential information or downloading sensitive materials.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS AND OUR
  ABILITY TO MANAGE THIS GROWTH WILL AFFECT OUR BUSINESS.

    Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations domestically and internationally. These expansion efforts could be expensive and put a strain on management, and if we do not manage growth properly, it could adversely affect our business. Our headcount has grown and will continue to grow substantially. In particular, we will need to expand our technology infrastructure, which will include making certain key employee hires in product development. These hires historically have been difficult and we can not assure you that we will be able to successfully attract and retain a sufficient number of qualified personnel.

WE NEED TO EXPAND OUR MANAGEMENT SYSTEMS AND CONTROLS IN ORDER TO SUPPORT OUR
  ANTICIPATED GROWTH.

    Our growth has placed, and our anticipated future growth will continue to place a significant strain on our management systems and controls. We cannot assure you that we will be able to adequately expand our technology resources to support our anticipated growth. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. Furthermore, we expect that we will be required to manage multiple relationships with various software vendors, customers and other third parties.

WE MAY NOT BE ABLE TO HIRE AND RETAIN SUFFICIENT SALES, MARKETING AND SUPPORT
  PERSONNEL THAT WE NEED TO SUCCEED.

    If we fail to hire and retain sufficient numbers of sales, marketing and support personnel, our business and results of operations would be adversely affected. Competition for qualified sales and marketing and support personnel is intense, and we might not be able to hire and retain sufficient numbers of qualified sales and marketing and support personnel. We need to substantially expand our sales operations and marketing efforts, both domestically and internationally, in order to increase market awareness and sales of the products and services we offer. These products and services require a sophisticated sales effort targeted at several people within the information technology departments of our prospective customers. We have recently expanded our direct sales force and plan to hire additional sales personnel.

    We currently have a small customer service and support organization and will need to increase our staff to support new customers and the expanding needs of existing customers. Hiring customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet. We cannot assure you that we will be able to hire and retain sufficient numbers of qualified customer service and support personnel.

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS
  AND THESE OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.

    Our future success depends upon the continued service of our executive officers and other key technology, sales, marketing and support personnel and none of our officers or key employees is bound by an employment agreement for any specific term. If we lost the services of one or more of our key employees, or if one or more of our executive officers or employees decided to join a competitor or otherwise compete directly or indirectly with us, this could have a significant adverse effect on our business. In particular, the services of Peter Jackson, Chief Executive Officer, and Paul Martinelli, Chief Technology Officer, would be difficult to replace.

WE INTEND TO EXPAND INTERNATIONAL OPERATIONS AND UNCERTAINTY OF INTERNATIONAL
  SALES EFFORTS COULD ADVERSELY AFFECT OUR BUSINESS.

    We may not be able to successfully market, sell, deliver and support our services and our vendors' software products internationally. Our planned international expansion will require significant management attention and financial resources. If we are unable to expand our international operations successfully and in a timely manner, our business and operating results could be adversely affected.

    To date, we have not had substantial revenues from sales to international customers. We intend to expand the scope of sales to international customers in future periods. In calendar 1999, we intend to open international offices and hire international sales personnel, including the establishment of at least one European office. We have only limited experience in marketing, selling and supporting our services and our vendors' software products overseas. Additionally, we do not have any experience in developing foreign language versions of our services. This may be more difficult or take longer than we anticipate especially due to international problems, such as language barriers or currency exchange, and the fact that the Internet infrastructure in such foreign countries may be less advanced than the domestic Internet infrastructure and may result in longer response time and less accurate or consistent electronic software delivery.

    In addition, our contracts with the Netscape-Sun Alliance currently do not allow us to market or sell Netscape products, other than in connection with our SubscribNet service, in Europe. Revenues from European customers may not be able to grow as planned unless we can obtain the rights to market Netscape-Sun Alliance products in Europe.

OUR ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE
  STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.


    We have recently made, and currently intend to continue acquisitions of and investments in complementary companies, services and technologies. These acquisitions and investments could disrupt our ongoing business, distract our management and employees and increase our expenses. Our acquisition of BITSource, Inc. and pending acquisition of Internet Image and other future acquisitions could cause us to face difficulties in assimilating those companies' personnel and operations. In addition, the key personnel of the acquired companies may decide not to work for us. Acquisitions of additional services or technologies also involve risks of incompatibility and the need for integration into our existing services and marketing, sales and support efforts. Also, if we finance the acquisitions by incurring debt or issuing equity securities, this could dilute our existing stockholders. Any amortization of goodwill or other assets, or other charges resulting from the costs of such acquisitions, could adversely affect our operating results.


WE FACE RISKS OF CLAIMS FROM THIRD PARTIES FOR INTELLECTUAL PROPERTY
  INFRINGEMENT THAT COULD ADVERSELY AFFECT OUR BUSINESS.

    Our services operate in part by making software products and other content available to our customers. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with vendors. Any claims could result in costly litigation and be time-consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements. These claims could be made for defamation, negligence, patent, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials.

    Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that our services do not infringe on the intellectual property rights of third parties.

    In addition, we may be involved in litigation involving the software of third party vendors that we electronically distribute. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business. Although we carry general liability insurance, our insurance may not cover all potential claims or may not be adequate to protect us from all liability that may be imposed.

    Our success and ability to compete are substantially dependent upon our internally developed technology, which we protect through a combination of copyright, trade secret and trademark law. We have no patents issued or applied for to date on our technology. We are aware that certain other companies are using or may have plans to use the name "Intraware" as a company name or as a trademark or service mark. While we have received no notice of any claims of trademark infringement from any of those companies we cannot assure you that certain of these companies may not claim superior rights to "Intraware" or to other marks we use. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our services or technology and we cannot be certain that the steps we have taken will prevent misappropriation of our technology.

POTENTIAL YEAR 2000 PROBLEMS WITH OUR INTERNAL OPERATING SYSTEMS OR THE SOFTWARE
  PRODUCTS THAT WE RESELL COULD ADVERSELY AFFECT OUR BUSINESS.

    We cannot assure you that we will not experience unanticipated negative consequences from year 2000 problems, including material costs caused by undetected errors or defects in the technology used in our internal systems. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software products used by many companies may need to be upgraded to solve this problem.

    Our online services, including IT Knowledge Center, Compariscope, intraware.shop, VirtualExpress, SubscribNet and their associated and supporting tools, Web sites, and infrastructure were designed and developed to be year 2000 compliant. Our internal systems, including those used to deliver our services, utilize third-party hardware and software. We have contacted these infrastructure products' vendors in order to gauge their year 2000 compliance. Based on our vendors' representations, we believe that the third-party hardware and software we use is year 2000 compliant.

    If it comes to our attention that certain of our services need modification, or certain of our third-party hardware and software is not year 2000 compliant, then we will try to make modifications to our services and systems on a timely basis. We do not believe that the cost of such modifications will materially affect our operating results. Yet, we cannot assure you that we will be able to modify such products, services and systems in a timely and successful manner and the failure to do so could have a material adverse effect on our operating results.

    Also, even though we typically receive warranties and indemnities from our software vendors with respect to year 2000 compliance of the software products we resell, we have not independently verified the year 2000 compliance of these products. If these software products nevertheless require modification to be year 2000 compliant, demand for them could decline precipitously if modifications are not timely made by the software vendors. As a result, these modifications could adversely affect our business and results of operations. In addition, if software products we resell are not year 2000 compliant and are installed at customer sites, we cannot assure you that the indemnities we receive from our vendors would protect us from customer claims. Any claims could divert significant management, financial and other resources and our commercial insurance coverages may not be adequate to cover such claims.

    We have no contingency plan to address the effect of year 2000 noncompliance of software products we resell. In the normal course of our business we seek to identify additional software products that are year 2000 compliant and to enter into arrangements to resell these products. We cannot assure you that these efforts will timely address any revenue shortfalls that could result from software products of one or more of our software vendors being noncompliant.

SPENDING BY OUR CUSTOMERS TO EVALUATE AND ADDRESS YEAR 2000 COMPLIANCE COULD
  RESULT IN LOWER DEMAND FOR OUR PRODUCTS AND SERVICES.

    Year 2000 compliance issues also could cause a significant number of companies, including our current customers, to reevaluate their current system needs and, as a result, consider switching to other systems and suppliers. This could result in a material adverse effect on our business, operating results and financial condition. Also, during the next several months there is likely to be an increased customer focus on addressing year 2000 compliance issues, creating the risk that customers may reallocate capital expenditures to fix year 2000 problems of existing systems. Although we have not experienced these effects to date, if customers defer purchases of business software and related services because of such a reallocation, it would adversely affect our operating results.

OUR MARKET MAY UNDERGO RAPID TECHNOLOGICAL CHANGE AND OUR FUTURE SUCCESS WILL
  DEPEND ON OUR ABILITY TO MEET THE CHANGING NEEDS OF OUR INDUSTRY.

    Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our services. We could incur substantial costs to modify our services or infrastructure in order to adapt to these changes. Our business could be adversely affected if we incur significant costs without adequate results, or find ourselves unable to adapt rapidly to these changes.

WE DO NOT HAVE A DISASTER RECOVERY PLAN OR BACK UP SYSTEMS AND A DISASTER COULD
  SEVERELY DAMAGE OUR OPERATIONS.

    We currently do not have a disaster recovery plan in effect and do not have fully redundant systems for our service at an alternate site. A disaster could severely damage our business and results of operations because our service could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems, all of which are located in our principal headquarters in Orinda, California and at an offsite location managed by a third party in Santa Clara, California. Orinda and Santa Clara exist on or near known earthquake fault zones. Although the outside facility, which hosts our primary Web and database servers, is designed to be fault tolerant, the system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, and similar events. Although we maintain insurance against fires, floods, earthquakes and general business interruptions, there can be no assurance that the amount of coverage will be adequate in any particular case.

ADDITIONAL GOVERNMENT REGULATIONS MAY INCREASE OUR COSTS OF DOING BUSINESS.

    The law governing Internet transactions remains largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights and taxation. The European Union has enacted its own data protection and privacy directive, which required all 15 European Union Member States to implement laws relating to the processing and transmission of personal data by October 25, 1998. We must comply with these new regulations in both Europe and the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. Compliance with any newly adopted laws may prove difficult for us and may negatively affect our business.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY
  UNCERTAIN.

    You should not rely on forward-looking statements in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of certain electronic-commerce, electronic software delivery, software and related service markets and spending. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described below and elsewhere in this prospectus.

                  INTERNET IMAGE SPECIAL SHAREHOLDERS MEETING

DATE, TIME AND PLACE OF MEETING


    The special meeting of the shareholders of Internet Image will be held at the offices of Internet Image located at 39650 Stevenson Place, Suite 119, Fremont, California 94539, on Tuesday, December 7, 1999, at 11:00 a.m., local time.


PURPOSE OF THE SPECIAL MEETING

    At the special meeting, Internet Image shareholders will consider and vote upon a proposal to adopt the merger agreement and approve the merger. Internet Image shareholders will also be asked to consider and vote upon such other matters as may be properly submitted at the special meeting. Additionally, Internet Image shareholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Such adjournment or postponement could be used for the purpose of allowing additional time for the soliciting of additional votes to approve the merger agreement.

    THE INTERNET IMAGE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, INTERNET IMAGE AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF INTERNET IMAGE STOCK VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES


    Only holders of Internet Image capital stock at the close of business on November 22, 1999, the record date, are entitled to notice of and to vote at the special meeting.



    As of the record date, there were 3,607,936 shares of Internet Image common stock issued and outstanding, 5,308,341 shares of preferred stock issued and
outstanding, each entitled to one vote and   -  shareholders of record.


    The accompanying form of proxy is for use at the special meeting if a shareholder will be unable to attend the special meeting. All shares of Internet Image common and preferred stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF INTERNET IMAGE COMMON AND PREFERRED STOCK REPRESENTED BY SUCH PROXIES WILL BE VOTED "FOR" ADOPTION AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. Internet Image does not know of any matters other than as described in the Notice of special meeting of Shareholders that are to come before the special meeting. If any other matter is properly presented for action at the special meeting, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice to the Secretary of Internet Image, by signing and returning a later dated proxy, or by voting in person at the special meeting. However, attendance at the special meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of election appointed for the special meeting.

SOLICITATION OF PROXIES

    Proxies are being solicited by and on behalf of the Internet Image Board. Internet Image will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Internet Image in person or by telephone, e-mail or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed by Internet Image for out-of-pocket expenses incurred in connection with, such solicitation.

QUORUM

    The presence in person or by properly executed proxy of holders of a majority of all the issued and outstanding shares of Internet Image common and preferred stock entitled to vote is necessary to constitute a quorum at the special meeting. For purposes of determining whether a quorum is present, the inspector of election will include shares that are present or represented by proxy, even if the holders of such shares abstain from voting on any particular matter.

REQUIRED VOTE

    Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Internet Image common stock and a majority of outstanding shares of Internet Image preferred stock. In addition, the merger agreement requires that ninety-five percent (95%) of the shares of Internet Image's common stock and preferred stock voting together as a single class, approve the merger. If this ninety-five percent (95%) vote is not obtained, Intraware has the right not to close the merger.

    THEREFORE, YOUR VOTE IS VERY IMPORTANT AND THE INTERNET IMAGE BOARD OF DIRECTORS STRONGLY URGES YOU TO VOTE YES, IN FAVOR OF THE MERGER.


    For purposes of determining whether the merger and the merger agreement has been adopted and approved, the inspector of election will include abstentions as a portion of the number of shares deemed to have voted on such matter at the special meeting. Accordingly, abstentions will have the effect of a NO vote on the proposal to adopt and approve the merger agreement.


    As of November 1, 1999, directors and executive officers of Internet Image and their affiliates were beneficial owners of an aggregate of 2,648,746 shares of Internet Image common stock, or approximately 73% of the 3,606,603 shares of Internet Image common stock that were issued and outstanding as of such date and 1,491,115 shares of Internet Image preferred stock, or approximately 28% of the 5,308,341 shares of Internet Image preferred stock that were issued and outstanding as of such date. Some of the directors and executive officers of Internet Image have entered into an agreement to vote all shares of Internet Image common stock beneficially owned by them in favor of adoption and approval of the merger agreement. See also "Voting Agreements" on page 47 of this proxy statement/prospectus.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF INTERNET IMAGE. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THE PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                      THE MERGER AND RELATED TRANSACTIONS

    THE FOLLOWING DISCUSSION SUMMARIZES THE PROPOSED MERGER AND RELATED TRANSACTIONS. THE DISCUSSION IS NOT, HOWEVER, A COMPLETE STATEMENT OF ALL PROVISIONS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS. DETAILED TERMS OF AND CONDITIONS TO THE MERGER AND CERTAIN RELATED TRANSACTIONS ARE CONTAINED IN THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A. STATEMENTS MADE IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE TERMS OF THE MERGER AND SUCH RELATED TRANSACTIONS ARE QUALIFIED IN THEIR RESPECTIVE ENTIRETIES BY REFERENCE TO, AND HOLDERS OF INTERNET IMAGE STOCK ARE URGED TO READ THE MORE DETAILED INFORMATION SET FORTH IN THE MERGER AGREEMENT AND THE OTHER DOCUMENTS ANNEXED HERETO.

BACKGROUND OF THE MERGER

    On June 4, 1999, Thomas Lieu, Director of Sales of Internet Image, telephoned Frost Prioleau, Vice President of Intraware's E-Services division, requesting that Internet Image and Intraware meet to explore a technology relationship between the two companies.

    On June 14, 1999, Mr. Lieu, along with William Almon, Chairman of Internet Image and Lung Tsai, Chief Executive Officer of Internet Image met at Intraware with Peter Jackson, President and CEO of Intraware, Donald Freed, Intraware's Executive Vice President and Chief Technology Officer, Mark Long, Intraware's Vice President of Strategic Development and Mr. Prioleau. At the meeting, the Internet Image representatives presented to Intraware an overview of Internet Image's business and strategy to facilitate Intraware's evaluation of a technology relationship with Internet Image. Based upon this meeting, the parties entered into a mutual non-disclosure agreement to allow for a detailed investigation by Intraware of Internet Image's technology which, if satisfactory to Intraware, would lead to negotiations related to a technology relationship.

    On June 22, 1999, Mr. Lieu, Andy Lee, Internet Image's President and Bill Li, Internet Image's Senior Engineer met at Internet Image with Mr. Prioleau and Paul Martinelli, Intraware's Chief Technology Officer. At this meeting, the attendees discussed Internet Image's business in further detail.

    On June 23, 1999, Mr. Lieu met with Mr. Prioleau to discuss the terms of a potential original equipment manufacturer (OEM) relationship between the two companies. Mr. Liu presented Mr. Prioleau with a proposal outlining the terms of such an arrangement. Intraware then held an internal meeting to discuss progress on the potential OEM relationship with Internet Image.

    On June 24, 1999, Mr. Prioleau contacted Mr. Liu to discuss the terms of the proposed OEM relationship. Based on that discussion, Mr. Prioleau indicated that perhaps a combination of the two companies should be explored further.

    On June 28, 1999, Mr. Tsai and Mr. Long met to discuss the potential combination of the two companies. The two executives discussed the advantages of combining Internet Images technology and engineering resources with the resources of Intraware and the management issues associated with such a potential combination. Mr. Tsai also provided a more detailed explanation of the Internet Image business and strategy.

    On July 2, 1999, at a telephonic meeting of Intraware's Board of Directors, Mr. Long and Mr. Prioleau presented an overview of the emerging web-based application deployment and management services market as an opportunity for Intraware and discussed Intraware's interest in acquiring the technology and engineering resources of Internet Image to enter that market. In addition, Mr. Long and Mr. Prioleau discussed the advantages and disadvantages of the proposed combination with Internet Image as well as other alternatives. The Board of Directors of Intraware authorized Intraware's senior management to negotiate and execute a memorandum of understanding for the proposed combination of Intraware with Internet Image.


    On July 5, 1999, Mr. Long and Mr. Tsai met to discuss terms for the potential combination of the two companies. Mr. Long proposed a transaction whereby Intraware would acquire all of the outstanding shares of Internet Image common stock in a stock-for-stock merger to be treated as a pooling-of-interests for accounting purposes under U.S. generally accepted accounting principles. Mr. Long also presented transaction valuation ranges at which Intraware would be willing to pursue a strategic combination with Internet Image. Mr. Long indicated that in order for Intraware to proceed with the negotiation of the proposed combination it would require voting agreements from management and the key shareholders. Mr. Long further indicated that Intraware would be willing to pursue further discussions with Internet Image regarding the proposed strategic combination, increase its due diligence of Internet Image or provide a draft merger agreement if Internet Image entered into a limited-duration exclusivity agreement with Intraware.


    On July 7, 1999, Mr. Long delivered a memorandum of understanding via facsimile to Mr. Tsai outlining proposed terms of a combination of the two companies through a merger. On July 8, 1999 Mr. Almon and Mr. Tsai met at Intraware with Mr. Freed and Mr. Long to discuss the terms of a potential combination of the two companies, including valuation parameters for such a combination. Mr. Tsai and Mr. Long subsequently met to discuss further the terms of a potential combination of the two companies.

    During the week of July 25, executives at Intraware and Internet Image exchanged comments and revisions to the memorandum of understanding. On
August 3, 1999, Mr. Long delivered a revised memorandum of understanding executed by Intraware which would become effective upon execution and delivery by Internet Image. On August 6, 1999, Internet Image indicated that it had entered into discussions with another company and would not continue negotiating the memorandum of understanding.


    On August 5, 1999, the Board of Directors of Internet Image met in person and by teleconference to discuss the potential business combination with Intraware and Intraware's request for an exclusivity agreement. Mr. Robert Cochran, counsel to Internet Image, also attended the meeting. At the meeting, representatives from Internet Image's management described the status of the proposed transaction with Intraware. The board of directors engaged in a discussion of the board's fiduciary duties in pursuing a strategic combination with Intraware including executing the memorandum of understanding with the exclusivity agreement. The Internet Image board of directors asked questions and discussed the strategy underlying the proposed transaction, the risks inherent in the proposed transaction, and the implications of the proposed transaction on Internet Image shareholder value. The Internet Image board of directors also discussed Intraware's proposal that Internet Image enter into a limited-duration exclusivity agreement before Intraware would consider further exploration of a strategic combination of the companies. Following significant discussion and review and the advice of Mr. Cochran, Internet Image's board of directors authorized management to continue its discussions regarding the proposed strategic combination and negotiate a mutually acceptable exclusivity agreement with Intraware.


    On August 28, 1999, Mr. Liu contacted Mr. Prioleau to indicate that the discussions with the other company had ended and indicated that Internet Image desired to continue negotiations of the memorandum of understanding for the potential combination of Intraware and Internet Image.

    On August 30, 1999, Intraware held an internal meeting to discuss the potential combination with Internet Image.

    During the week of August 30, 1999, in consultation with counsel, executives at Intraware and Internet Image continued to negotiate the memorandum of understanding.

    On September 1, 1999 Internet Image and Intraware executed the memorandum of understanding. The terms of the memorandum of understanding were intended to serve as the basis for the negotiations of definitive legal documents, including the Merger Agreement and related ancillary agreements, and was intended to be non-binding on either party, except for certain provisions regarding confidentiality and further discussions with other potential acquirers. The memorandum of terms would expire by its terms on September 27, 1999, unless earlier terminated in writing by both parties.

    During the month of September 1999, management of Intraware and Internet Image, together with their respective legal advisors, held extensive negotiations regarding the terms and conditions of the definitive agreements relating to the proposed transaction. Also during this period, Intraware's management, together with its legal and financial advisors, conducted due diligence of Internet Image's products, technology, business and finances. This due diligence was based primarily on documents and other materials provided by Internet Image.

    On September 23, 1999, the Internet Image board of directors held a meeting. At the meeting, members of Internet Image's management and Mr. Cochran discussed with the Internet Image board of directors, and responded to numerous questions from the Internet Image board of directors concerning:

    - the status of the ongoing negotiations with Intraware;

    - the strategic rationale for the transaction, potential synergies and benefits to Internet Image and the competitive landscape facing Internet Image on a stand-alone basis;

    - the then-currently proposed principal terms of the merger agreement, including the nonsolicitation provisions, the termination rights relating to the transaction, and the representations, warranties and covenants to be made; and

    - the results of the business and financial due diligence conducted on Intraware.

    Mr. Cochran discussed the Internet Image board of directors' fiduciary duties in considering the strategic combination and Mr. Tsai discussed the results of the financial due diligence of Intraware. After careful consideration, the Internet Image board of directors determined that, because of, among other things, the proposed valuation ranges and the perceived strategic advantages of the proposed strategic combination, management of Internet Image should continue to pursue the strategic combination with Intraware. Legal counsel reviewed the terms of the various agreements, particularly the proposed definitive merger agreement, answered questions posed by Internet Image's board of directors and discussed the Internet Image board of directors' fiduciary duties in reviewing and approving the business combination. At the conclusion to these discussions the Internet Image board of directors unanimously voted to approve the merger agreement and related transaction documents.

    On September 29, 1999, Intraware's board of directors held a special meeting to discuss the proposed transaction. Mr. Long, Mr. Prioleau and other members of management reviewed the status of the transaction, including the following:

    - the details related to the proposed merger that still required resolution;

    - a financial review of the proposed transaction;

    - a review of Internet Image's business operations; and

    - the results of Intraware's due diligence review.

    Mr. Long and Mr. Prioleau presented to Intraware's board of directors a summary of their analysis of the financial and strategic aspects of the proposed transaction. In addition, a representative of Wilson Sonsini Goodrich & Rosati, PC, Intraware's legal advisors, outlined the terms of the proposed merger and the directors' legal duties and responsibilities. At the conclusion of the meeting, Intraware's board of directors unanimously approved the principal terms of the proposed business combination, approved the merger agreement in the form presented and authorized management to finalize the details of the merger agreement.


    Internet Image, together with certain shareholders of Internet Image, and Intraware entered into the merger agreement as of October 1, 1999 after the close of the Nasdaq Stock Market. On October 4, 1999, Intraware and Internet Image each issued a press release announcing the proposed business combination. Subsequently, certain shareholders of Internet Image entered into voting agreements with Intraware, and each of the members of Intraware's and Internet Image's boards of directors and certain officers of Internet Image and Intraware entered into affiliate agreements in connection with the proposed merger.


JOINT REASONS FOR THE MERGER

    The board of directors of Intraware and Internet Image approved the merger and the board of directors of Internet Image recommends approval of the merger by the Internet Image shareholders. The boards of directors of both companies have identified a number of potential benefits which they believe will contribute to the success of the combined companies, including:

    - Creation of a more complete and compelling solution to information technology professionals for researching, evaluating, procuring, deploying and updating software throughout the enterprise.

    - Enabling the combined company to respond more quickly and effectively to technological change, increased competition and market demands in an industry experiencing rapid innovation and change.

    - Enabling the combined company to more effectively sell and market its services and products.

    - Enabling the combined company to increase market penetration by selling Internet Image's products and services through Intraware's dedicated services sales force and original equipment manufacturer channels.

    - Enabling the combined company to provide more efficient support coverage to its customers.

    - Increased revenue opportunities, including from the cross-selling of Intraware and Internet Image services and products.

INTRAWARE'S REASONS FOR THE MERGER

    The Intraware Board has approved the merger and has identified several potential benefits of the merger that it believes will contribute to the success of the combined entity following the merger. The Intraware Board believes that Internet Image possesses technology that will be valuable to Intraware's products and services. In the process of approving the merger, the Intraware Board considered a number of factors, including:

    - The opportunity to enhance Intraware's technology platform for an expanded offering of Web-based e-services, including:

     - Delivery of software to the customer's desktop computers

     - Installation of software on the customer's desktop computers

     - On-demand access by customers to data on their desktop and server computer inventories

    - The opportunity to expand information technology resources to accelerate the development of additional e-services.

    - The opportunity to add service revenue streams.

    - The possibility of integrating Internet Image's technology with possible future Intraware e-service offerings, such as Internet-based software license fulfillment or electronic license compliance services.

    In the course of its deliberations, the Intraware Board reviewed a number of additional factors relevant to the merger. These factors included:

    - information concerning the respective businesses, prospects, historical financial performances and conditions, operations, technologies, management, products, customers and future development plans of Intraware and Internet Image;

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    - the terms of the merger agreement;

    - the likelihood of realizing superior benefits through alternative strategies;

    - information concerning Internet Image's business, historical performance and operations, and competitive position;

    - the value of Internet Image as a part of Intraware's operations;

    - the compatibility of management and businesses of Intraware and Internet Image;

    - results from Intraware's management of the findings from their due diligence investigation of Internet Image; and

    - the fact that the merger is expected to qualify as a tax-free reorganization.

    The Intraware Board also considered a variety of potentially negative factors in its deliberations concerning the merger. These factors include:

    - the potential loss of revenues from Intraware business following the merger as a result of confusion in the marketplace and the possible exploitation of such confusion by competitors of Intraware;

    - the possibility of management disruption associated with the merger;

    - the risk that benefits sought to be achieved by merger might not be realized; and

    - the risks described above under "Risk Factors--Risks of the Combined Company."


    Additionally, in evaluating the proposed merger, the Intraware Board considered the pro forma contribution of Internet Image to net income both historically and in the near term. Although based on such analyses the Intraware Board concluded that the merger would not be accretive in the near term, for the strategic reasons set forth above, the board determined that the merger agreement and the merger were in the best interests of Intraware and its stockholders and that Intraware should proceed with the merger agreement and the merger.


RECOMMENDATION OF INTERNET IMAGE'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER

    The Internet Image Board has unanimously approved the merger agreement and determined that the merger is fair to, and in the best interests of, Internet Image and its shareholders. The Internet Image Board, therefore, unanimously recommends that holders of Internet Image's Capital Stock vote FOR approval of the merger, the merger agreement and the transactions contemplated thereby. In reaching its determination, the Internet Image Board consulted with Internet Image's management, as well as its legal counsel and accountants, and gave significant consideration to a number of factors bearing on its decision.

    Among other things, the Internet Image Board considered the following strategic factors:

    - The merger would reduce competitive risks to Internet Image compared to continuing as a stand-alone entity. In particular, the Internet Image Board considered that competition in the application deployment and management market is expected to increase significantly from well-capitalized computer, software, Internet and enterprise application companies, such as Microsoft, IBM, Computer Associate International, Inc. Marimba, Inc. and Novadigm, Inc. that could make it more difficult for Internet Image to compete on a stand-alone basis. In addition, the Internet Image Board considered that, by continuing on a stand-alone basis, Internet Image would have to explore entering alternative markets, such as Internet system management service with a number of attendant risks and uncertainties.

    - The merger would immediately create a larger audience using Intraware's sales and marketing resources by, among other things, generating additional enterprise licenses and increasing Internet Image's transaction volume.

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    - The merger would create the opportunity to generate significant savings in sales, marketing, general and administrative expenses by enabling Internet Image to use Intraware's sales, marketing and administrative infrastructure.

    - The merger would allow Internet Image's shareholders to reduce exposure to the risks inherent in Internet Image's reliance on products in a limited market segment. In addition, the merger would offer Internet Image the opportunity to use the resources of Intraware to develop additional products and provide additional and more comprehensive levels of service.

    - The merger would potentially allow greater access to both human and financial resources available through association with a larger corporation.

    - The merger would provide liquidity for Internet Image's shareholders through their ownership of Intraware Common Stock.

    In the course of its deliberations, the Internet Image Board reviewed a number of additional factors relevant to the merger. These factors included:

    - information concerning the respective businesses, prospects, historical financial performances and conditions, operations, technologies, management, products, customers and future development plans of Internet Image and Intraware;

    - the historical market prices, volatility and trading information with respect to the Intraware Common Stock;

    - the value of the Intraware Common Stock to be received in the merger in exchange for outstanding Internet Image Capital Stock and to become issuable upon exercise of Internet Image Stock Options to be assumed by Intraware;

    - the terms of the merger agreement;

    - the compatibility of the management and businesses of Internet Image and Intraware;

    - results from Internet Image's management of the results of their due diligence investigation of Intraware; and

    - the fact that the merger is expected to qualify as a tax-free reorganization.

    The Internet Image Board also considered a variety of potentially negative factors in its deliberations concerning the merger. These factors include:

    - the potential loss of revenues from Internet Image business following the merger as a result of confusion in the marketplace and the possible exploitation of such confusion by competitors of Internet Image;

    - the possibility of management disruption associated with merger;

    - the risk that benefits sought to be achieved by merger might not be realized; and

    - the risks described above under "Risk Factors."

    The foregoing discussion of the information and factors considered by the Internet Image Board is not intended to be exhaustive but is believed to include all material factors considered by the Internet Image Board. In view of the variety of factors considered in connection with its evaluation of the merger, the Internet Image Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Internet Image Board may have given different weights to different factors. In the course of its deliberations, the Internet Image Board did not establish a range of values for Internet Image Capital Stock; however, based on the factors outlined above Internet Image Board determined that the terms of the merger agreement are fair to, and that the merger is in the best interests of, Internet Image and its shareholders.

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INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Internet Image Board with respect to the merger and merger agreement, Internet Image's shareholders should be aware that certain members of the Internet Image Board and management have certain interests in the merger that are in addition to the interests of Internet Image's shareholders generally. The Internet Image's Board was aware of these interests and considered them, among other factors, in approving the merger agreement. These interests are as follows:

    - By its original terms, the vesting on the option to purchase 400,000 shares of Common Stock of the Company held by William Almon, a director of Internet Image, will accelerate in full, upon consummation of the merger. As of November 15, 1999 200,000 shares of Mr. Almon's options for 400,000 shares were unvested. Mr. Almon's options vest at a rate of 1/24 of the shares per month See "Security Ownership of Management and Principal Shareholders of Internet Image".

    - In accordance with the Merger Agreement, certain employees of Internet Image, including certain Internet Image executive officers and directors, will have the opportunity to receive options to purchase Intraware Common Stock exercisable in the aggregate for 200,000 shares of Intraware Common Stock.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material federal income tax consequences of the exchange of shares of Internet Image stock for Intraware common stock pursuant to the merger. This discussion is based on currently existing provisions of the Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Intraware, Internet Image or the Internet Image shareholders as described herein.

    Internet Image shareholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular shareholders of Internet Image in light of their particular circumstances, such as shareholders who are banks, insurance companies, tax-exempt organizations, dealers in securities, or foreign persons, shareholders who do not hold their Internet Image stock as capital assets, shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions who hold Internet Image capital stock as part of an integrated investment, including a straddle, comprised of shares of Internet Image capital stock and one or more other positions, or who have previously entered into a constructive sale of Internet Image capital stock. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the merger whether or not such transactions are in connection with the merger, including, without limitation, transactions in which Internet Image stock is acquired or Intraware common stock, including the escrow shares, is disposed of. ACCORDINGLY, INTERNET IMAGE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

    It is anticipated that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code (a "Reorganization"). Assuming the merger is a Reorganization based upon the truth and accuracy of certain factual representations of Intraware, Tango Acquisition Corp. and Internet Image, then, subject to the assumptions, limitations and qualifications referred to herein, the merger should result in the following federal income tax consequences:

    - No gain or loss will be recognized by holders of Internet Image stock upon their receipt of Intraware common stock solely in exchange for Internet Image stock in the merger (except to the extent of cash received in lieu of a fractional share of the common stock of Intraware).

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
    - The aggregate tax basis of the Intraware common stock received by Internet Image shareholders in the merger (including the escrow shares and any fractional share of Intraware common stock not actually received) will be the same as the aggregate tax basis of Internet Image stock surrendered in exchange therefor less the tax basis, if any, allocated to fractional share interests.

    - The holding period of the Intraware common stock (including the escrow shares) received in the merger will include the period for which the Internet Image stock surrendered in exchange therefor was held provided that the Internet Image stock so surrendered is held as a capital asset at the time of the merger.

    - A shareholder who exercises dissenters' rights with respect to a share of Internet Image stock and who receives payment for such stock in cash will generally recognize capital gain or loss measured by the difference between the shareholder's tax basis in such share and the amount of cash received, provided that such payment is neither essentially equivalent to a dividend nor has the effect of a distribution of a dividend.

    - Neither Intraware, Tango Acquisition Corp. nor Internet Image will recognize material amounts of gain solely as a result of the merger.


    - A recipient of shares of Intraware common stock could recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Internet Image stock). All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that an Internet Image shareholder was treated as receiving (directly or indirectly) consideration other than the common stock of Intraware in exchange for such shareholder's Internet Image stock.


    No ruling has been or necessarily will be obtained from the Internal Revenue Service (the "IRS") in connection with the merger. Internet Image shareholders should be aware that the IRS is not precluded from successfully asserting an opinion that the merger does not qualify as a Reorganization.

    A successful IRS challenge to the Reorganization status of the merger would result in Internet Image shareholders recognizing taxable capital gain or loss with respect to each share of Internet Image stock surrendered equal to the difference between the shareholder's tax basis in such share and the fair market value, as of the closing of the merger, of the Intraware common stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Intraware common stock so received would equal its fair market value as of the closing of the merger and the holding period for such stock would begin the day after the closing of the merger.

ACCOUNTING TREATMENT

    Intraware intends that the merger be accounted for under the pooling method of accounting in accordance with generally accepted accounting principles.

LISTING ON THE NASDAQ NATIONAL MARKET

    Intraware anticipates that the shares of Intraware common stock to be issued in the merger will be approved for listing on the Nasdaq National Market.

                              TERMS OF THE MERGER

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING IS NOT A COMPLETE STATEMENT OF ALL THE TERMS OF THE MERGER AGREEMENT. STATEMENTS MADE IN THIS PROXY STATEMENT/PROSPECTUS ARE QUALIFIED BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE MERGER AGREEMENT. YOU ARE ENCOURAGED TO READ THE ENTIRE MERGER AGREEMENT.

THE MERGER

    Intraware and Internet Image will accomplish the merger by having Tango Acquisition Corp. merge with Internet Image and Internet Image becomes a wholly-owned subsidiary of Intraware. The closing of the merger will take place no later than five business days following the approval of the merger by Internet Image shareholders and the satisfaction or waiver of the conditions set forth in the merger agreement unless the parties agree otherwise.

MERGER CONSIDERATION

    The merger consideration, that is, the total number of shares of Intraware common stock to be issued in the merger to Internet Image shareholders and optionholders, will be calculated by dividing the $36.55 million purchase price, less any adjustments, as described below, by the deemed trading price of Intraware common stock for the ten trading days ending three business days prior to the merger. However, regardless of the trading price, in no event will merger consideration be less than 1,250,000 shares or more than 2,000,000 shares of Intraware common stock.

The $36.55 million purchase price for Internet Image may be adjusted by reducing from it:

    - the dollar amount by which the net assets of Internet Image are estimated to be less than $250,000 at the time of closing; and

    - the dollar amount by which certain third party expenses related to the merger incurred by Internet Image exceed $200,000.

DIRECTORS AND OFFICERS OF INTERNET IMAGE AFTER THE MERGER

    Upon the merger, the current sole director and officer of Merger Sub, who is the current Executive Vice President, Finance and Chief Financial Officer, will become the sole director and officer of Internet Image. As a result, the current directors and officers of Internet Image will not be directors of officers of Internet Image after the merger.

ARTICLES OF INCORPORATION AND BYLAWS OF INTERNET IMAGE AFTER THE MERGER

    The current articles of incorporation and bylaws of Merger Sub will become the articles of incorporation and bylaws of Internet Image upon the merger.

CONVERSION OF INTERNET IMAGE CAPITAL STOCK AS A RESULT OF THE MERGER

    Under the terms of the merger agreement, each share of Internet Image capital stock issued and outstanding immediately prior to the merger, except those entitled to dissenter's rights, will be cancelled and extinguished and be converted automatically into the right to receive a number of shares of Intraware common stock. No fractional shares of Intraware common stock will be issued in the merger. Instead, any fractional shares of Intraware common stock to which a holder of Internet Image capital stock is entitled, after aggregating all shares of Intraware common stock to which such holder is entitled, shall be rounded up to the nearest whole share of Intraware common stock. The number of

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
shares of Intraware common stock to be received by Internet Image shareholders is discussed in "--Merger Consideration" and in the merger agreement.

CONVERSION OF INTERNET IMAGE SERIES A PREFERRED STOCK

    Holders of Internet Image Series A preferred stock will be entitled to receive, for each share of Internet Image Series A preferred stock they hold, the number of shares of Intraware common stock equal to the quotient of $0.25 divided by the deemed trading price of Intraware common stock. In addition, after payment is made as described here and in "Conversion of Internet Image Series B preferred stock" and "Conversion of Internet Image Series C preferred stock," holders of Internet Image Series A preferred stock will be entitled to receive, for each share of Internet Image Series A preferred stock they hold, the number of shares of Intraware common stock equal to the exchange ratio, as defined below in "Conversion of Internet Image Common Stock and Preferred Stock."

CONVERSION OF INTERNET IMAGE SERIES B PREFERRED STOCK

    Holders of Internet Image Series B preferred stock will be entitled to receive, for each share of Internet Image Series B preferred stock they hold, the number of shares of Intraware common stock equal to the quotient of $1.50 divided by the deemed trading price of Intraware common stock. In addition, after payment is made as described here and in "Conversion of Internet Image Series A preferred stock" and "Conversion of Internet Image Series C preferred stock," holders of Internet Image Series B preferred stock will be entitled to receive, for each share of Internet Image Series B preferred stock they hold, the number of shares of Intraware common stock equal to the exchange ratio, as defined below in "Conversion of Internet Image Common Stock and Preferred Stock."

CONVERSION OF INTERNET IMAGE SERIES C PREFERRED STOCK

    Holders of Internet Image Series C preferred stock will be entitled to receive, for each share of Internet Image Series C preferred stock they hold, the number of shares of Intraware common stock equal to the quotient of $2.25 divided by the deemed trading price of Intraware common stock. In addition, after payment is made as described here and in "Conversion of Internet Image Series A preferred stock" and "Conversion of Internet Image Series B preferred stock," holders of Internet Image Series C preferred stock will be entitled to receive, for each share of Internet Image Series C preferred stock they hold, the number of shares of Intraware common stock equal to the exchange ratio, as defined below in "Conversion of Internet Image Common Stock and Preferred Stock."

CALCULATION OF EXCHANGE RATIO

    Since the merger consideration payable by Intraware is to be in exchange for all outstanding capital stock and options to purchase capital stock, the exchange ratio shall equal to the quotient obtained by dividing the remaining merger consideration after payment of the Internet Image preferred stock preferences, by the sum of:

    - the outstanding shares of Internet Image common stock,

    - the shares of Internet Image common stock issuable upon exercise or conversion of outstanding options, warrants or other rights, whether or not vested, and

    - the shares of Internet Image common stock issuable upon the conversion of outstanding Series A preferred stock, Series B preferred stock and Series C preferred stock.

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
CONVERSION OF INTERNET IMAGE COMMON STOCK AND PREFERRED STOCK

    After Intraware pays the preferential amounts described above, the remaining merger consideration shall be distributed to the holders of Internet Image common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock, as follows:

    - Each holder of Internet Image common stock shall be entitled to receive, for each share of Internet Image common stock they hold, the number of shares of Intraware common stock equal to the exchange ratio, and each holder of an option to purchase shares of Internet Image common stock will receive an option as described below.

    - Each holder of Series A preferred stock, Series B preferred stock and Series C preferred stock shall be entitled to receive, for each share of common stock which such preferred stock would be convertible into prior to the merger, the number of shares of Intraware common stock equal to the exchange ratio.

INTERNET IMAGE STOCK OPTIONS

    In the merger, Intraware will assume each outstanding option or right to purchase shares of Internet Image common stock, whether or not vested, and each such option or right remain outstanding. However, each Internet Image option will be exercisable for Intraware common stock. The number of shares of Intraware common stock issuable upon exercise of an Internet Image option and the exercise price of an Internet Image option will be adjusted to reflect the exchange ratio of Intraware common stock for Internet Image common stock in the merger.

PROCEDURE FOR CONVERTING INTERNET IMAGE CAPITAL STOCK

    Promptly after the closing date, Internet Image shareholders will receive a letter of transmittal requesting surrender certificates representing Internet Image capital stock, along with other customary documents. Upon receipt of the certificates and other documents, Intraware will issue to the Internet Image shareholders certificates for Intraware common stock representing their portion of the merger consideration, subject to the escrow provisions of the merger agreement described under the section entitled "Terms of the Merger--Escrow Fund and Indemnification" on page 45 of this proxy statement/ prospectus.

EXCHANGE AGENT

    The merger agreement requires Intraware, as soon as practicable after the merger, to deposit with U.S. Bank Trust, N.A. or such other institution as it may select (the "Exchange Agent"), for the benefit of the holders of shares of Internet Image capital stock, certificates representing the shares of Intraware common stock to be issued in the merger. However, a portion of these shares will be subject to the escrow provisions of the merger agreement. See "--Escrow Fund and Indemnification."

EXCHANGE PROCEDURES

    Promptly after the closing date, Intraware will mail to each Internet Image shareholder a letter of transmittal. Once an Internet Image shareholder has returned his or her Internet Image stock certificate to the Exchange Agent, together with an executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, the Internet Image shareholder will receive his or her Intraware stock certificates, less the ten percent portion placed in the escrow fund. See "--Escrow Fund and Indemnification."

    INTERNET IMAGE SHAREHOLDERS SHOULD NOT FORWARD INTERNET IMAGE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A TRANSMITTAL LETTER. INTERNET IMAGE SHAREHOLDERS SHOULD NOT RETURN INTERNET IMAGE STOCK CERTIFICATES WITH THEIR PROXY OR CONSENT.

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
FORM S-8 FILING

    Intraware has agreed to file with the Securities and Exchange Commission, within 90 days after the merger, a registration statement on Form S-8 to register shares of Intraware common stock issuable as a result of the exercise of Internet Image options assumed in the merger.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties made by Internet Image and the following founders and principal shareholders of Internet Image: Andy Lee; Chao Ping Wang; Lung Chin Tsai and Ling Chu Tsai as Trustees of the TSAI FAMILY TRUST U/D/T dated May 20, 1998; and Lung Chin Tsai individually. These representations and warranties relate to various aspects of Internet Image's business, including:

    - Organization and good standing as a corporation

    - Ownership of subsidiaries

    - Capital structure

    - Authorization, execution, delivery and enforceability of the merger agreement and related agreements

    - Absence of conflict with, default under or violation of agreements and laws

    - Absence of need for waivers or consents from any governmental entity or third party

    - Accuracy of financial statements

    - Absence of undisclosed liabilities

    - Absence of certain changes in the business

    - Tax matters

    - Absence of restrictions on business activities

    - Title to property

    - Ownership of intellectual property

    - Absence of certain types of agreements, contracts and commitments

    - Absence of certain types of transactions with related parties

    - Governmental authorizations related to the business

    - Litigation matters

    - Accounts receivable and inventory of the business

    - Full disclosure of the business' minute books

    - Compliance with environmental matters

    - Absence of any finder's fees for the merger

    - Employee benefit plans

    - Disclosure of all insurance policies in effect

    - Compliance with laws

    - Absence of warranties and indemnities related to products or services of the business

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
    - Delivery of complete documents related to the business

    - Accuracy and completeness of portions of this proxy statement/prospectus

    - Pooling of interests

    - Completeness of representations made

    The representations and warranties of Internet Image and the Principal Shareholders terminate three years from the closing date. Internet Image and the Principal Shareholders have an indemnification obligation to Intraware for breaches of the representations and warranties. See "Terms of the Merger--Escrow Fund and Indemnification" on Page 45 of this proxy statement/prospectus.

    The merger agreement also contains customary representations and warranties made by Intraware and Merger Sub. These representations and warranties relate to certain aspects of Intraware's business, including:

    - Organization and good standing as a corporation

    - Authorization, execution, delivery and enforceability of the merger agreement and related agreements

    - Absence of conflict with, default under or violation of agreements and laws

    - Absence of need for waivers or consents from any governmental entity or third party

    - Capital structure

    - Absence of any finder's fees for the merger

    - Accuracy and completeness of portions of this proxy statement/prospectus

    - Pooling of interests

    The representations and warranties of Intraware and Merger Sub terminate at the date of the merger.

CONDUCT OF BUSINESS OF INTERNET IMAGE PENDING THE MERGER

    Internet Image has agreed in the merger agreement to carry on its business in its usual customary manner during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the date of the merger. Internet Image has committed to use its reasonable best efforts consistent with past practices and policies:

    - To preserve intact the present business organization of Internet Image

    - To keep available the services of their present officers and key employees

    - To preserve its relationships with customers, suppliers, distributors, licensors, licensees and others

    Internet Image has also agreed to refrain from taking a variety of actions that could affect Internet Image's business prior to the closing without Intraware's prior consent. A complete list of these actions is set out at
Section 4.1 of the merger agreement, which is included as Annex A to this proxy statement/ prospectus.

NO SOLICITATION BY INTERNET IMAGE OF OTHER OFFERS

    Internet Image has agreed that it shall not solicit or initiate any other offer or proposal to acquire or invest in Internet Image until the earlier of any termination of the merger agreement or the date of the merger. Internet Image has further agreed that it will not provide information about itself to any other party or enter into any agreements with any party in connection with a proposal to acquire or invest in Internet Image.

    If Internet Image receives an unsolicited acquisition proposal, Internet Image has agreed to immediately notify Intraware and disclose the identity of the offeror and the terms of such proposal.

CONDITIONS TO THE MERGER

    There are numerous conditions that have to be satisfied or waived before the merger can be completed. These conditions are divided into three categories, and are summarized below.

THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER AGREEMENT ARE SUBJECT TO THE FOLLOWING CONDITIONS:

    - The merger and merger agreement must have been approved by the requisite vote of the Internet Image shareholders.

    - The registration statement, of which this proxy statement/prospectus is a part, must have been declared effective by the Securities and Exchange Commission.

    - No court order or other legal restraint or prohibition preventing the consummation of the merger shall be in effect.

    - The shares of Intraware common stock to be issued or reserved for issuance in connection with the merger shall be authorized for listing on the Nasdaq National Market.

THE OBLIGATIONS OF INTRAWARE AND MERGER SUB TO EFFECT THE MERGER ARE SUBJECT TO THE FOLLOWING CONDITIONS:

    - The representations and warranties of Internet Image and the Principal Shareholders in the merger agreement shall be true and correct in all material respects and not cause a material adverse effect on Internet Image after the date of the merger agreement.

    - The representations and warranties of Internet Image and the Principal Shareholders relative to Internet Image's intellectual property in the merger agreement shall be true and correct.

    - Internet Image and the Principal Shareholders shall have performed and complied in all material respects with all covenants and obligations of the merger agreement required to be performed by them.

    - No court order or other legal restraint or prohibition preventing the consummation of the merger shall be in effect.

    - There shall not have occurred any claims which may materially and adversely affect the consummation of the transactions contemplated by the merger agreement or may have a material adverse effect on Internet Image.

    - Any and all consents, waivers, assignments and approvals required to consummate the merger shall have been obtained.

    - Intraware shall have received a legal opinion from legal counsel to Internet Image.

    - Certain key employees of Internet Image shall have entered into employment agreements and noncompetition agreements with Intraware.

    - Each key employee shall be an employee of Internet Image on the Closing Date.

    - Except as disclosed in the merger agreement, there shall not have occurred any material adverse change in the business, assets, results of operations, liabilities or financial condition of Internet Image since the date of the merger agreement.

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
    - Internet Image shall deliver to Intraware at least three days prior to the closing date a certified closing balance sheet.

    - Shareholders holding at least 95% of the Internet Image capital stock have approved the merger and merger agreement.

    - Affiliates of Internet Image shall have entered into an affiliate agreement with Intraware.

    - Intraware shall have received a letter from PricewaterhouseCoopers stating its concurrence with management's conclusion as to the appropriateness of pooling of interest accounting treatment for the merger.

    - Intraware shall have received from Internet Image and the Principal Shareholders a certificate as to the satisfaction of certain conditions described above.

Any of the above conditions may be waived by Intraware.

THE OBLIGATIONS OF INTERNET IMAGE AND THE PRINCIPAL SHAREHOLDERS TO EFFECT THE MERGER ARE SUBJECT TO THE FOLLOWING CONDITIONS:

    - The representations and warranties of Intraware and Merger Sub in the merger agreement shall be true and correct in all material respects and not cause a material adverse effect on Intraware after the date of the merger agreement.

    - No court order or other legal restraint or prohibition preventing the consummation of the merger shall be in effect.

    - There shall not have occurred any event causing a material adverse effect on Intraware after the date of the merger agreement.

    - Internet Image shall have received from Intraware a certificate to the effect that, as of the date of the merger, the representations and warranties of Intraware and Merger Sub in the merger agreement shall be true and correct in all material respects and has not caused a material adverse effect on the business of Intraware.

Any of the above conditions may be waived by Internet Image.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated and the merger abandoned at any time prior to the merger in certain circumstances which are described below:

    - By Internet Image and Intraware, if they mutually agree,

    - By Intraware or Internet Image if:

       - The merger has not occurred by February 29, 2000, unless the party seeking to terminate the merger agreement had acted or failed to act in such a manner to be the principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement, or

       - There is a final nonappealable order of a federal or state court in effect preventing the merger, or

       - There is any statute, rule or order issued or deemed applicable to the merger by any governmental entity which would make consummation of the merger illegal.

    - By Intraware if:

       - Any governmental entity has prohibited Intraware's or Merger Sub's ownership or operation of any portion of the business of Internet Image, or required Intraware or Internet Image to dispose of or hold separate all or a portion of the business or assets of Internet Image or Intraware as a result of the merger, or

       - Intraware is not in material breach of its obligations under the merger agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of Internet Image and such breach has not been cured within ten days after written notice to Internet Image, or

       - An event having a material adverse effect on Internet Image shall have occurred after the date of the merger agreement.

    - By Internet Image if:

       - Neither Internet Image nor the Principal Shareholders are in material breach of its obligations under the merger agreement and there has been a material breach in any representation, warranty, covenant or agreement contained in the merger agreement on the part of Intraware or Merger Sub and such breach has not been cured within ten days after written notice to Intraware, or

       - An event having a material adverse effect on Intraware shall have occurred after the date of the merger agreement.

ESCROW FUND AND INDEMNIFICATION

    The escrow shares will automatically be contributed to the escrow fund on behalf of each holder of Internet Image capital stock at the time of the merger in proportion to the aggregate number of shares of Intraware common stock that such holder would otherwise be entitled under the merger agreement. The escrow fund will be available to compensate Intraware, Merger Sub and their officers, directors and affiliates for:

    - Any losses incurred by Intraware or for which Intraware would otherwise be liable as a result of any inaccuracy or breach of a representation or warranty of Internet Image or the Principal Shareholders contained in the merger agreement,

    - Any failure by Internet Image or the Principal Shareholders to perform or comply with any covenant relating to unresolved contingencies existing at the time of the merger,

    - If not previously deducted from the purchase price, the amount that total liabilities minus total assets of Internet Image at the time of the closing exceeds $250,000,

    - If not previously deducted from the purchase price, the actual third party expenses related to the merger that exceed the greater of estimated third party expenses or $200,000.

    For purposes of compensating Intraware for its losses, the escrow shares will be valued at the average closing sales price of Intraware common stock for the ten (10) consecutive trading days ending three (3) business days prior to the closing date. In addition to the escrow fund, if certain losses have not been satisfied by the escrow fund, each of the Principal Shareholders shall severally indemnify the Indemnified Parties up to an amount equal to their respective portions of the merger consideration for losses incurred.

    Shareholders will have voting rights with respect to the escrow shares while in escrow, and will receive dividends, if any, attributable to the escrow shares.

    Subject to resolution of unsatisfied claims by Intraware, the escrow fund and the indemnity will terminate on the date of the issuance by Intraware's independent auditors of a signed report in respect of Intraware's audited financial statements for the fiscal year ending February 29, 2000, which is anticipated to occur on or about April 15, 2000. After the merger, the escrow shares and the indemnity will be the exclusive remedy of the Indemnified Parties to recover for any losses they suffer by reason of the breach of any representation, warranty or covenant of Internet Image or the Principal Shareholders. However, the Indemnified Party's remedy will not be so limited in the case of fraud by Internet Image or the Principal Shareholders.

    BY APPROVING THE MERGER AGREEMENT, INTERNET IMAGE SHAREHOLDERS WILL HAVE CONSENTED TO THE APPOINTMENT OF LUNG CHIN TSAI, CHIEF EXECUTIVE OFFICER OF INTERNET IMAGE, TO ACT AS THE SHAREHOLDER REPRESENTATIVE ON BEHALF OF INTERNET IMAGE SHAREHOLDERS, TO AUTHORIZE DELIVERY OF ESCROW SHARES TO THE INDEMNIFIED PARTIES IN SATISFACTION OF CLAIMS BROUGHT BY THE INDEMNIFIED PARTIES, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTION ON BEHALF OF INTERNET IMAGE SHAREHOLDERS, ALL AS MORE FULLY DESCRIBED IN
ARTICLE VII OF THE MERGER AGREEMENT. INTERNET IMAGE SHAREHOLDERS ARE ENCOURAGED TO READ ARTICLE VII OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUND AND RIGHTS WITH RESPECT THERETO.

FEES AND EXPENSES

    Regardless of whether the merger is consummated, all fees and expenses incurred by a party in connection with the merger agreement and the transactions contemplated thereby shall be the obligation of the respective party incurring such fees and expenses. If the merger is consummated, then Intraware will pay certain third party expenses incurred by Internet Image. Intraware shall have full recourse to the escrow fund for payment of all third party expenses incurred by Internet Image, other than those expenses that Intraware has agreed to pay, exceeding $200,000.

                                OTHER AGREEMENTS

NON-COMPETITION AGREEMENTS

    The following is a brief summary of certain provisions of the noncompetition agreement, the form of which is attached hereto as Annex III:

    Concurrent with the execution of the merger agreement and effective as of the merger, some shareholders of Internet Image entered into noncompetition agreements with Intraware that provide, among other things, that, beginning on the closing date of the merger and ending on the second anniversary of the merger, such shareholders shall not, without the consent of Intraware, engage in certain competitive business activities directly or indirectly relating to Intraware or Internet Image's line of business in any country, province, state, city or other political subdivision of the world in which Intraware or Internet Image engages in business or otherwise distributes, licenses or sells its products. The noncompetition agreements executed by the shareholders also provide that they will not directly or indirectly solicit, encourage or induce any employee of Intraware or Internet Image to terminate such employee's employment with Intraware or Internet Image.

INTERNET IMAGE AFFILIATE AGREEMENTS

    All affiliates of Internet Image will enter into affiliate agreements with Intraware and Internet Image. Internet Image's affiliates include all of Internet Image's directors and officers and any shareholder that owns 10% or more of Internet Image's outstanding capital stock. The affiliate agreements provide, among other things, that Internet Image affiliates will not sell, transfer or otherwise dispose of the shares of Intraware issued to such affiliate in connection with the merger other than in compliance with Rule 145 of the Securities Act unless an affiliate delivers to Intraware a written opinion from counsel, reasonably acceptable to Intraware, that such sale, transfer or disposition is exempt from registration under the Securities Act. Additionally, the affiliate agreements provide that Intraware shall place legends on the stock certificates and give stop transfer orders to its transfer agent to ensure compliance with Rule 145.

INTRAWARE AFFILIATE AGREEMENTS

    All affiliates of Intraware will enter into affiliate agreements with Intraware. Intraware's affiliates include all of Intraware's directors and officers and any shareholder that owns 10% or more of Internet Image's outstanding capital stock. The affiliate agreements provide, among other things, that Intraware affiliates will not during the period beginning November 1, 1999 and ending two trading days after Intraware publicly announces financial results covering at least 30 days of combined operations of Intraware and the Internet Image, sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction through derivatives or otherwise intended or having the effect, directly or indirectly, to reduce so the affiliate's risk relative to any shares of Intraware common stock or any shares of Internet Image capital stock, unless Intraware has advised the affiliate in writing that such sale, exchange, transfer, pledge, distribution, gift or other disposition or transaction would not preclude pooling of interests accounting treatment for the merger.

VOTING AGREEMENTS

    The following is a brief summary of certain provisions of the voting agreement, the form of which is attached hereto as Annex II:

    On October 1, 1999, Intraware and Internet Image entered into voting agreements with Lung C. Tsai, TSAI FAMILY TRUST, Andy Lee, Austin Jieh, William
J. Almon, Tai Yuen Venture Capital Investment Corporation and the Pac-Link Fund, each of which is either a director or executive officer of Internet Image or an affiliate of either a director or officer. Together, the voting agreement parties held on October 1, 1999, 2,217,080 shares of Internet Image Common Stock and 965,558 shares of Internet Image preferred stock accounting for approximately 62.1% of the outstanding shares of Internet Image Common Stock and 18.2% of the Internet Image preferred stock. Based on beneficial holdings of the voting agreement parties as of October 1, 1999, the vote in accordance with the voting agreements of the shares of Internet Image stock subject thereto will not be sufficient to obtain the required shareholder approval of the merger agreement, the merger and related matters. Pursuant to the terms of the voting agreement, each voting agreement party has agreed to vote or cause to be voted at the special meeting or in any other circumstances upon which a vote, consent or other approval with respect to the merger and the merger agreement is sought his, her or its shares of Internet Image stock now or hereafter owned in favor of approval and adoption of the merger and the merger agreement and each of the other transactions contemplated thereby.

INTRAWARE LOAN TO INTERNET IMAGE

    In the event that the merger has not closed before January 1, 2000 and the Agreement and Plan of Reorganization is still in effect, Intraware has agreed to provide Internet Image with a credit facility for up to an aggregate of $250,000 per month thereafter, up to a cumulative maximum of $500,000. This credit facility will be secured by all of the intellectual property of Internet Image.

     SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The following pro forma unaudited combined condensed financial statements give effect to the proposed Merger of Internet Image and a wholly-owned subsidiary of Intraware, to be accounted for as a pooling of interests. The pro forma unaudited combined condensed balance sheet presents the combined financial position of Intraware as of August 31, 1999 and Internet Image as of September 30, 1999 assuming that the proposed Merger had occurred as of August 31, 1999. Such pro forma information is based upon the historical balance sheet data of Intraware as of August 31, 1999 and Internet Image as of September 30, 1999. The pro forma unaudited combined condensed statements of operations give effect to the proposed Merger by combining the results of operations of Intraware for the fiscal years ended February 28,1999 and 1998 and from inception to February 28,1997 and for the six months ended August 31, 1999 and 1998, with the results of operations of Internet Image for the year from April 1, 1998 to March 31, 1999, for the fiscal year ended June 30, 1998 and from inception to June 30, 1997 and for the six months ended September 30, 1999 and 1998, on a pooling of interests basis. These unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Intraware and Internet Image included elsewhere in this Registration Statement.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated, nor is it necessarily indicative of future operating results or financial position.

              PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)


                                          INTRAWARE, INC.
                                           BALANCE SHEET      INTERNET IMAGE
                                            AUGUST 31,        BALANCE SHEET                       PRO FORMA
                                               1999         SEPTEMBER 30, 1999   ADJUSTMENTS      COMBINED
                                          ---------------   ------------------   -----------      ---------
                                            (UNAUDITED)        (UNAUDITED)
                                                  ASSETS
Current assets:
  Cash and cash equivalents............       $ 8,436             $  566                           $ 9,002
  Short term investments...............        12,148                                               12,148
  Accounts receivable, net.............        18,205                 37                            18,242
  Prepaid licenses and services........         8,845                                                8,845
  Other current assets.................         2,168                 37                             2,205
                                              -------             ------                           -------
  Total current assets.................        49,802             $  640                            50,442
Long term investments..................        34,812                                               34,812
Property and equipment, net............         4,215                113                             4,328
Other assets...........................           900                113                             1,013
                                              -------             ------                           -------
  Total assets.........................       $89,729             $  866                           $90,595
                                              =======             ======                           =======

                                    LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................        11,832                 84                            11,916
  Accrued expenses.....................         2,830                159            1,000(3)         3,989
  Deferred revenue.....................        14,660                544                            15,204
  Other current liabilities............           687                                                  687
                                              -------             ------           --------        -------
  Total current liabilities............        30,009                787              1,000        $31,796
Long term obligations..................         1,037                                                1,037
                                              -------             ------           --------        -------
                                               31,046                787              1,000         32,833
Stockholders' equity...................        58,683                 79             (1,000)(3)    $57,762
                                              -------             ------           --------        -------
Total liabilities and stockholders'
  equity...............................       $89,729             $  866           $     --        $90,595
                                              =======             ======           ========        =======


   See Accompanying Notes to Pro Forma Unaudited Combined Condensed Financial
                                  Statements.

        PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             SIX MONTHS            YEAR ENDED           INCEPTION
                                          ENDED AUGUST 31,        FEBRUARY 28,       TO FEBRUARY 28,
                                         -------------------   -------------------   ---------------
                                           1999       1998       1999       1998          1997
                                         --------   --------   --------   --------   ---------------
Net revenues...........................  $ 35,841   $13,314    $ 38,525   $10,444        $     6
Cost of revenues.......................    27,034    10,963      30,455     8,359              5
                                         --------   -------    --------   -------        -------
Gross profit...........................     8,807     2,351       8,070     2,085              1
Operating expenses:
Sales and marketing....................    12,466     4,527      14,457     4,218            332
Product development....................     2,998     1,404       3,249     2,114            589
General and administrative.............     3,078     1,345       3,308     1,739            614
Stock option compensation..............     1,764       376       1,771        67             --
                                         --------   -------    --------   -------        -------
    Total operating expenses...........    20,306     7,652      22,785     8,138          1,535
                                         --------   -------    --------   -------        -------
Loss from operations...................   (11,499)   (5,301)    (14,715)   (6,053)        (1,534)
Interest income, net...................     1,411        29          54        20             27
                                         --------   -------    --------   -------        -------
Net Loss...............................  $(10,088)  $(5,272)   $(14,661)  $(6,033)       $(1,507)
                                         ========   =======    ========   =======        =======
Basic and Diluted:
Net loss per share.....................  $   (.42)  $ (1.08)   $  (2.70)  $ (1.78)       $ (1.03)
                                         ========   =======    ========   =======        =======
Weighted average shares................    23,798     4,882       5,420     3,385          1,459
                                         ========   =======    ========   =======        =======

   See Accompanying Notes to Pro Forma Unaudited Combined Condensed Financial
                                  Statements.

      NOTES TO PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS

    1. The pro forma unaudited combined condensed financial statements reflect the issuance of approximately 1,400,000 million shares of Intraware Common Stock (based on the $25.88 closing price of the common stock on October 1, 1999) for an aggregate of approximately 9.8 million shares of Internet Image Capital Stock (based on shares of Internet Image Capital Stock and common stock options outstanding as of September 30, 1999) in connection with the Merger based on an Exchange Ratio of 0.14358 of a share of Intraware Common Stock for each share of Internet Image Capital Stock. The actual number of shares of Intraware Common Stock to be issued will be determined at the Effective Time based on average closing sales price of Intraware's Common Stock for the ten trading days ending three business days prior to closing ("average closing price"). The number of Intraware Common Stock will be determined by dividing $36.55 million by the average closing price. However, in no event shall Intraware issue less than 1,250,000 million shares or more than 2,000,000 million shares of Common Stock.

    The pro forma unaudited combined condensed balance sheet presents the combined financial position of Intraware as of August 31, 1999 and Internet Image as of September 30, 1999 assuming that the proposed Merger had occurred as of August 31, 1999. Such pro forma information is based upon the historical consolidated balance sheet data of Intraware as of August 31, 1999 and Internet Image as of September 30, 1999. The pro forma unaudited combined condensed statements of operations give effect to the proposed Merger by combining the results of operations of Intraware for the fiscal years ended February 28,1999 and 1998 and from inception to February 28,1997 and for the six months ended August 31, 1999 and 1998, with the results of operations of Internet Image for the year from April 1, 1998 to March 31, 1999, for the fiscal year ended
June 30, 1998 and from inception to June 30,1997 and for the six months ended September 30, 1999 and 1998, on a pooling of interests basis.

    2. There were no material transactions between Intraware and Internet Image during any period presented.

    3. Intraware and Internet Image will incur aggregate transaction costs of approximately $1 million associated with the Merger. The pro forma combined balance sheet as of August 31, 1999 has been adjusted by $1 million to reflect the aforementioned costs. The estimated charge is not reflected in the pro forma unaudited combined condensed statements of operations data. The amount of this charge is a preliminary estimate and therefore is subject to change.

    4. There were no pro forma adjustments required to prepare the pro forma unaudited combined condensed statements of operations. The tables below sets forth the composition of the unaudited pro forma combined net revenues and net loss for each of the periods shown had the Merger taken place at the beginning of the periods shown. Intraware's fiscal year end is February 28 and Internet Ware's fiscal year end is June 30.

    For the six months ended August 31, 1999 and 1998, Intraware's statement of operations for the six months ended August 31, 1999 and 1998 were combined with Internet Image's statement of operations for the three months ended
September 30, 1999 and 1998 and for the three months ended June 30, 1999 and 1998, respectively, on a pooling of interest basis, as follows:

                                            INTRAWARE        INTERNET IMAGE     INTERNET IMAGE
                                         6 MONTHS ENDED      3 MONTHS ENDED     3 MONTHS ENDED
FOR THE 6 MONTHS ENDED AUGUST 31, 1999   AUGUST 31, 1999   SEPTEMBER 30, 1999   JUNE 30, 1999    COMBINED
--------------------------------------   ---------------   ------------------   --------------   --------
Net Revenues...........................       $35,616             $ 160              $  65       $ 35,841
Net Loss...............................       $(8,395)            $(775)             $(918)      $(10,088)

                                            INTRAWARE         INTERNET IMAGE      INTERNET IMAGE
                                         6 MONTHS ENDED       3 MONTHS ENDED      3 MONTHS ENDED
FOR THE 6 MONTHS ENDED AUGUST 31, 1998   AUGUST 31, 1998    SEPTEMBER 30, 1998    JUNE 30, 1998    COMBINED
--------------------------------------   ---------------   --------------------   --------------   --------
Net Revenues...........................       $13,264              $  28               $  22       $13,314
Net Loss...............................       $(4,025)             $(692)              $(555)      $(5,272)

    For the year ended February 28, 1999, Intraware's statement of operations for the year ended February 28, 1999 was combined with Internet Image's statement of operations for a period from April 1, 1998 to March 31, 1999 on a pooling of interest basis. The Internet Image period from April 1, 1998 to March 31, 1999 was created by excluding the three months period ended June 30, 1999 and including the three months period ended June 30, 1998 from the fiscal year ended June 30, 1999. The combination is detailed below:

                                          INTRAWARE       INTERNET IMAGE    INTERNET IMAGE   INTERNET IMAGE
                                       12 MONTHS ENDED    12 MONTHS ENDED   3 MONTHS ENDED   3 MONTHS ENDED
FOR THE YEAR ENDED FEBRUARY 28, 1999  FEBRUARY 28, 1999    JUNE 30, 1999    JUNE 30, 1999    JUNE 30, 1998    COMBINED
------------------------------------  -----------------   ---------------   --------------   --------------   --------
Net Revenues.....................           $ 38,417           $   151           $  65            $  22       $ 38,525
Net Loss.........................           $(12,033)          $(2,991)          $(918)           $(555)      $(14,661)

    For the year ended February 28, 1998, Intraware's statement of operations for the year ended February 28, 1998 was combined with Internet Image's statement of operations for the year ended June 30, 1998 on a pooling of interest basis as follows:

                                                           INTRAWARE       INTERNET IMAGE
                                                        12 MONTHS ENDED    12 MONTHS ENDED
FOR THE YEAR ENDED FEBRUARY 28, 1998                   FEBRUARY 28, 1998    JUNE 30, 1998    COMBINED
------------------------------------                   -----------------   ---------------   --------
Net Revenues.........................................       $10,387             $    57      $10,444
Net Loss.............................................       $(4,049)            $(1,984)     $(6,033)

    For the period from inception to February 28, 1997, Intraware's statement of operations for the period from inception to February 28, 1997 was combined with Internet Image's statement of operations for the period from inception to June 30, 1997 on a pooling of interest basis as follows:

                                                          INTRAWARE        INTERNET IMAGE
                                                      FROM INCEPTION TO   FROM INCEPTION TO
FOR THE PERIOD FROM INCEPTION TO FEBRUARY 28, 1997    FEBRUARY 28, 1997     JUNE 30, 1997     COMBINED
--------------------------------------------------    -----------------   -----------------   --------
Net Revenues........................................        $   6               $   0         $     6
Net Loss............................................        $(944)              $(563)        $(1,507)

    5. The pro forma unaudited combined basic and diluted net income (loss) per share is based on the weighted average number of shares of common stock shares outstanding of Intraware and approximately 1,413,000 shares of Intraware common stock assumed to be issued as if issuance had taken place at the beginning of the periods presented.

                       INTRAWARE SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected historical financial data of Intraware as of and for the years ended February 28, 1999 and 1998 and for the period from Inception (August 14, 1996) to February 28, 1997 have been derived from the financial statements of Intraware, which have been audited by PricewaterhouseCoopers LLP, independent certified public accountants. The selected historical financial data as of August 31, 1999 and for the six months ended August 31, 1999 and 1998 have been derived from the unaudited financial statements of Intraware, which have been prepared on the same basis as the audited financial statements of Intraware. The selected historical financial data should not be considered to be indicative of future results and should be read in conjunction with Intraware's financial statements, the related notes thereto and "Intraware Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                                                 FROM
                                                                                             INCEPTION TO
                                               SIX MONTHS ENDED            YEARS ENDED         FEBRUARY
                                                  AUGUST 31,              FEBRUARY 28,           28,
                                           -------------------------   -------------------   ------------
                                              1999          1998         1999       1998         1997
                                           -----------   -----------   --------   --------   ------------
                                           (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues...........................    $35,616       $13,264     $ 38,417   $10,387       $    6
  Cost of net revenues...................     27,014        10,948       30,412     8,348            5
                                             -------       -------     --------   -------       ------
    Gross profit.........................      8,602         2,316        8,005     2,039            1
                                             -------       -------     --------   -------       ------
Operating expenses:
  Sales and marketing....................     11,799         4,066       13,507     3,496          233
  Product development....................      2,280           786        2,031       951          253
  General and administrative.............      2,797         1,188        2,961     1,492          467
  Stock option compensation..............      1,511           303        1,552        67           --
                                             -------       -------     --------   -------       ------
    Total operating expenses.............     18,387         6,343       20,051     6,006          953
                                             -------       -------     --------   -------       ------
Loss from operations.....................     (9,785)       (4,027)     (12,046)   (3,967)        (952)
Interest and other income (expense),
  net....................................      1,390             2           13       (82)           8
                                             -------       -------     --------   -------       ------
Net loss.................................    $(8,395)      $(4,025)    $(12,033)  $(4,049)      $ (944)
                                             -------       -------     --------   -------       ------
Basic and diluted net loss per share.....    $ (0.38)      $ (1.16)    $  (3.00)  $ (2.05)      $(1.36)
                                             =======       =======     ========   =======       ======
Shares used in computing basic and
  diluted net loss per share.............     22,385         3,469        4,007     1,972          694
                                             =======       =======     ========   =======       ======

                                                                               FEBRUARY 28,
                                                              AUGUST 31,    -------------------
                                                                 1999         1999       1998
                                                              -----------   --------   --------
                                                              (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit)...................................    $19,793     $(1,177)   $  (220)
Total assets................................................     89,729      35,006     15,384
Long term obligations.......................................      1,037         168        105
Total stockholders' equity..................................     58,683         969        770

      INTRAWARE MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


    THIS INTRAWARE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROXY STATEMENT/PROSPECTUS.


INTRAWARE OVERVIEW

    Intraware is the leading IT e-marketplace for web-based software and services. Intraware enables IT professionals worldwide to efficiently and cost-effectively research, evaluate, purchase, download and update business-class software online. As a business-to-business company, Intraware provides an online purchasing service through ECOMMERCE, comprehensive IT information and interactive research services through EKNOWLEDGE and software update management services through ESERVICES.

    Intraware was incorporated in August 1996, and, from inception until February 1997, Intraware's operations consisted primarily of various start-up activities, including development of technologies central to its business, recruiting personnel and raising capital. In February 1997, Intraware began providing online software distribution ECOMMERCE services, later branded as INTRAWARE.SHOP, and online software update and license management ESERVICES branded as SUBSCRIBNET. In April 1998, Intraware introduced the COMPARISCOPE service to provide information technology professionals with comprehensive, objective online analysis of various types of software. In September 1998, Intraware added EKNOWLEDGE to its online service offerings, providing corporate information technology professionals with proprietary content, aggregated technical information and related resources. Intraware generates revenue from sales of third-party software vendors' products through ECOMMERCE, and from sales of its online ESERVICES and EKNOWLEDGE products including SUBSCRIBNET, COMPARISCOPE and GOLD/SILVER MEMBERSHIPS. Historically, Intraware has derived the majority of its revenue from software product sales and did not recognize material online service revenue until the quarter ended November 30, 1998. Intraware first recognized revenue from software product sales in February 1997. Software product sales revenue constituted 100% of net revenue for the period from inception through the year ended February 28, 1997, 100% of net revenue for the year ended February 28, 1998 and 90% of net revenue for the year ended February 28, 1999. Software product sales constituted 85% of Intraware's total net revenue for the six months ended August 31, 1999. Intraware expects that software product sales will continue to represent the substantial majority of its total net revenue for the foreseeable future.

    Intraware generates software product revenue from the sale of third party software and related maintenance products. Of this revenue, sale of software licenses is recognized when there is evidence of an arrangement for a fixed and determinable fee that is probable of collection and the software is available for customer download through the ECOMMERCE intraware.shop. Related maintenance revenue is recognized ratably over the terms of the underlying service contracts. Online ESERVICE revenue is derived primarily from delivery of SUBSCRIBNET and other fee-based information services. Online service revenue is recognized ratably over the terms of the underlying service contracts.

    Intraware has a limited operating history upon which investors may evaluate its business and prospects. Since inception, Intraware has incurred significant losses, and, as of August 31, 1999, had an accumulated deficit of approximately $25.4 million. Intraware intends to expend significant financial and management resources on the development of additional services, sales and marketing, technology and operations to support larger-scale operations and greater service offerings. As a result, Intraware expects to incur additional losses and continued negative cash flow from operations for the foreseeable future. Such losses are anticipated to increase significantly from current levels. There can be no assurance that the Intraware's sales will increase or continue at their current level. There also can be no assurances that Intraware will achieve or maintain profitability or generate cash from operations in future periods. Intraware's future must be considered in light of the risks frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as e-commerce. To address these risks, Intraware must, among other things, maintain existing and develop new relationships with software publishers, continue to improve existing and develop new services, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, provide superior customer service, respond to competitive developments and attract, retain and motivate qualified personnel. There can be no assurance that Intraware will be successful in addressing such risks and the failure to do so would have a material adverse effect on the Intraware's business, financial condition and results of operations. Intraware's current and future expense levels are based largely on its planned operations and estimates of future sales. Sales and operating results generally depend on the volume and timing of orders received, which are difficult to forecast. Intraware may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in sales would have an immediate adverse effect on Intraware's business, financial condition and results of operations. In view of the rapidly evolving nature of Intraware's business and its limited operating history, Intraware is unable to accurately forecast its sales and believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

INTRAWARE RESULTS OF OPERATIONS

    FOR THE SIX MONTHS ENDED AUGUST 31, 1999 AND 1998, THE YEARS ENDED FEBRUARY 28, 1999 AND 1998 AND THE PERIOD FROM AUGUST 14, 1996 (INCEPTION) THROUGH FEBRUARY 28, 1997:

TOTAL REVENUE

    Revenue for the periods listed above were: (in thousands):

                                         FOR THE SIX MONTHS ENDED
                                                AUGUST 31,                             FOR THE YEAR ENDED FEBRUARY 28,
                               --------------------------------------------      --------------------------------------------
                                      1999                     1998                     1999                     1998
                               -------------------      -------------------      -------------------      -------------------
                                   (UNAUDITED)              (UNAUDITED)
Net revenues:
  Software product sales.....  $30,275       85%        $13,185       99%        $34,741       90%        $10,383      100%
  Online services............    5,341       15%             79        1%          3,676       10%              4       --
                               -------      ---         -------      ---         -------      ---         -------      ---
    Total net revenues.......  $35,616      100%        $13,264      100%        $38,417      100%        $10,387      100%
                               =======      ===         =======      ===         =======      ===         =======      ===

                                 AUGUST 14, 1996
                                   (INCEPTION)
                                     THROUGH
                                FEBRUARY 28, 1997
                               -------------------

Net revenues:
  Software product sales.....     $6        100%
  Online services............     --         --
                                  --        ---
    Total net revenues.......     $6        100%
                                  ==        ===

    The increase in revenue, for all periods, was due to a focus on increased sales. Product revenue accounted for the largest part of the increase in all periods.

TOTAL COST OF REVENUE

    Cost of revenue for the periods listed above were (in thousands):

                                                 FOR THE SIX MONTHS ENDED     FOR THE YEAR ENDED      AUGUST 14, 1996
                                                        AUGUST 31,               FEBRUARY 28,           (INCEPTION)
                                                 -------------------------   ---------------------        THROUGH
                                                    1999          1998         1999        1998      FEBRUARY 28, 1997
                                                 -----------   -----------   ---------   ---------   -----------------
                                                 (UNAUDITED)   (UNAUDITED)
Cost of net revenues:
  Software product sales.......................    $26,371       $10,771      $29,665     $8,348           $   5
  Online services..............................        643           177          747         --              --
                                                   -------       -------      -------     ------           -----
    Total cost of net revenues.................     27,014        10,948       30,412      8,348               5
                                                   -------       -------      -------     ------           -----
      Gross profit.............................    $ 8,602       $ 2,316      $ 8,005     $2,039           $   1
                                                   =======       =======      =======     ======           =====
        Margin percent.........................       24.2%         17.5%        20.8%      19.6%           16.7%
                                                   =======       =======      =======     ======           =====

    Costs of revenue consists primarily of the cost of third-party products sold, content development and acquisition, Internet connectivity and allocated overhead charges. Intraware purchases third-party products at a discount to the third-party's established list prices according to standard reseller terms. The increase in the cost of revenue dollars, for all periods, was primarily due to higher sales. The margin percentage increase primarily reflects stronger margins on product sales.

SALES AND MARKETING

    Sales and marketing costs for the periods listed above were (in thousands):

                                                                                         AUGUST 14, 1996
  FOR THE SIX MONTHS ENDED AUGUST 31,           FOR THE YEAR ENDED FEBRUARY 28,            (INCEPTION)
----------------------------------------   -----------------------------------------         THROUGH
       1999                 1998                  1999                  1998            FEBRUARY 28, 1997
------------------   -------------------   -------------------   -------------------   -------------------
   (UNAUDITED)           (UNAUDITED)
AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV
-------   --------   --------   --------   --------   --------   --------   --------   --------   --------
$11,799     33.1%     $4,066      30.7%    $13,507      35.2%     $3,496      33.7%      $233           --
=======     ====      ======      ====     =======      ====      ======      ====       ====     ========

    Sales and marketing expenses primarily consist of compensation of sales and marketing personnel, advertising, promotional expenses, training and other marketing related costs. The increase, in all periods, is primarily the result of additional advertising and marketing expenditures as well as the addition of personnel and external sales offices throughout the United States. Intraware plans to make significant investments in sales and marketing to expand the direct sales force, increase marketing expenditures, continue to develop strategic relationships to drive traffic to Intraware's web-site and generate leads for products and services.

PRODUCT DEVELOPMENT

    Product development costs for the periods listed above were (in thousands):

                                                                                        AUGUST 14, 1996
  FOR THE SIX MONTHS ENDED AUGUST 31,          FOR THE YEAR ENDED FEBRUARY 28,            (INCEPTION)
---------------------------------------   -----------------------------------------         THROUGH
      1999                 1998                  1999                  1998            FEBRUARY 28, 1997
-----------------   -------------------   -------------------   -------------------   -------------------
   (UNAUDITED)          (UNAUDITED)
AMOUNT   % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV
------   --------   --------   --------   --------   --------   --------   --------   --------   --------
$2,280      6.4%      $786        5.9%     $2,031       5.3%      $951        9.2%      $253           --
======     ====       ====       ====      ======      ====       ====       ====       ====     ========

    Product development expenses primarily consist of personnel costs, consulting and equipment depreciation. Costs related to research, design and development of products and services have also been charged to product development expense as incurred. The increase, for all periods, was primarily due to an increase in the number of product development personnel employed to support expansion of the SUBSCRIBNET online service and other online service offerings. Intraware believes significant investments in product development is essential to its future success and expects that product development expense will increase in future periods.

GENERAL AND ADMINISTRATIVE

    General and administrative costs were (in thousands):

                                                                                        AUGUST 14, 1996
  FOR THE SIX MONTHS ENDED AUGUST 31,          FOR THE YEAR ENDED FEBRUARY 28,            (INCEPTION)
---------------------------------------   -----------------------------------------         THROUGH
      1999                 1998                  1999                  1998            FEBRUARY 28, 1997
-----------------   -------------------   -------------------   -------------------   -------------------
   (UNAUDITED)          (UNAUDITED)
AMOUNT   % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV
------   --------   --------   --------   --------   --------   --------   --------   --------   --------
$2,797      7.9%     $1,188       9.0%     $2,961       7.7%     $1,492      14.4%      $467           --
======     ====      ======      ====      ======      ====      ======      ====       ====     ========

    General and administrative expenses consist primarily of compensation for administrative and executive personnel, facility costs and fees for professional services. The increase, in all periods, is primarily due to the use of outside professional consulting services, including the ongoing implementation of Sales Force Automation and Accounting software. In addition, Intraware increased expenditures in accounting and legal for strategic partnering arrangements and compliance with reporting obligations as a public company. Management expects general and administrative expense to increase in future periods.

STOCK OPTION COMPENSATION

    Stock compensation expense for the periods listed above was (in thousands):

                                                                                        AUGUST 14, 1996
  FOR THE SIX MONTHS ENDED AUGUST 31,          FOR THE YEAR ENDED FEBRUARY 28,            (INCEPTION)
---------------------------------------   -----------------------------------------         THROUGH
      1999                 1998                  1999                  1998            FEBRUARY 28, 1997
-----------------   -------------------   -------------------   -------------------   -------------------
   (UNAUDITED)          (UNAUDITED)
AMOUNT   % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV
------   --------   --------   --------   --------   --------   --------   --------   --------   --------
$1,511      4.2%      $303        2.3%     $1,552       4.0%      $67         0.6%      $--            --
======     ====       ====       ====      ======      ====       ===        ====       ===      ========

    Stock option compensation expense is an ongoing charge through August 2002 that is related to employee stock options granted while the Company was not publicly held.

INTEREST EXPENSE

    Interest expense for the periods listed above was (in thousands):

                                                                                        AUGUST 14, 1996
  FOR THE SIX MONTHS ENDED AUGUST 31,          FOR THE YEAR ENDED FEBRUARY 28,            (INCEPTION)
---------------------------------------   -----------------------------------------         THROUGH
      1999                 1998                  1999                  1998            FEBRUARY 28, 1997
-----------------   -------------------   -------------------   -------------------   -------------------
   (UNAUDITED)          (UNAUDITED)
AMOUNT   % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV
------   --------   --------   --------   --------   --------   --------   --------   --------   --------
 $58        0.2%      $109        0.8%      $198        0.5%      $103        1.0%      $12            --
 ===       ====       ====       ====       ====       ====       ====       ====       ===      ========

    Interest expense relates to obligations under capital leases and borrowings under a bank line. The reduction in interest expense for the six months ended August 31, 1999 is primarily the result of funds received from the initial public offering.

INTEREST INCOME

    Interest income for the periods listed above was (in thousands):

                                                                                        AUGUST 14, 1996
  FOR THE SIX MONTHS ENDED AUGUST 31,          FOR THE YEAR ENDED FEBRUARY 28,            (INCEPTION)
---------------------------------------   -----------------------------------------         THROUGH
      1999                 1998                  1999                  1998            FEBRUARY 28, 1997
-----------------   -------------------   -------------------   -------------------   -------------------
   (UNAUDITED)          (UNAUDITED)
AMOUNT   % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV    AMOUNT    % OF REV
------   --------   --------   --------   --------   --------   --------   --------   --------   --------
$1,448      4.1%      $111        0.8%      $211        0.5%      $21         0.2%      $20            --
======     ====       ====       ====       ====       ====       ===        ====       ===      ========

    The increase in interest income for the six months ended August 31, 1999 is primarily the result of funds received in the initial public offering.

INCOME TAXES

    Due to Intraware's loss position, there was no provision for income taxes for any of the periods presented. At February 28, 1999, the Company had federal and state net operating loss carry forwards of approximately $13.2 million and $7.0 million, respectively. The federal net operating loss carry forwards will expire in varying amounts beginning in 2012 if not utilized, and the state net operating loss carry forwards will expire in the year 2005.

STOCK-BASED COMPENSATION

    In the year ended February 28, 1998 and February 28, 1999 and the six month period ended August 31, 1999, Intraware recorded aggregate unearned compensation totaling $12.0 million in connection with certain stock option grants. The unearned compensation is being amortized over the four-year vesting period of the related options. During the six months ended August 31, 1999 and August 31, 1998, amortization of unearned compensation totaled $1.5 million and $300,000, respectively. During the year ended February 28, 1999 amortization of unearned compensation totaled $1.6 million.

INTRAWARE LIQUIDITY AND CAPITAL RESOURCES

    Intraware has satisfied its current cash requirements through the initial public offering, which was effective on February 25, 1999. As of August 31, 1999, Intraware had approximately $8.4 million of cash and cash equivalents and $47.0 million in short and long-term investments. Intraware's principal commitments consisted of obligations outstanding under bank credit lines and capital and operating leases. Although Intraware has no material commitments for capital expenditures, it anticipates an increase in the rate of capital expenditures consistent with its anticipated growth in operations, infrastructure and personnel.

    Intraware believes that it has sufficient cash, short and long term investments and availability from its bank line of credit to meet its anticipated liquidity needs for working capital and expenditures for at least the next twelve months. Thereafter, Intraware's future liquidity and capital requirements will depend upon numerous factors. The pace of expansion of Intraware's operations will affect these requirements. Intraware may also have increased capital requirements in order to respond to competitive pressures. Also, Intraware may need additional capital to fund acquisitions of complementary businesses and technologies. Intraware's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties. Actual results could vary materially as a result of the factors described above. If additional capital resources are required, Intraware may seek to sell additional equity, debt securities or increase its bank line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to Intraware's stockholders. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to Intraware.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software products used by many companies may need to be upgraded to comply with these year 2000 requirements. Intraware's services, including SUBSCRIBNET, INTRAWARE.SHOP, COMPARISCOPE, IT KNOWLEDGE CENTER, VIRTUAL EXPRESS and their associated and supporting tools, web-sites and infrastructure were designed and developed to be year 2000 compliant. Intraware's internal systems used to deliver its services, however, utilize third-party hardware and software. The Company has contacted these infrastructure products' vendors in order to gauge their year 2000 compliance. Based on these vendors' representations, Intraware believes that the third-party hardware and software it uses are year 2000 compliant. There can be no assurance, however, that Intraware will not experience unanticipated negative consequences, including material costs caused by undetected errors or defects in the technology used in its internal systems. If, in the future, it comes to Intraware's attention that certain of its services need modification or certain of its third-party hardware and software are not year 2000 compliant, Intraware will seek to make modifications to its systems. In such case, Intraware expects such modifications to be made on a timely basis and does not believe that the cost of such modifications will have a material effect on its operating results. There can be no assurance, however, that Intraware will be able to modify such products, services and systems in a timely and successful manner to comply with the year 2000 requirements, which could have a material adverse effect on its business and operating results.

    Further, while Intraware typically has received warranties and indemnities from its software vendors with respect to year 2000 compliance of the software products resold, independent verification for year 2000 compliance of these products is not performed. If such software products nevertheless require modification to be year 2000 compliant, demand for such products could decline if such modifications are not timely made by the software vendors. This, in turn, could adversely affect Intraware's business and results of operations. Intraware has no contingency plan to address the effect of year 2000 noncompliance of the software products it resells. However, Intraware, in the normal course of its business, seeks to identify additional software products that are year 2000 compliant and to enter into arrangements to resell these products. There can be no assurance that Intraware's efforts to identify and resell additional software products would address, in a timely manner, revenue shortfalls that could result from software products of one or more of its vendors being noncompliant.

    Year 2000 issues also could cause a significant number of companies, including current customers, to reevaluate their current system needs and, as a result, consider switching to other systems and suppliers. Any of these events could result in a material adverse effect on Intraware's business, operating results and financial condition.

                               INTRAWARE BUSINESS

    THE DISCUSSION IN THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. INTRAWARE'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, WITHOUT LIMITATION, THOSE DISCUSSED IN THIS SECTION AND THE SECTIONS ENTITLED "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

    Intraware, Inc. is a leading provider of business to business e-commerce-based services for the corporate IT community. Intraware enables IT professionals worldwide to efficiently and cost-effectively research, evaluate, purchase, download, and update business-class software online. As a business-to-business e-commerce company, Intraware provides software through its premier online purchasing service, INTRAWARE.SHOP, comprehensive IT information and interactive research services through the INTRAWARE IT KNOWLEDGE CENTER, and software update management services through Intraware SUBSCRIBNET. INTRAWARE IT KNOWLEDGE CENTER is a dynamic Web site that provides IT professionals with technical information, resources, interactive services, and third party content to help them assess the wide array of business software solutions available in the marketplace. The IT KNOWLEDGE CENTER is a place that IT professionals can go to evaluate their business software options, and there are a number of services that make this evaluation possible. Two of the primary services in the IT KNOWLEDGE CENTER include Intraware RADARSCOPE and Intraware COMPARISCOPE. The RADARSCOPE service provides a centralized listing of thousands of business software applications available in the market, while COMPARISCOPE is a Web-based software tool that provides comprehensive objective data and detailed analysis of these applications. The INTRAWARE IT KNOWLEDGE CENTER is also available on the Computing & Internet Channel of Netscape's Netcenter portal.

    The INTRAWARE.SHOP service is an online purchase and delivery service tailored exclusively for corporate business software buyers. intraware.shop delivers all applications directly to customers through a sophisticated electronic software distribution, or ESD, engine that includes multi-platform encryption, compression and multi-server deployment capabilities optimized to meet corporate IT requirements. Intraware's Internet-based software delivery replaces costly physical distribution and provides rapid deployment to multiple sites which simplifies much of the complexity inherent in the enterprise software lifecycle.

    Intraware SUBSCRIBNET is an online service which enables IT professionals to keep their software updated and manage their software licenses. SUBSCRIBNET provides corporate IT subscribers with highly specific information that is relevant only to their specific account profile, licensed software, and enterprise computing platforms. We also offer our SUBSCRIBNET update and license management capabilities as an outsourcing solution to business software vendors. We have entered into an agreement with Netscape to provide the Intraware SUBSCRIBNET service to Netscape customers worldwide. We also have entered into an agreement with PeopleSoft, Inc. to provide the Intraware SUBSCRIBNET service to customers of PeopleSoft's entire product line.

    We have a broad base of members and customers in the information technology departments of medium to large corporations. As of August 31, 1999, we had over 149,000 registered members. In addition, Intraware's NETINSIGHTS digest of news, information and opinions for the information technology professional community was e-mailed to approximately 63,000 subscribers on a weekly basis as of August 31, 1999. Included among our approximately 3,300 customers as of August 31, 1999 are the following companies: 3Com Corporation, AT&T Corporation, Boeing Corporation, Charles Schwab & Co., Inc., Daimler Chrysler AG Corporation, GTE Corporation, Knight Ridder, Inc., Lycos, Inc. and Reuters Group PLC. We have also established relationships with leading business software vendors, including primarily The Sun-Netscape Alliance, as well as Informix Corporation, RealNetworks, Inc., and NetDynamics, a wholly-owned subsidiary of Sun Microsystems, Inc.

SERVICES

    Intraware's service offerings are designed to address all stages of the business software lifecycle, from evaluation and purchase, to deployment and online maintenance management.

INFORMATION SERVICES: IT KNOWLEDGE CENTER

    The IT KNOWLEDGE CENTER is a dynamic Web site containing software-focused content for IT professionals. It includes featured articles, career information, online library and tutorials. The individual services and features of the IT KNOWLEDGE CENTER are described below:

    RADARSCOPE is an interactive service providing information on thousands of business software products. RADARSCOPE allows customers to efficiently search for business software products by vendor, product, or keyword. Intraware does not currently charge for the use of RADARSCOPE.

    COMPARISCOPE is an online research service that permits customers to perform objective, in-depth, technical evaluations of over twenty categories of business software. The analysis can be tailored to match individual requirements by enabling IT professionals to rank the importance of and compare various software product features. COMPARISCOPE is available for a fee.

    PREMIER CONTENT is a collection of tools, models, templates and other resources available to facilitate the evaluation and selection of software products. PREMIER CONTENT is available for a fee.

    "ASK JAMES" is an online service designed to provide personalized answers to customers' information technology-related concerns or questions. This service also provides an archive of previously answered questions. "ASK JAMES" is free for all registered members, but to receive expedited service, in which a customer's question will be answered within 24 hours of receipt, a customer must pay a fee.

    IT BOOK CENTER provides feature articles, book reviews, selected chapters of text, interviews with authors and technical books for IT professionals. Access to this service is free.

    IT TRAINING CENTER provides online classes and computer and web based training courses from leading publishers. Access to this service is free.

    NETINSIGHTS is an email based weekly digest of news, information, and opinions focused on Internet technology. NETINSIGHTS is currently available free of charge.

PURCHASE AND DELIVERY SERVICES: INTRAWARE.SHOP

    The INTRAWARE.SHOP service is an online service designed to simplify the purchase and delivery of business software for corporations. This service provides in-depth product information, simplifies complex bundling and pricing options, accepts online purchase orders and credit evaluations, enables the electronic delivery of large software products, and supports deployment to multiple servers and locations. The INTRAWARE.SHOP service also offers customers online self-service quotations, evaluations, live interactive software demonstrations and several financing options. Customers can use INTRAWARE.SHOP for the purchase of new software packages, as well as additional licenses, renewals and add-on products.

    Currently, Intraware does not charge its information technology professional customers for access to INTRAWARE.SHOP, but does typically charge software vendors for the inclusion of their products in INTRAWARE.SHOP. The individual services and features of INTRAWARE.SHOP are described below:

    PRODUCT CATALOG is an online software catalog focused on software from leading Internet technology vendors. Currently Intraware's software product selection includes more than 1,000 products over 30 software vendors, including the Sun-Netscape Alliance, Informix and NetDynamics, a wholly owned subsidiary of Sun Microsystems. PRODUCT CATALOG contains a simple format for searching, browsing and researching, and gives customers precise information concerning software products offered by Intraware.

    DEMO CENTER provides potential customers an interactive experience through either screen shots or online demonstrations. DEMO CENTER is a method for software purchasers to determine the user and administrative features of selected software products.

    TRY AND BUY allows potential customers to download the evaluation version of a software product and use that version in their own information technology environment before making a final purchasing decision. Potential customers can interact with systems engineers and sales consultants to enhance the TRY AND BUY service.

    VIRTUALEXPRESS SOFTWARE DELIVERY is a software delivery engine through which a customer purchases software online. VIRTUALEXPRESS is also used to deliver subsequent updates and upgrades. VIRTUALEXPRESScontains features such as encryption, compression and multi-location deployment. Customer service representatives work with customers to assist in the download process. VIRTUALEXPRESS streamlines the software delivery and distribution process to multiple servers and locations. Intraware is able to track the type and version of software products licensed to customers.

MAINTENANCE SERVICES: SUBSCRIBNET AND UPDATEWATCH

    SUBSCRIBNET is a multivendor online software update and license management service. This Web based service provides end-users with proactive, customized email notification of software updates with on-demand access to software downloads. SUBSCRIBNET can help alleviate the burden of tracking and retrieving the software to which a corporate customer is entitled.

    For information technology professionals, SUBSCRIBNET provides proactive notification, on-demand downloads, and a central repository for software licenses, subscriptions and product release archiving. SUBSCRIBNET automatically notifies appropriate information technology professionals within 24 hours of any product update, including corrections of minor application errors and other major and minor releases. These notifications are personalized to the user's product, version and platform. IT professionals can then download these product updates electronically through the use of VIRTUALEXPRESS. SUBSCRIBNET contains a personalized release archive containing all versions entitled to each user, including enhancements and bug and security patches. Account history, such as asset reports, quotes, order status, and purchase history, and account activity, such as download and notification logs, enable Intraware to monitor purchasing activity and software upgrade downloads. In addition to servicing end users, SUBSCRIBNET is targeted at software vendors. For software vendors, SUBSCRIBNET is a vehicle through which they can provide their customers with a higher level of service, while also facilitating and improving the flow and quality of customer data available to them.

    By outsourcing subscription services to Intraware, software vendors can do all of the following:

    - off-load some of the costs and burdens associated with physical distribution of updates;

    - minimize technical support resources devoted to updates and patches;

    - increase the productivity of their own information technology and sales departments by reducing after sales management efforts;

    - gain better information on their customers; and

    - improve customer satisfaction thereby increasing renewal rates.

    The SUBSCRIBNET update and license management service supports all of the software products sold by Intraware. SUBSCRIBNET may be purchased with any software product offered by Intraware for an additional fee. Additionally, Intraware is seeking contracts with software vendors whose products Intraware does not sell in order to achieve broader and more comprehensive coverage.

    UPDATEWATCH is a web-based service that provides information about updates and patches for business software. By tracking several different sources, UPDATEWATCH helps IT professionals stay informed of the latest software versions. Intraware currently does not charge for UPDATEWATCH service

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    UPDATEWATCH allows users to:

    -   Find the latest version of a product through a variety of search tools;

    -   Create a personal watch list; and

    -   Check the latest releases on our daily updated list.

SALES

    Intraware sells its services into two major customer constituencies: information technology professionals and software vendors. The sales approach to each customer constituency differs due to the nature of the respective sales processes. Sales of business software and Intraware's online knowledge services are characterized by reasonably short sales cycles and are targeted at IT professionals. Sales of software vendor outsourcing services, such as SUBSCRIBNET, tend to be characterized by longer sales cycles and are targeted at marketing, sales, customer satisfaction, operations and general management professionals at the executive level.

SALES TO INFORMATION TECHNOLOGY PROFESSIONALS

    Intraware has a direct sales force that includes telemarketing, inside sales, and field sales. Of these, the telemarketing and inside sales personnel are primarily focused on building initial relationships with corporate customers, selling annual subscriptions to INTRAWARE'S IT KNOWLEDGE CENTER, and generating software product sales opportunities for Intraware's field sales force. Intraware's field sales professionals interact directly with information technology decision-makers at large corporations to promote both Intraware's services and its software vendors' products.

    Intraware's regional sales teams consist of field and inside sales professionals and dedicated systems engineers who provide a high level of strategic technical support to their customers. In addition to its principal sales office in Orinda, California, Intraware has established sales offices in ten major cities in the United States, including Boston, Chicago, Cleveland, Dallas, Detroit, Los Angeles, New York, Salt Lake City, Seattle, and Washington, D.C. Intraware's sales to information technology professional customers have grown as a result of its coordinated sales effort, combining the benefits of online sales opportunities with a direct sales force.

SALES TO SOFTWARE VENDORS

    Intraware manages sales of its SUBSCRIBNET outsourcing update and license management services through its product marketing and business development group. The process of having vendors outsource their update and license management functions to Intraware is lengthy, as many of the features of the services need to be tailored to the specific requirements of Intraware's software vendor partners.

JOINT MARKETING RELATIONSHIPS

    Partnerships are an integral part of Intraware's sales strategy. Intraware has established relationships with each of the vendors whose products are offered through INTRAWARE.SHOP. Intraware's product marketing group continues to target additional software vendors to expand the number of software products offered through INTRAWARE.SHOP.

    In addition, Intraware has an established relationship with the Sun-Netscape Alliance to prominently display its IT KNOWLEDGE CENTER service on the Computing & Internet Channel of Netscape's Netcenter portal. This relationship provides additional opportunities to reach a broad audience of information technology professionals. Intraware intends to develop additional partnerships with Internet traffic aggregators to offer its services to a large, targeted group of information technology professionals.

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    Intraware also intends to develop relationships with information technology content providers who are of interest to Intraware's targeted user base, so as to enhance the value of Intraware's IT KNOWLEDGE CENTER service offerings. Intraware's partnership with EarthWeb, Inc. allows IT KNOWLEDGE CENTER subscribers access to EarthWeb's content through Intraware's Web site.

    Intraware has established a relationship with O'Reilly & Associates which will provide access to abstracts and selected chapters of O'Reilly's library of technical books. In addition, book reviews and O'Reilly trade show and seminar schedules are posted on INTRAWARE'S IT KNOWLEDGE CENTER website. Links to the O'Reilly website will also enable site visitors to purchase hard copy books online.

    Intraware launched its IT TRAINING CENTER through partnerships with CBT Systems, a provider of technology-enabled technical training, and with Digital Education Systems/O'Reilly, providers of web-based training. Through these partnerships, Intraware is able to deliver a broad range of authoritative and recognized training courseware to its customers electronically.

    Intraware has an agreement with Zona Research, a wholly owned subsidiary of IntelliQuest Information Group, Inc. that will provide selected weekly news summaries and analyses of the most significant Internet-related market activities.

    Intraware has partnered with GartnerGroup to provide selected research from GartnerGroup's Datapro that will include Datapro's extensive library of standard reports, including product and technology overviews, product reports, comparison columns, user ratings surveys, and operational management and vendor reports. Customers can purchase and receive these reports online, regardless of whether they are Gartner subscribers or not.

    Intraware has entered into a joint agreement with Cambridge Information Network to exchange value-added IT content that is available on each company's web site in order to provide their respective members with an expanded range of strategic information geared to the decision-making needs of senior-level IT professionals. Cambridge Information Network has notified Intraware that it intends to assign this agreement to Earthweb, Inc. as part of a pending sale of Cambridge Information Network to Earthweb, Inc. Intraware has consented to the assignment, but it is uncertain whether or how the sale will affect Intraware's relationship with Cambridge Information Network.

    Intraware has also established a relationship with Informix Software, Inc. whereby Intraware manages Informix's online store. Several of Informix's products and promotional programs have generated a large interest among information technology professionals which has contributed to additional Intraware membership registrations.

MARKETING

    Intraware employs a broad range of marketing activities to promote its brands, develop name recognition and visibility, and drive traffic to its Web site, in an effort to build its membership base and expand its community appeal. Intraware has an active public relations program in place, and also utilizes print and online advertising, trade shows, seminars, direct mail, online promotions, and regional marketing development in an attempt to further penetrate the information technology professional community in mid-to-large corporations and governmental agencies. Intraware also distributes NETINSIGHTS, its weekly Web technology news and product information email subscription newsletter, to over 58,000 information technology professionals and other interested members. Intraware markets its SUBSCRIBNET service both to corporate software decision makers and to business software developers.

    The marketing department supports both domestic and international marketing efforts. Domestically and internationally, efforts are focused on stimulating demand for Intraware's Web-based services and generating sales leads for its direct sales force. Intraware promotes its products and outsourcing services through a variety of fixed and variable fee programs. Intraware promotes its IT KNOWLEDGE CENTER services in part through its membership programs. By bundling many of its free services with paid services, Intraware has been able to integrate and aggregate its comprehensive mix of

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
interactive services and dynamic content into a format of interest and value to individual information technology professionals within corporate and governmental information technology departments.

    Intraware markets its membership programs through a number of vehicles including its own Web site, the Netcenter IT KNOWLEDGE CENTER site, traditional direct mail, online advertising and Internet-based direct marketing.

    Intraware's sales force and systems engineers provide ongoing customer service to Intraware customers. The customer service group responds to inquiries regarding product downloads, product installation, and order processing. Customer service professionals post frequently asked questions, reference documents, and links to useful information on relevant parts of Intraware's Web sites.

STRATEGIC RELATIONSHIP WITH THE SUN-NETSCAPE ALLIANCE

    Intraware plans to pursue strategic relationships to expand Intraware's product and service offerings, increase access to customers, and build brand recognition. To date, Intraware has established a strategic relationship with the Sun-Netscape Alliance as described below:

    Intraware and Netscape entered into an agreement effective September 1998 under which Intraware provides its IT KNOWLEDGE CENTER services as a co-branded site within the Computing & Internet Channel of the Netcenter portal. Intraware receives significant exposure across Netcenter in the form of banner advertising and text links. Furthermore, the IT KNOWLEDGE CENTER site hosts aggregated content and links to Intraware's interactive services. Intraware has additionally made a $1.0 million payment to Netscape in exchange for the right to maintain the IT KNOWLEDGE CENTER on the Computing & Internet Channel of Netscape's Netcenter portal. Intraware generates direct revenue from this site in the form of banner advertisement revenue sharing. Revenues generated from banner advertising will be recorded as earned. This agreement has a one year term, subject to a one year renewal option on terms to be mutually agreed upon.

SUBSCRIBNET

    Effective October 1998 and amended on March 1, 1999, Intraware entered into an agreement with Netscape to provide SUBSCRIBNET software update and license management services and other maintenance services, to Netscape's customers worldwide for the entire Netscape product line. As of July 1, 1999, the contract was rewritten with Sun Microsystems, Inc. to reflect the Sun-Netscape Alliance. This agreement runs through September 2000. This agreement is terminable by Sun upon 180 days prior notice. Netscape and Sun serve as key customer references for the Intraware SUBSCRIBNET service.

IT KNOWLEDGE CENTER

    Under the terms of Intraware's IT KNOWLEDGE CENTER agreement with Netscape entered into in September 1998, Intraware provides all of the public IT KNOWLEDGE CENTER content, within the framework of Netscape's Netcenter
Computing & Internet Channel. This agreement calls for the site to be co-branded with Intraware's content surrounded by Netscape's Netcenter frame, and provides for Intraware to be the premier sponsor of the IT KNOWLEDGE CENTER. In the event the agreement is terminated after the one year term, Netscape may build a substantially similar service.

COMPETITION

    The online commerce market is new, rapidly evolving and intensely competitive, and Intraware expects competition to intensify in the future, particularly in the area of electronic sale and distribution of software products. Barriers to entry are minimal, and current and new competitors can launch new Web sites at a relatively low cost. Intraware believes that it competes effectively as a result of Intraware's centralized, information technology-focused, Internet-enabled solution coupled with its

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
commitment to providing high-quality solutions that yield a rapid return on investment for its corporate information technology professional customers.

    Intraware's current and potential competitors in the market include generally the following three categories of persons:

    - information providers to information technology professionals;

    - online distributors, resellers and value-added resellers; and

    - software update and license management services and technology providers.

    Intraware's competitors may operate in one or more of these areas.

    With respect to information providers, Intraware competes with research firms as well as other content and software vendor companies who have particular sections of their Web sites directed at certain segments of the information technology professional community. Intraware believes the competitive factors in this marketplace include four main aspects. First, Intraware believes it is important to demonstrate objectivity rather than demonstrating bias towards any particular product or service. Second, Intraware believes that up to date and comprehensive information is critical to customers. Third, Intraware believes that information technology professionals will be more interested in products tailored for them. Fourth, Intraware believes that any competitor must have expertise in Internet based technologies in order to effectively compete. Intraware is building competitive advantages by providing not only relevant, high end content, but also by making its site functional with interactive services and useful tools.

    In addition, the software reselling industry is intensely competitive. Intraware believes the competitive factors in this market segment include product selection, additional service offerings, price, customer service and technical support. With respect to selling software, Intraware currently competes primarily with traditional software resellers, other online software resellers and other vendors. In the online market, Intraware competes with companies that sell and distribute software products through the Internet as well as vendors that maintain commercial Web sites that sell their software products directly online. In addition, there is indirect competition with other transaction processing providers and enablers and indirect competition with other providers of electronic commerce solutions. Although Intraware believes it is well positioned given its services, there can be no assurance that consumer-focused online resellers and retail enablers will not decide to move more aggressively into the corporate market and corporate resellers could implement more robust online commerce efforts, each of which could adversely affect Intraware's business and operating results.

    In the update and license management market, Intraware primarily competes with software vendors that do not outsource these services. Principal competitive factors in this market include:

    - the existing relationships software vendors have with their customers;

    - the comprehensiveness of the services offered; and

    - price.

    Intraware believes it competes effectively in this market on the basis of its comprehensive service offerings, although it faces significant competition due to its less established customer relationships.

    Many of Intraware's competitors have already established supplier relationships with divisions of Intraware's current or potential customers. These competitors may be able to leverage their existing relationships to discourage these customers from purchasing additional Intraware products or persuade them to replace Intraware products with their products. Many of Intraware's competitors have longer operating histories, significantly greater resources and name recognition and a larger installed base of customers than Intraware. As a result, these competitors may have greater credibility with Intraware's existing and potential customers. They also may be able to devote greater resources to the development, promotion and sale of their products than Intraware can to its, which would allow them

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
to respond more quickly than Intraware could to new or emerging technologies and changes in customer requirements.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSES

    Intraware's ability to compete and continue to provide technological innovation is substantially dependent upon internally developed technology. Internally developed applications include the following externally branded services and extranet content administration tools: SUBSCRIBNET, VIRTUALEXPRESS, COMPARISCOPE, ESD Engine, INTRAWARE.SHOP, IT KNOWLEDGE CENTER, RADARSCOPE, ADMINISCOPE, ITEM MAGIC, QUOTETOOL, and REPORTMART. While Intraware relies on copyright, trade secret and trademark law to protect its technology, Intraware believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. Intraware has no patents issued or applied for to date on its technology. There can be no assurance that others will not develop technologies that are similar or superior to Intraware's technology. Intraware is aware that certain other companies are using or may have plans to use in the future the name "Intraware" as a company name or as a trademark or service mark. While Intraware does not believe it has infringed any rights, and it has received no notice of any claims of infringement from any of these companies, Intraware can make no assurance that certain of these companies may not claim superior rights to "Intraware" or other marks used in Intraware's business.

    Intraware generally enters into confidentiality or license agreements with its employees, consultants and corporate partners, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite Intraware's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use Intraware's products or technology. Policing unauthorized use of Intraware's products is difficult, and there can be no assurance that the steps taken by Intraware will prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect Intraware's proprietary rights as fully as do the laws of the United States.

    Substantial litigation regarding intellectual property rights exists in the software industry, and Intraware expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in Intraware's industry segments grows and the functionality of products in different industry segments overlaps. Any such claims could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product and service delays or require Intraware to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Intraware, if at all. A successful claim of infringement against Intraware and failure or inability of Intraware to license the infringed or similar technology could have a material adverse effect on Intraware's business, financial condition and results of operations.

    In addition, Intraware sells certain high encryption software domestically. Federal regulations prohibit the exportation of these types of encryption software to certain countries. Intraware has established internal procedures to ensure that the high encryption software is sold only to domestic customers. However, if these procedures are not followed by Intraware's personnel, or are otherwise circumvented, resulting in the sale by Intraware of high encryption software to a prohibited foreign customer, then Intraware could be at risk for violating these federal export regulations.

EMPLOYEES

    As of October 31, 1999, Intraware had 253 full-time employees, Intraware's future success depends, in part, on its continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that Intraware will be able to recruit and retain sufficient numbers of qualified personnel. None of Intraware's employees is represented by a labor union. Intraware has not experienced any work stoppages and considers its relations with its employees to be good.

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
                              INTRAWARE MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning Intraware's current executive officers and directors.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Peter H. Jackson..........................     41      Founder, President, Chief Executive
                                                       Officer and Director
Paul A. Martinelli........................     35      Founder, Senior Vice President and Chief
                                                       Technology Officer
Donald M. Freed...........................     48      Founder, Executive Vice President and
                                                       Chief Financial Officer
Terence J. Healey.........................     35      Senior Vice President of Marketing
Norman A. Pensky..........................     49      Vice President of Sales
Cynthia H. Mascheroni.....................     39      Vice President of Customer Services
Anita A. Youmans-Trone....................     49      Vice President of Finance
Manfred J. Krikke.........................     30      Vice President of Intraware International
James A. Brentano.........................     40      Vice President of Knowledge Services
David L. Dunlap...........................     32      Vice President of Operations
Frost R. R. Prioleau......................     38      Vice President of ESERVICES
Mark Long.................................     32      Vice President of Strategic Development
Catherine Keim............................     29      Vice President of ECOMMERCE
Mark B. Hoffman (1).......................     53      Director, Chairman of the Board
Charles G. Davis, Jr. (2).................     65      Director
Laurence M. Baer..........................     42      Director
John V. Balen (2).........................     39      Director
Mary Ann Byrnes (1).......................     43      Director
Ronald E. F. Codd.........................     44      Director

------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    PETER H. JACKSON co-founded Intraware in August 1996 and has served as President and Chief Executive Officer since its inception. From May 1996 to August 1996, Mr. Jackson served as a Vice President of Vanstar Corporation, a computer hardware and services company. From May 1994 to May 1996, Mr. Jackson served as President and COO of Dataflex Corporation, a value-added reseller of computer hardware and services. From January 1986 to May 1994, Mr. Jackson served as Founder and President of Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Jackson holds an A.B. in History from the University of California, Berkeley. Mr. Jackson currently serves as a director of ONSALE, Inc., a public Internet company.

    PAUL A. MARTINELLI co-founded Intraware in August 1996 and has served as Senior Vice President and Chief Technology Officer since its inception. From
May 1994 to May 1996, Mr. Martinelli served as Vice President of Information Systems for Dataflex Corporation, a value-added reseller of computer hardware and services. From February 1991 to May 1994, Mr. Martinelli served as Director of Information Systems for Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Martinelli holds a B.A. in Computer Science from the University of California, San Diego.

    DONALD M. FREED co-founded Intraware in August 1996 and has served as Executive Vice President and Chief Financial Officer since its inception. From May 1996 to August 1996, Mr. Freed served as a

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
business development director for Vanstar Corporation, a computer hardware and services company. From May 1994 to May 1996, Mr. Freed served as Senior Vice President of Business Development for Dataflex Corporation, a value-added reseller of computer hardware and services. From May 1989 to May 1994, Mr. Freed served as CFO of Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Freed is a certified public accountant and holds a B.S. in Accounting and a B.A. in Journalism from San Francisco State University.

    TERENCE J. HEALEY has served as Senior Vice President of Marketing of Intraware since its inception in August 1996. From May 1994 to August 1996,
Mr. Healey served as Regional Vice President of Marketing, and later National Vice President of Marketing for Dataflex Corporation, a value-added reseller of computer hardware and services. From August 1990 to May 1994, Mr. Healey served successively as a product manager, marketing manager and Director of Marketing for Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Healey holds a B.A. in Political Science from the University of California, Berkeley.

    NORMAN A. PENSKY joined Intraware as Vice President of Sales in
December 1996. From July 1991 to November 1996, Mr. Pensky served as Senior Director of Strategic Accounts for Macromedia, Inc., an Internet publishing company. Mr. Pensky holds an M.B.A. from Golden Gate University and a B.S. in Business from the University of Southern California.

    CYNTHIA H. MASCHERONI joined Intraware as Director of Marketing in
February 1997 and as Vice President of Business Development in April 1997. From February 1993 to February 1997, Ms. Mascheroni served as Director of Business Development and Director of Marketing for Graphix Zone, a computer and data processing company. Ms. Mascheroni holds an M.B.A. from Northwestern University and a B.A. in Psychology from the University of California, Los Angeles.

    ANITA A. YOUMANS-TRONE joined Intraware as the Vice President of Finance in November 1996. From May 1996 to November 1996, Ms. Youmans-Trone served as Regional Vice President of Finance of Vanstar Corporation, a computer hardware and services company. From May 1994 to May 1996, Ms. Youmans-Trone served successively as Director--Process Planning and Development--Information Systems and Regional Vice President of Finance for Dataflex Corporation, a value-added reseller of computer hardware and services. From January 1988 to May 1994, Ms. Youmans-Trone served as Controller for Granite Computer Products, Inc., a corporate computer hardware reseller and services provider.

    MANFRED J. KRIKKE joined Intraware as Vice President of Intraware International in August 1998. From December 1997 to February 1998, Mr. Krikke served as Vice President, Software and Internet Investment Banking for NationsBanc Montgomery Securities, a national investment banking firm. From August 1994 to December 1997, Mr. Krikke served first as an Analyst and then as an Associate for Montgomery Securities, a national investment banking firm. In 1994, Mr. Krikke received a Doctorandus Degree in Business Economics from the Vrije University, Amsterdam, The Netherlands.

    JAMES A. BRENTANO joined Intraware as Director of Systems Engineering in June 1997 and as Vice President of Knowledge Services in June 1998. From
January 1996 to June 1997, Mr. Brentano served as Director of LAN Services for Pacific Bell. From March 1991 to December 1995, Mr. Brentano served as an Information Technology Strategic Architect for Pacific Gas & Electric, a regional natural gas and electric power utility. Mr. Brentano holds an M.S. in Computer Science from the University of California, Davis and an A.B. in Letters and Sciences from the University of California, Berkeley.

    DAVID L. DUNLAP joined Intraware as the Director of Product Lines in September 1997 and as Vice President of Operations in May 1998. From
September 1996 to September 1997, Mr. Dunlap served as a Financial Systems Project Manager for PeopleSoft, Inc., a software development company. From
May 1996 to September 1996, Mr. Dunlap served as Director of Purchasing for Vanstar Corporation, a computer hardware and services company. From May 1994 to May 1996, Mr. Dunlap served as Vice

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
President of National Operations for Dataflex Corporation, a value-added reseller of computer hardware and services. From September 1986 to May 1994, Mr. Dunlap served as Vice President of Operations for Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Dunlap holds a B.A. in Government from Cornell University.

    FROST R. R. PRIOLEAU joined Intraware as the Vice President of SUBSCRIBNET in December 1998. From March 1989 to October 1998, Mr. Prioleau served successively as Vice President and President and Chief Executive Officer of P2 Holdings Corporation, a rapid prototyping and services provider. P2 Holdings Corporation filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code in December 1998. Mr. Prioleau holds a B.S.E. in Engineering Management Systems from Princeton University.

    MARK LONG joined Intraware as the Vice President of Strategic Development in February 1999. From July 1998 to February 1999, Mr. Long was an investment banker with Credit Suisse First Boston in its Technology Group, focusing primarily on initial public offerings and mergers and acquisitions for companies in the Internet sector. From April 1998 to July 1998, Mr. Long was an investment banker with Deutsche Bank Securities. From August 1995 to April 1998, Mr. Long was an attorney with Gunderson Dettmer Stough Hachigian & Villenueve, LLP, where he specialized in representing emerging growth technology companies and venture capitalists. Mr. Long holds a J.D. and an M.B.A. from the University of Michigan and a B.A. in Philosophy from the University of Arizona.

    CATHERINE KEIM joined Intraware as Product Manager in September 1997 and as Vice President of Intraware.shop in March 1999. From June 1996 to
September 1996, Ms. Keim worked at Microsoft Corporation in product marketing in the Desktop Applications group. Ms. Keim holds an M.B.A. from Northwestern University and a B.A. in History from the University of Virginia.

    MARK B. HOFFMAN has served as Chairman of the Board of Directors of Intraware since August 1996. Since September 1996, Mr. Hoffman has served as President of Commerce One, an e-commerce procurement and supplier-management solutions company. In 1984, Mr. Hoffman co-founded Sybase, Inc., a database software company, and served as President until July 1996. Mr. Hoffman holds an M.B.A. from the University of Arizona and a B.S. in Engineering from the U.S. Military Academy. Mr. Hoffman serves on the board of directors of several privately held companies.

    CHARLES G. DAVIS, JR. has served as Vice Chairman of the Board of Directors of Intraware since September 1996. Since 1992 Mr. Davis has served as President and Chief Executive Officer of the Montclair Group, an advisory group specializing in energy and technology companies. Mr. Davis received a B.S. in Geology from Stanford University. Mr. Davis serves on the board of directors of several privately held companies.

    LAURENCE M. BAER has served as a Director of Intraware since January 1998. Mr. Baer has served as the Executive Vice President and Chief Operating Officer of the San Francisco Giants professional baseball team since December 1992.
Mr. Baer holds an M.B.A. from Harvard University and an A.B. in Political Science from the University of California, Berkeley.

    JOHN V. BALEN has served as a Director of Intraware since April 1998. Since September 1995 Mr. Balen has served as a Principal at Canaan Partners, a nationally focused, private venture capital firm. From June 1985 to June 1995, Mr. Balen served as an Associate and a Managing Director of Horsley Bridge Partners, a private equity investment management firm. Mr. Balen has an M.B.A. and a B.S. in Electrical Engineering from Cornell University. Mr. Balen serves on the board of directors of several privately held companies.

    MARY ANN BYRNES has served as a Director of Intraware since January 1998. Ms. Byrnes founded Corsair Communications, a provider of system solutions for the wireless industry, in December 1994, and has served as its President and Chief Executive Officer since its inception. From June 1987 to November 1994, Ms. Byrnes served as Vice President of Sales and Marketing and Vice President of

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
Operations for Cellular One, a regional mobile phone and communications company. Ms. Byrnes holds an M.B.A. from Harvard Business School and a B.A. in Economics from Wellesley College. Ms. Byrnes serves on the board of directors of Corsair Communications.

    RONALD E. F. CODD has served as a Director of Intraware since January 1999. Mr. Codd has served as the President and Chief Executive Officer of Momentum Business Applications, Inc., a public company engaged in software application development activities, since January 1999. Prior to that, Mr. Codd served as Senior Vice President of Finance and Administration of PeopleSoft, Inc., a developer and marketer of enterprise application software, from 1994 until December 1998 and as Vice President and Chief Financial Officer from
September 1991 to 1994. Mr. Codd holds a Masters Degree in Management from the J.L. Kellogg Graduate School of Management at Northwestern University and a B.S. in Business from the University of California, Berkeley.

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth certain information concerning the compensation earned for services rendered to Intraware in all capacities for the fiscal years ended February 28, 1997, 1998 and 1999 by Intraware's Chief Executive Officer and Intraware's next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended February 28, 1999. The fiscal year 1997 compensation figures are for the seven-month period beginning August 13, 1996 and ending February 28, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                 SECURITIES
                                                                                 UNDERLYING
                                              FISCAL                              OPTIONS      ALL OTHER
       NAME AND PRINCIPAL POSITIONS            YEAR     SALARY ($)   BONUS ($)      (#)       COMPENSATION
       ----------------------------          --------   ----------   ---------   ----------   ------------
Peter H. Jackson ..........................    1999      $263,990     $40,000       50,000            --
President and Chief Executive Officer          1998       230,833      60,000      100,000            --
                                               1997       103,125          --           --            --

Donald M. Freed ...........................    1999       130,000      20,000       30,000            --
Executive Vice President and                   1998       115,417       5,000       60,000            --
Chief Financial Officer                        1997        56,250          --           --            --

James Brentano ............................    1999       127,427          --       60,000            --
Vice President Knowledge Services              1998       101,250       5,000       40,000            --
                                               1997            --          --           --            --

Manfred Krikke ............................    1999        62,200          --      240,000       $63,500(1)
Vice President of Intraware International      1998            --          --           --            --
                                               1997            --          --           --            --

Norman A. Pensky ..........................    1999       181,317          --           --            --
Vice President of Sales                        1998       125,000      37,500       30,000            --
                                               1997        31,250      12,500      220,000            --

------------------------

(1) Represents a one-time signing bonus.

OPTION GRANTS DURING LAST FISCAL YEAR

    The following table sets forth certain information with respect to stock options granted to Intraware's Chief Executive Officer and the four other most highly compensated executive officers in the fiscal year ended February 28, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent Intraware's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of Intraware's Common Stock.

    In fiscal 1999, Intraware granted options to purchase up to an aggregate of 1,902,769 shares to employees, directors and consultants. All options were granted under Intraware's 1996 Stock Option Plan at exercise prices at or above the fair market value of Intraware's Common Stock on the date of grant, as determined in good faith by the Board of Directors. All options have a term of ten years. Optionees may pay the exercise price by cash, check, promissory note or delivery of already-owned shares of Intraware's Common Stock. All options are immediately exercisable upon grant; however, any unvested shares are subject to repurchase by Intraware at their cost in the event of the optionee's termination of employment. All new hire option shares vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each month thereafter.

                               INDIVIDUAL GRANTS

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                  % OF TOTAL                                ANNUAL RATES OF
                                    NUMBER OF      OPTIONS                                    STOCK PRICE
                                   SECURITIES     GRANTED TO                               APPRECIATION FOR
                                   UNDERLYING    EMPLOYEES IN   EXERCISE                      OPTION TERM
                                     OPTIONS     LAST FISCAL      PRICE     EXPIRATION   ---------------------
NAME                               GRANTED (#)       YEAR       ($/SHARE)      DATE       5% ($)      10% ($)
----                               -----------   ------------   ---------   ----------   ---------   ---------
Peter H. Jackson.................     50,000          2.6         $1.00      09/23/08     $31,444     $79,687
Donald M. Freed..................     30,000          1.6          1.00      09/23/08     $18,866     $47,812
James Brentano...................     20,000          1.1          0.40      05/27/08     $ 5,031     $12,749
                                      40,000          3.2          1.00      09/23/08     $25,155     $63,749
Manfred Krikke...................    240,000         12.8          0.15      07/27/08     $22,640     $57,347
Norman A. Pensky.................         --           --            --            --     $    --     $    --

AGGREGATE OPTION EXERCISES DURING LAST FISCAL YEAR AND FISCAL YEAR END OPTION
  VALUES

    The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the fiscal year ended February 28, 1999, and exercisable and unexercisable options held as of February 28, 1999. No options were exercised by the Named Executive Officers during the fiscal year ended February 28, 1999.

    The "Value of Unexercised In-the-Money Options at February 28, 1999" is based on a value of $18.875 per share, the fair market value of Intraware's Common Stock as of February 28, 1999, less the per share exercise price of $1.00, multiplied by the number of shares issued upon exercise of the option. All options were granted under Intraware's 1996 Stock Option Plan. All options are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement granting Intraware the right to repurchase the shares issuable by such exercise at their cost in the event of the optionee's termination of employment. The shares vest over four years, with 25% of the shares vesting one year after the grant date and the remaining shares vesting ratably each month thereafter.

                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                    NUMBER OF SECURITIES               ASSUMED ANNUAL RATES OF
                                                   UNDERLYING UNEXERCISED           STOCK PRICE APPRECIATION FOR
                                                 OPTIONS AT FISCAL YEAR END                OPTION TERM (4)
                                               ------------------------------      -------------------------------
NAME                                           EXERCISABLE      UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
----                                           -----------      -------------      ------------      -------------
Peter H. Jackson.........................         50,000                 --         $  893,750               --
Donald M. Freed..........................         30,000                 --         $  536,250               --
James Brentano...........................         60,000                 --         $1,084,500               --
Manfred Krikke...........................        150,000                 --         $2,808,750               --
Norman A. Pensky.........................             --                 --         $       --               --

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                      PRINCIPAL STOCKHOLDERS OF INTRAWARE

    The following table sets forth certain information regarding beneficial ownership of Intraware Common Stock as of October 31, 1999 (except as otherwise noted) by

    - each director of Intraware,

    - Intraware's Chief Executive Officer and each of the four other most highly compensated executive officers of Intraware during the fiscal year ended February 28, 1999,

    - all directors and executive officers of Intraware as a group, and

    - all those known by Intraware to be beneficial owners of more than five percent of outstanding shares of Intraware Common Stock. This table is based on information provided to Intraware or filed with the Securities and Exchange Commission by Intraware's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws were applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

    Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Intraware, Inc., 25 Orinda Way, Orinda California 94563. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them. Applicable percentage ownership in the following table is based on 24,518,976 shares of Common Stock outstanding as of October 31, 1999.

                                                                                              PERCENTAGE OF
                                                                             PERCENTAGE OF     OUTSTANDING
                                                            NUMBER OF         OUTSTANDING       INTRAWARE
                                                              SHARES          COMMON STOCK    COMMON STOCK
                                                           BENEFICIALLY      OWNED PRIOR TO    OWNED AFTER
NAME AND ADDRESS                                              OWNED              MERGER          MERGER
----------------                                        ------------------   --------------   -------------
Peter H. Jackson(1) ..................................           3,439,800            14.0

Mark B. Hoffman(2) ...................................           1,881,250             7.7

Charles G. Davis, Jr.(3) .............................           1,155,000             4.7

Donald M. Freed(4) ...................................             568,346             2.3

James Brentano(5) ....................................             117,000               *

Manfred Krikke(6) ....................................             219,738             1.0

Norman A. Pensky(7) ..................................             225,000             1.0

Laurence M. Baer(8) ..................................              45,000               *

Mary Ann Byrnes(9) ...................................              43,000               *

Ronald E. F. Codd(10) ................................              45,000               *

John V. Balen(11) ....................................              15,000               *

All directors and officers as a group                            1,347,754            31.6
  (19 persons)(12) ...................................

------------------------

  *  Less than 1% of the outstanding shares of Common Stock.

 (1) Includes 50,000 shares issuable upon exercise of stock options exercisable within 60 days of October 31, 1999. Also includes 50,000 shares held from the exercise of stock options which were unvested and subject to Intraware's repurchase option as of October 31, 1999, should Mr. Jackson's employment with Intraware terminate. Mr. Jackson is Intraware's President, Chief Executive Officer and a member of the Board of Directors.

 (2) Includes 40,000 shares issuable upon exercise of stock options exercisable within 60 days of October 31, 1999. Includes 1,826,250 shares held by Mark B. Hoffman, trustee of the Hoffman Family Trust. Excludes 40,000 shares held by the Annie Eleanor Hoffman 1993 Revocable Trust of which Mr. Hoffman disclaims beneficial ownership. Excludes 40,000 shares held by the Andrew Mark Hoffman 1993 Revocable Trust of which Mr. Hoffman disclaims beneficial ownership. Also includes 15,000 shares issuable upon exercise of stock options exercisable in installments cumulatively with respect to twenty-five percent of the optioned stock six months after the date of grant, and as to 1/24(th) of the shares each month thereafter. Mr. Hoffman is a member of the Board of Directors of Intraware.

 (3) Includes 300,000 shares held by Charles G. Davis, Jr. Trustee of the Charles G. Davis, Jr. Trust Agreement dated 1/90 and 600,000 shares held by the Davis Family-54447-LLC. Also includes 15,000 shares issuable upon exercise of stock options exercisable in installments cumulatively with respect to twenty-five percent of the optioned stock six months after the date of grant, and as to 1/24(th) of the shares each month thereafter.
     Mr. Davis is Vice Chairman of the Board of Directors of Intraware.

 (4) Includes 30,000 shares issuable upon exercise of stock options exercisable within 60 days of October 31, 1999. Also includes 30,000 shares held from the exercise of stock options which were unvested and subject to Intraware's repurchase option as of October 31, 1999, should Mr. Freed's employment with Intraware terminate. Mr. Freed is Intraware's Executive Vice President and Chief Financial Officer.

 (5) Includes 63,750 shares issuable upon exercise of stock options exercisable within 60 days of October 31, 1999. Also includes 16,667 shares held from the exercise of stock options which were unvested and subject to Intraware's repurchase option as of October 31, 1999, should Mr. Brentano's employment with Intraware terminate. Mr. Brentano is Intraware's Vice President of Knowledge Services.

 (6) Includes 60,000 shares issuable upon exercise of stock options exercisable within 60 days of October 31, 1999. Mr. Krikke is Intraware's Vice President of Intraware International.

 (7) Includes 79,167 shares held from the exercise of stock options which were unvested and subject to Intraware's repurchase option as of October 31, 1999, should Mr. Pensky's employment with Intraware terminate. Mr. Pensky is Intraware's Vice President of Sales.

 (8) Includes 30,000 shares issuable upon exercise of stock options exercisable within 60 days of October 31, 1999. Also includes 15,000 shares issuable upon exercise of stock options exercisable in installments cumulatively with respect to twenty-five percent of the optioned stock six months after the date of grant, and as to 1/24(th) of the shares each month thereafter. Mr. Baer is a member of Intraware's Board of Directors.

 (9) Includes 30,000 shares issuable upon exercise of stock options exercisable within 60 days of October 31, 1999. Also includes 15,000 shares issuable upon exercise of stock options exercisable in installments cumulatively with respect to twenty-five percent of the optioned stock six months after the date of grant, and as to 1/24(th) of the shares each month thereafter. Ms. Byrnes is a member of Intraware's Board of Directors.

 (10) Includes 30,000 shares issuable upon exercise of stock options exercisable within 60 days of October 31, 1999. Also includes 15,000 shares issuable upon exercise of stock options exercisable in installments cumulatively with respect to twenty-five percent of the optioned stock six months after the date of grant, and as to 1/24(th) of the shares each month thereafter. Mr. Codd is a member of Intraware's Board of Directors.

 (11) Includes 15,000 shares issuable upon exercise of stock options exercisable in installments cumulatively with respect to twenty-five percent of the optioned stock six months after the date of grant, and as to 1/24(th) of the shares each month thereafter. Mr. Balen did not hold any shares of Intraware's capital stock as of October 31, 1999. Mr. Balen is a principal of Canaan Equity Partners, L.L.C. the general partner of Canaan
      Equity, L.P. Mr. Balen disclaims beneficial ownership of the 732,496 shares held by Canaan Equity L.P., except to the extent of his pecuniary interest arising from his interest as a principal of Canaan Equity Partners, L.L.C., the general partner of Canaan Equity Partners, L.P.
      Mr. Balen is a member of the Board of Directors of Intraware.

 (12) Includes an aggregate of 333,750 shares exercisable within 60 days of October 31, 1999. Certain of these shares are subject to repurchase at cost, which right of repurchase lapses at the rate of 1/4(th) at the end of one year from the date of grant and 1/48(th) of each month thereafter.

                              CERTAIN TRANSACTIONS

    In April 1998, Intraware issued an aggregate of 4,379,046 shares of Series D Preferred Stock to various investors at a purchase price of $2.68 per share. Attractor Ventures LLC purchased 1,121,496 shares, Canaan Equity Partners, L.L.C. purchased 1,121,496 shares, Kleiner Perkins Caufield & Byers purchased 186,916 shares and Technology Crossover Management II, L.L.C. purchased 1,121,496 shares. Mr. Balen, a partner of Canaan, is a member of Intraware's Board of Directors. Kleiner Perkins Caufield & Byers beneficially owned more than 5% of Intraware's outstanding capital stock at the time of this financing while each of Attractor, Canaan and Technology Crossover Management became beneficial owners of more than 5% of Intraware's outstanding capital stock as a result of this transaction. These shares of preferred stock were converted into common stock upon the closing of Intraware's initial public offering in March 1999.

    In July 1998, Intraware loaned to Mr. Jackson $300,000 at an annual interest rate of 8% secured, in part, by the pledge of 3,489,800 shares of Intraware common stock held by Mr. Jackson. Mr. Jackson is President, Chief Executive Officer and a director of Intraware. In March 1999, Mr. Jackson repaid both the principal and accrued interest of the loan.

                     INTERNET IMAGE SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

    The following selected historical financial data of Internet Image as of and for the years ended June 30, 1999 and 1998 and for the period from inception (July 24, 1996) to June 30, 1997 have been derived from the financial statements of Internet Image, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected historical financial data as of September 30, 1999 and for the three months ended September 30, 1999 and 1998 have been derived from the unaudited financial statements of Internet Image, which have been prepared on the same basis as the audited financial statements of Internet Image. The selected historical financial data should not be considered to be indicative of future results and should be read in conjunction with Internet Image's financial statements, the related notes thereto and "Internet Image Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                         THREE MONTHS ENDED
                                            SEPTEMBER 30,          YEAR ENDED JUNE 30,    FROM INCEPTION
                                      -------------------------   ---------------------    TO JUNE 30,
                                         1999          1998         1999        1998           1997
                                      -----------   -----------   ---------   ---------   --------------
                                      (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues......................    $  160        $   28       $   151     $    57        $   --
  Cost of net revenues..............        11             5            42          11            --
                                        ------        ------       -------     -------        ------
    Gross profit....................       149            23           109          46            --
                                        ------        ------       -------     -------        ------

Operating expenses:
  Research and development..........       363           306         1,262       1,163           336
  Sales and marketing...............       262           255         1,149         722            99
  General and administrative........       180            90           381         247           147
  Stock option compensation.........       128            73           343          --            --
                                        ------        ------       -------     -------        ------
    Total operating expenses........       933           724         3,135       2,132           582
                                        ------        ------       -------     -------        ------
Loss from operations................      (784)         (701)       (3,026)     (2,086)         (582)
Interest and other income(expense),
  net...............................         9             9            35         102            19
                                        ------        ------       -------     -------        ------
Net loss............................    $ (775)       $ (692)      $(2,991)    $(1,984)       $ (563)
                                        ------        ------       -------     -------        ------
Basic and diluted net loss per
  share.............................    $(0.23)       $(0.25)      $ (0.85)    $ (0.69)       $(0.28)
                                        ======        ======       =======     =======        ======
Shares used in computing basic and
  diluted net loss per share........     3,331         2,738         3,512       2,880         1,997
                                        ======        ======       =======     =======        ======


                                                                                     JUNE 30
                                                              SEPTEMBER 30,    -------------------
                                                                   1999          1999       1998
                                                              --------------   --------   --------
                                                               (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit)...................................       $(147)       $  531     $  705
Total assets................................................         866         1,627      1,194
Total shareholders' equity..................................          79           699        893

              INTERNET IMAGE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Internet Image Consolidated Financial Statements and the Notes thereto and the other information included elsewhere in this Proxy Statement/ Prospectus. Certain statements in this "Internet Image's Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. The forward looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward looking statements. For a more detailed discussion of these risks and other business risks, see "Risk Factors--Risks Related to Internet Image."

OVERVIEW

    Internet Image was incorporated in July 1996 and designs, develops and markets application deployment and management software products ("ADM") for network application software. To date, all of Internet Image's revenues have been derived from licenses of its products and related support and consulting services. Internet Image began shipping Targetlink 1.0, a ADM solution, in April 1998, Targetlink 3.0, in February 1999, Targetlink 4.0 in November 1999. Udeploy 1.0, a web ADM product was ready to ship in April 1999; Udeploy 2.0 a web ADM service platform was ready for subscriptions in August 1999. Internet Image currently expects that revenues from Targetlink and related support and consulting services will account for substantially all of its revenues for the remainder of 1999. Internet Image currently expects a portion of its revenue in 2000 to come from subscriptions of the Udeploy service. As a result, factors adversely affecting the pricing of or demand for ADM product or service would have a material adverse effect on Internet Image's business, operating results and financial condition. See "Risk Factors--Risks Related to Internet Image--Internet Image Faces Intense Competition and May Not Be Able to Compete Effectively" and "--Internet Image May Not Develop Products in Time to Meet Changing Technologies."

    Although Internet Image's revenues have increased since inception, it has incurred net losses in each quarter since inception through the year ended
June 30, 1999 and had an accumulated deficit of $5.5 million as of June 30, 1999. In addition, Internet Image incurred net loss of $775,000 for the quarter ended September 30, 1999. Internet Image's limited operating history makes the prediction of future operating results as a stand-alone company difficult. Accordingly, there can be no assurance that Internet Image's revenues as a stand-alone company would continue to grow or that it would ever be able to achieve profitability on a quarterly basis, or at all. See "Risk Factors--Risks Related to Internet Image--Internet Image is an Early Stage Company and May Not be Profitable in the Near Future."

    Internet Image licenses its software products through its direct sales force, OEMs, systems integrators, ISVs, VARs, and alliance partners. Revenues from its direct sales force accounted for 38% and 92% of Internet Image's total revenues for 1998 and 1999, respectively. Internet Image's ability to achieve significant revenue growth in the future as a stand-alone company would depend in large part on its success in recruiting and training sufficient direct sales personnel and in establishing and maintaining relationships with third party distribution channels.

                      INTERNET IMAGE RESULTS OF OPERATIONS
                FOR THE YEAR ENDED JUNE 30, 1997, 1998 AND 1999

TOTAL REVENUES

    Internet Image's revenues are derived from software license sales and support and consulting services. Annual support services are charged separately from software licenses.

    Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant Company obligations with regard to implementation or integration exist, the fee is fixed and determinable and collectibility is probable. Provisions for sales returns are provided at the time of revenue recognition based upon estimated returns.

    Annual support revenues consist of ongoing support and product updates and are recognized ratably over the term of the related contract. Payments received in advance of revenue recognition are recorded as deferred revenue. Training and consulting service revenue is recognized as the services are performed.

    In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition," which Internet Image has adopted for transactions entered into during the fiscal year beginning July 1, 1997. SOP 97-2 generally requires revenue earned on software licenses involving multiple elements to be allocated to each element based on the relative fair values of the elements using vendor-specific objective evidence of such value. The revenue allocated to software licenses generally is recognized upon delivery of the products. The revenue allocated to support is recognized ratably over the term of the support and revenue allocated to service elements is recognized as the services are performed. In connection with the adoption of SOP 97-2, Internet Image analyzed all of the elements included in Internet Image's multiple-element arrangements and determined that Internet Image does not have sufficient evidence to allocate revenue to the license and support components of its existing licenses. As a result, Internet Image ratably recognizes its license revenue under multiple-element arrangements over the term of the service period. As of June 30, 1999 total license and service fee of $732,000 was deferred due to adoption of SOP 97-2.

    Internet Image's license and service revenues increased from $57,000 in 1998 to $151,000 in 1999. License and service revenues increased primarily as a result of an increase in the number of licenses sold, reflecting increased market awareness and acceptance of Internet Image's enterprise network application software and expansion of its direct sales organization.

    Export revenues include all revenues from sales outside the United States and accounted for 94%, and 29% of total revenues in 1998 and 1999 respectively. Internet Image does not expect that international license and related service revenues as a stand-alone company would continue to account for a significant portion of its total revenues in the future. Internet Image believes that in order to increase sales opportunities, it will be required to expand its international operations. There can be no assurance, however, that Internet Image will be able to maintain or increase international market demand for its software products and services.

    Internet Image's license agreements typically require the payment of a nonrefundable, one-time license fee for a license of specified term, which may be perpetual. Customers can terminate the license at any time but do not have a right of refund for the fees for licenses. Internet Image can terminate the license agreement only upon a material breach by the other party, provided that the breach is not cured within a specified period.

COST OF REVENUES

    Cost of license revenues consist primarily of royalties paid to third party vendors, product packaging, documentation and production. Cost of service revenues consist primarily of personnel-related and facilities costs incurred in providing customer support, training and consulting services. Cost of license and service revenues increased 282% from $11,000 in 1998 to $42,000 in 1999.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and benefits for Internet Image's engineering and development personnel and fees paid to consultants. To date all research and development expenses have been expensed as incurred. Research and development expenses increased 257% from $336,000 in 1997 to $1.2 million in 1998 and increased an additional 8% from $1.2 million in 1998 to $1.3 million in 1999. The increase was primarily related to increased headcount associated with product development. Internet Image expects that research and development expenses as a stand-alone company would continue to increase in absolute dollars through additional investments in developing enterprise network application software.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and commissions earned by sales and marketing personnel, field office expenses, travel and entertainment and promotional expenses. Sales and marketing expenses increased significantly from $99,000 in 1997 to $722,000 in 1998 and by an additional 52% from $722,000 in 1998 to $1.1 million in 1999. The increase in sales and marketing expenses resulted primarily from the expansion of Internet Image's direct sales force through the addition of sales and marketing personnel and the expansion of direct marketing programs.

    GENERAL AND ADMINISTRATIVE. Internet Image's general and administrative expenses consist primarily of salaries and benefits for Internet Image's general management and administrative personnel as well as fees paid for professional services. These expenses increased by 68% from $147,000 in 1997 to $247,000 in 1998 and increased by an additional 54% from $247,000 in 1998 to $381,000 in 1999. The increase in general and administrative expenses resulted primarily from the need for additional general and administrative personnel to support expansion of Internet Image's operations.

STOCK COMPENSATION

    Stock compensation expense was $0, $0 and $343,000 in 1997, 1998 and 1999, respectively.

    Stock compensation expense is an ongoing charge through April 2002 that is related to employee stock options granted in 1998 and 1999.

FOR THE QUARTER ENDED SEPTEMBER 30, 1998 AND 1999

TOTAL REVENUES

    License and service revenues increased by 471% from $28,000 for the quarter ended September 30, 1998 to $160,000 for the quarter ended September 30, 1999. License and service revenues increased primarily as a result of an increase in the number of licenses sold, reflecting increased market awareness and acceptance of Internet Image's enterprise network application software and expansion of its direct sales force.

COST OF REVENUES

    Cost of license and service revenues increased by 120% from $5,000 for the quarter ended September 30, 1998 to $11,000 for the quarter ended September 30, 1999. Cost of license and service revenues increased primarily as a result of an increase in the number of licenses sold.

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
OPERATING EXPENSES

RESEARCH AND DEVELOPMENT

    Research and development expenses increased by 19% from $306,000 in the quarter ended September 30, 1998 to $363,000 for the quarter ended
September 30, 1999. The increase was primarily related to increased headcount associated with product development.

SALES AND MARKETING

    Sales and marketing expenses increased by 3% from $255,000 for the quarter ended September 30, 1998 to $262,000 for the quarter ended September 30, 1999. The increase in sales and marketing expenses resulted primarily from the addition of sales personnel and the offset from decrease of advertising cost from $32,000 for the quarter ended September 30, 1998 to $8,000 for the quarter ended September 30, 1999.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses increased by 100% from $90,000 in the quarter ended September 30, 1998 to $180,000 in the quarter ended September 30, 1999. The increase in general and administrative expenses resulted primarily from the legal fees and audit fees related to the merger.

STOCK COMPENSATION

    Stock compensation expense was $73,000, and $128,000 in the quarter ended September 30, 1998 and 1999, respectively.

    Stock compensation expense is an ongoing charge through April 2002 that is related to employee stock options granted in 1998 and 1999.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, Internet Image has funded its operations primarily through the private sale of equity securities, which totaled $5.8 million (net of issuance costs) as of June 30, 1999.

    Net cash used in operating activities was $533,000, $1.7 million, $2.3 million and $420,000 in 1997, 1998, 1999 and the quarter ended
September 30, 1999, respectively. For such periods, net cash used in operating activities resulted primarily from net losses and increases in accounts receivable associated with increased revenue, partially offset by increases in accounts payable, accrued liabilities and deferred revenue. Cash flows used in investing activities was $89,000, $116,000, $50,000 and $79,000 for 1997, 1998,
1999 and the quarter ended September 30, 1999, respectively. Internet Image's investing activities consisted primarily of purchases of property and equipment as well as software. Net cash provided by financing activities was $2.2 million, $1.2 million, $2.4 million and $25,000 for 1997, 1998, 1999 and the quarter ended September 30, 1999, respectively. Cash flows from financing activities consisted primarily of proceeds from the private sale of equity securities and employees' exercise of stock options.

    Internet Image estimates that the proceeds from customers' payments together with existing cash and cash equivalents will be sufficient to fund its liquidity requirements through December 1999.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Failure to accept four digit entries could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business

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activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Internet Image has not commenced an audit of its internal operating systems to determine whether they are Year 2000 compliant. However, Internet Image does not believe it will incur significant incremental costs, if any, in order to bring its internal operating systems into Year 2000 compliance. Based upon Internet Image's design and testing of its software products, Internet Image believes that its software products are Year 2000 compliant. However, there can be no assurance that this is the case or that Internet Image products will integrate with the products in the Year 2000 in a compliant manner and failure of Internet Image's software products to operate properly with regard to Year 2000 compliance could require Internet Image to incur significant unanticipated expenses to remedy any problems and could have a material adverse effect on Internet Image's business, financial condition and results of operations.

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
                            INTERNET IMAGE BUSINESS

    The discussion in this Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. Internet Image's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed in this section and the sections entitled "Risk Factors," as well as those discussed elsewhere in this Proxy Statement/Prospectus.

    Internet Image, Inc. designs, develops and markets Internet and intranet intelligent Application Deployment and Management (ADM) solutions. The management and updating of software applications over the intranet and Internet has become more and more obvious to managers of corporate IT systems. A key benefit of Internet Image's solutions is that they allow corporate IT professionals to deploy, manage and maintain software and digital information over the intranet or the Internet. Moreover, Internet Image realized the demand of individual users and small and medium sized companies for Management Information System (MIS) services similar to those services provided by a large corporation's MIS department. Internet Image's Udeploy solution is designed to be the virtual MIS department for Internet or Web communities.

BACKGROUND

    Companies today have significant investments in software applications that automate discrete business processes. These software applications are frequently updated and upgraded and require system administrators to manage and deploy the updated versions of the software applications over the intranet and Internet to the users, either employees or customers. Companies are seeking to accomplish the deployment of these update or upgrade functions in an accurate, fast and low cost manner. Internet Image's ADM products are designed to address this need.

PRODUCTS

    Internet Image has developed two products intended to allow organizations to deploy and manage network-based applications.

    TARGETLINK: TargetLink is an enterprise application deployment and management software product coded in Java which is designed to allow for cross platform application.

    UDEPLOY: Udeploy is the virtual ADM platform for deploying and managing software applications for entire Internet or Web communities.

STRATEGY

    Internet Image's objective is to be the leading provider of ADM platform for deployment and management of software applications for the intranet and Internet. Internet Image's strategy to achieve this objective, includes the following elements:

    DELIVER TARGETLINK PRODUCT BASED ON CROSS-PLATFORM ENVIRONMENTS: Internet Image's goal is to continue to introduce TargetLink on Unix and Mac standards. Internet Image believes that support of open platforms will enable Internet Image to penetrate markets such as financial services, education, insurance and telecommunications which rely on multiple computer platforms.

    PROVIDE UDEPLOY SERVICE FOR SMALL AND MEDIUM SIZED COMPANIES: Internet Image's Udeploy web site will provide ADM services to companies which cannot justify having a complete MIS department to manage and deploy software applications, for fees based on utilization of the services.

    DEVELOP KEY TECHNOLOGY AND MARKETING RELATIONSHIPS: Internet Image has entered into and intends to continue to develop strategic technology and marketing relationships that will accelerate market

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penetration and acceptance of Internet Image's products. Technical relationships enable Internet Image to rapidly integrate new product features and penetrate technical target markets such as Unix and Mac platforms. Marketing relationships provide access to a customer prospect base and joint marketing activities in target markets.

    IMPLEMENT COMPREHENSIVE DISTRIBUTION STRATEGY: Internet Image has a worldwide distribution strategy which relies on both direct and indirect channels. It plans to continue to expand its direct sales, support and service organizations to focus on strategic accounts. Internet Image plans to expand its presence through indirect channels by establishing new relationships and leveraging its existing relationships with systems integrators, distributors, OEMs, VARs and ISVs.

SERVICES AND SUPPORT

    Internet Image believes that a high level of customer service, support and education programs are important to successfully develop and market its products and strengthen relationships with leading customers. Internet Image offers three types of services: maintenance, training, and consulting. Substantially all of Internet Image direct sales to customers include maintenance contracts, which are typically for twelve months and entitle customers to upgrades, if and when available, and technical support.

    Internet Image's training and consulting services are designed to educate its existing and potential customers and support its customers and resellers in implementing Internet Image's software solutions. Internet Image believes its services play a significant role in teaching its customers, resellers and training partners how to deliver Internet Image's solutions. Internet Image recently began offering on-site and custom training services.

STRATEGIC RELATIONSHIPS

    Internet Image has built some strategic alliances to aid in accelerating the adoption of its products. These alliances are designed to enable it to focus on development. Internet Image seeks to establish close engineering and marketing relationships with strategic partners such as hardware vendors, database software vendors, Internet e-commerce vendors and applications service providers. Internet Image has also established alliance agreements with certain systems integrators and with ISVs. The objective of these alliances is to provide Internet Image's customers with complete business solutions and to establish many trained experts in Internet Image's products.

SALES AND MARKETING

    Internet Image's objective is to achieve the broadest market penetration by employing multiple distribution channels, including direct sales, OEMs, systems integrators, ISVs and VARs. Internet Image's direct sales force focuses on large strategic accounts and leverages strategic relationships to access target accounts in vertical markets such as DHL Airways, Inc. and Forte Software, Inc. Internet Image seeks to establish and maintain strategic relationships with hardware vendors, application service providers and database vendors for the purpose of providing Internet Image with access to a large installed base of potential customers. Internet Image also engages in joint marketing programs and targeted industry events with these vendors.

    Internet Image's marketing efforts are designed to promote general awareness of its products and services and support its direct and indirect sales channels. Internet Image engages in a number of marketing activities, including public relations and direct marketing, and participates in major industry trade shows.

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
CUSTOMERS

    Internet Image's products are used by major organizations and ISVs. Major customers include Lucent Technologies, DHL Airways, Inc., Teradyne, Inc., Forte Software, Inc. (a subsidiary of Sun Microsystems, Inc.) and CCD Online Systems. See Note 1 of Notes to Internet Image's Consolidated Financial Statements for information with respect to significant customers.

RESEARCH AND DEVELOPMENT

    Internet Image believes that its future success depends in large part on its ability to enhance its product line, develop new products and services, maintain technological leadership, and satisfy continually changing customer requirements for application software deployment and management. Its product management and engineering groups are responsible for product architecture, functionality, and quality assurance as well as for new product definition and development.

    Internet Image has made substantial investment in product development and technology integration. Its product line has been developed primarily by an internal development staff.

COMPETITION

    The market for application software deployment and management is intensely competitive and characterized by rapid changes in Internet technology, frequent new product introductions and rapidly changing customer requirements. Internet Image's ADM function can in some cases also be implemented using a web download with minimum or no control of the deployment status. As such, Internet Image effectively experiences some competition from potential customers' decisions to pursue this type of approach as opposed to utilizing an ADM platform such as Internet Image's products. As a result, Internet Image must continuously educate existing and prospective customers as to the advantages of Internet Image's products. There can be no assurance that these customers or potential customers will perceive sufficient value in Internet Image's products to justify purchasing them.

    Internet Image has experienced and expects to continue to experience increased competition from current and future competitors, many of whom have significantly greater financial, technical, marketing and other resources than Internet Image. Internet Image's competitors may be able to embed ADM technology in broader software platforms, respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than Internet Image. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to Internet Image's detriment. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect Internet Image's business, operating results and financial condition. There can be no assurance that Internet Image will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon Internet Image's business, operating results and financial condition.

PROPRIETARY TECHNOLOGY

    Internet Image relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Internet Image also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. See "Risk Factors--Risks Related to Internet Image--If Internet Image is Unable to Adequately Protect its Intellectual Property, Its Business Could Suffer."

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
EMPLOYEES

    As of September 30, 1999, Internet Image had a total of 29 employees, not including consultants, of which 8 were engaged in sales, marketing, and alliance management, 15 in research and development, 2 in technical support, and 4 in general and administration.

FACILITIES

    Internet Image leases a total of approximately 4,200 square feet of office space in Fremont, California under a 3-year lease agreement which commenced in July 1997.

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
                           INTERNET IMAGE MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning Internet Image's current executive officers and directors.

NAME                                 AGE                              POSITION
----                               --------   ---------------------------------------------------------
Lung C. Tsai.....................     51      Founder, Chief Executive Officer and Director
Andy Lee.........................     36      Founder, President, Chief Technology Officer and Director
William J. Almon.................     66      Chairman and Director
Austin Jieh......................     50      Director
Luke Lien........................     48      Director
Masaharu Shinya..................     56      Director

    LUNG C. TSAI co-founded Internet Image in July 1996 and has served as a director since inception. He served as Chairman from inception to December 1998, and Chief Executive Officer since February 1997. From June 1987 to March 1993, Mr. Tsai was co-founder of and served as a Vice President of Operations and Vice President of International Sales and Marketing for Destiny Technology Corp., a laser printer controller firmware development company. Before 1987, Mr. Tsai served as Vice President of System Developments for Mellon Bank and Bank of America. Mr. Tsai currently serves as a director of Orbon Corporation, a pharmaceutical research and development start-up company. Mr. Tsai holds a M.S. in Management and Information Science from the University of Texas and a M.S. from Texas Tech University.

    ANDY LEE co-founded Internet Image in July 1996 and has served as a director and Chief Technology Officer since its inception. He served as Vice President of Engineering from inception through August 1998 and has since served as President. From May 1994 to July 1996, Dr. Lee worked as the Senior Development Engineer in HP Internet Server Lab, responsible for the system design of network server series. From May 1990 to May 1994, Dr. Lee worked as the senior member of the technical staff at the Digital Sound and Sight division of Silicon Graphics, Inc. From May, 1988 to May 1990, Dr. Lee worked at LSI and Amdahl as a development engineer. Dr. Lee received his Ph.D. from Stanford University and holds a honorary Ph.D. degree from Southeastern University in China. Dr. Lee is also a guest professor at Southeastern University and a visiting professor at Tsinghua University.

    WILLIAM J. ALMON has been a director and Chairman of Internet Image since January 1999. Mr. Almon spent 30 years with IBM holding executive positions in both software and hardware management. After IBM, he served as President of Conner Peripherals, Inc. and founded StorMedia Inc. Mr. Almon received his B.S. degree from the United States Military Academy at West Point, and pursued graduate studies at the Georgetown University School of Economics. He serves as a Director of Read Rite Corporation, Sigma Designs, Inc., Netfish and HDI.

    AUSTIN JIEH has been a director of Internet Image since July 1996. Since 1995, Mr. Jieh has served as President and CEO of InterPac, a venture investment and consulting company. In 1995 Mr. Jieh was the President and CEO of W.I. Harper Group. From 1992 to 1995 Mr. Jieh served as the President of Lion America Corp. and from 1987 to 1992 Mr. Jieh was General Manager of U.S. Sertek Inc., a division of Acer Sertek Incorporated. Mr. Jieh has an MBA degree from Santa Clara University.

    LUKE LIEN has been a director of Internet Image since February 1999.
Dr. Lien is a general partner of PacLink Management Corporation. Prior to his venture fund management career, Dr. Lien worked for IBM as a research staff member at IBM Watson Research Center for 17 years. At IBM, Dr. Lien served as a manager and senior manager, and eventually became a director of the IBM Global Network Division. As an international assignee from IBM, he spent 5 years at IBM Japan to establish a multimedia laboratory for IBM Tokyo Research Lab and 1 year in Beijing to set up IBM Beijing

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
Research Lab. Since 1993, Dr. Lien has served as Science & Technology consultant for the Taiwan Government (Executive Yuen). Dr. Lien received his Ph.D. in Computer Science from the University of Texas at Austin.

    MASAHARU SHINYA has served as a director of Internet Image since June 1997. Mr. Shinya served as President of Kanematsu Semiconductor Corporation from July 1990 through March 1999 and continues to serve as an advisor to Kanematsu.
Mr. Shinya also serves as the Chairman and Chief Executive Officer of Global Alliance, Inc. and Universe Electron Corporation, and as the Chairman of Programmable Silicon Solutions. In addition, Mr. Shinya is a director of Altigen Communications Inc., Capella Microsystems, Inc. and Impala Linear Corporation. Mr. Shinya received a Bachelors degree in Economics from Waseda University in Japan.

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
         SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF
                                 INTERNET IMAGE

    The following table sets forth the beneficial ownership of Internet Image Capital Stock as of October 31, 1999, as to

    - each person who is known by Internet Image to own beneficially more than 5% of the outstanding shares of Internet Image Common Stock or more than 5% of Internet Image Preferred Stock, on an as-converted basis,

    - each director of Internet Image,

    - the Chief Executive Officer of Internet Image,

    - all directors and executive officers as a group.

                                                   NUMBER OF
                                                    SHARES                              PERCENT
                                                 BENEFICIALLY          CLASS OF       BENEFICIALLY
SHAREHOLDERS                                       OWNED(1)           SECURITIES      OWNED(1)(2)
------------                                       --------           ----------      -----------
Chao Ping Wang..............................         887,080        Common and            9.95%
  4F, 82 Liu-Chou Street                                            Preferred Stock
  Taipei, Taiwan, R.O.C.
Austin Jieh.................................         493,540        Common and            5.54%
  10 Mulberry Court, #6                                             Preferred Stock
  Belmont, CA 94002
Andy Lee....................................       1,000,000        Common Stock         11.22%
  340 Ohlones Street
  Fremont, CA 94539
Lung Tsai(3)................................         866,874        Common and            9.72%
  7050 Foothill Boulevard                                           Preferred Stock
  Pleasanton, CA 94566
William J. Almon(4).........................         455,556        Common and            5.11%
  10570 Blandor Way                                                 Preferred Stock
  Los Altos Hills, CA 94024
Masaharu Shinya(5)..........................         510,000        Common and            5.72%
  1-6-1-3601 Harumi, Chuo-ku                                        Preferred Stock
  Tokyo, 104-0053, Japan
Apex Venture Capital Corporation............         333,334        Preferred Stock       3.74%
  5th Fl., No. 143, Sec. 2, Min-Sheng E.
    Road
  Taipei, Taiwan, R.O.C.
Pac-Link Fund and Tai Yuen Venture..........         671,668        Common and            7.53%
  Capital Investment Corporation(6)                                 Preferred Stock
  14Fl., No. 2, Tun Hwa S. Road, Sec. 2
  Taipei, Taiwan, R.O.C.
Luke Lien(7)................................         813,891        Common and            9.13%
  14Fl., No. 2, Tun Hwa S. Road, Sec. 2                             Preferred Stock
  Taipei, Taiwan, R.O.C.
Steve Tsai..................................         207,050        Common Stock          2.32%
  2583 Hill Park Drive
  San Jose, CA 95124
All directors and executive officers as a          4,139,861        Common and           46.44%
  group (6 persons)(8)......................                        Preferred Stock

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
------------------------

(1) Except as indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of Internet Image Capital Stock shown as beneficially owned by them. The number of shares of Internet Image Preferred Stock beneficially owned is presented as the number of shares of Internet Image Common Stock issuable upon conversion of such preferred stock. Each share of Internet Image Series A, Series B and Series C Preferred Stock is convertible into one (1) share of Internet Image Common Stock.

(2) Percentage ownership is based on 3,606,603 shares of Internet Image Common Stock, and 5,308,341 shares of Preferred Stock on an as-converted basis, outstanding on October 31, 1999. The number of shares of Internet Image Common Stock and Preferred Stock beneficially owned includes the shares issuable pursuant to stock options and warrants that are exercisable within 60 days of October 31, 1999 (including options that will accelerate at the Effective Time). Shares issuable pursuant to stock options or warrants are deemed outstanding for computing the percentage owned by the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(3) Includes 603,540 shares of Common Stock held in the name of the Tsai Family Trust U/D/T dated May 20, 1998, of which Mr. Tsai is a Trustee.

(4) Includes an option to purchase 300,000 shares that will accelerate at the Effective Time.

(5) Includes 115,000 shares of Common Stock held by Sachiko Shinya, the wife of Mr. Shinya and 50,000 shares of Series B Preferred Stock held by Masami Shinya, the daughter of Mr. Shinya. Also includes 166,667 shares of Series B Preferred Stock held directly by Mr. Shinya and options to purchase 11,666 shares of Common Stock that are exercisable within 60 days of October 31, 1999. In addition, includes 166,667 shares of Series B Preferred Stock held by Kanematsu Semiconductor Corporation, of which Mr. Shinya was a President through March 1999 and currently serves as an advisor. Mr. Shinya disclaims beneficial ownership of the shares held by Kanematsu Semiconductor Corporation, except to the extent of his pecuniary interest therein.

(6) Includes 333,334 shares held by Pac-Link Fund and 333,334 shares held by Tai Yuen Venture Capital Investment Corporation, both of which are managed by Pac-Link Management Inc., of which Mr. Lien is a general partner. Also includes an option to purchase 5,000 shares of Common Stock that is immediately exercisable held by Pac-Link Management Inc.

(7) Includes an option to purchase 5,000 shares of Common Stock that is immediately exercisable held by Pac-Link Management Inc., of which Mr. Lien is a general partner. Also includes 333,334 shares held by Pac-Link Fund and 333,334 shares held by Tai Yuen Venture Capital Investment Corporation, both of which are managed by Pac-Link Management Inc. Additionally includes 142,223 shares held by Win & Win Management Inc., of which Mr. Lien is Chairman, an advisor and an investor. Mr. Lien disclaims beneficial ownership of the shares held by Pac-Link Management Inc, Pac-Link Fund, Tai Yuen Venture Capital Corporation and Win & Win Management Inc., except to the extent of his pecuniary interest therein.

(8) Includes options to purchase 311,666 shares of Common Stock that are exercisable within 60 days of October 31, 1999 (See notes (4) and (5)) and options to purchase 5,000 shares of Common Stock which are immediately exercisable (See notes (6) and (7)).

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
                               DISSENTERS' RIGHTS

    If the merger agreement is approved by the required vote of Internet Image shareholders and is not abandoned or terminated, holders of Internet Image capital stock who did not vote in favor of the merger may, by complying with Sections 1300 through 1312 of the California Corporations Code, be entitled to dissenters' rights as described therein. The record holders of the shares of Internet Image capital stock that are eligible to, and do, exercise their dissenters' rights with respect to the merger are referred to herein as "Dissenting Shareholders," and the shares of stock with respect to which they exercise dissenters' rights are referred to herein as "Dissenting Shares."

CALIFORNIA DISSENTERS' RIGHTS

    The following discussion is not a complete statement of California law relating to dissenters' rights. The following discussion is qualified in its entirety by reference to Sections 1300 through 1312 of the California Corporations Code attached to this Joint proxy statement/prospectus as Annex VI and incorporated herein by reference. This discussion and Sections 1300 through 1312 of the California Corporations Code should be reviewed carefully by any holder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

    ANNEX VI SHOULD BE REVIEWED CAREFULLY BY ANY INTERNET IMAGE SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THE PROCEDURES OF THE STATUTE WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

    Shares of Internet Image stock must satisfy each of the following requirements to qualify as Dissenting Shares under California law:

    - the shares of Internet Image capital stock must have been outstanding on the Internet Image Record Date;

    - the shares of Internet Image stock must not have been voted in favor of the merger;

    - the holder of such shares of Internet Image stock must make a written demand that Internet Image repurchase such shares of Internet Image capital stock at fair market value (as described below); and

    - the holder of such shares of Internet Image capital stock must submit certificates for endorsement (as described below).

    A vote by proxy or in person against the merger does not in and of itself constitute a demand for appraisal under California law.

    Pursuant to Sections 1300 through 1312 of the California Corporations Code, holders of Dissenting Shares may require Internet Image to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

    Within ten days following approval of the merger by Internet Image shareholders, Internet Image is required to mail to deliver a dissenters' notice to each person who did to vote in favor of the merger. The dissenters' notice must contain the following:

    - A notice of the approval of the merger,

    - A statement of the price determined by Internet Image to represent the fair market value of Dissenting Shares (which shall constitute an offer by Internet Image to purchase such Dissenting Shares at such stated price), and

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
    - A brief description of the procedures for such holders to exercise their rights as Dissenting Shareholders.

    Within 30 days after the date on which the notice of the approval of the merger by the outstanding shares is mailed to Dissenting Shareholders, a Dissenting Shareholder must:

    - Demand that Internet Image repurchase such shareholder's Dissenting
      Shares.

       - The demand shall set forth the number and class of Dissenting Shares held of record by such Dissenting Shareholder that the Dissenting Shareholder demands that Internet Image purchase, and

       - The demand shall include a statement of what such Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the announcement of the proposed merger. The statement of fair market value constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price within such 30-day period.

    - Submit to Internet Image or its transfer agent certificates representing any Dissenting Shares that the Dissenting Shareholder demands Internet Image purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are not Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

    If upon the Dissenting Shareholder's surrender of the certificates representing the Dissenting Shares Internet Image and a Dissenting Shareholder agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid to the Dissenting Shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived.

    If Internet Image and a Dissenting Shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as Dissenting Shares, such holder has the right to bring an action in California Superior Court, within six months after the date on which the notice of the shareholders' approval of the merger is mailed, to resolve such dispute. In such action, the court will determine whether the shares of Internet Image common stock held by such shareholder are Dissenting Shares, the fair market value of such shares of Internet Image common stock, or both. California law provides, among other things, that a Dissenting Shareholder may not withdraw the demand for payment of the fair market value of Dissenting Shares unless Internet Image consents to such request for withdrawal.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF INTRAWARE CAPITAL STOCK

    The authorized capital stock of Intraware consists of 260,000,000 shares of capital stock, of which 250,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock.

INTRAWARE COMMON STOCK

    As of October 31, 1999, 24,518,976 shares of Intraware common stock were outstanding. After giving effect to the transactions contemplated by the merger agreement, and assuming there were no other issuances of common stock after October 31, 1999, there would be approximately 25,931,536 shares of Intraware common stock outstanding. There have been issuances of Intraware common stock after October 31, 1999. The holders of Intraware common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders may not cumulate votes in connection with the election of directors. The holders of Intraware common stock are entitled to receive ratably

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such dividends, if any, as may be declared from time to time by the Board of
Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Intraware, the holders of Intraware common stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of liquidation preferences to holders of Intraware preferred stock, if any. Intraware common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Intraware common stock. All outstanding shares of Intraware common stock are fully paid and non-assessable, and the shares of Intraware common stock to be outstanding upon completion of the merger will be fully paid and non-assessable.

INTRAWARE PREFERRED STOCK

    Intraware has 10,000,000 shares of Intraware preferred stock authorized, of
which, as of       , 1999, no shares were outstanding. The Intraware Board of
Directors has the authority to issue these shares of Intraware preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions, qualifications and limitations granted to or imposed upon any unissued and undesignated shares of Intraware preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders (subject to applicable stock exchange rules). The Intraware Board of Directors, without stockholder approval (subject to applicable stock exchange rules), may issue Intraware preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Intraware common stock, and the issuance of Intraware preferred stock may have the effect of delaying, deferring or preventing a change in control of Intraware.

TRANSFER AGENT AND REGISTRAR

    Harris Trust Company of California, serves as the transfer agent and registrar of Intraware common stock.

DESCRIPTION OF INTERNET IMAGE CAPITAL STOCK

    The authorized capital stock of Internet Image will consist, prior to the closing of the merger, of 28,637,781 shares of capital stock, of which 20,000,000 shares are common stock with no par value, and 8,637,781 shares are preferred stock with no par value.

INTERNET IMAGE COMMON STOCK


    As of the record date, 3,607,936 shares of Internet Image common stock were outstanding. The holders of Internet Image common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Shareholders may cumulate votes in connection with the election of directors. Subject to the preferential rights of the Internet Image preferred stock, the holders of shares of Internet Image common stock are entitled to receive dividends payable either in cash, property of shares of capital stock, when and if declared by Internet Image's Board of Directors out of funds legally available therefor.


    Internet Image common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to Internet Image common shareholders. All outstanding shares of Internet Image common stock are fully paid and non-assessable.

    In the event of any dissolution, liquidation, or winding up of the affairs of Internet Image, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Internet Image preferred stock, holders of Internet Image common stock and preferred stock are entitled, unless otherwise required by law, to receive all of the remaining assets of Internet Image of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Internet Image common stock held by them assuming conversion of all such preferred stock.

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INTERNET IMAGE PREFERRED STOCK


    As of the record date, 5,308,341 shares of Internet Image preferred stock were outstanding of which 2,330,000 shares are Series A preferred stock, 1,863,337 shares are Series B preferred stock and 1,115,004 shares are Series C preferred stock, referred to as the "convertible preferred stock". No dividend shall be paid on or declared and set apart for the shares of Common Stock until dividends are first paid on or declared and set apart on the convertible preferred stock in the following amounts: $0.015 per share of Series A preferred stock; $0.09 per share of Series B preferred stock; and $0.135 per share of Series C preferred stock. Such dividends and preference amounts are not cumulative and dividends shall be paid only when and if declared by the Board of Directors. No dividend shall be paid on or declared and set apart for the shares of any series of convertible preferred stock for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend preference of such series, shall be paid on or declared and set apart for the shares of all other such series of convertible preferred stock. In the event of any liquidation, dissolution or winding up of Internet Image, holders of each share of convertible preferred stock shall be entitled to be paid first out of the assets of Internet Image available for distribution to holders of Internet Image capital stock before any sums shall be paid or any assets distributed among the holders of Internet Image common stock, an amount equal to the greater of:


    - $0.25 per share of Series A preferred stock, $1.50 per share of Series B preferred stock and $2.25 per share of Series C preferred stock plus an amount equal to all accrued and unpaid dividends thereon, or

    - after the distributions described in the paragraph above have been paid in full, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each, assuming conversion of all preferred stock into common stock.

    Each holder of convertible preferred stock has the right, at his or her option, to convert his or her shares into shares of Internet Image common stock.

    Each share of convertible preferred stock is convertible into one share of Internet Image common stock at the option of the holder thereof. All shares of convertible preferred stock are automatically converted into Internet Image common stock upon the closing of certain underwritten public offerings in which the aggregate proceeds to Internet Image exceed $10,000,000.

REGISTRATION RIGHTS

    The holders of the Internet Image convertible preferred stock, or their permitted transferees are entitled to certain rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between Internet Image and the holders of registrable securities dated February 1, 1999. Holders of these securities may require on two separate occasions that Internet Image register their shares for public resale on Form S-3 or similar short-form registration, provided Internet Image is eligible to use form S-3 or similar short-form registration and provided further that the value of the securities to be registered is at least $1,000,000. All S-3 registration expenses and other expenses of registered offerings shall be borne pro rata among the selling shareholders.

    In the event Internet Image elects to register any of its shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration ("Piggyback Registration"), subject however to the right of Internet Image to reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any Piggyback Registration other than underwriting discounts and commissions will be borne by Internet Image.

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    In addition, the holders of the convertible preferred stock have demand registration rights with respect to their outstanding shares. Under these registration rights, holders of at least 650,000 shares of such securities may require on two occasions, commencing on April 1, 2001, or six months after the effective date of Internet Image's initial public offering, that Internet Image register not less than 50% of such shares, or any lesser number of shares if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5,000,000, for public resale.

TRANSFER AGENT AND REGISTRAR

    The Law Office of Robert D. Cochran currently acts as the transfer agent and registrar of Internet Image capital stock.

COMPARISON OF CAPITAL STOCK OF INTRAWARE AND INTERNET IMAGE

    Intraware is incorporated in the State of Delaware and Internet Image is incorporated in the State of California. Following the merger, Internet Image will continue to be governed by the California Corporations Code and Intraware will continue to be governed by the Delaware General Corporation Law. Shareholders of Internet Image, however, will hold Intraware common stock rather than Internet Image common stock. Therefore, the rights of such shareholders will be governed by Delaware law, and the provision of the Intraware amended and restated certificate of incorporation and the Intraware bylaws, rather than the Internet Image articles of incorporation and the Internet Image bylaws. The following is a summary of the comparison of some provisions of California law and Delaware law and the charters and bylaws of the respective corporations. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate statutes of those states and the corporate charter and bylaws of Intraware and Internet Image.

AMENDMENT OF BYLAWS


    Under Delaware law, bylaws may be amended by stockholders entitled to vote; however, a corporation may confer the power to amend bylaws upon the directors. The fact that such power has been so conferred upon the directors does not divest the stockholders of their power to amend the bylaws. Intraware's Amended and Restated Certificate of Incorporation states that Intraware's bylaws may be amended by the Intraware Board, and the Intraware bylaws state that the Intraware bylaws may be amended by the Intraware Board or, except as otherwise required by law, by the affirmative vote of the holders of the shares entitled to vote on such matter. Under California law and the Internet Image bylaws, the Internet Image bylaws may be amended or repealed either by the Internet Image Board or by the holders of a majority in interest of the outstanding shares of Internet Image, except that a change in the authorized number of directors may only be effected by a vote of the majority of the outstanding stock entitled to vote thereon; however, under California law, an amendment reducing the minimum number of directors to less than five cannot be adopted if votes cast against its adoption are equal to or more than 16 2/3% of the outstanding shares entitled to vote thereon.


AMENDMENT OF INTRAWARE CERTIFICATE AND INTERNET IMAGE ARTICLES

    Delaware law provides that approval of a majority of the outstanding stock entitled to vote thereon is required to amend a certificate of incorporation. Intraware's certificate of incorporation provides for amendment in compliance with the provisions of Delaware law. Under California law, a corporation's articles of incorporation may be amended by the approval of a majority of the outstanding shares.

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SPECIAL MEETINGS OF STOCKHOLDERS OR SHAREHOLDERS



    Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Intraware's bylaws permit a special meeting to be called for any purpose or purposes by


    - the board of directors,

    - the chairman of the board of directors, or

    - Intraware's president.

    Under California law and the Internet Image bylaws, a special meeting of shareholders may be called by the board of directors, the chairman of the board of directors, the president, or by one or more of the holders of shares entitled to cast not less than 10% of the votes of such meetings.


ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS OR SHAREHOLDERS



    Under Delaware law, unless otherwise provided in Intraware's certificate of incorporation, any action which may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if written consents setting forth the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stock entitled to vote thereon were present and voted. Intraware's certificate eliminates the ability of stockholders to vote by written consent.


    Under California law, shareholders may execute an action by written consent in lieu of a shareholder meeting. The Internet Image bylaws provide that any action which may be taken at a meeting of shareholders may be taken without a meeting and without prior notice if written consents setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

SIZE OF THE BOARD OF DIRECTORS

    Delaware law provides that the board of directors of a Delaware corporation shall consist of one or more members. The number of directors may be fixed by, or in the manner provided in, the corporation's bylaws unless the certificate of incorporation fixes the number of directors. Intraware's certificate states that the number of directors shall be fixed by the Intraware bylaws. The number of directors may be changed by an amendment to the Intraware bylaws approved by the Board of Directors or by the affirmative vote of a majority of all the outstanding stock entitled to vote thereon. The number of directors of Intraware is currently fixed at seven.

    California law allows the number of persons constituting the board of directors to be fixed by the bylaws or the articles of incorporation, or permits the bylaws to provide that the number of directors may vary within a specified range, the exact number to be determined by the board of directors. California law further provides that, in the case of a variable board, the maximum number of directors may not exceed two times the minimum number minus one. The Internet Image bylaws currently provide that the number of directors shall be between three and five, and is currently fixed at three.

CLASSIFICATION OF BOARD OF DIRECTORS

    A classified board is one with respect to which a certain number of directors, but not necessarily all, are elected on a rotating basis each year.
Section 141 of the Delaware General Corporation Law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors

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standing for election each year. Intraware's certificate and bylaws provides for a classified board of directors of three classes.

    Section 301.5 of the California Corporations Code generally requires that directors be elected annually but does permit a "classified" board of directors if the corporation is "listed." A listed corporation is defined under California law as one which

    - is listed on the NYSE or American Stock Exchange or

    - with a class of securities designated for trading as a national market system security on the National Association of Securities Dealers Automatic Quotation System or any successor national market system if the corporation has at least 800 holders of its equity securities. If eligible for the classes, California law permits corporations to provide for a board of directors divided into as many as three classes by adopting an amendment to their articles of incorporation or bylaws, which amendment must be approved by the shareholders. The size of the classes must be as even as possible, and any change in number of classes must be approved by the shareholders. Internet Image's articles of incorporation and bylaws do not provide for a classified board.

CUMULATIVE VOTING

    Under Delaware law, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. Intraware's certificate of incorporation does not provide for cumulative voting.

    Under California law, cumulative voting in the election of directors is mandatory upon notice given by a shareholder at a shareholders' meeting at which directors are to be elected. To cumulate votes, a shareholder must give notice at the meeting, prior to the voting, of the shareholder's intention to vote cumulatively. If any one shareholder gives such a notice, all shareholders may cumulate their votes. California law permits a company, by amending its articles of incorporation or bylaws, to eliminate cumulative voting when such company is listed. The Internet Image bylaws permit any person entitled to vote at an election for directors to cumulate the votes to which such person is entitled; provided, however, that no shareholder shall be entitled to cumulate such shareholder's votes unless the candidates for which such shareholder is voting have been placed in nomination prior to the voting and a shareholder has given notice at the meeting, prior to the vote, of an intention to cumulate votes.

REMOVAL OF DIRECTORS

    Under Delaware law, a director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. Since Intraware has a classified board of directors, a member of the board can only be removed for cause.

    Under California law, a director may be removed with or without cause by the affirmative vote of a majority of the outstanding shares, provided that the shares voted against removal would not be sufficient to elect the director by cumulative voting. In addition, when, by the provisions of the articles of incorporation, the holders of shares of a class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of holders of shares of that class or series.

FILLING VACANCIES IN THE BOARD OF DIRECTORS

    Under Delaware law, vacancies may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws.

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Delaware law further provides that if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the board as constituted immediately prior of any such increase, the Delaware Court of Chancery may, upon application of any holder or holders of at least ten percent of the total number of the outstanding stock having the right to vote for directors, summarily order a special election be held to fill any such vacancy or to replace directors chosen by the board to fill such vacancies. The Intraware bylaws provide that any vacancies on the Intraware Board resulting from any cause other than the removal of a director by the vote of the stockholders or by court order, may be filled by the affirmative vote of the majority of the directors then in office, even though less than a quorum of the Board of Directors.

    Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board. If the number of directors in office is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a properly noticed meeting or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by a corporation's shareholders. Furthermore, if, after the filling of any vacancy by the directors of a corporation, the directors then in office who have been elected by the corporation's shareholders constitute less than a majority of the directors then in office, then:

    - any holder of more than 5% of the corporation's voting stock may call a special meeting of shareholders, or

    - the superior court of the appropriate county may order a special meeting of the shareholders to elect the entire board of directors of the corporation. The Internet Image bylaws provide that the shareholders may elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote. Any such election by written consent to fill a vacancy created by removal requires the consent of all of the outstanding shares entitled to vote.

PAYMENT OF DIVIDENDS

    Delaware law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The Intraware bylaws provide for the declaration and payment of dividends in accordance with Delaware law. Under California law, any dividends or other distributions to shareholders, such as redemptions, are limited to the greater of

    - retained earnings or

    - an amount which would leave the corporation with assets equal to at least 125% of its liabilities and current assets equal to at least 100%, or, in certain circumstances, 125%, of its current liabilities.

DISSENTERS' RIGHTS


    Under both Delaware law and California law, a stockholder or shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to


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appraisal (or dissenters') rights pursuant to which such stockholder or shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such rights are not available


    - with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation,


    - with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or



    - to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.


    In connection with the merger, holders of Internet Image common stock and Internet Image preferred stock may, by complying with Sections 1300 through 1312 of the California Corporations Code, be entitled to dissenters' rights as set forth therein, and the shares of Internet Image common stock and/or Internet Image preferred stock held by such persons will be deemed to be dissenting shares. A copy of Sections 1300 through 1312 of the California Corporations Code is attached as Annex VI to this proxy statement/prospectus. For a more complete description of such rights, see "Dissenters' Rights."

INSPECTION OF BOOKS AND RECORDS


    Delaware law allows any stockholder, upon written demand under oath stating the purpose thereof, to inspect the stockholder list, and its other books and records, for a purpose reasonably related to such person's interest as a stockholder. Delaware law also provided for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders' meeting for any purpose germane to the meeting.


    California law allows any shareholder, upon written demand, to inspect the accounting books and records and minutes of proceedings of the shareholders and the board and committees of the board for a purpose reasonably related to the shareholders interest as a shareholder. In addition, under California law, a shareholder or shareholders holding at least 5% in aggregate of the outstanding voting shares of a corporation or who hold at least 1% of those voting shares and have filed a Schedule 14A with the Exchange Commission, shall have the absolute right to do either or both of the following:

    - inspect and copy the record of shareholders' names and addresses and shareholdings during usual business hours upon five days' prior written demand upon the corporation, or

    - obtain from the transfer agent for the corporation, upon written demand and upon tender of its usual charges for such a list, a list of shareholders' names and addresses, who are entitled to vote for election of directors and their shareholdings, as of the most recent record date for which it has been compiled or as of a date specified by the shareholder subsequent to the date of demand.

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LIMITATION OF LIABILITY OF DIRECTORS


    The laws of both Delaware and California permit corporations to adopt a provision in their certificate of incorporation or articles of incorporation, respectively, eliminating, with certain exceptions, the personal liability of a director to the corporation or its stockholders or shareholders for monetary damages for breach of the director's fiduciary duty as a director. Under Delaware law, Intraware may not eliminate or limit director monetary liability for



    - breaches of the director's duty of loyalty to the corporation or its stockholders;


    - acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

    - unlawful dividends, stock repurchases or redemptions; or

    - transactions from which the director received an improper personal benefit. Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission. The Intraware Certificate eliminates the liability of the Intraware Board to the fullest extent permissible under Delaware law.

    California law does not permit the elimination of monetary liability where such liability is based on:

    - intentional misconduct or knowing and culpable violation of law;

    - acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director;

    - receipt of any improper personal benefit;

    - acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should have been aware of a risk of serious injury to the corporation or its shareholders;

    - acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders;

    - interested transactions between the corporation and a director, in which a director has a material financial interest; or

    - liability for improper distributions, loans or guarantees.

INDEMNIFICATION


    Section 145 of the Delaware General Corporation Law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation and, with respect to a criminal proceeding, which such person had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise. The Intraware bylaws provide that Intraware will indemnify its directors and executive officers and may indemnify other offices to the extent permitted by law. Under the Intraware bylaws, indemnified parties are entitled to indemnification to the extent


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permitted by law for actions made in good faith and in a manner such person reasonably believes to be in or not opposed to the best interests of Intraware. The Intraware bylaws also require Intraware to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Intraware also has indemnification agreements with its officers and directors.


    In addition, under the merger agreement, Intraware has agreed that, from and after the consummation of the merger, it will fulfill and honor in all material respects the obligations of Internet Image pursuant to

    - its standard indemnification agreement in effect at such time between Internet Image and each person who is or was a director or officer of Internet Image at or prior to the closing of the merger and

    - any indemnification provisions under Internet Image's Articles of Incorporation or Internet Image bylaws, as in effect on the date of the merger agreement.

    Section 317 of the California Corporations Code permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions

    - no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and

    - no indemnification may be made without court approval in respect of amounts paid in settling or otherwise disposing of an action or expenses incurred in defending an action which is settled or otherwise disposed of without court approval.

    Indemnification is permitted by California law only for acts taken by the person seeking indemnification in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and its shareholders and with respect to a criminal proceeding, which such person had no reasonable cause to believe the conduct of the person was unlawful, as determined by a majority vote of a quorum of disinterested directors, independent legal counsel (if a quorum of disinterested directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action. California law requires indemnification when the individual has successfully defended the action on the merits. California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, bylaws or other corporate actions beyond that specifically authorized by law. The Internet Image bylaws include a provision that provides Internet Image with the authority to indemnify its agents to the fullest extent permitted by California law.


STOCKHOLDER OR SHAREHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS


    Section 203 of the Delaware General Corporation Law generally prohibits a corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

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    For purposes of Section 203, the term "business combination" is defined broadly to include mergers of the corporation or a subsidiary with or caused by the interested stockholder; sales or other dispositions of the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or Series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.


    The three-year moratorium imposed on business combinations by Section 203 does not apply if:


    - prior to the date at which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder;


    - the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the number of shares outstanding those shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

    - on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

    Section 203 does not apply if the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or a 20-day notice required under Section 203 of the proposed transaction which

    - constitutes certain (a) mergers or consolidations, (b) sales or other transfers of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, or (c) proposed tender or exchange offer for 50% or more of the corporation's outstanding voting stock;

    - is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors; and

    - is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors).

    Under California law, there is no equivalent provision to Section 203 of the Delaware General Corporation Law. Under Section 1203 of the California Corporations Code, certain business combinations with certain interested shareholders are subject to specified conditions, including a requirement that a fairness opinion must be obtained and delivered to the corporation's shareholders. California law requires that holders of a California corporation's common stock receive nonredeemable common stock in a merger of the corporation with the holder (or an affiliate of the holder) of more than 50% but less than 90% of its common stock, unless all of the holders of its common stock consent to the transaction.

STOCKHOLDER OR SHAREHOLDER VOTING ON MERGERS AND SIMILAR TRANSACTIONS



    The laws of both California and Delaware generally require that a majority of the stockholders or shareholders of both acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if


    - the merger agreement does not amend the existing certificate of incorporation,

    - each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and

    - the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. California law contains a similar exception to its voting requirements for reorganization where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting of more than five-sixths of the voting power, assuming the conversion of convertible equity securities, of the surviving or acquiring corporation or its parent entity.

    The laws of both California and Delaware also generally require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

    With certain exceptions, California law also requires that mergers, reorganizations, and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, Delaware law generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect such class of shares.

LOANS TO DIRECTORS, OFFICERS AND EMPLOYEES

    Section 143 of the Delaware General Corporation Law permits Intraware to make loans to, guarantee the obligations of, or otherwise assists its officers or other employees when such action, in the judgment of the directors, may reasonably be expected to benefit Intraware. Under Section 315 of the California Corporations Code, any loan to or guaranty for the benefit of a director or officer, including pursuant to an employee benefit plan, of the corporation requires approval of holders of a majority of the outstanding shares of the corporation. However, California law provides that if Internet Image has 100 or more shareholders of record and has adopted a bylaw allowing the Internet Image Board to do so, the Internet Image Board alone may approve loans to or guaranties on behalf of an officer, whether or not such officer is a director, or adopt an employee benefit plan authorizing such loans or guarantees, by a vote sufficient without counting the vote of any interested director or directors, if the Internet Image Board determines that any such loan, guaranty or plan may reasonably be expected to benefit the corporation. Internet Image's bylaws allow for approval of loans to officers upon the approval of the board of directors alone, if the above statutory conditions are satisfied.

INTERESTED DIRECTOR TRANSACTIONS

    Under the laws of both Section 310 of the California Corporations Code and
Section 144 of the Delaware General Corporation Law, contracts or transactions between a corporation and one or more of its directors or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable because of such interest or because such director is present at a meeting of the board which authorizes or approves the contract or transaction, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California law and Delaware law. Under California law and Delaware law, either


    - the stockholders or shareholders or the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts (and, in the case of board approval other than for a common directorship, California law requires that the contract or transaction must also be "just and reasonable" to the corporation), or


    - the contract or transaction must have been "fair" (in Delaware) or, in the case of a common directorship in California, "just and reasonable" as to the corporation at the time it was approved. California law explicitly places the burden of proof of the just and reasonable nature of the contract or transaction on the interested director.

    Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors even though less than a majority of a quorum. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors except that interested directors may be counted for purposes of establishing a quorum.


STOCKHOLDER OR SHAREHOLDER DERIVATIVE SUITS


    Under Section 327 of the Delaware General Corporation Law, a person may only bring a derivative action on behalf of the corporation if the person was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.
Section 800 of the California Corporations Code provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain criteria are met. California law also provides that the corporation or the defendant in a derivative suit may, under certain circumstances, make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

DISSOLUTION


    Under Section 275 of the Delaware General Corporation Law, if the dissolution is initiated by the board of directors it may be approved by the holders of a majority of the corporation's shares. If the board of directors does not approve the proposal to dissolve, it must be consented to in writing by all stockholders entitled to vote thereon. Under Section 1900 of the California Corporations Code, shareholders holding fifty percent (50%) or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors. The board may cause the corporation to dissolve if


    - an order for relief under Chapter 7 of the Federal bankruptcy law has been entered,

    - no shares have been issued or

    - the corporation has disposed of all of its assets and has not conducted any business for a period of five years preceding the adopting of a resolution to dissolve.

                                 LEGAL MATTERS

    The validity of the Intraware common stock issuable pursuant to the merger will be passed on by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. The Law Office of Robert D. Cochran is acting as counsel for Internet Image in connection with certain legal matters relating to the merger and the transactions contemplated thereby. Robert Cochran, Esq. is the holder of 79,000 shares of the Common Stock of Internet Image; Jill Osato, an employee of the Law Office of Robert D. Cochran, is the holder of 1,000 shares of the Common Stock of Internet Image.

                                    EXPERTS

    The financial statements of Intraware, Inc. as of February 28, 1999 and 1998 and for the years ended February 28, 1999 and 1998 and the period from August 14, 1996 (Inception) through February 28, 1997 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Internet Image, Inc. as of June 30, 1999 and 1998 and for the years ended June 30, 1999 and 1998 and the period from July 24, 1996 (Inception) through June 30, 1997 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Internet Image's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                INTRAWARE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................    F-2
Balance Sheet...............................................    F-3
Statement of Operations.....................................    F-4
Statements of Stockholders' Equity..........................    F-5
Statement of Cash Flows.....................................    F-6
Notes to Financial Statements...............................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Intraware, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Intraware, Inc. (the "Company") at February 28, 1999 and 1998 and the results of its operations and its cash flows for the years ended February 28, 1999 and 1998 and the period from August 14, 1996 (Inception) through February 28, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
March 24, 1999, except Note 11,
  which is as of October 15, 1999

                                INTRAWARE, INC.
                                 BALANCE SHEET
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                FEBRUARY 28,
                                                                             -------------------
                                                           AUGUST 31, 1999     1999       1998
                                                           ---------------   --------   --------
                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..............................      $  8,436      $  1,792   $    612
  Short term investments.................................        12,148            --         --
  Accounts receivable, net...............................        18,205        11,422      3,126
  Prepaid licenses and services..........................         8,845        16,864     10,354
  Other current assets...................................         2,168         2,614        197
                                                               --------      --------   --------
    Total current assets.................................        49,802        32,692     14,289
Long term investments....................................        34,812            --         --
Long term cost of deferred revenue.......................           798            --         --
Property and equipment, net..............................         4,215         1,962      1,078
Other assets.............................................           102           352         17
                                                               --------      --------   --------
      Total assets.......................................      $ 89,729      $ 35,006   $ 15,384
                                                               ========      ========   ========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Bank borrowings........................................      $    500      $  1,371   $  1,754
  Accounts payable.......................................        11,832        17,667      9,440
  Accrued expenses.......................................         2,830         1,400        781
  Deferred revenue.......................................        14,660        13,218      2,450
  Short-term obligations.................................           187           213         84
                                                               --------      --------   --------
    Total current liabilities............................        30,009        33,869     14,509
Long term deferred revenue...............................           919
Other long term obligations..............................           118           168        105
                                                               --------      --------   --------
                                                                 31,046        34,037     14,614
                                                               --------      --------   --------
Stockholders' equity:
  Preferred stock; issuable in series, $0.0001 par value;
    no shares authorized, no shares outstanding
    (unaudited); 10,000 shares authorized, no shares
    issued and outstanding; 8,000 shares authorized,
    3,834 shares issued and outstanding..................            --            --         --
  Common stock; $0.0001 par value; 250,000 shares
    authorized, 24,090 issued and outstanding
    (unaudited); 250,000 shares authorized, 23,756 shares
    outstanding; 40,000 shares authorized, 5,376 shares
    issued and outstanding...............................             2             2          1
Additional paid-in-capital...............................        93,065        87,912      6,981
Unearned compensation....................................        (8,948)      (10,399)    (1,219)
Accumulated other comprehensive loss.....................           (16)           --         --
Initial public offering proceeds receivable..............            --       (59,520)        --
Accumulated deficit......................................       (25,420)      (17,026)    (4,993)
                                                               --------      --------   --------
    Total stockholders' equity...........................        58,683           969        770
                                                               --------      --------   --------
      Total liabilities and stockholders' equity.........      $ 89,729      $ 35,006   $ 15,384
                                                               ========      ========   ========


   The accompanying notes are an integral part of these financial statements

                                INTRAWARE, INC.

                            STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         SIX MONTHS ENDED          YEAR ENDED         AUGUST 14, 1996
                                            AUGUST 31,            FEBRUARY 28,          (INCEPTION)
                                       ---------------------   -------------------        THROUGH
                                         1999        1998        1999       1998     FEBRUARY 28, 1997
                                       ---------   ---------   --------   --------   -----------------
                                            (UNAUDITED)
Net revenues:
  Software product sales.............   $30,275     $13,185    $ 34,741   $10,383           $    6
  Online services....................     5,341          79       3,676         4               --
                                        -------     -------    --------   -------           ------
    Total net revenues...............    35,616      13,264      38,417    10,387                6
                                        -------     -------    --------   -------           ------
Cost of net revenues:
  Software product sales.............    26,371      10,771      29,665     8,348                5
  Online services....................       643         177         747        --               --
                                        -------     -------    --------   -------           ------
    Total cost of net revenues.......    27,014      10,948      30,412     8,348                5
                                        -------     -------    --------   -------           ------
      Gross profit...................     8,602       2,316       8,005     2,039                1
                                        -------     -------    --------   -------           ------

Operating expenses:
  Sales and marketing................    11,799       4,066      13,507     3,496              233
  Product development................     2,280         786       2,031       951              253
  General and administrative.........     2,797       1,188       2,961     1,492              467
  Stock option compensation..........     1,511         303       1,552        67               --
                                        -------     -------    --------   -------           ------
    Total operating expenses.........    18,387       6,343      20,051     6,006              953
                                        -------     -------    --------   -------           ------
Loss from operations.................    (9,785)     (4,027)    (12,046)   (3,967)            (952)
Interest expense.....................       (58)       (107)       (198)     (103)             (12)
Interest and other income, net.......     1,448         109         211        21               20
                                        -------     -------    --------   -------           ------
Net loss.............................   $(8,395)    $(4,025)   $(12,033)  $(4,049)          $ (944)
                                        =======     =======    ========   =======           ======

Basic and diluted net loss per
  share..............................   $ (0.38)    $ (1.16)   $  (3.00)  $ (2.05)          $(1.36)
                                        =======     =======    ========   =======           ======
Shares used in computing basic and
  diluted net loss per share.........    22,385       3,469       4,007     1,972              694
                                        =======     =======    ========   =======           ======

   The accompanying notes are an integral part of these financial statements.

                                INTRAWARE, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                         CONVERTIBLE                                          INITIAL PUBLIC    ACCUMULATED
                                       PREFERED STOCK         COMMON STOCK       ADDITIONAL      OFFERING          OTHER
                                     -------------------   -------------------    PAID-IN        PROCEEDS      COMPREHENSIVE
                                      SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       RECEIVABLE         LOSS
                                     --------   --------   --------   --------   ----------   --------------   -------------
Issuance of common stock to
  founders.........................       --    $    --      5,250     $    1     $    25        $     --         $    --
Issuance of Series A convertible
  preferred stock..................    1,500         --         --         --       1,500              --              --
Net loss...........................       --         --         --         --          --              --              --
                                     -------    -------    -------     ------     -------        --------         -------
Other comprehensive income.........

Balance at February 28, 1997.......    1,500         --      5,250          1       1,525              --              --
Issuance of Series B convertible
  preferred stock..................    1,651         --         --         --       2,642              --              --
Issuance of Series C convertible
  preferred stock..................      667         --         --         --       1,500              --              --
Exercise of Series B warrant.......       16         --         --         --          25              --              --
Exercise of stock options..........       --         --        126         --           3              --              --
Unearned compensations.............       --         --         --         --       1,286              --              --
Amortization of unearned
  compensation.....................       --         --         --         --          --              --              --
Net Loss...........................       --         --         --         --          --              --              --
                                     -------    -------    -------     ------     -------        --------         -------
Other comprehensive income.........

Balance at February 28, 1998.......    3,834         --      5,376          1       6,981              --              --
Issuance of Series D convertible
  preferred stock..................    2,189          1         --         --      11,713              --              --
Conversion of Series A, B, C and D
  preferred stock in conjunction
  with initial public offering.....   (6,023)        (1)    12,046          1          --              --              --
Exercise of stock options..........       --         --      2,334         --         301              --              --
Issuance of Common Stock in initial
  public offering, net.............       --         --      4,000         --      58,185         (59,520)             --
Unearned compensation..............       --         --         --         --      10,732              --              --
Amortization of Unearned
  conpensation.....................       --         --         --         --          --              --              --
Net Loss...........................       --         --         --         --          --              --              --
                                     -------    -------    -------     ------     -------        --------         -------
Other comprehensive income.........

Balance at February 28, 1999.......       --         --     23,756          2      87,912         (59,520)             --
Exercise of stock options
  (unaudited)......................       --         --         55         --          11              --              --
Repurchase of stock (unaudited)....       --         --        (71)        --         (14)             --              --
Issuance of Common Stock, net
  (unaudited)......................       --         --        350         --       5,096              --              --
Cash received from IPO
  (unaudited)......................       --         --         --         --          --          59,520              --
Unearned compensation
  (unaudited)......................       --         --         --         --          60              --              --
Amortization of unearned comp.
  (unaudited)......................       --         --         --         --          --              --              --
Net loss (unaudited)...............       --         --         --         --          --              --              --
Investment unrealized gain/loss
  (unaudited)......................       --         --         --         --          --              --             (16)
                                     -------    -------    -------     ------     -------        --------         -------
Other comprehensive income
  (unaudited)......................

Balance at August 31, 1999
  (unaudited)......................       --    $    --     24,090     $    2     $93,065        $     --         $   (16)
                                     =======    =======    =======     ======     =======        ========         =======


                                                                                  COMPREHENSIVE
                                       UNEARNED     ACCUMULATED   STOCKHOLDERS'      INCOME
                                     COMPENSATION     DEFICIT        EQUITY          (LOSS)
                                     ------------   -----------   -------------   -------------
Issuance of common stock to
  founders.........................    $     --      $     --       $     26
Issuance of Series A convertible
  preferred stock..................          --            --          1,500
Net loss...........................          --          (944)          (944)       $   (944)
                                       --------      --------       --------        --------
Other comprehensive income.........                                                     (944)
                                                                                    --------
Balance at February 28, 1997.......          --          (944)           582
Issuance of Series B convertible
  preferred stock..................          --            --          2,642
Issuance of Series C convertible
  preferred stock..................          --            --          1,500
Exercise of Series B warrant.......          --            --             25
Exercise of stock options..........          --            --              3
Unearned compensations.............      (1,286)           --             --
Amortization of unearned
  compensation.....................          67            --             67
Net Loss...........................          --        (4,049)        (4,049)         (4,049)
                                       --------      --------       --------        --------
Other comprehensive income.........                                                   (4,993)
                                                                                    --------
Balance at February 28, 1998.......      (1,219)       (4,993)           770
Issuance of Series D convertible
  preferred stock..................          --            --         11,714
Conversion of Series A, B, C and D
  preferred stock in conjunction
  with initial public offering.....          --            --             --
Exercise of stock options..........          --            --            301
Issuance of Common Stock in initial
  public offering, net.............          --            --         (1,335)
Unearned compensation..............     (10,732)           --             --
Amortization of Unearned
  conpensation.....................       1,552            --          1,552
Net Loss...........................          --       (12,033)       (12,033)        (12,033)
                                       --------      --------       --------        --------
Other comprehensive income.........                                                  (17,076)
                                                                                    --------
Balance at February 28, 1999.......     (10,399)      (17,026)           969
Exercise of stock options
  (unaudited)......................          --            --             11
Repurchase of stock (unaudited)....          --            --            (14)
Issuance of Common Stock, net
  (unaudited)......................          --            --          5,096
Cash received from IPO
  (unaudited)......................          --            --         59,520
Unearned compensation
  (unaudited)......................         (60)           --             --
Amortization of unearned comp.
  (unaudited)......................       1,511            --          1,511
Net loss (unaudited)...............          --        (8,394)        (8,394)         (8,394)
Investment unrealized gain/loss
  (unaudited)......................          --            --            (16)            (16)
                                       --------      --------       --------        --------
Other comprehensive income
  (unaudited)......................                                                 $(25,436)
                                                                                    ========
Balance at August 31, 1999
  (unaudited)......................    $ (8,948)     $(25,420)      $ 58,683
                                       ========      ========       ========

   The accompanying notes are an integral part of these financial statements.

                                INTRAWARE, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                              SIX MONTHS ENDED          YEAR ENDED         AUGUST 14, 1996
                                                 AUGUST 31,            FEBRUARY 28,          (INCEPTION)
                                            ---------------------   -------------------        THROUGH
                                              1999        1998        1999       1998     FEBRUARY 28, 1997
                                            ---------   ---------   --------   --------   ------------------
                                                 (UNAUDITED)
Cash flows from operating activities:
  Net loss................................  $ (8,395)    $(4,025)   $(12,033)  $ (4,049)        $ (944)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization.........       632         236         559        270             42
    Amortization of unearned
      compensation........................     1,451      (1,515)      1,552         67             --
    Provision for doubtful accounts.......        70           4         133         32             --
    Changes in assets and liabilities:
      Accounts receivable.................    (6,853)     (1,414)     (8,429)    (3,156)            (2)
      Prepaid licenses and services.......     7,221         261      (6,510)   (10,349)            (5)
      Other current assets................       447        (464)     (2,417)      (166)           (31)
      Other assets........................       250        (308)       (335)         6            (23)
      Accounts payable....................    (5,835)       (801)      6,892      9,360             80
      Accrued expenses....................     1,431         631         619        677            104
      Deferred revenue....................     2,360       3,044      10,768      2,450             --
                                            --------     -------    --------   --------         ------
Net cash used in operating activities.....    (7,221)     (4,351)     (9,201)    (4,858)          (779)
                                            --------     -------    --------   --------         ------
Cash flows from investing activities:
  Purchase of property and equipment......    (2,885)       (541)     (1,443)      (686)          (428)
  Purchase of investments, net............   (46,976)         --          --         --             --
                                            --------     -------    --------   --------         ------
Net cash used in investment activities....   (49,861)       (541)     (1,443)      (686)          (428)
                                            --------     -------    --------   --------         ------
Cash flows from financing activities:
  Proceeds from bank borrowing............       500       2,359       2,559      5,660             --
  Payments on bank borrowing..............    (1,371)     (2,942)     (2,942)    (3,906)            --
  Proceeds from IPO receivable............    59,520          --          --         --             --
  Proceeds from preferred stock, net......        --      11,714      11,714      4,142          1,500
  Proceeds from common stock, net.........     5,153       1,820         301         28             26
  Proceeds (principal payments) on capital
    lease obligation......................       (76)        109         192        (71)           (16)
                                            --------     -------    --------   --------         ------
Net cash provided by financing
  activities..............................    63,726      13,068      11,824      5,853          1,510
                                            --------     -------    --------   --------         ------
Net increase in cash and cash
  equivalents.............................     6,644       8,176       1,180        309            303
Cash and cash equivalents at beginning of
  period..................................     1,792         612         612        303             --
                                            --------     -------    --------   --------         ------
Cash and cash equivalents at end of
  period..................................  $  8,436     $ 8,788    $  1,792   $    612         $  303
                                            ========     =======    ========   ========         ======
Supplemental disclosures of cash flow
  information:
  Cash paid for interest..................  $     58     $   107    $    184   $     87         $   12
Non-cash investing activities:
  Property and equipment leases...........  $     --     $   368    $    368   $     --         $  276

   The accompanying notes are an integral part of these financial statement.

                                INTRAWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:

INTRAWARE

    Intraware, Inc. (the Company) was incorporated in Delaware on August 14, 1996. The Company is a leading provider of business to business eCommerce-based services for the corporate information technology ("IT") community. The Company enables IT professionals to research, evaluate, purchase, download, and update business-class software online. As a business-to-business eCommerce company, the Company provides software through its online purchasing service, comprehensive IT information and interactive research services and software update management services.

    On February 25, 1999, the Company completed its initial public offering ("IPO") of 4,000,000 shares of its Common Stock at $16.00 per share, which aggregated approximately $58.2 million, net of offering costs. At the closing of the offering, all issued and outstanding shares of the Company's Convertible Preferred Stock were converted into an aggregate of 12,046,000 shares of Common Stock. Upon the completion of the IPO on February 25, 1999, the Company recorded a receivable of $59.5 million that was subsequently collected on March 3, 1999.

UNAUDITED INTERIM RESULTS

    The interim financial statements as of August 31, 1999 and for the six months ended August 31, 1999 and 1998 are unaudited. In the opinion of management, interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary of the fair presentation of the results of interim periods. The financial data and other information disclosed in these notes to the financial statements for the related periods are unaudited. The results of operations for the interim period are not necessarily indicative of the results to be expected for any future periods.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are composed primarily of short-term certificates of deposit.

INVESTMENTS

    The Company considers all investments with maturities of less than one year as of August 31, 1999 to be short-term investments and all investments with maturities greater than one year to be long-term investments. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company has categorized its marketable securities as "available for sale" securities. Realized gains or losses are determined based on the specific identification method and are reflected in other income.

                                INTRAWARE, INC.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    The portfolio of short and long-term investments (including cash and cash equivalents) consisted of the following:

                                                              AUGUST 31, 1999
                                                                (UNAUDITED)
                                                              ----------------
Money funds.................................................       $14,920
Agency debt instruments.....................................         4,251
Corporate debt securities...................................        36,225
                                                                   -------
  Total.....................................................       $55,396
                                                                   =======

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable is derived from revenue earned from customers located primarily in the U.S. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon its historical experience and the expected collectibility of all accounts receivable.

    For the six months ended August 31, 1999 and 1998, two and three customers accounted for greater than 10% of total net revenue, respectively (unaudited). During the years ended February 28, 1999 and 1998, the period from August 14, 1996 (inception) to February 28, 1997 and no customers accounted for greater than 10% of total net revenue.

    As of August 31, 1999 and August 31, 1998, three and one customers accounted for greater than 10% of the Company's accounts receivable, respectively (unaudited). As of February 28, 1999, 1998 and 1997, three, four and no customers accounted for greater than 10% of the Company's accounts receivable, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, debt, and capital lease obligations, are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

PROPERTY AND EQUIPMENT

    Property, equipment and leasehold improvements are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years or the lease term of the respective assets, if shorter.

REVENUE RECOGNITION

    Software product sales revenue results from the sale of third party software products to corporate customers and is recognized when there is evidence of an arrangement for a fixed and determinable fee that is probable of collection and the software is available for customer download through ECOMMERCE.

                                INTRAWARE, INC.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

Software maintenance revenue results from the sale of third-party software maintenance agreements and is recognized ratably over the service period.

    Online services revenue results from software maintenance outsourcing arrangements with third-party software vendors delivered through ESERVICE (SUBSCRIBNET) and from various fee-base EKNOWLEDGE subscription research services. Such revenues are recognized ratably over the service period.

DEFERRED REVENUE

    Deferred revenue consists primarily of billings or payments received in advance of revenue recognition from the sale of maintenance, ESERVICES, EKNOWLEDGE and is recognized as revenue ratably over the service period.

PREPAID LICENSES AND SERVICES

    Prepaid license and service consists primarily of orders for license and subscription services in advance of resell and is expensed when the related revenue is recognized. In addition to these orders, prepaid services consist of third party maintenance that has been deferred, such maintenance costs will be recognized over the service period.

PRODUCT DEVELOPMENT COSTS

    Product development costs include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's website and delivery services. Product development costs are expensed as incurred.

ADVERTISING EXPENSE

    The Company utilizes print and online advertising, trade shows, seminars, direct mail, online promotions and regional marketing development to expand brand and product awareness in the information technology professional community. Costs incurred for presence on third-party web sites are recognized ratably over the term of the arrangements. Costs incurred for Internet page impressions are recognized as such impressions are delivered. All other advertising costs are expensed as incurred.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the Company's stock and the exercise price.

INCOME TAXES

    Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on

                                INTRAWARE, INC.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

NET LOSS PER SHARE

    The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of common stock subject to repurchase rights and incremental shares of common stock issuable upon the exercise of stock options and warrants and upon conversion of Series A, Series B, Series C, and Series D convertible preferred stock.

    The following table sets forth the computation of basic and dilutive net loss per share for the periods indicated (in thousands, except per share amounts):

                                                  SIX MONTHS ENDED         YEAR ENDED         AUGUST 14, 1996
                                                     AUGUST 31,           FEBRUARY 28,          (INCEPTION)
                                                 -------------------   -------------------        THROUGH
                                                   1999       1998       1999       1998     FEBRUARY 28, 1997
                                                 --------   --------   --------   --------   -----------------
                                                     (UNAUDITED)
Numerator:
  Net loss.....................................  $(8,395)   $(4,025)   $(12,033)  $(4,049)        $  (944)
                                                 -------    -------    --------   -------         -------
Denominator:
  Weighted average shares......................   23,935      5,404       6,456     5,274           4,512
  Weighted average unvested shares subject to
    repurchase.................................   (1,550)    (1,935)     (2,449)   (3,302)         (3,818)
                                                 -------    -------    --------   -------         -------
  Denominator for basic and diluted
    calculation................................   22,385      3,469       4,007     1,972             694
                                                 -------    -------    --------   -------         -------
Net loss per share.............................  $ (0.38)   $ (1.16)   $  (3.00)  $ (2.05)        $ (1.36)
                                                 =======    =======    ========   =======         =======

                                INTRAWARE, INC.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    The following table sets forth common stock equivalents that are not included in the diluted net income per share calculation above because to do so would be antidilutive for the periods indicated:

                                                            SIX MONTHS
                                                               ENDED              YEAR ENDED         AUGUST 14, 1996
                                                            AUGUST 31,           FEBRUARY 28,          (INCEPTION)
                                                        -------------------   -------------------        THROUGH
                                                          1999       1998       1999       1998     FEBRUARY 28, 1997
                                                        --------   --------   --------   --------   -----------------
                                                            (UNAUDITED)
Weighted average effect of common stock equivalents:
  Series A preferred stock............................      --      1,500       1,488     1,500           1,271
  Series B preferred stock............................      --      1,651       1,637     1,235              --
  Series C preferred stock............................      --        667         661       161              --
  Series D preferred stock............................      --      1,635       1,892        --              --
  Preferred stock warrants............................      --         64          64        43              17
  Unvested common shares subject to repurchase........   1,550      1,935       2,449     3,302           3,818
  Employee stock options..............................   1,316      2,321       2,072     1,640             305
                                                         -----      -----      ------     -----           -----
                                                         2,866      9,773      10,263     7,881           5,411
                                                         =====      =====      ======     =====           =====

COMPREHENSIVE INCOME

    Effective March 1, 1998, the Company adopted the provisions of SFAS
No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources.

SEGMENT INFORMATION

    Effective January 1, 1998, the Company adopted the provisions of SFAS
No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities, management responsibility and geographical location. During the six months ended August 31, 1999 (unaudited), the years ended February 28, 1999 and 1998 and the period from August 14, 1996 (inception) through February 28, 1997, the Company operated in a single business segment providing online purchasing and delivery services for business software, primarily in the United States. From Inception through August 31, 1999, online service operations have not been significant in either revenue or investment in long lived assets.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of

                                INTRAWARE, INC.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

such costs. The Company has adopted the provisions of SOP 98-1 in its fiscal year ending February 28, 2000, and does not expect such adoption to have a material effect on the Company's financial statements.

    In March 1998, AIPCA issued Statement of Position 98-4, "Deferral of the Effective Date of a provision of SOP 97-2 ("SOP 98-4"). SOP 98-4 defers for one year the application of certain provisions of Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"). Different informal and non-authoritative interpretations of certain provisions of SOP 97-2 have arisen and, as a result, the AICPA issued SOP 98-9 in December 1998 which is effective for periods beginning after March 15, 1999. SOP 98-9 extends the effective date of SOP 98-4 and provides additional interpretive guidance. The adoption of SOP 97-2, SOP 98-4 and SOP 98-9 have not had and are not expected to have a material impact on the Company's results of operations, financial position or cash flows.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133. "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137") SFAS 137 deferred the effective date until the first fiscal quarter ending June 30, 2000. The Company will adopt SFAS 133 in its quarter ending August 31, 2000 and does not expect such adoption to have an impact on the Company's results of operations, financial position or cash flows.

NOTE 2--NETSCAPE COMMUNICATIONS CORP.

ELECTRONIC DISTRIBUTION LICENSE AGREEMENT

    Under an Electronic Distribution License Agreement ("Distribution Agreement"), as amended on March 1, 1999, the Company is authorized to reproduce, use and electronically distribute Netscape products to end user customers in the United States and Canada. The Company purchases Netscape products under standard reseller terms on both a prepaid and per unit basis. The Distribution Agreement has an initial term through October 2000 and may be renewed by mutual agreement of the parties for an additional one-year period.

    In March 1999, America Online, Inc. acquired Netscape. America Online, Inc. later formed an alliance with Sun Microsystems to manage Netscape's product division. On July 1, 1999, the Company signed a 60 day interim Electronic Distribution License Agreement ("Distribution Agreement") with the Sun Alliance which authorized reproduction, use and electronic distribution of the Sun Alliance product line which includes all Netscape and some Sun products in the United States and Canada.

    On August 31, 1999 (unaudited), the Company signed a Sun Channel Agreement which authorized reproduction, use and electronic distribution of the Sun Alliance product line which includes all Netscape and some Sun products in the United States and Canada. This agreement has an initial term through September 2000.

                                INTRAWARE, INC.

NOTE 2--NETSCAPE COMMUNICATIONS CORP. (CONTINUED)

NETCENTER SERVICES AGREEMENT

    Under a Netcenter Services Agreement ("Netcenter Agreement") effective September 3, 1998, the Company obtained the right to maintain a content channel within the Netcenter area of Netscape's Web site targeted at the information technology professional community.

    In exchange for the content channel right, the Company paid Netscape
$1.0 million, which is being recognized ratably over the one-year term of the arrangement. In addition, in exchange for a $4.0 million payment, Netscape agreed to deliver a minimum cumulative number of impressions or page views promoting the content channel within Netcenter. The $4.0 million payment is being recognized as advertising expense over the one year term of the arrangement as such impressions or page views are delivered. At February 28, 1999, the prepaid advertising amount included in other current assets was $2.2 million. At August 31, 1999, the prepaid advertising amount included in other current assets was $200,000 (unaudited).

    The above mentioned agreement expired in September 1999 and was not renewed (unaudited).

SUBSCRIBNET SERVICES AGREEMENT

    Under a Services Agreement effective October 1, 1998, the Company agreed to provide software update and management services through SUBSCRIBNET to Netscape's worldwide non-consumer customer base. In consideration for the services to be performed by the Company, Netscape agreed to pay $8 million, which is being recognized ratably over the one-year term of the arrangement. On March 1, 1999 the Service Agreement was amended to extend the term for one additional year for $4 million. At February 28, 1999, deferred revenue under this agreement totaled $4.7 million. At August 31, 1999, deferred revenue under this agreement totaled $0.7 million (unaudited).

    In March 1999, America Online, Inc. acquired Netscape. America Online, Inc. later formed an alliance with Sun to manage Netscape's product division. As of July 1, 1999, the contract was rewritten with the Sun Alliance. The contract runs through September 30, 2000. Sun has the right to terminate the agreement upon 180 days notice. At August 31, 1999, deferred revenue under this agreement totaled $3.5 million (unaudited).

                                INTRAWARE, INC.

NOTE 3--BALANCE SHEET COMPONENTS:

                                                                                   FEBRUARY 28,
                                                                                -------------------
                                                              AUGUST 31, 1999     1999       1998
                                                              ---------------   --------   --------
                                                                (UNAUDITED)
                                                                         (IN THOUSANDS)
Accounts receivable, net:
  Accounts receivable.......................................      $18,440       $11,587     $3,158
  Allowance for doubtful accounts...........................         (235)         (165)       (32)
                                                                  -------       -------     ------
                                                                  $18,205       $11,422     $3,126
                                                                  =======       =======     ======

Property and equipment, net:
  Computer equipment and software...........................      $ 3,730       $ 1,645     $1,064
  Furniture and office equipment............................        1,061         1,036        261
  Leasehold improvements....................................          348           149         --
  Construction-in-progress..................................          579             2         65
                                                                  -------       -------     ------
                                                                    5,718         2,832      1,390
                                                                  -------       -------     ------
  Less: Accumulated depreciation and amortization...........       (1,503)         (870)      (312)
                                                                  -------       -------     ------
                                                                  $ 4,215       $ 1,962     $1,078
                                                                  =======       =======     ======

Accrued Expenses:
  Accrued compensation and benefits.........................      $ 2,256       $ 1,177     $  474
  Other.....................................................          574           223        307
                                                                  -------       -------     ------
                                                                  $ 2,830       $ 1,400     $  781
                                                                  =======       =======     ======

    Property and equipment includes $680,000 (unaudited), $644,000 and $276,000 of furniture, computer equipment and internal-use software under capital leases at August 31, 1999, February 28, 1999 and 1998, respectively. Accumulated amortization of assets under capital leases totaled $266,000 (unaudited), $196,000 and $74,000 at August 31, 1999, February 28, 1999 and 1998,
respectively.

NOTE 4--INCOME TAXES:

    At February 28, 1999, the Company had approximately $13,173,000 of federal and $7,003,000 of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2012 and 2005, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. Due to cumulative ownership changes, at February 28, 1999 the Company may utilize approximately $1,100,000 of federal net operating losses annually to offset future taxable income.

                                INTRAWARE, INC.

NOTE 4--INCOME TAXES: (CONTINUED)

    Net deferred tax assets are composed of the following (in thousands):

                                                                 FEBRUARY 28,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Net operating loss carryforwards............................  $ 5,227    $   882
Research and experimentation credit carryforwards...........      291         --
Cumulative temporary differences............................      298      1,040
Valuation allowance.........................................   (5,816)    (1,922)
Net deferred tax asset......................................  $    --    $    --

    Based upon the Company's limited operating history and losses incurred to date management does not believe that the realization of the related deferred tax asset meets the recognition criteria required by generally accepted accounting principles and, accordingly, a full valuation allowance has been recorded.

NOTE 5--BORROWINGS:

REVOLVING LOAN AGREEMENT

    At August 31, 1999, February 28, 1999 and 1998, the Company had $500,000 (unaudited) $1,317,000 and $1,754,000, respectively, of outstanding borrowings under a bank revolving loan agreement. Borrowings under the revolving loan bear interest of 1% per annum in excess of the bank's prime rate and are secured by the Company's tangible personal property. The agreement provides for borrowings of up to $5,000,000 through July 1999. Under the agreement, the Company is required to maintain compliance with certain negative and financial covenants. At August 31, 1999 (unaudited) and February 28, 1999, the Company was in compliance with all such covenants.

    The above loan agreement matured on July 29, 1999. The maturity date was extended to September 30, 1999 pursuant to the terms of a certain letter agreement dated August 4, 1999. As of August 31, 1999, the Company was in compliance with all covenants (unaudited).

    On October 31, 1999, the Company signed a "Fourth Amendment to Loan Agreement" with Imperial Bank. The rate of interest decreased to three-quarters of one percent (0.75%) per annum in excess of the bank's prime rate and is secured by the Company's tangible personal property. The agreement continues to provide for borrowings of up to $5,000,000 through September 30, 2000. Under the agreement, the Company is required to maintain compliance with certain negative and financial covenants (unaudited).

NOTE 6--COMMITMENTS:

    The Company leases its office facilities and certain equipment under noncancelable operating lease agreements that expire at various dates through 2003. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid. The lease requires that the Company pay all costs of maintenance, utilities, insurance and taxes. Rent expense for the six months ended August 31, 1999 and 1998 were $396,000 and $250,000, respectively (unaudited). Rent expense under these leases totaled $567,000, $180,000 and $53,000 during the years ended February 28, 1999 and 1998 and the period from August 14, 1996 (inception) through February 28, 1997, respectively.

                                INTRAWARE, INC.

NOTE 6--COMMITMENTS: (CONTINUED)

    In October 1996, the Company entered into a lease financing agreement that provides for the lease of computers and office equipment up to $300,000. In July 1998, the Company entered into a second lease financing arrangement with the same lessor for an amount up to $350,000. At August 31, 1999, purchases of computers and office equipment under this agreement totaled $644,000.

    In June 1999, the Company entered into a lease financing arrangement that provides for the lease of computer and office equipment of $15,000. At
August 31, 1999, purchases under this agreement totaled $15,000 (unaudited).

    In August 1999, the Company entered into a lease financing agreement that provides for the lease of computer equipment of $303,000. In September 1999, the Company entered into another lease financing arrangement with the same lessor for an amount of $116,000. At August 31, 1999, purchases under these agreements totaled $419,000 (unaudited).

    Equipment financed under these agreements is subject to repayment over a three-year period.

    Future minimum lease payments under all noncancelable operating and capital leases at August 31, 1999 are as follows (in thousands):

YEAR ENDING                                                  CAPITAL    OPERATING
FEBRUARY 28,                                                  LEASES     LEASES
------------                                                 --------   ---------
2000.......................................................   $ 218      $  559
2001.......................................................     289       1,043
2002.......................................................     113         425
2003.......................................................      62         215
                                                              -----      ------
Total minimum lease payments...............................     682      $2,242
                                                                         ======
Less: amount representing interest.........................     (78)
                                                              -----
Present value of minimum lease payments....................     604
Less: Current portion......................................    (240)
                                                              -----
Long-term lease obiligation................................   $ 364
                                                              =====

NOTE 7--CONVERTIBLE PREFERRED STOCK:

PREFERRED STOCK

    The Company is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares included within each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. At August 31, 1999 (unaudited) and February 28, 1999, there were 10,000,000 shares of Preferred Stock authorized for issuance and no shares issued or outstanding.

                                INTRAWARE, INC.

NOTE 7--CONVERTIBLE PREFERRED STOCK: (CONTINUED)

CONVERTIBLE PREFERRED STOCK

    Convertible Preferred Stock (prior to the initial public offering) at February 25, 1999 was composed of the following, (in thousands):

                                                     SHARES
                                            ------------------------
                                            AUTHORIZED   OUTSTANDING   LIQUIDATION AMOUNT   NET PROCEEDS
                                            ----------   -----------   ------------------   ------------
Series A..................................     1,524        1,500           $ 1,500            $ 1,500
Series B..................................     1,698        1,667             2,667              2,642
Series C..................................       667          667             1,500              1,500
Series D..................................     2,205        2,189            11,714             11,714
Undesignated..............................     1,906           --                --                 --
                                               -----        -----           -------            -------
                                               8,000        6,023           $17,381            $17,356

    On February 25, 1999, the Company completed its initial public offering of Common Stock. At that time, all issued and outstanding shares of the Company's Series A, B, C and Series D Convertible Preferred Stock were converted into an aggregate of 12,046,000 shares of Common Stock.

PREFERRED STOCK WARRANTS

    In October 1996, the Company issued a warrant to purchase 24,000 shares of Series A preferred stock to a creditor in consideration for equipment lease commitments up to $300,000. The warrant has an exercise price of $1.00 per share and expires in October 2006. The Company has determined that the warrant had a nominal fair value at the date of issuance. These warrants were exercised in February 1999.

    In July 1997, in connection with a credit facility, the Company issued the bank a warrant to purchase up to 31,250 shares of Series B preferred stock at an exercise price of $1.60 per share that expire in July 2007. The Company has determined that the warrants had a nominal fair value at the date of issuance. These warrants were exercised in February 1999.

    In November 1997, a director exercised a warrant granted in July 1997 in connection with the Company's Series B financing to purchase 15,625 shares of Series B preferred stock at a purchase price of $1.60. The Company has determined that the warrants had a nominal fair value at the date of issuance.

    In July 1998, the Company issued a warrant to purchase 3,671 shares of Series D preferred stock to a creditor in consideration for equipment lease commitments up to $350,000. The warrant has an exercise price of $5.35 per share and expires in July 2008. The Company has determined that the warrant had a nominal fair value at the date of issuance. These warrants were exercised in February 1999.

    In September 1998, in connection with an operating lease agreement, the Company issued the lessor a warrant to purchase shares of Series D preferred stock. The number of shares and price per share is based on a defined formula, initially 5,607 shares with an exercise price of $5.35 per share. The warrant expires in September 2008 or five years from the effective date of the Company's initial public offering, whichever is shorter. The Company has determined that the warrant had a nominal fair value on the initial measurement date. These warrants were exercised in September 1999 (unaudited).

                                INTRAWARE, INC.

NOTE 8--COMMON STOCK:

    The Company's Articles of Incorporation, as amended, authorize the Company to issue 250,000,000 shares of $0.0001 par value common stock. In
December 1998, the Company's board of directors authorized a two-for-one split of the outstanding shares of common stock to be effective immediately prior to the effectiveness of its initial public offering. This stock split resulted in a corresponding change in the conversion rate for all outstanding shares of preferred stock to a ratio of two shares of common stock for each share of preferred stock.


    As of August 31, 1999, approximately 305,000 shares of outstanding founder's common stock were subject to repurchase by the Company at the original purchase price in the event of voluntary or involuntary termination of employment of the stockholder (unaudited). As of February 28, 1999, approximately 924,000 shares of outstanding founder's common stock were subject to repurchase by the Company at the original purchase price in the event of voluntary or involuntary termination of employment of the stockholder. The Company's repurchase right lapses generally over three years. Under certain events of involuntary termination, an additional one-third of shares may lapse immediately. In the event of a merger or substantial sale of assets, all remaining shares would immediately lapse. In the event the repurchase right has lapsed, and in the event of the termination of the stockholder, the Company has the right to purchase such shares at the fair market value of the shares as determined by the board of directors.



    As of August 31, 1999 and February 28, 1999, approximately 1,031,000 shares (unaudited) and 1,547,000 shares of outstanding common stock, respectively, were subject to repurchase by the Company in the event of voluntary or involuntary termination of employment of the stockholder on stock that was unvested under the 1996 Stock Option Plan. These shares are in addition to the outstanding founder's common stock subject to repurchase as discussed above.


    At August 31, 1999 (unaudited) and February 28, 1999, the Company had reserved 40,000,000 shares of Common Stock for future issuance for the exercise of options under the stock option plans.

NOTE 9--EMPLOYEE BENEFIT PLANS:

401(K) SAVINGS PLAN

    The Company has a savings plan (the "Savings Plan") that qualifies as a defined contribution arrangement under Section 401(a), 401(k) and 501(a) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 25%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All employees on the United States payroll of the Company are eligible to participate in the Plan. The Company will determine its contributions, if any, based on its current profits and/or retained earnings, however, no contributions have been made since the inception of the Savings Plan.

STOCK OPTION PLANS

    In October 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to the Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to the Company employees and consultants. The Company has reserved 6,200,000 shares of common stock for issuance

                                INTRAWARE, INC.

NOTE 9--EMPLOYEE BENEFIT PLANS: (CONTINUED)

under the Plan, plus annual increases equal to the lesser of (a) 750,000 shares
(b) 2% of the outstanding shares on such date or (c) a lesser amount determined by the board.

    The Plan provides that the options shall be exercisable over a period not to exceed ten years from the date of the grant; however, in the case of an ISO granted to a person owning more than 10% of the combined voting power of all classes of the stock of the Company, the term of the option will be five years from the date of the grant. Options granted by the Company to date generally vest 25% one year after the date of grant and the remaining options thereafter generally vest in equal monthly installments over the following 36 months.


    In accordance with the Plan, the stated exercise price shall not be less than 85% of the estimated fair value of the shares on the date of grant as determined by the board of directors, provided, however, that (a) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (b) the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively.


    The following table summarizes stock option activity under the Plan (in thousands, except per share amounts):

                                                                    OPTIONS OUTSTANDING
                                                              --------------------------------
                                                               OPTIONS                WEIGHTED
                                                              AVAILABLE               AVERAGE
                                                                 FOR      NUMBER OF   EXERCISE
                                                                GRANT      OPTIONS     PRICE
                                                              ---------   ---------   --------
Shares authorized...........................................    3,000          --      $   --
Options granted.............................................     (846)        846        0.05
Options exercised...........................................       --          --          --
Options canceled............................................       --          --          --
                                                               ------      ------      ------
BALANCE AT FEBRUARY 28, 1997................................    2,154         846        0.05
Shares authorized...........................................      800          --          --
Options granted at fair value...............................     (629)        629        0.07
Options granted below fair value............................   (1,281)      1,281        0.13
Options exercised...........................................       --        (126)       0.05
Options canceled............................................       50         (50)       0.13
                                                               ------      ------      ------
BALANCE AT FEBRUARY 28, 1998................................    1,094       2,580        0.10
Shares authorized...........................................    2,400          --          --
Options granted at fair value...............................     (500)        500       12.52
Options granted below fair value............................   (1,500)      1,500        1.31
Options exercised...........................................       --      (2,334)       0.13
Options canceled............................................      175        (175)       0.16
                                                               ------      ------      ------
BALANCE AT FEBRUARY 28, 1999................................    1,669       2,071        3.92
Options granted at fair value (unaudited)...................     (730)        731       20.15
Options exercised (unaudited)...............................       --         (55)       0.19
Options canceled (unaudited)................................       --        (118)       5.63
                                                               ------      ------      ------
BALANCE AT AUGUST 31, 1999 (UNAUDITED)......................      939       2,629      $ 8.26
                                                               ======      ======

                                INTRAWARE, INC.

NOTE 9--EMPLOYEE BENEFIT PLANS: (CONTINUED)

    The minimum value of options granted during the six month period ended August 31, 1999 was approximately $12.53 per share (unaudited). The minimum value of options granted during the period from the years ended February 28, 1999 and 1998 and the period from August 14, 1996 (inception) to February 28, 1997 was approximately $4.42, $0.02 and $0.02 per share, respectively.

    The following table summarizes the information about stock options outstanding and exercisable as of August 31, 1999 (in thousands, except per share amounts) (unaudited):

                                      OPTIONS OUTSTANDING AT AUGUST 31, 1999
                                    -------------------------------------------      OPTIONS EXERCISABLE AT
                                                    WEIGHTED                            AUGUST 31, 1999
                                                    AVERAGE                       ----------------------------
                                                   REMAINING        WEIGHTED                       WEIGHTED
                                      NUMBER      CONTRACTUAL       AVERAGE         NUMBER         AVERAGE
RANGE OF EXERCISE PRICES            OUTSTANDING       LIFE       EXERCISE PRICE   OUTSTANDING   EXERCISE PRICE
------------------------            -----------   ------------   --------------   -----------   --------------
$0.05-$0.40.......................       633       8.34 years        $ 0.19            633          $ 0.19
$1.00-$4.00.......................       816       9.16 years          2.02            696            1.68
$9.00-$16.25......................       505       9.47 years         12.50            497           12.43
$16.56-$24.00.....................       613       9.83 years         18.85             10           18.50
$24.50-$34.38.....................        43       9.74 years         27.71             --              --
$39.19-$48.38.....................        19       9.61 years         46.03             --              --
                                       -----                                         -----
                                       2,629                                         1,836
                                       =====                                         =====

    The following table summarizes the information about stock options outstanding and exercisable as of February 28, 1999 (in thousands, except per share amounts):

                                     OPTIONS OUTSTANDING AT FEBRUARY 28, 1999
                                    -------------------------------------------      OPTIONS EXERCISABLE AT
                                                    WEIGHTED                           FEBRUARY 28, 1999
                                                    AVERAGE                       ----------------------------
                                                   REMAINING        WEIGHTED                       WEIGHTED
                                      NUMBER      CONTRACTUAL       AVERAGE         NUMBER         AVERAGE
RANGE OF EXERCISE PRICES            OUTSTANDING       LIFE       EXERCISE PRICE   OUTSTANDING   EXERCISE PRICE
------------------------            -----------   ------------   --------------   -----------   --------------
$0.05-$0.40.......................       693       8.90 years        $ 0.20            693           $0.20
 1.00-1.50........................       538       9.60 years          1.06            538            1.06
 2.50-4.00........................       340       9.80 years          3.41            263            3.09
 9.00-13.00.......................       500       9.98 years         12.52            500           12.45
                                       -----                                         -----
                                    2,071...                                         1,997
                                       =====                                         =====

                                INTRAWARE, INC.

NOTE 9--EMPLOYEE BENEFIT PLANS: (CONTINUED)

    Prior to the Company's initial public offering, the fair value of each option grant was determined using the minimum value method. Subsequent to the offering, the fair value was determined using the Black-Scholes model.

                                                                                       AUGUST 14, 1996
                                                                                         (INCEPTION)
                          SIX MONTHS ENDED AUGUST 31,      YEAR ENDED FEBRUARY 28,         THROUGH
                         -----------------------------   ---------------------------     FEBRUARY 28,
                             1999            1998            1999           1998             1997
                         -------------   -------------   ------------   ------------   ----------------
                                  (UNAUDITED)
Risk-free interest
  rates................   5.06%-5.81%     5.40%-5.62%    4.33%-5.53%    5.40%-6.70%      5.80%-6.64%
Expected lives (in
  years)...............        4               4              4              4                4
Dividend yield.........       0%              0%              0%             0%              0%
Expected volatility....       70%             0%              0%             0%              0%

    The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for the stock option plans (the "Plan") described above. Accordingly, no fair value compensation cost has been recognized for the Plan. If compensation cost for the Plan had been determined consistent with FAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and loss per share would have been as follows:

                                                   SIX MONTHS ENDED                YEAR ENDED         AUGUST 14, 1996
                                                      AUGUST 31,                  FEBRUARY 28,          (INCEPTION)
                                           ---------------------------------   -------------------        THROUGH
                                             1999              1998              1999       1998     FEBRUARY 28, 1997
                                           --------   ----------------------   --------   --------   ------------------
                                                      (UNAUDITED)
Net loss
  As reported............................  $(8,395)   $               (4,025)  $(12,033)  $(4,049)         $ (944)
                                           -------    ----------------------   --------   -------          ------
  Pro forma..............................  $(8,991)   $               (4,022)  $(12,011)  $(4,052)         $ (944)
                                           -------    ----------------------   --------   -------          ------

Net loss per share--basic and diluted
  As reported............................  $ (0.38)   $                (1.16)  $  (3.00)  $ (2.05)         $(1.36)
                                           -------    ----------------------   --------   -------          ------
  Pro forma..............................  $ (0.40)   $                (1.16)  $  (3.00)  $ (2.05)         $(1.36)

1998 DIRECTOR OPTION PLAN

    In December 1998, the board adopted the Director Plan which became effective February 1999. The Director Plan reserves a total of 150,000 shares of the Company's common stock for issuance thereunder. Members of the board who are not employees of the Company, are eligible to participate in the Director Plan. The option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of the options must be 100% of the fair market value of the common stock on the date of grant. Each eligible director who first becomes a member of the board is granted an option to purchase 15,000 shares ("First Option") on the date such director first becomes a director. Immediately following each annual meeting of the Company, each eligible director is automatically granted an additional option to purchase 7,500 shares ("Subsequent Option") if such director has served continuously as a member of the board for at least the preceding six months. The term of such options is ten years, provided that they will terminate 3 months following the date the director ceases

                                INTRAWARE, INC.

NOTE 9--EMPLOYEE BENEFIT PLANS: (CONTINUED)

to be a director or a consultant of the Company (twelve months if the termination is due to death or disability). First Options granted under the Directors Plan vest as to 12.5% of the shares on the six month anniversary of the date of grant and as to 2.08% of the shares each month thereafter, provided the optionee continues as a member of the board or as a consultant to the Company.

EMPLOYEE STOCK PURCHASE PLAN

    In December 1998, the board adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan") which became effective February 1999. The Purchase Plan reserves 600,000 shares of common stock for issuance thereunder. On each March 1 beginning in 2000, the aggregate number of shares reserved for issuance under the Purchase Plan will be increased automatically to the lessor of 400,000 shares, 1% of the outstanding shares on such date or a lessor amount determined by the board of directors. The aggregate number of shares reserved for issuance under the Purchase Plan shall not exceed 600,000 shares. Employees generally are eligible to participate in the Purchase Plan if they are customarily employed by the Company for more than 20 hours per week and more than five months in a calendar year and are not (and would not become as a result of being granted an option under the Purchase Plan) 5% stockholders of the Company. Under the Purchase Plan, eligible employees select a rate of payroll deduction up to 15% of their W-2 cash compensation subject to certain maximum purchase limitations. Each offering period has a maximum duration of two years and consists of four six-month Purchase Periods. The first Offering Period is 2/26/99 the first business day on which price quotations for the Company's common stock was available on The Nasdaq National Market. Depending on the effective date, the first Purchase Period is more or less than six months long. Offering Periods and Purchase Periods thereafter will begin on April 15 and October 15. The price at which the common stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of that purchase period.

UNEARNED STOCK-BASED COMPENSATION

    In connection with certain stock option grants during the years ended February 28, 1999 and 1998, the Company recognized unearned compensation totaling $10.7 million and $1.3 million, respectively. This unearned compensation is being amortized over the four-year vesting periods of the related options. During the six months ended August 31, 1999 and 1998 amortization expense totaled $1.5 million and $300,000, respectively. Amortization expense recognized during the years ended February 28, 1999 and 1998 totaled approximately $1.6 million and $67,000, respectively.

NOTE 10--RELATED PARTY TRANSACTIONS:

    At February 28, 1999, the Company held a note receivable from an officer of the Company totaling $300,000. The note is full recourse, is secured by common stock and bears simple interest at 8% per annum. Principal and interest is due and payable upon certain events, including completion of a Registration Statement on Form S-1. The note was repaid in full March 1999.

    At May 5, 1999, the Company held a note receivable from an officer of the Company totaling $50,000 (unaudited).

                                INTRAWARE, INC.

NOTE 11--SUBSEQUENT EVENTS

    On October 4, 1999, the Company announced that it had signed a definitive agreement to acquire all outstanding shares of Internet Image, Inc. The closing of this transaction is contingent upon customary closing conditions. The Company intends to account for this transaction using the pooling-of-interest method of accounting. The estimated purchase price is $36.55 million.

    On October 14, 1999, the Company acquired all outstanding shares of BITSource, Inc. The Company intends to account for this transaction using the purchase method of accounting and, accordingly, the purchase price will be allocated to the tangible and intangible assets acquired on the basis of their respective fair values on the date of acquisition. The purchase price is $11 million.

                              INTERNET IMAGE INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Report of Independent Accountants...........................    F-25
Balance Sheet...............................................    F-26
Statement of Operations.....................................    F-27
Statement of Shareholders' Equity...........................    F-28
Statement of Cash Flows.....................................    F-29
Notes to Financial Statements...............................    F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Shareholders of Internet Image, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Internet Image, Inc. (the "Company") at June 30, 1999 and 1998, and the results of its operations and its cash flows for the years ended June 30, 1999 and 1998 and the period from July 24, 1996 (Inception) through June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

October 5, 1999
San Jose, California

                              INTERNET IMAGE, INC.

                                 BALANCE SHEET

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   JUNE 30,
                                                              SEPTEMBER 30,   -------------------
                                                                  1999          1999       1998
                                                              -------------   --------   --------
                                                               (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents.................................     $   566      $ 1,040    $   956
  Accounts receivable.......................................          37          385         15
  Prepaid expenses and other current assets.................          37           34         35
                                                                 -------      -------    -------
    Total current assets....................................         640        1,459      1,006

Property and equipment, net.................................         112          127        147
Restricted cash (Note 4)....................................          20           20         20
Other assets................................................          93           21         21
                                                                 -------      -------    -------
      Total assets..........................................     $   865      $ 1,627    $ 1,194
                                                                 =======      =======    =======
                              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................     $    84      $    77    $    57
  Accrued expenses..........................................         159          119         64
  Deferred revenue..........................................         544          732        180
                                                                 -------      -------    -------
    Total current liabilities...............................         787          928        301

Shareholders' Equity:
  Convertible Preferred Stock: No par value;
    8,638, 8,638 and 4,193 shares authorized; 5,308, 5,308
    and 4,193 shares issued and outstanding respectively....       5,777        5,777      3,362
  Common Stock: No par value, 20,000 shares authorized,
    3,602, 3,436 and 3,401 shares issued and outstanding,
    respectively............................................         210          185        169
  Additional paid-in capital................................       1,295        1,338         --
  Notes receivable from shareholders........................         (85)         (85)       (91)
  Deferred stock-based compensation.........................        (807)        (979)        --
  Accumulated deficit.......................................      (6,312)      (5,537)    (2,547)
                                                                 -------      -------    -------
    Total shareholders' equity..............................          78          699        893
                                                                 -------      -------    -------
    Total liabilities and shareholder's equity..............     $   865      $ 1,627    $ 1,194
                                                                 =======      =======    =======

   The accompanying notes are an integral part of these financial statements.

                              INTERNET IMAGE, INC.

                            STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    THREE MONTHS                             JULY 24, 1996
                                                        ENDED                                 (INCEPTION)
                                                    SEPTEMBER 30,      YEAR ENDED JUNE 30,      THROUGH
                                                 -------------------   -------------------     JUNE 30,
                                                   1999       1998       1999       1998         1997
                                                 --------   --------   --------   --------   -------------
                                                     (UNAUDITED)
Net revenues...................................   $  160     $   28    $   151    $    57       $   --

Cost of revenue................................       11          5         42         11           --

Gross profit...................................      149         23        109         46           --

Operating expenses:
  Research and development.....................      363        306      1,262      1,163          336
  Sales and marketing..........................      262        255      1,149        722           99
  General and administrative...................      180         90        381        247          147
  Amortization of deferred stock-based
    compensation...............................      128         73        343         --           --
                                                  ------     ------    -------    -------       ------
    Total operating expenses...................      933        724      3,135      2,132          582
                                                  ======     ======    =======    =======       ======

Loss from operations...........................     (784)      (701)    (3,026)    (2,086)        (582)

Interest and other income (expense), net.......        9          9         35        102           19
                                                  ------     ------    -------    -------       ------

Net loss.......................................   $ (775)    $ (692)   $(2,991)   $(1,984)      $ (563)
                                                  ======     ======    =======    =======       ======

Basic and diluted net loss per share...........   $(0.23)    $(0.25)   $ (0.85)   $ (0.69)      $(0.28)
                                                  ======     ======    =======    =======       ======

Shares used in computing basic and diluted net
  loss per share...............................    3,331      2,738      3,512      2,880        1,997
                                                  ======     ======    =======    =======       ======

   The accompanying notes are an integral part of these financial statements.

                              INTERNET IMAGE, INC.
                       STATEMENT OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                       SERIES A PREFERRED          SERIES B               SERIES C
                                             STOCK             PREFERRED STOCK        PREFERRED STOCK          COMMON STOCK
                                      --------------------   --------------------   --------------------   --------------------
                                       SHARES     AMOUNT      SHARES     AMOUNT      SHARES     AMOUNT      SHARES     AMOUNT
                                      --------   ---------   --------   ---------   --------   ---------   --------   ---------
Balance at Inception................      --       $ --          --      $   --         --      $   --         --       $ --
Issuance of Common Shares for
  cash..............................      --         --          --          --         --          --        814         40
Issuance of Series A Preference
  Shares............................   2,120        530          --          --         --          --         --         --
Issuance of Series B Preference
  Shares............................      --         --       1,017       1,524         --          --         --         --
Issuance of Common Shares for notes
  receivable........................      --         --          --          --         --          --      1,832         91
Issuance of Common Share on exercise
  of warrants.......................      --         --          --          --         --          --        480         25
Issuance of Preference Shares on
  exercise of warrants..............     210         53          --          --         --          --         --         --
Issuance of Common Share on exercise
  of stock options..................      --         --          --          --         --          --        269         13
Net loss............................      --         --          --          --         --          --         --         --
                                       -----       ----       -----      ------      -----      ------      -----       ----
Balance at June 30, 1997............   2,330        583       1,017       1,524         --          --      3,395        169
Issuance of Series B Preference
  Shares net of issuance cost of
  $15,373...........................      --         --         847       1,255         --          --         --         --
Issuance of Common Share for notes
  receivable........................      --         --          --          --         --          --          2         --
Issuance of Common Share on exercise
  of stock options..................      --         --          --          --         --          --          3         --
Net loss............................      --         --          --          --         --          --         --         --
                                       -----       ----       -----      ------      -----      ------      -----       ----
Balance at June 30, 1998............   2,330        583       1,864       2,779         --          --      3,400        169
Note repayment......................      --         --          --          --         --          --         --         --
Repurchase of Common Shares.........      --         --          --          --         --          --       (108)        (6)
Issuance of Series C Preference
  Shares for cash net of issuance
  cost of $56,025...................      --         --          --          --      1,115        2415         --         --
Issuance of Common Share on exercise
  of stock options..................      --         --          --          --         --          --        144         22
Deferred stock-based compensation...      --         --          --          --         --          --         --         --
Amortization of stock-based
  compensation......................      --         --          --          --         --          --         --         --
Issuance of Common Stock options to
  consultants.......................      --         --          --          --         --          --         --         --
Net loss............................      --         --          --          --         --          --         --         --
                                       -----       ----       -----      ------      -----      ------      -----       ----
Balance at June 30, 1999............   2,330       $583       1,864      $2,779      1,115      $2,415      3,436       $185
Issuance of Common Share on exercise
  of stock options (unaudited)......      --         --          --          --         --          --        166         25
Deferred stock-based compensation
  for options forfeited
  (unaudited).......................      --         --          --          --         --          --         --         --
Amortization of stock-based
  compensation (unaudited)..........      --         --          --          --         --          --         --         --
Net loss (unaudited)................      --         --          --          --         --          --         --         --
                                       -----       ----       -----      ------      -----      ------      -----       ----
Balance at September 30, 1999
  (unaudited).......................   2,330       $583       1,864      $2,779      1,115      $2,415      3,602       $210
                                       =====       ====       =====      ======      =====      ======      =====       ====

                                                         NOTE
                                      ADDITIONAL      RECEIVABLE        DEFERRED
                                        PAID-IN          FROM          STOCK-BASED      ACCUMULATED
                                        CAPITAL      SHAREHOLDERS     COMPENSATION        DEFICIT        TOTAL
                                      -----------   --------------   ---------------   --------------   --------
Balance at Inception................    $   --           $ --            $    --          $    --       $    --
Issuance of Common Shares for
  cash..............................        --             --                 --               --            40
Issuance of Series A Preference
  Shares............................        --             --                 --               --           530
Issuance of Series B Preference
  Shares............................        --             --                 --               --         1,524
Issuance of Common Shares for notes
  receivable........................        --            (91)                --               --            --
Issuance of Common Share on exercise
  of warrants.......................        --             --                 --               --            25
Issuance of Preference Shares on
  exercise of warrants..............        --             --                 --               --            53
Issuance of Common Share on exercise
  of stock options..................        --             --                 --               --            13
Net loss............................        --             --                 --             (563)         (563)
                                        ------           ----            -------          -------       -------
Balance at June 30, 1997............        --            (91)                --             (563)        1,622
Issuance of Series B Preference
  Shares net of issuance cost of
  $15,373...........................        --             --                 --               --         1,255
Issuance of Common Share for notes
  receivable........................        --             --                 --               --            --
Issuance of Common Share on exercise
  of stock options..................        --             --                 --               --            --
Net loss............................        --             --                 --           (1,984)       (1,984)
                                        ------           ----            -------          -------       -------
Balance at June 30, 1998............        --            (91)                --           (2,547)          893
Note repayment......................        --             --                 --               --            --
Repurchase of Common Shares.........        --              6                 --               --            --
Issuance of Series C Preference
  Shares for cash net of issuance
  cost of $56,025...................        --             --                 --               --         2,415
Issuance of Common Share on exercise
  of stock options..................        --             --                 --               --            22
Deferred stock-based compensation...     1,322             --             (1,322)              --            --
Amortization of stock-based
  compensation......................        --             --                343               --           343
Issuance of Common Stock options to
  consultants.......................        16             --                 --               --            16
Net loss............................        --             --                 --           (2,990)       (2,990)
                                        ------           ----            -------          -------       -------
Balance at June 30, 1999............    $1,338           $(85)           $  (979)         $(5,537)      $   699
Issuance of Common Share on exercise
  of stock options (unaudited)......        --             --                 --               --            25
Deferred stock-based compensation
  for options forfeited
  (unaudited).......................       (43)            --                 40               --            (3)
Amortization of stock-based
  compensation (unaudited)..........        --             --                132               --           132
Net loss (unaudited)................        --             --                 --             (775)         (775)
                                        ------           ----            -------          -------       -------
Balance at September 30, 1999
  (unaudited).......................    $1,295           $(85)           $  (807)         $(6,312)      $    78
                                        ======           ====            =======          =======       =======

   The accompanying notes are an integral part of these financial statements.

                              INTERNET IMAGE, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                              JULY 24, 1996
                                                 THREE MONTHS ENDED                            (INCEPTION)
                                                   SEPTEMBER 30,        YEAR ENDED JUNE 30,      THROUGH
                                               ----------------------   -------------------     JUNE 30,
                                                 1999          1998       1999       1998         1997
                                               --------      --------   --------   --------   -------------
                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...................................   $ (775)       $(692)    $(2,991)   $(1,984)      $ (563)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization............       22           16          69         47           10
    Allowance for doubtful accounts..........       60           --          --         --           --
    Amortization of unearned compensation....      132           73         343         --           --
    Deferred stock-based compensation for
      options forfeited......................       (3)          --          --         --           --
    Common stock issued for services.........       --            3          16         --           --
    Changes in assets and liabilities:
      Accounts receivable....................      288          (44)       (370)       (15)          --
      Prepaid expenses and other current
        assets...............................       (3)         (69)          1        (23)         (11)
      Restricted cash........................       --           --          --        (20)          --
      Security deposit.......................       --           --          --         (6)         (15)
      Accounts payable.......................        7           23          20         38           19
      Accrued expenses.......................       40           12          55         37           27
      Deferred revenue.......................     (188)          35         552        180           --
                                                ------        -----     -------    -------       ------
      Net cash used in operating
        activities...........................     (420)        (643)     (2,305)    (1,746)        (533)
                                                ------        -----     -------    -------       ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.........      (79)         (10)        (50)      (116)         (89)
                                                ------        -----     -------    -------       ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Series A Convertible
    Preferred Stock, net.....................       --           --          --         --          582
  Proceeds from Series B Convertible
    Preferred Stock, net.....................       --           --          --      1,255        1,525
  Proceeds from Series C Convertible
    Preferred Stock, net.....................       --           --       2,416         --           --
  Proceeds from issuance of Common Stock.....       25            5          23         --           78
  Repurchase of Common Stock.................       --           --          --         --           --
  Proceeds from the acceptance of debt and
    leases...................................       --           --          --         --           16
  Principal payments on debt and leases......       --           --          --        (16)          --
                                                ------        -----     -------    -------       ------
    Net cash provided by financing
      activities.............................       25            5       2,439      1,239        2,201
                                                ------        -----     -------    -------       ------
Increase (decrease) in cash and cash
  equivalents................................     (474)        (648)         84       (623)       1,579
Cash and cash equivalents at beginning of
  period.....................................    1,040          956         956      1,579           --
                                                ------        -----     -------    -------       ------
Cash and cash equivalents at end of period...   $  566        $ 308     $ 1,040    $   956       $1,579
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for income taxes.................   $   --        $  --     $     1    $    13       $    1
  Cash paid for interest.....................   $   --        $  --     $    --    $    --       $    1
SUPPLEMENTAL NON-CASH ACTIVITY:
  Issuance of common stock for services......   $   --        $   3     $    16    $    --       $   --

   The accompanying notes are an integral part of these financial statements.

                              INTERNET IMAGE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Internet Image, Inc. ("the Company") was incorporated in California on July 24, 1996, and develops and markets Internet and web-based deployment solutions. The Company's products enable the automated deployment of software and data to desktops and network devices. The Company operates in one business segment.

LIQUIDITY AND CAPITAL RESOURCES

    The Company recorded net losses of $775,000, $2,991,000, $1,984,000 and $563,000 for the three months ended September 30, 1999 and for the years ended June 30, 1999 and 1998 and the period from July 24, 1996 (inception) through June 30, 1997, respectively, and had an accumulated deficit of $6,312,000 as of September 30, 1999. Additionally, the Company has historically experienced negative cash flows from operations as well as a negative working capital position. Based on the Company's existing resources and current financial position, management believes that the available liquidity at September 30, 1999 is not sufficient to support the Company's continued operations through June 30, 2000 and that it will be necessary for the Company to obtain additional sources of equity and/or debt financing or a strategic partner in order to sustain operations. In this regard, management continues to seek additional financing and/or a strategic partner; however, there can be no assurance that such financing or a strategic partner can be obtained or obtained on terms that are acceptable to the Company. The factors described above raise substantial doubt regarding the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

UNAUDITED INTERIM RESULTS

    The interim financial statements as of September 30, 1999 and for the three months ended September 30, 1999 and 1998 are unaudited. In the opinion of management, interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of interim periods. The financial data and other information disclosed in these notes to financial statements related for periods are unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company's revenues are derived from licenses for its software and related services, which include technical support, training and consulting. Revenue is recognized for the various contract elements based upon vendor-specific objective evidence of fair value of each element.

    Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant Company obligations with regard to implementation or integration exist, the fee is fixed and determinable and collectibility is probable. Provisions for sales returns are provided at the time of revenue recognition based upon estimated returns.

                              INTERNET IMAGE, INC.

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Services revenue is primarily comprised of revenue from consulting fees, maintenance contracts and training. Services revenue from consulting and training is recognized as the service is performed. Maintenance contracts include the right to unspecified upgrades and ongoing support. Maintenance revenue is deferred and recognized on a straight-line basis as services revenue over the life of the related contract, which generally is one year.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Cash equivalents consist principally of certificate of deposits and money-market accounts that are stated at cost, which approximates fair value.

RESTRICTED CASH

    On May 28, 1998 Company entered into a line of credit agreement with Bank of America. The line of credit is collateralized by a $20,000 certificate of deposit which is included in current assets.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to a concentration of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents with major financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and Asia and are denominated in U.S. dollars. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon expected collectibility of accounts receivable.

    The following table summarizes the revenue from customers in excess of 10% of the total revenue.

                                                                    THREE MONTHS
                                                                ENDED SEPTEMBER 30,       YEAR ENDED JUNE 30,
                                                              ------------------------  ------------------------
                                                                 1999         1998         1999         1998
                                                              -----------  -----------  -----------  -----------
                                                                    (UNAUDITED)
Company A...................................................          --%          42%          --%          62%
Company B...................................................          44%          --%          48%          --%
Company C...................................................          --%          28%          21%          32%
Company D...................................................          --%          10%          --%          --%
Company E...................................................          25%          --%          --%          --%
Company F...................................................          21%          --%          --%          --%

                              INTERNET IMAGE, INC.

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table summarizes receivables from customers in excess of 10% of total accounts receivable:

                                                                    THREE MONTHS
                                                                ENDED SEPTEMBER 30,       YEAR ENDED JUNE 30,
                                                              ------------------------  ------------------------
                                                                 1999         1998         1999         1998
                                                              -----------  -----------  -----------  -----------
                                                                    (UNAUDITED)
Company B...................................................          --%          15%          --%          --%
Company E...................................................          --%          --%          32%          --%
Company F...................................................          --%          --%          38%          --%
Company G...................................................          62%          --%          16%          77%
Company H...................................................          --%          --%          --%          23%
Company I...................................................          22%          --%          --%          --%
Company J...................................................          10%          --%          --%          --%
Company K...................................................          --%          85%          --%          --%

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value because of the short-term maturity of these instruments.

SOFTWARE DEVELOPMENT COSTS

    Software development costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred. Software development costs are capitalized after technological feasibility has been established. The period between achievement of technological feasibility, which the Company defines as the establishment of a working model, until the general availability of such software to customers, has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs since its inception.

CAPITALIZATION OF INTERNAL-USE SOFTWARE COSTS

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998 and provides guidance for the accounting of computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company adopted the provisions of SOP 98-1 in its fiscal year beginning July 1, 1998.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at historical cost less accumulated depreciation. Depreciation and amortization is computed using the straight-line method over the useful lives of the assets generally five years or less, or the shorter of the lease term, if applicable.

ADVERTISING COSTS

    The Company accounts for advertising costs as expense in the period in which they are incurred. Advertising expense for the three months ended September 30, 1999 and 1998 were $8,000 and $32,000,

                              INTERNET IMAGE, INC.

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

respectively. Advertising expense for the years ended June 30, 1999, 1998 and 1997 were $44,000, $2,000 and $0, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributed to such assets.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion
No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is based on the difference, if any on the date of grant between fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force Consensus on Issue No. 96-18.

INCOME TAXES

    Income taxes are accounted for using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

NET LOSS PER SHARE

    The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period excluding shares of common stock subject to repurchase. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock from conversion of preferred stock, stock options and warrants and outstanding shares of common stock subject to repurchase are anti-dilutive for all periods presented.

                              INTERNET IMAGE, INC.

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

                                                                                                            JULY 24,
                                                                THREE MONTHS ENDED                            1996
                                                                                                           (INCEPTION)
                                                                  SEPTEMBER 30,      YEAR ENDED JUNE 30,     THROUGH
                                                               --------------------  --------------------   JUNE 30,
                                                                 1999       1998       1999       1998        1997
                                                               ---------  ---------  ---------  ---------  -----------
                                                                   (UNAUDITED)
Numerator:
  Net loss...................................................  $    (775) $    (692) $  (2,991) $  (1,984)  $    (563)
                                                               ---------  ---------  ---------  ---------   ---------
Denominator:
  Weighted average shares....................................      3,488      3,350      3,736      3,701       3,696
  Weighted average unvested shares of common stock subject to
    repurchase...............................................       (157)      (612)      (224)      (821)     (1,699)
                                                               ---------  ---------  ---------  ---------   ---------
Denominator for basic and diluted calculation................      3,331      2,738      3,512      2,880       1,997
                                                               ---------  ---------  ---------  ---------   ---------
Net loss per share:
  Basic and diluted..........................................  $   (0.23) $   (0.25) $   (0.85) $   (0.69)  $   (0.28)
                                                               =========  =========  =========  =========   =========

    The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated:

                                                                                                            JULY 24,
                                                                THREE MONTHS ENDED                            1996
                                                                                                           (INCEPTION)
                                                                  SEPTEMBER 30,      YEAR ENDED JUNE 30,     THROUGH
                                                               --------------------  --------------------   JUNE 30,
                                                                 1999       1998       1999       1998        1997
                                                               ---------  ---------  ---------  ---------  -----------
                                                                   (UNAUDITED)
Weighted average effect of common stock equivalents
  Series A preferred shares..................................      2,330      2,310      2,317      2,093         768
  Series B preferred shares..................................      1,863      1,863      1,863      1,863          61
  Series C preferred shares..................................      1,115         --        465         --          --
  Shares of common stock subject to repurchase...............        157        612        224        821       1,699
  Common stock options.......................................        572        578        407        281          --
                                                               ---------  ---------  ---------  ---------   ---------
                                                                   6,037      5,363      5,276      5,058       2,528
                                                               =========  =========  =========  =========   =========

COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted the provisions of SFAS
No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. During the three months ended
September 30, 1999 and 1998 (unaudited) and each of the three years ended
June 30, 1999 the Company did not have any transactions that are required to be reported in comprehensive income.

                              INTERNET IMAGE, INC.

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SEGMENT INFORMATION

    Effective January 1, 1998, the Company adopted the provisions of SFAS
No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company identifies its operating segment based on business activities, management responsibility and geographic location. During all periods presented, the Company operated in a single business segment.

2. RELATED PARTY TRANSACTIONS

    The following sales to shareholders occurred:

                                                                   DATE OF
RELATED PARTY                                                    TRANSACTION      SALE AMOUNT
------------------------------------------------------------  ------------------  -----------
Kanematsu Semiconductor.....................................  August 1997            $150,000
Million Enterprise Co.......................................  September 1997          $43,200
Mitsuba.....................................................  June 1997               $10,920

3. BALANCE SHEET COMPONENTS

                                                                                        JUNE 30,
                                                                  SEPTEMBER 30,   --------------------
                                                                      1999          1999       1998
                        (IN THOUSANDS)                           ---------------  ---------  ---------
                                                                   (UNAUDITED)
PROPERTY AND EQUIPMENT, NET:
  Computer equipment and purchased software....................     $     225     $     220  $     171
  Furniture and fixtures.......................................             6             6          6
  Leasehold improvements.......................................             3             3          3
  Motor vehicle................................................            24            24         24
                                                                    ---------     ---------  ---------
                                                                          258           253        204
  Less: Accumulated depreciation and amortization..............          (146)         (126)       (57)
                                                                    ---------     ---------  ---------
                                                                    $     112     $     127  $     147
                                                                    =========     =========  =========

                                                                                         JUNE 30,
                                                                 SEPTEMBER 30,   ------------------------
                                                                     1999           1999         1998
                                                                ---------------  -----------  -----------
                                                                  (UNAUDITED)
ACCRUED EXPENSES:
  Payroll and related expenses................................     $      49      $      64    $      29
  Other.......................................................           110             55           35
                                                                   ---------      ---------    ---------
                                                                   $     159      $     119    $      64
                                                                   =========      =========    =========

4. COMMITMENTS AND CONTINGENCIES

    The Company leases its office space under a noncancelable operating lease with an expiration date of July 31, 2000. Rent expense for the three months ended September 30, 1999 and 1998 and for the years ended June 30, 1999, 1998, 1997 totaled $20,000 (unaudited), $19,000 (unaudited), $77,000, $74,000 and
$15,000, respectively.

                              INTERNET IMAGE, INC.

4. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Future minimum lease payments under noncancelable operating leases, including any lease commitments entered into subsequent to June 30, 1999, are as follows (in thousands):

YEAR ENDING JUNE 30,
----------------------------------------------------------------------------------------
2000....................................................................................  $      79
2001....................................................................................          7
                                                                                          ---------
Total minimum lease payments............................................................  $      86
                                                                                          =========

5. INCOME TAXES

    The components of the net deferred tax assets as of June 30, 1999, and 1998 are (in thousands):

                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------
DEFERRED TAX ASSETS:
  Net operating loss carryforwards.........................................  $   1,995  $     949
  Research and development credit..........................................        188         99
  Capitalized start-up costs...............................................          6         14
  Cumulative temporary differences.........................................        141          2
DEFERRED TAX LIABILITIES:
  Cumulative temporary differences.........................................         --         --
                                                                                 2,330      1,064
Less: valuation allowance..................................................     (2,330)    (1,064)
Net deferred tax assets....................................................  $      --  $      --

    The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

    As of June 30, 1999, the Company has approximately $5,018,000 in federal and $4,955,000 in state net operating loss carryforwards to reduce future taxable income. These carryforwards will expire between 2001 and 2019, if not utilized.

    The U.S. federal income tax rules may restrict the utilization of the operating loss and tax credit carryforwards in the case of an "ownership change" of a corporation.

6. CONVERTIBLE PREFERRED STOCK

    Convertible Preferred Stock at June 30, 1999 consists of the following (in thousands):

                                                                                   PROCEEDS NET
                                            SHARES        SHARES      LIQUIDATION   OF ISSUANCE
SERIES                                    AUTHORIZED    OUTSTANDING     AMOUNT         COSTS
----------------------------------------  -----------  -------------  -----------  -------------
A.......................................       2,330         2,330     $     582     $     582
B.......................................       1,863         1,863         2,795         2,780
C.......................................       4,445         1,115         2,509         2,415
                                           ---------     ---------     ---------     ---------
                                               8,638         5,308     $   5,886     $   5,777
                                           =========     =========     =========     =========

                              INTERNET IMAGE, INC.

6. CONVERTIBLE PREFERRED STOCK (CONTINUED)

    The holders of Series A, B, and C preferred stock have certain rights and privileges as follows:

VOTING

    Each share of Series A, B, and C has voting rights equal to one share of Common Stock on an "as if" converted basis.

    Consent of the holders of at least a majority of the Series A, B and C, voting together as a single class, shall be required to (i) alter or change the rights, preferences or privileges of the Preferred Stock materially and adversely, (ii) create any new class of shares having preference over or being on a parity with the Preferred Stock, (iii) engage in a merger, acquisition or sale of all or substantially all assets of the Company, if such transaction involves a change of control or (iv) liquidate or dissolve the Company.

    Consent of the holders of at least a majority of the Series B, voting as a separate series, shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series B Preferred materially and adversely or (ii) creates any new class of shares having preference over the Series B Preferred.

    Consent of the holders of at least a majority of the Series C, voting as a separate series, shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series C Preferred materially and adversely or (ii) creates any new class of shares having preference over the Series C Preferred.

    The holders of Series C, voting together as a single series, shall be entitled to elect one (1) member of the Company's Board of Directors.

DIVIDENDS

    Holders of Series A, B, and C are entitled to receive non-cumulative annual dividends of $0.015, $0.09, and $0.135 per share, respectively, when and if declared by the Company's Board of Directors. Dividends on the Preferred Stock shall be payable in preference and prior to any payment of any dividend on the Common Stock. No dividends have been declared from inception through the year ended September 30, 1999 (unaudited).

LIQUIDATION

    In the event of any liquidation, dissolution, winding of the Company, the holders of the Series A, B, and C shall be entitled to receive, prior and in preference to any distribution to the holders of the Common Stock, an amount equal to the $0.25, $1.50, and $2.25 per share, respectively, plus any declared but unpaid dividends. Any amounts remaining after such distribution shall be distributed among the holders of Series A, B, and C, and Common Stock on an "as if" converted basis. A merger, sale of substantially all assets, or reorganization of the Company shall be deemed to be a liquidation or winding up for purposes of the liquidation preference.

ADJUSTMENT

    The conversion price of the Series B, and C shall be subject to adjustments, on a broad-based weighted-average basis, in the event that the Company issues additional shares (other than shares issued to founders, employees, consultants and directors pursuant to plans and arrangements approved by the Board) at a purchase price less than $1.50 per share of Series B and $2.25 per share of Series C (subject to adjustments for stock splits and the like).

                              INTERNET IMAGE, INC.

6. CONVERTIBLE PREFERRED STOCK (CONTINUED)

REDEMPTION

    The Preferred Stock is not redeemable.

CONVERSION

    Each share of Series A, B, and C is convertible at any time at the option of the holder thereof into one share of Common Stock, subject to adjustment for antidilution. Each share of Series A, B, and C will be automatically converted upon an initial public offering of the Company's Common Stock with aggregate proceeds in excess of $10,000,000 and a price per share of not less than $5.00. The Company has reserved sufficient shares of Common Stock for issuance upon conversion of the Series A, B, and C.

7. COMMON STOCK

    In July 1996, the Company sold approximately 814,000 shares of Common Stock to certain investors, including one of its founders in exchange for $41,000 in cash. In September 1996, the Company sold and issued an aggregate of approximately 1,200,000 shares of Common Stock to two of its founders for full recourse notes in the aggregate principal amount of $60,000. Such shares were subject to a right of repurchase in favor of the Company if the founders' relationship with the Company terminated before the third anniversary of the respective vesting commencement date (which shares are now completely vested in such founders).

    The Company had reserved shares of Common Stock for issuance as follows (in thousands):

                                                                                     AS OF
                                                                                 SEPTEMBER 30,
                                                                                     1999
                                                                                 -------------
                                                                                  (UNAUDITED)
Convertible preferred stock:
  Series A.....................................................................        2,330
  Series B.....................................................................        1,863
  Series C.....................................................................        4,444
Exercise of options under stock option plans...................................        1,442
                                                                                   ---------
                                                                                      10,079
                                                                                   =========

NOTES RECEIVABLE FROM SHAREHOLDERS

    At June 30, 1999 the Company held four notes receivable from two Officers, one director, and one ex-officer of the Company totaling $85,000. The notes bear interest at 8% and are due the earlier of the employee's termination, or three years. In September 1999, the due date for two notes totaling $60,000 held by one officer and one director has been extended for three months, ending
December 15, 1999. The full recourse notes are collateralized by the underlying shares of stock.

8. EMPLOYEE STOCK OPTION PLAN

    In April 1997, the Company adopted the 1997 Stock Plan (the "1997 Plan") and reserved 1,442,000 shares of Common Stock for issuance thereunder. In
December 1998, the Company adopted the NSO Plan (the "NSO Plan" and collectively with the 1997 Plan, the "Plans") and reserved 400,000 shares of Common Stock for issuance thereunder. The Plans provide for the granting of stock options to employees and consultants of the Company. Options granted under the Plans may be either incentive

                              INTERNET IMAGE, INC.

8. EMPLOYEE STOCK OPTION PLAN (CONTINUED)

stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to employees (including officers and directors who are also employees) of the Company. Nonqualified stock options may be granted to employees and consultants of the Company.

    Options under the Plans may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO shall not be less than 100% of the estimated fair value of the shares on the date of grant and (ii) the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant and are for periods not to exceed five years. Options become exercisable at such times and under such conditions as determined by the Board of Directors. Options generally vest over three years.

    The following table summarizes the activity of the plans for the three months ended September 30, 1999 (unaudited) years ended June 30, 1999 and 1998 (in thousands, except per share amounts):

                                                                                       YEAR ENDED JUNE 30,
                                                                        --------------------------------------------------
                                                 THREE MONTHS ENDED
                                                 SEPTEMBER 30, 1999
                                                                                  1999                      1998
                                              ------------------------  ------------------------  ------------------------
                                                            WEIGHTED                  WEIGHTED                  WEIGHTED
                                                             AVERAGE                   AVERAGE                   AVERAGE
                                                            EXERCISE                  EXERCISE                  EXERCISE
                                                SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                                    (UNAUDITED)
Outstanding at beginning of year............       1,075    $    0.15          698    $    0.15            5    $    0.05
  Granted...................................          42    $    2.49          682    $    0.15          744    $    0.15
  Canceled..................................         (24)   $    0.15         (162)   $    0.15          (46)   $    0.15
  Exercised.................................        (166)   $    0.15         (143)   $    0.15           (5)   $    0.05
                                               ---------                 ---------                 ---------
Outstanding at end of year..................         927    $    0.26        1,075    $    0.15          698    $    0.15
                                               ---------                 ---------                 ---------
Options exercisable at end of year..........         538                       473                       239
Weighted average fair value of options
  granted during the year...................                $    0.39                 $    1.98                 $    0.02
                                                            =========                 =========                 =========

    The following table summarizes information about stock options outstanding and exercisable at September 30, 1999 (unaudited, in thousands, except per share amounts):

                                                               OPTIONS EXERCISABLE AT
               OPTIONS OUTSTANDING AT SEPTEMBER 30, 1999
             ---------------------------------------------       SEPTEMBER 30, 1999
                                 WEIGHTED                   ----------------------------
                                  AVERAGE       WEIGHTED                      WEIGHTED
 RANGE OF                        REMAINING       AVERAGE                       AVERAGE
 EXERCISE        NUMBER         CONTRACTUAL     EXERCISE        NUMBER        EXERCISE
  PRICES       OUTSTANDING     LIFE (YEARS)       PRICE       EXERCISABLE       PRICE
-----------  ---------------  ---------------  -----------  ---------------  -----------
0$.15......           885             8.85      $    0.15            496      $    0.15
2$.49......            42             9.93      $    2.49             42      $    2.49

                              INTERNET IMAGE, INC.

8. EMPLOYEE STOCK OPTION PLAN (CONTINUED)

    The following table summarizes information about stock options outstanding and exercisable at June 30, 1999 (in thousands, except per share amounts):

                OPTIONS OUTSTANDING AT JUNE 30, 1999         OPTIONS EXERCISABLE AT
             -------------------------------------------         JUNE 30, 1999
                               WEIGHTED                   ----------------------------
                                AVERAGE       WEIGHTED                      WEIGHTED
 RANGE OF                      REMAINING       AVERAGE                       AVERAGE
 EXERCISE       NUMBER        CONTRACTUAL     EXERCISE        NUMBER        EXERCISE
  PRICES      OUTSTANDING    LIFE (YEARS)       PRICE       EXERCISABLE       PRICE
-----------  -------------  ---------------  -----------  ---------------  -----------
0$.15......        1,075            9.09      $    0.15            473      $    0.15

FAIR VALUE DISCLOSURES

    The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                    THREE MONTHS ENDED
                                                                                          YEAR ENDED JUNE 30,
                                                                      SEPTEMBER 30,                  JUNE 30,
                                                                  ----------------------  --------------------
                                                                    1999        1998        1999       1998
                                                                  ---------  -----------  ---------  ---------
                                                                       (UNAUDITED)
Risk-free interest rates........................................       5.74%          0%       4.82%      5.70%
Expected lives (in years).......................................        3.0         3.0         3.0        3.0
Dividend yield..................................................          0%          0%          0%         0%
Expected volatility.............................................          0%          0%          0%         0%

    Had the Company recorded compensation cost associated with the Company's stock-based compensation plans, determined using the minimum value prescribed by SFAS No. 123, the result would have been an immaterial difference from the reported amounts of net income for the three months ended September 30, 1999 and 1998 and for the years ended June 30, 1998 and 1997. Had compensation expense for the Company's stock-based compensation plans been determined for the year ended June 30, 1999, net loss and net loss per share would have been as follows (in thousands, except per share amounts):

Net loss:
  As reported.......................................................  $   2,991
  Pro forma.........................................................  $   3,032
Diluted net loss per share:
  As reported.......................................................  $   (0.85)
  Pro forma.........................................................  $   (0.86)

UNEARNED STOCK-BASED COMPENSATION

    In connection with certain stock option grants during the three months ended September 30, 1999 (unaudited) and the year ended June 30 1999, the Company recognized unearned stock compensation totaling $1.3 million, which is being being amortized over the vesting periods of the applicable options. Amortization expense recognized during the three months ended September 30, 1999 (unaudited) and the year ended June 30, 1999 totaled $128,000 and $343,000, respectively. There was no unearned stock-based compensation or amortization in the years ended June 30, 1998 and 1997.

9. SUBSEQUENT EVENTS

    Effective October 1, 1999, the Company entered into a merger and acquisition agreement with Intraware, Inc., pursuant to which Intraware, Inc. will acquire all outstanding shares of the Company for consideration of approximately
$36.55 million in stock of Intraware, Inc.

                                    ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                INTRAWARE, INC.,

                            TANGO ACQUISITION CORP.,

                              INTERNET IMAGE, INC.

                                      AND

                         THE SHAREHOLDERS NAMED HEREIN

                          DATED AS OF OCTOBER 1, 1999

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of October 1, 1999 among Intraware, Inc., a Delaware corporation ("PARENT"), Tango Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("SUB"), Internet Image, Inc., a California corporation (the "COMPANY"), and Andy Lee; Chao Ping Wang; Lung Chin Tsai and Ling Chu Tsai, Trustees of the TSAI FAMILY TRUST U/D/T dated May 20, 1998; and Lung Chin Tsai as an individual (collectively the "PRINCIPAL SHAREHOLDERS").

                                    RECITALS

    A. The Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective Shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

    B. Pursuant to the Merger, among other things, all of the issued and outstanding securities of the Company shall be converted into the right to receive Parent Common Stock (as defined herein). Parent will assume all outstanding stock options of the Company, and all outstanding warrants of the Company that are not exercised on or prior to the Closing Date shall be terminated.

    C. The Company and the Principal Shareholders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

    D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

    E. Concurrent with the execution of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, the Principal Shareholders (except for Chao Ping Wang) as well as Austin Jieh, William J. Almon, Pac-Link Fund, and Tai Yuen Venture Capital Investment Corporation (together, the "INVESTORS") are entering into Voting Agreements in the form of EXHIBIT A hereto with Parent (the "VOTING AGREEMENTS"), Andy Lee and Lung Tsai are entering into agreements not to compete with Parent (the "NONCOMPETITION AGREEMENTS") in the form of EXHIBIT F hereto.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code ("California Law"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger

(or like instrument) in the form attached hereto as EXHIBIT B with the Secretary of State of the State of California (the "MERGER AGREEMENT"), in accordance with the applicable provisions of California Law (the time of acceptance by the Secretary of State of the State of California of such filing being referred to herein as the "EFFECTIVE TIME").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  ARTICLES OF INCORPORATION; BYLAWS.

        (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; PROVIDED, HOWEVER, that Section I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Internet Image, Inc."

        (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Sub immediately prior to the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of California Law and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly qualified and elected. The officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Sub immediately prior to the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

    1.6  EFFECT OF MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

        (a) CERTAIN DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following meanings:

       "COMPANY CAPITAL STOCK" shall mean shares of Company Common Stock, Company Series A Preferred, Company Series B Preferred, Company Series C Preferred and shares of any other capital stock of the Company.

       "COMPANY COMMON STOCK" shall mean shares of common stock of the Company.

       "COMPANY PREFERRED STOCK" shall mean, collectively, shares of Company Series A Preferred, Company Series B Preferred and Company Series C Preferred.

       "COMPANY SERIES A PREFERRED" shall mean shares of Series A Preferred Stock of the Company.

       "COMPANY SERIES B PREFERRED" shall mean shares of Series B Preferred Stock of the Company.

       "COMPANY SERIES C PREFERRED" shall mean shares of Series C Preferred Stock of the Company.

       "ESTIMATED BALANCE SHEET" shall mean the estimated unaudited balance sheet of the Company dated the Closing Date, but delivered to Parent not fewer than three (3) business days prior to the Closing pursuant to
       Section 5.17, which shall be (i) prepared in accordance with GAAP (except that such unaudited balance sheet does not contain the footnotes required by GAAP) and prepared in good faith and based on reasonable assumptions and (ii) approved by Parent, which approval shall not be withheld unreasonably.

       "ESTIMATED NET ASSETS" shall mean the amount by which total assets of the Company as determined in accordance with GAAP ("TOTAL ASSETS") exceeds total liabilities of the Company as determined in accordance with GAAP ("TOTAL LIABILITIES"), each as reflected in the Estimated Balance Sheet.

       "ESTIMATED THIRD PARTY EXPENSES" shall mean Third Party Expenses (as defined in Section 5.4) of the Company on the Closing Date as estimated by the Company and the Principal Shareholders in good faith and based on reasonable assumptions (including any Third Party Expenses previously paid by the Company) as set forth in a letter delivered to Parent concurrently with the Estimated Balance Sheet (the "ESTIMATED THIRD PARTY EXPENSES LETTER")

       "EXCHANGE RATIO" shall mean a number equal to the quotient obtained by dividing (i) the number of shares of Participating Stock Consideration by
       (ii) the number of Total Participating Shares.

       "GAAP" shall mean U.S. generally accepted accounting principles consistent with the reporting practices and principles used by Parent from time to time for preparing its public filings under the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT").

       "KEY EMPLOYEES" shall mean those employees of the Company listed on Exhibit C hereto.

       "KNOWLEDGE" shall mean what would be within the actual knowledge of a prudent person after reasonable investigation.

       "MERGER SHARES" shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing the Total Consideration by the Trading Price; provided however, that the number of shares shall neither be greater than 2,000,000 shares nor less than 1,250,000 shares.

       "NET ASSETS" shall mean the amount equal to Total Assets of the Company minus Total Liabilities of the Company.

       "PARENT COMMON STOCK" shall mean shares of the common stock, par value $.0001, of Parent.

       "PARTICIPATING STOCK CONSIDERATION" shall mean the total number of Merger Shares minus the number of shares of Preferred Stock Consideration.

       "SHAREHOLDER" shall mean each holder of any Company Capital Stock immediately prior to the Effective Time.

       "TOTAL CONSIDERATION" shall mean an amount equal to $36.55 million minus:
       (i) the dollar amount by which Estimated Net Assets (irrespective of Estimated Third Party Expenses) are less than $250,000 and (ii) the dollar amount by which Estimated Third Party Expenses exceed $200,000.

       "TOTAL OUTSTANDING SHARES" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the aggregate number of shares of Company Common Stock issuable, with or without the passage of time or satisfaction of other conditions, upon exercise or conversion of all options, warrants and other rights (other than the Company Preferred Stock) to acquire or receive shares of Company Common Stock outstanding immediately prior to the Effective Time.

       "TOTAL PARTICIPATING SHARES" shall mean the number equal to the Total Outstanding Shares plus the total number of shares of Company Common Stock issuable upon conversion of the shares of Company Series A Preferred, Company Series B Preferred and Company Series C Preferred issued and outstanding immediately prior to the Effective Time pursuant to the Articles of Incorporation of the Company as then in effect.

       "TRADING PRICE" shall mean the average closing sales price of the Parent Common Stock as reported on the Nasdaq National Market for the ten
       (10) consecutive trading days ending three (3) business days prior to the Closing Date.

        (b) EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any shares of the Company Capital Stock, each share of Company Common Stock, Company Series A Preferred, Company Series B Preferred and Company Series C Preferred issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Article 1.7) will be canceled and extinguished and be converted automatically into, the right to receive upon surrender of the certificate representing such share of Company Common Stock, Company Series A Preferred, Company Series B Preferred or Company Series C Preferred and upon the terms and subject to conditions set forth below and throughout this Agreement, including, without limitation, the escrow provisions set forth in Article VII and/or described in
    Section 1.8(b) hereof, the following:

           (i) Preferred Stock Consideration. Prior and in preference to any delivery of Parent Common Stock to holders of Company Common Stock, the holders of Company Series A Preferred, Company Series B Preferred and Company Series C Preferred will be entitled to receive the following; PROVIDED that, if the Total Consideration is insufficient to permit the receipt of such Merger Shares, then holders of Company Series A Preferred, Company Series B Preferred and Company Series C Preferred will be entitled to their pro rata share of the Merger Shares available in proportion to the respective amounts which would be received by them if the respective amounts were paid in full:

               (A) Each share of Company Series C Preferred issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive that number of shares of Parent Common Stock equal to $2.25 divided by the Trading Price. Such number ($2.25 divided by the Trading Price) multiplied by the number of shares of Company Series C Preferred issued and outstanding immediately prior to the Effective Time is herein referred to as the "SERIES C CONSIDERATION".

               (B) Each share of Company Series B Preferred issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive that number of Shares of Parent Common Stock equal to $1.50 divided by the Trading Price. Such number ($1.50 divided by the Trading Price) multiplied by the number of shares of Company Series B Preferred issued and outstanding immediately prior to the Effective Time is herein referred to as the "SERIES B CONSIDERATION".

               (C) Each share of Company Series A Preferred issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive that number of Shares of Parent Common Stock equal to $0.25 divided by the Trading Price. Such number ($0.25 divided by the Trading Price) multiplied by the number of shares of Company Series A Preferred issued and outstanding immediately prior to the Effective Time is herein referred to as "SERIES A CONSIDERATION," and collectively with the Series B Consideration and the Series C Consideration, the "PREFERRED STOCK CONSIDERATION."

           (ii) PARTICIPATING CONSIDERATION. After payment of amounts pursuant to Section 1.6(b)(i), the Participating Stock Consideration, if any, shall be distributed as follows:

               (A) Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of Parent Common Stock equal to the Exchange Ratio.

               (B) Each share of Company Series A Preferred, Company Series B Preferred and Company Series C Preferred issued and outstanding immediately prior to the Effective

           Time shall be converted into the right to receive the number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock issuable upon conversion of such respective share of Company Series A Preferred, Company Series B Preferred and Company Series C Preferred immediately prior to the Effective Time pursuant to the Articles of Incorporation of the Company as then in effect.

        (c)  COMPANY STOCK OPTIONS AND WARRANTS TO PURCHASE COMPANY CAPITAL
    STOCK.

           (i) At the Effective Time, each outstanding option or warrant to purchase shares of Company Common Stock issued pursuant to the Company's 1997 Stock Option Plan and the Company's NSO Stock Option Plan (each, a "STOCK OPTION PLAN") or otherwise (each a "COMPANY OPTION"), whether or not exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions governing such Company Option immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Parent will issue to each holder of an outstanding Company Option a notice describing the foregoing assumption of such Company Options by Parent.

           (ii) Prior to the Effective Time, the Company shall take all action necessary to effect the transactions anticipated by this Section 1.6(c) under all Company Option agreements and any outstanding warrants and any other plan or arrangement of the Company.

        (d) CAPITAL STOCK OF SUB. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock (including Company Capital Stock issuable upon exercise of outstanding Company Options at the Effective Time) who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive one whole share of Parent Common Stock.

    1.7  DISSENTING SHARES.

        (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the consideration for Company Capital Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

        (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

        (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of California Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of Article VII hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been payable in respect of such shares.

    1.8  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. The Corporate Secretary of Parent or an institution selected by Parent and reasonably satisfactory to the Company shall serve as exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) PARENT TO PROVIDE SHARES. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, Certificates representing the shares of Parent Common Stock and any dividends or distributions to which Shareholder may be entitled pursuant to Section 1.8(d) in exchange for all of the outstanding shares of Company Capital Stock PROVIDED, HOWEVER, that on behalf of the Shareholders, pursuant to Section 7.3 hereof, Parent shall deposit into an escrow account ten percent (10%) of the Merger Shares issued to the Escrow Agent pursuant to Section 1.6(b) on behalf of the Shareholders (the "ESCROW AMOUNT"). The portion of the Escrow Amount contributed on behalf of each Shareholder shall be in proportion to the aggregate number of Merger Shares which such Shareholder would otherwise be entitled to receive in the Merger by virtue of ownership of outstanding shares of Company Capital Stock.

        (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6 and any dividends or other distributions payable pursuant to Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and any dividends or other distributions payable pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and any dividends or distributions payable pursuant to Section 1.8(d).

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) TRANSFERS OF OWNERSHIP. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f)  NO LIABILITY.  Notwithstanding anything to the contrary in this
    Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. All consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and other amounts, if any, as may be required pursuant to Section 1.8(d); PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

    1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and Sub, the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

    1.12 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"). It is intended by the parties hereto that the Merger be treated as a pooling of interests for financial accounting purposes.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                         AND THE PRINCIPAL SHAREHOLDERS

    Each of the Company and the Principal Shareholders hereby, severally and not jointly, represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Section and paragraph numbers) supplied by the Company and the Principal Shareholders to Parent and attached hereto as EXHIBIT D-1 (the "DISCLOSURE SCHEDULE"), that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

    2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could have a Company Material Adverse Effect. For all purposes of this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations of the Company taken as a whole. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name.

    2.2 SUBSIDIARIES. The Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

    2.3  COMPANY CAPITAL STRUCTURE.

        (a) The authorized Company Capital Stock consists of Twenty Million, (20,000,000) shares of authorized Company Common Stock, no par value, of which 3,602,270 shares are issued and outstanding as of the date hereof, and Eight Million, Six Hundred Thirty-Seven Thousand, Seven Hundred Eighty-One (8,637,781) shares of Preferred Stock, no par value, of which 2,330,000 shares are designated Series A Preferred Stock, of which 2,330,000 shares are issued and outstanding as of the date hereof, 1,863,337 shares are designated Series B Preferred Stock, 1,863,337 shares of which are issued and outstanding as of the date hereof, and 4,444,444 shares are designated Series C Preferred Stock, of which 1,115,004 shares are issued and outstanding as of the date hereof. The Company Capital Stock is held by the persons, with the record addresses and in the amounts set forth in
    Section 2.3(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of the Company's Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

        (b) Except for the Stock Option Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 1,442,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the 1997 Stock Option Plan, 634,294 shares of which are subject to outstanding unexercised options as of the date hereof and 400,000 shares of Company Common Stock for issuance to a consultant pursuant to the NSO Stock Option Plan, 300,000 shares of which are subject to outstanding unexercised options as of the date hereof. Except as set forth on Section 2.3(b) of the Disclosure Schedule, there is no outstanding Company Capital Stock which is subject to vesting.
    Section 2.3(b) of the Disclosure Schedule sets forth for each outstanding Company Option, the name and the domicile address of the holder, the number of shares of Company Common Stock subject to such Company Option, the exercise price of such Company Option, the vesting schedule of such Company Option including the extent to which such Company Option has vested to the date hereof and whether the vesting of such Company Option will be accelerated by reason of the transactions contemplated by this Agreement, and whether such Company Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Section 2.3(b) of the Disclosure Schedule also sets forth the name of the holder of any Company Capital Stock subject to vesting, the number of shares of Company Capital Stock subject to vesting and the vesting schedule for such Company Capital Stock, including the extent vested to date. Except as set forth on
    Section 2.3(b) of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. As a result of the Merger, Parent will be the sole record and beneficial owner of all outstanding Company Capital Stock and all rights to acquire or receive any Company Capital Stock, whether or not such Company Capital Stock is outstanding.

    2.4 AUTHORITY. Each of the Company and the Principal Shareholders has all requisite power and authority to enter into this Agreement and any Related Agreements (as defined below) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company or the Principal Shareholders to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and any Related Agreements to which the Company or the Principal Shareholders is a party have been duly executed and delivered by the Company or the Principal Shareholders, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company and the Principal Shareholders, as the case may be, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "RELATED AGREEMENTS" shall mean all such ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including the Noncompetition Agreements, the Rule 145 Affiliate Agreements (as defined in Section 5.13) and the Voting Agreements.

    2.5 NO CONFLICT. The execution and delivery of this Agreement and any Related Agreements to which the Company or the Principal Shareholders are a party by either the Company or the Principal

Shareholders do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Articles of Incorporation and Bylaws of the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or the Principal Shareholders or any of their respective properties or assets (including intangible assets) are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or the Principal Shareholders or their respective properties or assets.

    2.6 CONSENTS. Except as set forth on Schedule 2. 6, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company or the Principal Shareholders in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company or the Principal Shareholders is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and
(ii) the filing of the Merger Agreement with the Secretary of State of the State of California.

    2.7 COMPANY FINANCIAL STATEMENTS. Schedule 2. 7 of the Disclosure Schedule sets forth the Company's unaudited balance sheets as of June 30, 1999 and June 30, 1998 and the related unaudited statements of income and cash flow for the twelve-month periods ended June 30, 1999, June 30, 1998 and June 30, 1997 (the "YEAR-END FINANCIALS") and the Company's unaudited balance sheets as of August 31, 1999, and the related unaudited statements of income and cash flow for the two months then ended (the "INTERIM FINANCIALS"). The Year-End Financials and the Interim Financials are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other except for the absence of footnotes thereto. The Year-End Financials and Interim Financials present fairly the financial condition and consolidated operating results of the Company as of the dates and during the periods indicated therein, subject in the case of the Interim Financials, to normal year-end adjustments, which will not be material in amount or significance. The Company's unaudited Balance Sheet as of August 31, 1999 shall be hereinafter referred to as the "CURRENT BALANCE SHEET." On the Closing Date, the Company's Net Assets will be greater than the lesser of (A) $250,000, or (B) Estimated Net Assets (each exclusive of $200,000 of Third Party Expenses (as defined in Section 5.4)).

    2.8 NO UNDISCLOSED LIABILITIES. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since August 31, 1999, none of which is material to the business, results of operations or condition (financial or otherwise) of the Company.

    2.9 NO CHANGES. Since August 31, 1999, there has not been, occurred or arisen any:

        (a) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

        (b) capital expenditure or commitment by the Company, exceeding $25,000 individually or $100,000 in the aggregate;

        (c) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

        (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

        (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

        (f) revaluation by the Company of any of its assets;

        (g) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock;

        (h) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company of a bonus or other additional salary or compensation to any such person;

        (i) except in the ordinary course of business in accordance with past custom and practice any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which they or any of its assets (including intangible assets) are bound or any termination, extension, amendment or modification the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound;

        (j) except as set forth on Schedule 2.9(j), sale, lease, license or other disposition of any of the assets or properties of the Company or any creation of any security interest in such assets or properties;

        (k) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practice;

        (l) except in the ordinary course of business in accordance with past custom and practice waiver or release of any right or claim of the Company including any write-off or other compromise of any account receivable of the Company;

        (m) the commencement or notice or threat or reasonable basis therefor of any lawsuit or, to the Company's or the Principal Shareholders' Knowledge, proceeding or investigation against the Company or its affairs;

        (n) Knowledge of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13) or of infringement by the Company, of any other person's Intellectual Property (as defined in Section 2.13);

        (o) issuance or sale, or contract to issue or sell, by the Company of any shares of its capital stock or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing, except pursuant to the Company's Stock Option Plans;

        (p) except commercial licenses in the ordinary course of business in accordance with past custom and practice (i) sale or license of any Company Intellectual Property or entering into of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity or (ii) purchase or license of any

    Intellectual Property or entering into of any agreement with respect to the Intellectual Property of any person or entity or (iii) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

        (q) any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;

        (r) any transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices; or

        (s) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

    2.10  TAX MATTERS.

        (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or, collectively, "TAXES", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b) TAX RETURNS AND AUDITS.

           (i) As of the Effective Time, each of the Company will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

           (ii) As of the Effective Time, each of the Company (A) will have paid all Taxes it is required to pay and will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld and have timely paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws, and (B) will have accrued on the Current Balance Sheet all Taxes attributable to the periods covered by the Current Balance Sheet and will not have incurred any liability for Taxes for the period prior to the Effective Time other than in the ordinary course of business.

          (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against the Company nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

           (v) The Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise.

           (vi) The Company has made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns for the Company filed for all periods since its inception.

          (vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "LIENS") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

         (viii) Neither the Company nor the Principal Shareholders has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

           (ix) None of the Company's assets are treated as "tax-exempt use property", within the meaning of Section 168(h) of the Code.

           (x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible as an expense under applicable law.

           (xi) The Company has not filed any consent agreement under
       Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

          (xii) The Company (A) has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a consolidated group the common parent of which is the Company), (B) has never been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and does not owe any amount under any such agreement, other than this Agreement, (C) is not liable for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (D) has never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

         (xiii) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

          (xiv) The Company is not and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of
       Section 897(c)(2) of the Code.

          (xv) No adjustment relating to any Return filed by the Company and no claim by a tax authority in a jurisdiction in which the Company does not file returns that the Company may be subject to taxation by such jurisdiction has been proposed formally or, to the knowledge of the Company or the Principal Shareholders, informally by any tax authority to the Company or any representative thereof.

          (xvi) The Company has never constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        (c) EXECUTIVE COMPENSATION TAX. There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company, individually or collectively, that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

    2.11 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may have the effect of prohibiting or impairing any business practice of the Company any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

    2.12 TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

        (a) The Company does not own any real property, nor has either ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

        (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Current Balance Sheet and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

        (c) Section 2.12(c) of the Disclosure Schedule lists all material items of equipment (the "EQUIPMENT") owned or leased by the Company and such Equipment is, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

        (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer files and other customer information relating to customers of the Company's current and former customers (the "CUSTOMER INFORMATION"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

    2.13  INTELLECTUAL PROPERTY.

        (a) For the purposes of this Agreement, the following terms have the following definitions:

           "INTELLECTUAL PROPERTY" shall mean any or all of the following
       (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), improvements, and technology,

       (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks,
       (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) all media in which any of the foregoing is embodied.

           "INTELLECTUAL PROPERTY RIGHTS" shall mean worldwide common law and statutory rights associated with (i) patents and patent applications,
       (ii) copyrights, copyrights registrations and copyrights applications and "moral" rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and
       (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired.

           "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company.

           "REGISTERED INTELLECTUAL PROPERTY RIGHTS" shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected by recordation with any state, government or other public legal authority.

        (b) Section 2.13(b) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

        (c) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.13(b) of the Disclosure Schedule and all Intellectual Property licensed to the Company, is free and clear of any Liens or other encumbrances. The Company is the exclusive owner of all Company Intellectual Property.

        (d) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment.

        (e) The Company has not transferred ownership of or granted any license, other than as listed in Section 2.13(g) of the Disclosure Schedules of or right to use or authorized the retention of any rights to use any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.

        (f) The Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, planned or is reasonably contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development); provided, however, that this representation shall not be construed to be a representation or warranty about the success or timeliness of any product development proposed to be conducted.

        (g) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in
    Section 2.13(g) of the Disclosure Schedule include all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights. No person who has licensed Intellectual Property or

    Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

        (h) Section 2.13(h) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

        (i) The operation of the business of the Company as it currently is conducted or is reasonably contemplated to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate the Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company or the Principal Shareholders aware of any basis therefor).

        (j) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. For each product, technology or service of the Company that constitutes or includes a copyrightable work, the Company has registered the copyright in the latest version of such work with the U.S. Copyright Office. In each case in which the Company has acquired any Intellectual Property rights from any person, the Company as obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

        (k) To the Knowledge of the Company and the Principal Shareholders, no person is infringing or misappropriating any Company Intellectual Property.

        (l) No Company Intellectual Property, Intellectual Property Rights or service of the Company is subject to any proceeding or outstanding decree, order, judgement, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

        (m) All of the Company's products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"). All of the Company's products
    (i) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000 and (ii) will be interoperable with other products used and distributed by Parent that may deliver records to the Company's products or receive records from the Company's products, or interact with the Company's products, including but not limited to back-up and archived data.

        (n) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company or the Principal Shareholders regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

        (o) Each of the Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, each of the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and all current and former employees, consultants and contractors of the Company have executed such an agreement.

        (p) No (i) product, technology, service or publication of the Company,
    (ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise, to the Company's knowledge violates any law or regulation.

    2.14  AGREEMENTS, CONTRACTS AND COMMITMENTS.

        (a) Except as set forth in Sections 2.13(g), 2.13(h), 2.14(a) or 2.22(b) of the Disclosure Schedule, the Company is not a party to nor is either bound by:

           (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

           (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

          (iii) any fidelity or surety bond or completion bond,

           (iv) any lease of personal property having a value individually in excess of $25,000 or $100,000 in the aggregate,

           (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

           (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $100,000 in the aggregate,

          (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

         (viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit,

           (ix) any purchase order or contract for the purchase of materials involving in excess of $25,000 individually or $100,000 in the aggregate,

           (x) any construction contracts,

           (xi) any dealer, distribution, joint marketing or development agreement,

          (xii) any sales representative, original equipment manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the Company's products, technology or services, or

         (xiii) any other agreement, contract or commitment that involves $25,000 individually or $100,000 in the aggregate or more or is not cancelable without penalty within thirty (30) days.

        (b) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which it is not a party or by which either of them is bound (collectively a "CONTRACT"), nor is the Company or the Principal Shareholders aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification after the Closing. Following the Effective Time, each of the Company will be permitted to exercise all of their rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

    2.15 INTERESTED PARTY TRANSACTIONS. No officer, director or Shareholder (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or
(ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services or (iii) a beneficial interest in any Contract; PROVIDED, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

    2.16 GOVERNMENTAL AUTHORIZATION. Section 2.16 of the Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of their properties or
(ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "COMPANY AUTHORIZATIONS"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

    2.17 LITIGATION. There is no action, suit, claim or proceeding of any nature pending, or, to the Company's or the Principal Shareholders' Knowledge, threatened, against the Company, or its properties (tangible or intangible) or any of its officers or directors, nor, to the Knowledge of the Company or the Principal Shareholders, is there any reasonable basis therefor. To the Company's or the Principal Shareholders' Knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors (nor, to the best Knowledge of the Company or the Principal Shareholders, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

    2.18  ACCOUNTS RECEIVABLE; INVENTORY.

        (a) The Company has made available to Parent a list of all accounts receivable of the Company as of August 31, 1999 along with a range of days elapsed since invoice.

        (b) All accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

        (c) All of the inventories of the Company reflected on the Company Financials and the Company's books and records were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's regular inventory practices and are set forth on the Company's books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. None of the inventory of the Company reflected on the Company Financials or on the Company's books and records (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Company Financials conforms to GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

    2.19 MINUTE BOOKS. The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of the Company and its respective shareholders or actions by written consent since the time of incorporation of the Company.

    2.20  ENVIRONMENTAL MATTERS.

        (a) HAZARDOUS MATERIAL. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of the Company or, to the Company's or the Principal Shareholders' Knowledge, as a result of any actions of any other person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

        (b) HAZARDOUS MATERIALS ACTIVITIES. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has either of them disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) PERMITS. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company as such activities and businesses are currently being conducted.

        (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's or the Principal Shareholders' Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. Neither the Company nor the Principal Shareholders is aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

    2.21 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.21 of the Disclosure Schedule sets forth the Company's current reasonable estimate of all Estimated Third Party Expenses. The Company's Third Party Expenses shall not exceed the greater of $200,000 or Estimated Third Party Expenses.

    2.22  EMPLOYEE BENEFIT PLANS AND COMPENSATION.

        (a) The following terms shall have the meanings set forth below:

           (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c),
       (m) or (o) of the Code and the regulations issued thereunder;

           (ii) "EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

          (iii) "COBRA" SHALL MEAN THE CONSOLIDATED OMNIBUS BUDGET RECONCILIATION ACT OF 1985, AS AMENDED;

           (IV) "DOL" shall mean the Department of Labor;

           (v) "EMPLOYEE" shall mean any current or former employee, consultant or director of the Company or any Affiliate;

           (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

          (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

         (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

           (ix) "IRS" shall mean the Internal Revenue Service;

           (x) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

           (xi) "PENSION PLAN" shall mean each Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        (b) SCHEDULE. Schedule 2.22(b) contains an accurate and complete list of each Employee Plan and each Employee Agreement under each Employee Plan or Employee Agreement. The Company has no plan or commitment to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement.

        (c) DOCUMENTS. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (v) all material written agreements and contracts relating to each Employee Plan, including, but not limited to, administrative service agreements and group insurance contracts; (vi) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Employee Plan; (viii) all COBRA forms and related notices;
    (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; (x) all discrimination tests for each Employee Plan for the most recent plan year; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan.

        (d) EMPLOYEE PLAN COMPLIANCE. (i) The Company has performed all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company or the Principal Shareholders, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (iv) each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than ordinary administration expenses); (v) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or the Principal Shareholders or any Affiliates, threatened by the IRS or DOL with respect to any Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

        (e) NO PENSION PLANS. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan.

        (f) NO POST-EMPLOYMENT OBLIGATIONS. No Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

        (g) COBRA. Neither the Company nor any Affiliate has, prior to the Effective Time, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

        (h) EFFECT OF TRANSACTION. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (i) EMPLOYMENT MATTERS. The Company: (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
    (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
    (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of the Company or the Principal Shareholders, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

        (j) LABOR. No work stoppage or labor strike against the Company is pending, or to the knowledge of the Company or the Principal Shareholders, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company or the Principal Shareholders, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has either been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

        (k) NO INTERFERENCE OR CONFLICT. To the knowledge of the Company and the Principal Shareholders, no shareholder, officer, employee or consultant of the Company is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or presently proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or currently proposed to be conducted, will, to the Company's and the Principal Shareholders' knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

    2.23 INSURANCE. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor the Principal Shareholders has Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

    2.24 COMPLIANCE WITH LAWS. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation.

    2.25 WARRANTIES; INDEMNITIES. Except for the warranties and indemnities contained in (i) those contracts and agreements set forth in Section 2.13(g) of the Disclosure Schedule and (ii) the Company's shrink wrap license agreements substantially in the form set forth in Section 2.13(d) of the Disclosure Schedule, the Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company.

    2.26 COMPLETE COPIES OF MATERIALS. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

    2.27 STATEMENTS; PROXY STATEMENT. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 5.1(a)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended (the "SECURITIES ACT"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement (as defined in Section 5.1(a)) to be sent to the Shareholders shall not, on the date the Proxy Statement is first mailed to the Shareholders and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for approval of the this Agreement which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

    2.28 POOLING OF INTERESTS. To the knowledge of the Company and the Principal Shareholders, based on consultation with the Company's independent accountants, neither the Company nor any of its directors, officers or affiliates has taken any action which would interfere with (i) Parent's ability to account for the Merger as a pooling of interests for financial accounting purposes or (ii) Parent's, Surviving Corporation's or the Company's ability to continue to account for as a pooling of interests any past acquisition by the Company currently accounted for as a pooling of interests.

    2.29 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company or the Principal Shareholders (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by the Company or the Principal Shareholders pursuant to this Agreement or furnished in or in connection with documents mailed or delivered to the Shareholders for use in soliciting their consent to this Agreement and the Merger contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Merger Sub represent and warrant to the Company that on the date hereof, and as of the Effective Time as though made on the date hereof, except as otherwise disclosed on the Parent Disclosure Schedules attached hereto as EXHIBIT D-2 as follows:

    3.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby. Parent has made available a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and the Articles of Incorporation and Bylaws of Sub, as amended to date, to counsel for the Company. For all purposes of this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of Parent and its subsidiaries taken as a whole.

    3.2 AUTHORITY. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligations of Parent and Sub, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    3.3 NO CONFLICT. The execution and delivery of this Agreement and any Related Agreements to which it is a party do not, and, the consummation of the transactions contemplated hereby will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the Certificate of Incorporation, as amended, and Bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject and which has been filed as an exhibit to Parent's filings under the Securities Act or the Exchange Act or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or its properties or assets, except where such Conflict will not have a Parent Material Adverse Effect.

    3.4 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect.

    3.5  CAPITAL STRUCTURE.

        (a) The authorized stock of Parent consists of 250,000,000 shares of Common Stock, $.0001 par value, of which 24,310,821 shares were issued and outstanding as of September 29, 1999, and 10,000,000 shares of undesignated Preferred Stock, $.0001 par value. No shares of Preferred Stock are issued or outstanding. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, $.001 par value, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares of Parent and Sub have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Parent has also reserved 6,903,144 shares of Common Stock for issuance pursuant to its employee and director stock and option and stock purchase plans. Except as set forth in Section 3.5 of the Parent Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable, free of any liens or encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the Articles of Incorporation or Bylaws of Parent or Sub or any agreement to which Parent or Sub is a party or is bound.

    3.6 BROKERS' AND FINDERS' FEES. The Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    3.7 STATEMENTS; PROXY STATEMENT. The information supplied by Parent for inclusion in the Registration Statement (as defined in Section 5. 1(a)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion in the Proxy Statement (as defined in Section 5.1(a)) to be sent to the Shareholders shall not, on the date the Proxy Statement is first mailed to the Shareholders and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for approval of the this Agreement which has become false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

    3.8 POOLING OF INTERESTS. To its knowledge, based on consultation with its independent accountants, neither Parent nor any of its directors, officers or affiliates has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests for financial accounting purposes.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of the Company and the Principal Shareholders agree (except to the extent that Parent shall otherwise consent in writing), to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use their reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company. Except as expressly contemplated by this Agreement as set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent:

        (a) Make any expenditures or enter into any commitment or transaction exceeding $25,000 individually or $100,000 in the aggregate or any commitment or transaction of the type described in Section 2.9 hereof;

        (b) Sell any Company Intellectual Property or enter into any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity,
    (ii) buy any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement with respect to development of any Intellectual Property with a third party;

        (c) Sell or enter into any license agreement with respect to the Company Intellectual Property with any person or entity or buy or enter into any license agreement with respect to the Intellectual Property of any person or entity;

        (d) Transfer to any person or entity any rights to the Company Intellectual Property;

        (e) Enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

        (f) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

        (g) Commence or settle any litigation;

        (h) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company (or options, warrants or other rights exercisable therefor);

        (i) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities.

        (j) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

        (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

        (l) Sell, lease, license or otherwise dispose of any of its properties or assets, except properties or assets which are not Intellectual Property in the ordinary course of business and consistent with past practices;

        (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

        (n) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

        (o) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

        (p) Adopt any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

        (q) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (r) Pay, discharge or satisfy, in an amount in excess of $25,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

        (s) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

        (t) Enter into any strategic alliance or joint marketing arrangement or agreement;

        (u) Other than as specifically requested in writing by Parent, accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

        (v) Hire or terminate employees or encourage employees to resign; or

        (w) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (v) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

    4.2 NO SOLICITATION. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, neither the Company nor any of the Principal Shareholders (nor will the Company nor any of the Principal Shareholders permit any of their respective officers, directors, agents, representatives or affiliates, as applicable, to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all, substantially all or a significant portion of the Company's business, properties or technologies or any portion of the Company's capital stock (whether or not outstanding) whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Company's business, technologies or properties or afford to any person or entity access to its properties, technologies, books or records, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company's capital stock or assets, or (d) enter into any agreement with any person providing for the acquisition of all or any significant portion of the Company (whether by way of merger, purchase of assets, tender offer or otherwise). In addition to the foregoing, if the Company or any of the Principal Shareholders receives, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request relating to any of the above, the Company or the Principal Shareholders, as applicable, shall immediately notify Parent thereof, including information as to the identity of the offer or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1  REGISTRATION STATEMENT; SHAREHOLDER APPROVAL.

        (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, a proxy statement (the "PROXY STATEMENT"), and Parent will prepare and file with the SEC a registration statement on Form S-4 (the "REGISTRATION STATEMENT") in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement and the Registration Statement. Each of the Company and Parent shall use its respective reasonable best efforts to respond to any comments of the SEC and have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company will cause the Proxy Statement to be mailed to the Shareholders, at the earliest practicable time and in no event later than 10 days after the Registration Statement is declared effective by the SEC, subject to Parent approval. As promptly as practicable after the date of this Agreement, the Company and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Shareholders, such amendment or supplement.

        (b) The Company shall promptly submit this Agreement and the transactions contemplated hereby to its Shareholders for approval and adoption as provided by California Law, its Articles of Incorporation and Bylaws. The Company shall use its best efforts to obtain the consent of its Shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as soon as possible. The materials submitted to the Company's Shareholders shall have been subject to review and approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

    5.2 ACCESS TO INFORMATION. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request and (c) all key employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including by returns and supporting documentation) promptly upon request. Parent shall provide the Company with copies of such publicly available information about Parent as the Company may request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.3 CONFIDENTIALITY. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidential Disclosure Agreement effective dated June 8, 1999, as amended June 16, 1999, between the Company and Parent.

    5.4  EXPENSES.

        (a) Except as set forth in Section 5.4(b), whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

        (b) In the event that the Merger is consummated, Parent agrees to bear $200,000 of those Third Party Expenses incurred by the Company (which $200,000 limitation shall include any Third Party Expenses paid by the Company prior to the Effective Time), and the Company and the Principal Shareholders agree that Parent shall have full recourse to the Escrow Fund (as defined herein) for of all Third Party Expenses of the Company that exceed the greater of Estimated Third Party Expenses or $200,000.

        (c) The Company shall deliver the Estimated Third Party Expenses Letter to Parent concurrently with the Estimated Closing Balance Sheet.

    5.5 PUBLIC DISCLOSURE. Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent regarding the subject matter of this Agreement prior to release. Any public announcement by Parent regarding the subject matter of this Agreement shall be delivered to the Company prior to release.

    5.6 CONSENTS. The Company shall use its best efforts to obtain the consents, waivers, assignments and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company thereunder.

    5.7 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1. 1445-2(c)(3).

    5.8 REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    5.9 NOTIFICATION OF CERTAIN MATTERS. The Company and the Principal Shareholders shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or the Principal Shareholders, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or the Principal Shareholders, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company or the Principal Shareholders pursuant to this Section 5.9, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

    5.10 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

    5.11 EMPLOYEE PLANS. The Company and Parent shall use good faith efforts to determine which Employee Plans of Company shall be terminated prior to Closing Date.

    5.12 EMPLOYEE BENEFITS. Each employee of the Company who remains an employee of Parent after the Effective Time shall be eligible, upon completion of Parent's standard employee background and reference check, upon proof of appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State reflecting a right to work in the United States, to receive salary and benefits (such as medical benefits, bonuses, 401(k) and stock options) consistent with Parent's standard human resource policies.

    5.13 RULE 145 AFFILIATE AGREEMENTS. Schedule 5.13 sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person a "RULE 145 AFFILIATE") promulgated under the Securities Act ("RULE 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Effective Time) from each of the Rule 145 Affiliates of the Company, an executed agreement ("RULE 145 AFFILIATE AGREEMENT") in the form attached hereto as Exhibit G. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Rule 145 Affiliate Agreements.

    5.14 NO ACTIONS INCONSISTENT WITH TAX-FREE REORGANIZATION. The Company, Parent and Merger Sub shall (and, following the Effective Time, Parent shall cause the Company to) take no action with respect to the Capital Stock, assets or liabilities of the Company that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

    5.15 NASDAQ LISTING. Parent agrees to authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

    5.16 FORM S-8. Parent shall file a registration statement on Form S-8 to register shares of Parent Common Stock issuable upon exercise of assumed Company Options (other than Company Options in the form of warrants or other investments issued pursuant to arrangements that are not eligible for registration on Form S-8) within 90 days after the Closing Date.

    5.17 ESTIMATED BALANCE SHEET AND CLOSING BALANCE SHEET. Not fewer than three days prior to the Closing, the Company shall deliver to Parent the Estimated Balance Sheet. Not more than 10 business days after the Effective Time, Parent shall prepare, in good faith, a balance sheet of the Company dated as of the closing (the "Closing Balance Sheet"). To the extent that (A) the dollar amount of the Net Assets in the Closing Balance Sheet is less than the Estimated Net Assets and therefore were not deducted from the Total Consideration, or (B) there are Third Party Expenses that exceed the greater of
(A) $200,000 or (B) Estimated Third Party Expenses, Parent shall be entitled to recover the amount of such difference in dollar amount from the Escrow Fund as a Loss in accordance with the procedures set from in Section 7.3, without regard to the Basket Amount (as defined in Section 7.3).

    5.18 ISSUANCE OF OPTIONS. Parent agrees that it shall issue options to purchase an aggregated of not fewer than 200,000 shares of Parent Common Stock, pursuant to option agreements in the Parent's standard form (the "Options") upon or promptly after the Effective Date to certain Company employees who commence employment with Parent after the Effective Date. The Options shall have an exercise price equal to the fair market value of the date of grant, and be subject to Parent's customary vesting schedule with a vesting commencement date not later than the Effective Date.

    5.19 CREDIT FACILITY. In the event that (i) this Agreement is still in full force and effect, and (ii) the Closing has not occurred on or before December 31, 1999, then Parent shall provide the Company with a secured credit facility, on arms-length commercial terms, for up to an aggregate of $250,000 per month thereafter, up to a cumulative aggregate of $500,000. If this Agreement terminates in accordance with its terms, then any principal and interest owed to the Parent shall be repaid to the Parent in full not later than 180 days after the date of such termination, provided, however, that the Company may prepay at any time without penalty.

    5.20 TERMINATION, WAIVER AND RELEASE OF EMPLOYMENT AGREEMENTS. The Company shall use its best efforts to provide that its employees listed on
Schedule 5.20 enter into Parent offer letter agreements as provided by Parent to the Company not more than 10 business days after the date hereof (the "Parent Offer Letter Agreements").

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) COMPANY SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the Shareholders of Company.

        (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        (c) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (d) NASDAQ LISTING. The shares of Parent Common Stock issuable to the Shareholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

    6.2  CONDITIONS TO OBLIGATIONS OF COMPANY AND THE PRINCIPAL
SHAREHOLDERS. The obligations of the Company and the Principal Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time; provided however that the failure to satisfy this condition shall only be met if the cumulative failure of such representations and warranties being true and correct shall constitute a Parent Material Adverse Effect, and each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

        (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

        (c) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any Parent Material Adverse Effect since the date of this Agreement.

        (d) CERTIFICATE OF THE PARENT. Company shall have been provided with a certificate executed on behalf of Parent by an Executive Vice President to the effect that, as of the Effective Time the conditions set forth in
    Section 6.2(a) are true and have been satisfied.

    6.3 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Company and the Principal Shareholders in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time; provided however that the failure to satisfy this condition shall only be met if the cumulative failure of such representations and warranties being true and correct shall constitute a Company Material Adverse Effect; provided further, however, that any failure of Section B 2.13(a)-(m) of Section (Intellectual Property) to be true and correct shall automatically be deemed to be a Company Material Adverse Effect for purposes of this
    Section 6.3(a), and the Company and the Principal Shareholders shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.

        (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

        (c) CLAIMS. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or may have a Company Material Adverse Effect. There shall be no BONA FIDE action, suit, claim or proceeding of any nature pending, or overtly threatened, against the Parent, Sub or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

        (d) THIRD PARTY CONSENTS. Any and all consents, waivers, assignments and approvals listed in Section 2.6 of the Disclosure Schedule shall have been obtained.

        (e) LEGAL OPINION. Parent shall have received a legal opinion from Law Office of Robert D. Cochran, legal counsel to the Company, substantially in the form of EXHIBIT E hereto.

        (f) NONCOMPETITION AGREEMENTS; AT-WILL EMPLOYMENT; TERMINATION, WAIVER AND RELEASE OF EMPLOYMENT AGREEMENTS. Andy Lee and Lung Tsai shall have executed and delivered to Parent a Noncompetition Agreement substantially in the form attached hereto as EXHIBIT F and both of such Noncompetition Agreements shall be in full force and effect. In addition Andy Lee and Lung Tsai and each of the Key Employees shall have entered into "at-will" employment arrangements reasonably satisfactory to Parent, upon proof of appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State reflecting a right to work in the United States, and subject to and in compliance with Parent's standard human resources policies and procedures.

        (g) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect since the date of this Agreement.

        (h) ESTIMATED BALANCE SHEET. Parent shall have received from the Company at least three business days prior to the Closing Date a balance sheet of the Company as of the Closing Date certified as to correctness by the Company and the Principal Shareholders.

        (i) SHAREHOLDER APPROVAL; DISSENTERS. Shareholders holding at least ninety-five percent (95%) of the Company's Capital Stock shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby (i.e., no shareholder shall have exercised appraisal rights under California law). Shareholders shall have approved by the requisite vote any amounts of the Total Consideration received or to be received in exchange for Company Capital Stock that may be deemed to constitute "parachute payments" pursuant to Section 280G of the Code, such that all such payments, sales and purchases resulting from the transactions contemplated hereby shall not be deemed to be "parachute payments" pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section of the Code.

        (j) AFFILIATE AGREEMENTS. Each Rule 145 Affiliate of the Company shall have entered into a Rule 145 Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

        (k) OPINIONS OF ACCOUNTANTS. Parent shall have received (i) from PricewaterhouseCoopers LLP, independent auditors for the Company, a copy of a letter addressed to the Company dated as of the Closing Date in substance reasonably satisfactory to Parent (which may contain customary qualifications and assumptions) to the effect that PricewaterhouseCoopers LLP concurs with Company management's conclusion that no conditions exist related to the Company that would preclude Parent from accounting for the Merger as a "pooling-of-interests" and (ii) from PricewaterhouseCoopers LLP, independent accountants for Parent, a letter dated as of the Closing Date in substance reasonably satisfactory to Parent (which may contain customary qualifications and assumptions) to the effect that PricewaterhouseCoopers LLP concurs with Parent management's conclusion that no conditions exist related to Parent that would preclude Parent from accounting for the Merger as a "pooling-of-interests."

        (l) CERTIFICATE OF THE COMPANY AND PRINCIPAL SHAREHOLDERS. Parent shall have been provided with a certificate executed by the Principal Shareholders and executed on behalf of the Company by its Chief Executive Officer to the effect that, as of the Effective Time the conditions set forth in
    Section 6.3(a), (c), (d) and (i) are true and have been satisfied.

                                  ARTICLE VII
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The Company's and the Principal Shareholders' representations and warranties in this Agreement or in any instrument delivered pursuant to this

Agreement shall terminate on the third anniversary of the Closing Date; provided, however, that the representations and warranties set forth in
Section 2.3 shall survive the Closing and continue in perpetuity and the representations and warranties relating or pertaining to any Tax or Returns related to such Tax set forth in Section 2.10 hereof, shall survive until 30 days following the expiration of all applicable statutes of limitations, or extensions thereof, governing each Tax or Returns related to such Tax. All of the Parent's and Sub's representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

    7.2 INDEMNIFICATION. The Company and the Principal Shareholders agree severally, and not jointly, and with respect to the Principal Shareholders, in pro rata proportion relative to the aggregate consideration received by the Principal Stockholders, to indemnify and hold Parent and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company or the Principal Shareholders contained in this Agreement or (ii) any failure by the Company or the Principal Shareholders to perform or comply with any covenant contained in this Agreement. The Shareholders shall not have any right of contribution from the Company with respect to any Loss claimed by an indemnified party after the Effective Time, however, in no event shall any Principal Shareholder be liable for an amount in excess of the value of the consideration which such Principal Shareholder received in connection with the Merger.

    7.3  ESCROW ARRANGEMENTS.

        (A) ESCROW FUND.  As security for the indemnity provided for in
    Section 7.2 hereof and by virtue of this Agreement and the Merger Agreement, the Company and the Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (as defined below) (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) without any act of the Company or any Shareholders. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Shareholders, will be deposited with U.S. Bank Trust, N.A. (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.3(g) below)) as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Effective Time, and such latter execution shall not affect the binding nature of this Agreement as of the date hereof among the signatories hereto. Nothing herein shall limit the liability of the Company for any breach of any representation, warranty, or covenant contained in this Agreement if the Merger does not close. Parent may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d)(i) below) identifying Losses, in excess of $100,000 (the "Basket Amount") have been delivered to the Escrow Agent as provided in paragraph (d) below, in which case Parent shall be entitled to recover all Losses including the Basket Amount; PROVIDED, HOWEVER, with respect to each of: (i) Third Party Expenses in excess of the greater of (A) Estimated Third Party Expenses or (B) $200,000, and (ii) Net Assets as of the Closing Date less than the lesser of (A) Estimated Net Assets or (B) $250,000, each as determined from the Closing Balance Sheet and therefore not previously deducted from the Total Consideration, the aforementioned $100,000 Basket Amount shall not be applicable for purposes of claims of Losses against the Escrow Amount.

        (b) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW
    PERIODS. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., P.S.T., on the date of the issuance by Parent's independent auditors of a signed report in respect of Parent's audited financial statements for the fiscal year ending

    February 29, 2000 (the "ESCROW PERIOD"); provided that the Escrow Period shall not terminate with respect to such remaining portion of the Escrow Fund (or some portion thereof) that in the reasonable judgement of Parent, subject to the objection of the Securityholder Agent (as defined below) and the subsequent arbitration of the matter in the manner provided in
    Section 7.3(f) hereof, is necessary to satisfy (x) any then pending unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period and (y) any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved and all Third Party Expenses and Net Liabilities have been paid pursuant to Section 5.4 and Section 5.17 hereof, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims and Third Party Expenses and any shortfall of Net Assets. Deliveries of Escrow Amounts to the Shareholders pursuant to this Section 7.3(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

        (c) PROTECTION OF ESCROW FUND.

           (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

           (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock, if any, shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

          (iii) Each Shareholder shall have voting rights and the right to distributions of dividends with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Shareholders (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Shareholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Shareholders. Parent shall show the Parent Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

        (d)  CLAIMS UPON ESCROW FUND.

           (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentations, breach of warranty or covenant to which such items is related, the Escrow Agent shall, subject to the provisions of Section 7.3(e), deliver to Parent out of the Escrow Fund as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

           (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund as indemnity pursuant to Section 7.3(b) and 7.3(d)(i) hereof, the shares of Parent Common Stock shall be valued at the Trading Price.

        (e) OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of thirty
    (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.3(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.3(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

        (f)  RESOLUTION OF CONFLICTS; ARBITRATION.

           (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

           (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Securityholder Agent. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and the Securityholder Agent cannot mutually agree on one arbitrator, Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.3(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

          (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Contra Costa County, California under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

        (g)  SECURITYHOLDER AGENT OF THE SHAREHOLDERS; POWER OF ATTORNEY.

           (i) In the event that the Merger is approved, effective upon such vote, and without further act of any Shareholders, Lung Chin Tsai shall be appointed as agent and attorney-in-fact (the "SECURITYHOLDER AGENT") for each Shareholder of the Company, for and on behalf of Shareholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a majority interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Shareholders.

           (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

        (h) ACTIONS OF THE SECURITYHOLDER AGENT. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

        (i) THIRD-PARTY CLAIMS. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent and the Shareholders of the Company shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

        (j)  ESCROW AGENT'S DUTIES.

           (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

           (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

          (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

           (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

           (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

           (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

          (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

         (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Securityholder Agent; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

        (k) FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation. The Parent promises to pay these sums upon demand.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    8.1 TERMINATION. Except as provided in Section 8. 2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a) by mutual consent of the Company and Parent;

        (b) by Parent or the Company if: (i) the Effective Time has not occurred by February 29, 2000, PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

        (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or Sub's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

        (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Principal Shareholders and such breach has not been cured within ten (10) calendar days after written notice to the Company; PROVIDED, HOWEVER, that, no cure period shall be required for a breach which by its nature cannot be cured; PROVIDED FURTHER, HOWEVER, that a breach or breaches of representations or warranties must constitute a Company Material Adverse Effect for this termination right to arise;

        (e) by the Company if neither it nor any Principal Shareholder nor any Key Employee is in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Sub and such breach has not been cured within ten (10) calendar days after written notice to Parent; PROVIDED, HOWEVER, that no cure period shall be required for a breach which by its nature cannot be cured; PROVIDED FURTHER, HOWEVER, that a breach or breaches of representations and warranties must constitute a Parent Material Adverse Effect for this termination right to arise;

        (f) by Parent or Sub if an event having a Company Material Adverse Effect shall have occurred after the date of this Agreement; or

        (g) by Company if an event having a Parent Material Adverse Effect shall have occurred after the date of this Agreement.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company, or their respective officers, directors or Shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; provided further that, the provisions of Sections 5.3, 5.4(a) and 5.5, Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

    8.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, Sub, the Company and the Principal Shareholders.

    8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company and the Principal Shareholders, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), PROVIDED, HOWEVER, that notices sent by mail will not be deemed given until received:

        (a) if to Parent or Sub, to:

           Intraware, Inc.
           25 Orinda Way, Suite 101
           Orinda, CA 94563
           Attn: Donald M. Freed, Executive Vice President and Chief Financial Officer
                Mark Long, Vice President, Strategic Development

           Telephone No.: (925) 253-4500
           Facsimile No.: (925) 253-6590

           with a copy to:

           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           650 Page Mill Road
           Palo Alto, California 94304
           Attention: David J. Segre, Esq.
                    Adam R. Dolinko, Esq.

           Telephone No.: (650) 493-9300
           Facsimile No.: (650) 493-6811

        (b) if to the Company, to

           Internet Image, Inc.
           39560 Stevenson Place, Suite 119
           Fremont, CA 94539
           Attn: Lung Tsai
           Telephone No.: (510) 739-2030
           Facsimile No.: (510) 739-0703

           with a copy to:

           Law Office of Robert D. Cochran
           2105 Woodside Road
           Woodside, CA 94062
           Attention: Robert D. Cochran, Esq.
           Telephone No.: (650) 298-9901
           Facsimile No.: (650) 298-9902

        (c) if to the Principal Shareholders, to:

           Andy Lee
           340 Ohlones Street
           Fremont, CA 94539
           Telephone No.:
           Facsimile No.:

           TSAI FAMILY TRUST U/D/T dated May 20, 1998
           Attn: Lung Chin Tsai and Ling Chu Tsai
           7050 Foothill Road
           Pleasanton, CA 94566
           Telephone No.:
           Facsimile No.:

           Lung Chin Tsai
           7050 Foothill Road
           Pleasanton, CA 94566
           Telephone No.:
           Facsimile No.:

           Chao Pin Wang
           4f, 82 Liu-Chou Street
           Taipei, Taiwan, R.O.C.
           C/o 7050 Foothill Road
           Pleasanton, CA 94566
           Telephone No.:
           Facsimile No.:

        (d) If to the Escrow Agent, to:

           U.S. Bank Trust, N.A.
           One California Street, 4th Floor
           San Francisco, CA 94111
           Attention: Ann Gadsby
           Telephone No.: (415) 273-4532
           Facsimile No.: (415) 273-4593

        (e) If to the Securityholder Agent, to:

           Lung Chin Tsai
           7050 Foothill Road
           Pleasanton, CA 94566
           Telephone No.:
           Facsimile No.:

    9.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    9.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Exhibits hereto, the Confidential Disclosure Agreement between the Company and Parent and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

    9.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    9.6 OTHER REMEDIES; SPECIFIC PERFORMANCE. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Contra Costa County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each of parent, company and merger sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of parent, company or merger sub in the negotiation, administration, performance and enforcement hereof.

    9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    9.9 ATTORNEYS FEES. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    IN WITNESS WHEREOF, Parent, Sub, the Company and the Principal Shareholders have caused this Agreement to be signed, all as of the date first written above.

INTRAWARE, INC.                                        INTERNET IMAGE, INC.

By: /s/ PETER H. JACKSON                               By: /s/ ANDY LEE           /s/ LUNG C. TSAI
--------------------------------------                    --------------------    Lung C. Tasi
Name: Peter H. Jackson                                    Name: Andy Lee          CEO
Title: CEO                                                Title: President &
                                                                 CTO

TANGO ACQUISITION CORP.                                PRINCIPAL SHAREHOLDERS
By: /s/ DONALD M. FREED                                By: /s/ CHAO PING WANG
   -------------------------------------               -----------------------------------------------
   Donald M. Freed                                        Chao Ping Wang
   President, Chief Executive Officer,                 /s/ LUNG TSAI
   Chief Financial Officer and Secretary               ------------------------------------------------
ESCROW AGENT:                                          Lung Tsai
By:                                                    /s/ LUNG CHIU TSAI
   -------------------------------------               ------------------------------------------------
   Name:                                               Lung Chiu Tsai and Ling Chu Tsai, Trustees
   Title:                                              of the TSAI FAMILY TRUST U/D/T
SECURITYHOLDER AGENT:                                  dated May 20, 1998
By: /s/ LUNG TSAI
-------------------------------------
   Name: Lung Tsai

                                    ANNEX B
                                VOTING AGREEMENT

    THIS VOTING AGREEMENT (this "AGREEMENT") is made and entered into as of October 1, 1999, among Intraware, Inc., a Delaware corporation ("PARENT"), and the undersigned Shareholder and/or option holder (the "SHAREHOLDER") of Internet Image, Inc., a California corporation (the "COMPANY").

                                    RECITALS

    A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT"), which provides for the merger (the "MERGER") of a wholly-owned subsidiary of Parent ("MERGER SUB") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company shall be converted into the right to receive common stock of Parent, as set forth in the Reorganization Agreement;

    B. Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

    C. In consideration of the execution of the Reorganization Agreement by Parent, Shareholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Shareholder has voting power so as to facilitate consummation of the Merger.

    NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

    1. CERTAIN DEFINITIONS. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this Agreement:

        (a) "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been terminated pursuant to Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

        (b) "PERSON" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

        (c) "SHARES" shall mean: (i) all securities of the Company (including all shares of Company Common Stock or Preferred Stock and all options, warrants and other rights to acquire shares of Company Common Stock or Preferred Stock) owned by Shareholder as of the date of this Agreement; and
    (ii) all additional securities of the Company (including all additional shares of Company Common Stock or Preferred Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock or Preferred Stock) of which Shareholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

        (d) TRANSFER. A Person shall be deemed to have effected a "TRANSFER" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

    2.  TRANSFER OF SHARES.

        (a) TRANSFEREE OF SHARES TO BE BOUND BY THIS AGREEMENT. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer of any of the Shares to be effected unless such Transfer is in accordance with any affiliate agreement between Shareholder and Parent contemplated by the Reorganization Agreement and each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as EXHIBIT A (with such modifications as Parent may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

        (b) TRANSFER OF VOTING RIGHTS. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

    3. AGREEMENT TO VOTE SHARES. At every meeting of the Shareholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the Shareholders of the Company, Shareholder (in his or her capacity as such) shall cause the Shares to be voted in favor of approval of the Reorganization Agreement and the Merger and in favor of any matter that could reasonably be expected to facilitate the Merger.

    4. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as EXHIBIT A (the "PROXY"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

    5. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. Shareholder (i) is the beneficial owner of the shares of Company Common Stock, Preferred Stock of the Company and the options and warrants to purchase shares of Common Stock of the Company indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances; (ii) does not beneficially own any securities of the Company other than the shares of Company Common Stock, Preferred Stock of the Company and options and warrants to purchase shares of Common Stock of the Company indicated on the final page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

    6. ADDITIONAL DOCUMENTS. Shareholder (in his or her capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

    7. CONSENT AND WAIVER. Shareholder (not in his capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

    8. LEGENDING OF SHARES. If so requested by Parent, Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, Shareholder agrees that Shareholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

    9. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

    10.  MISCELLANEOUS.

        (a) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        (b) BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

        (c) AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d) SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

        (e) NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):


        If to Parent:               Intraware, Inc.
                                    25 Orinda Way
                                    Orinda, CA 94563
                                    Attention: Secretary
                                    Telephone: (925) 253-4500
                                    Facsimile: (925) 253-6590

        With a copy to:             Wilson Sonsini Goodrich & Rosati
                                    Professional Corporation
                                    650 Page Mill Road
                                    Palo Alto, California 94304
                                    Attention: David J. Segre, Esq.
                                    Adam R. Dolinko, Esq.
                                    Telephone: (650) 493-9300
                                    Facsimile: (650) 493-6811

        If to Shareholder:          To the address for notice set forth on the signature page
                                    hereof.

        With a copy to:             Law Offices of Robert D. Cochran
                                    2105 Woodside Road
                                    Woodside, California 94062
                                    Attention: Robert D. Cochran, Esq.
                                    Telephone: (650) 298-9901
                                    Facsimile: (650) 298-9902

        (f) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

        (g) ENTIRE AGREEMENT. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

        (h) EFFECT OF HEADINGS. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

        (i) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.


INTRAWARE, INC.                                    SHAREHOLDER
a Delaware corporation

By:                                                By:
  Signature of Authorized Signatory                Signature

Name:                                              Name:

Title:                                             Title:

                                                   Print Address

                                                   Telephone

                                                   Facsimile No.

                                                   Shares beneficially owned:

                                                   shares of Company Common Stock

                                                   shares of Series A Preferred Stock

                                                   shares of Series B Preferred Stock

                                                   shares of Series C Preferred Stock

                                                   shares of Company Common Stock or Preferred
                                                   Stock issuable upon exercise of outstanding
                                                   options or warrants

                                   EXHIBIT A
                               IRREVOCABLE PROXY

    The undersigned Shareholder of Internet Image, Inc., a California corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law) appoints Donald M. Freed and the directors on the Board of Directors of Intraware, Inc., a Delaware corporation ("PARENT"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "SHARES") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

    This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned Shareholder (the "VOTING AGREEMENT"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT"), among Parent, Internet Image, a California corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company. The Reorganization Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "MERGER"). As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

    The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting in favor of approval of the Merger, the execution and delivery by the Company of the Reorganization Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Reorganization Agreement and any action required in furtherance hereof and thereof.

    The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned Shareholder may vote the Shares on all other matters.

    Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

    This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: October   , 1999

                                          Signature of Shareholder: ____________

                                          Print Name of Shareholder: ___________

                                          Shares beneficially owned:

                                          _______ shares of the Company Common
                                          Stock

                                          _______ shares of Series A Preferred
                                          Stock

                                          _______ shares of Series B Preferred
                                          Stock

                                          _______ shares of Series C Preferred
                                          Stock

                                          _______ shares of the Company Common
                                          Stock or Preferred Stock issuable upon
                                          exercise of outstanding options or
                                          warrants

                                    ANNEX C
                           NON-COMPETITION AGREEMENT

    THIS NON-COMPETITION AGREEMENT (the "AGREEMENT") is made as of the Effective Date (as defined below) by and among Intraware, Inc., a Delaware corporation ("PARENT"), and the undersigned shareholder ("SHAREHOLDER") of Internet
Image, Inc., a California corporation (the "COMPANY").

    WHEREAS, concurrently with the execution of this Agreement, Parent, Tango Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company have entered into an Agreement and Plan of Reorganization dated as of October 1, 1999 (the "MERGER AGREEMENT") pursuant to which Merger Sub shall merge (the "MERGER") with and into the Company, with the Company being the surviving corporation. The Closing Date (as defined in the Merger Agreement) shall be the "EFFECTIVE DATE" of this Agreement.

    WHEREAS, the Company will become a subsidiary of Parent upon consummation of the Merger.

    WHEREAS, as a condition to the Merger, and to preserve the value of the business being acquired by Parent after the Merger, the Merger Agreement contemplates, among other things, that Shareholder shall enter into this Agreement and that this Agreement shall become effective on the Effective Date.

    WHEREAS, Shareholder's primary place of employment with the Company is in California.

    NOW, THEREFORE, in consideration of the mutual promises made herein, Parent and the Shareholder hereby agree as follows:

    1.  COVENANT NOT TO COMPETE OR SOLICIT.

        (a) Beginning on the Effective Date and ending twenty-four
    (24) calendar months after the Effective Date (the "NON-COMPETITION PERIOD"), Shareholder shall not directly or indirectly (other than on behalf of Parent or the Company), without the prior written consent of Parent, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). For all purposes hereof, the term "COMPETITIVE BUSINESS ACTIVITY" shall mean: (i) engaging in, or managing or directing persons engaged in any business with products and services similar to those products or services offered by the Company during the Non-Competition Period including, Internet electronic software distribution, Internet application deployment and management, Internet software deployment and related technical support service and self healing software product, Internet software asset management, Internet software inventorying, and Internet remote network and hardware monitoring; (ii) acquiring or having an ownership interest in any entity which derives revenues from any Competitive Business Activity (except for ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended); or (iii) participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in clause (ii) of this sentence. For all purposes hereof, the term "RESTRICTED TERRITORY" shall mean each and every country, province, state, city or other political subdivision of the world in which the Company or Parent is currently engaged in business or otherwise distributes, licenses or sells its products.

        (b) During the Non-Competition Period, Shareholder shall not directly or indirectly solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing of encouraging, any employee of the Parent, the Company or any of their subsidiaries to terminate his or her employment with such company.

        (c) The covenants contained in Section 1(a) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 1(a) hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

        (d) Shareholder acknowledges that (i) the goodwill associated with the existing business, customers and assets of the Company prior to the Merger are an integral component of the value of the Company to Parent, and
    (ii) Shareholder's agreement as set forth herein is necessary to preserve the value of the Company for Parent following the Merger. Shareholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things,
    (A) the Company and Parent are engaged in a highly competitive industry,
    (B) Shareholder has unique access to, and will continue to have access to, the trade secrets and know-how of the Company and Parent, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company, and (C) in the event Shareholder's employment with Parent or the Company ended, Shareholder would be able to obtain suitable and satisfactory employment without violation of this Agreement.

        (e) Shareholder's obligations under this Agreement shall remain in effect if Shareholder's employment with Parent or the Company is terminated for any reason.

    2.  ARBITRATION.

        (a) The parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California in accordance with the American Arbitration Association Commercial Arbitration Rules, and Supplemental Procedures for Large Complex Disputes (together, the "RULES"). Such dispute or controversy shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and Shareholder. In the event that, within forty-five (45) days after submission of any dispute to arbitration, Parent and Shareholder cannot mutually agree on one arbitrator, Parent and Shareholder shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be final, binding and conclusive upon the parties to the arbitration. Judgment may be entered on the arbitrator(s)' decision in any court having jurisdiction.

        (b) At the request of either party, the arbitrator(s) will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.

        (c) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.

        (d) The parties agree that it would be impossible or inadequate to measure and calculate the other party's damages from any breach of the covenants set forth in this Agreement. Accordingly, each party agrees that if it breaches any provision of this Agreement, the other party will have available, in addition to any other right or remedy otherwise available, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

        (e) Either party may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrator(s).

        (f) SHAREHOLDER HAS READ AND UNDERSTANDS THIS SECTION 2, WHICH DISCUSSES ARBITRATION. SHAREHOLDER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, SHAREHOLDER AGREES, EXCEPT AS SET FORTH IN SECTION 2(d) AND SECTION 2(e) ABOVE, TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF SHAREHOLDER'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.

    3.  MISCELLANEOUS.

        (a) GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement shall be governed by the laws of the State of California without reference to rules of conflicts of law. Shareholder hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

        (b) SEVERABILITY. If any portion of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

        (c) NO ASSIGNMENT. Because the nature of the Agreement is specific to the actions of Shareholder, Shareholder may not assign this Agreement. This Agreement shall inure to the benefit of Parent and its successors and assigns.

        (d) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); PROVIDED, HOWEVER, that notices sent by mail will not be deemed given until received:

                                          (i)  if to Parent or the Company, to:

                                               Intraware, Inc.
                                             25 Orinda Way
                                             Orinda, California 94563

                                              Attn:  Donald M. Freed, Executive
                                                     Vice President and Chief
                                                     Financial Officer
                                                   Mark Long, Vice President,
                                                     Strategic Development

                                              Telephone No.: (925) 253-4500
                                             Facsimile No.: (925) 253-6590
                                          with a copy to:
                                          Wilson Sonsini Goodrich & Rosati
                                             Professional Corporation
                                             650 Page Mill Road
                                             Palo Alto, California 94304

                                              Attn:  David J. Segre
                                                   Adam R. Dolinko
                                                   Telephone No.:
                                          (650) 493-9300
                                                   Facsimile No.:
                                          (650) 493-6811

                                          (ii)  if to Shareholder, at the
                                                address set forth on the
                                                signature page hereto.

        (e) ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing executed by Parent and Shareholder.

        (f) WAIVER OF BREACH. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

        (g) HEADINGS. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

        (h) COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

                 (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.)

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                          INTRAWARE, INC.

                                          By: __________________________________

                                          Title: _______________________________

                                          SHAREHOLDER:

                                          Print Name: __________________________

                                          Signature: ___________________________

                                          Address: _____________________________

                                          ______________________________________

                                          ______________________________________

                                    ANNEX D
                          CALIFORNIA CORPORATIONS CODE
                             TITLE 1. CORPORATIONS
                      DIVISION 1. GENERAL CORPORATION LAW
                                   CHAPTER 13
                               DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
(B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. LEG.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1982 ch. 36, effective February 17, 1982, 1990 ch. 1018, 1993 ch. 543.

    1993 NOTES: Nothing in this act shall be construed to modify or alter the prohibition contained in Sections 15503 and 15616 of the Corporations Code or
Section 1648 of the Insurance Code, or modify or alter any similar prohibition relating to the operation of a business in limited partnership form. Stats. 1993 ch. 543 Section24.

    Nothing in this act shall be construed to modify or impair any rights of limited partners under the Thompson-Killea Limited Partners Protection Act of 1992 (chapter 1183 of the Statutes of 1992). Stats. 1993 ch. 543 Section25.

SECTION 1301. DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of
Section 1300, unless they lose their status as dissenting shares under
Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization of short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. LEG.
H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1980 chs. 501, 1155.

SECTION 1302. ENDORSEMENT OF SHARES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertified securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefore shall bear a like statement, together with the name of the original dissenting holder of the shares. LEG. H. 1975 ch. 682, effective January 1, 1977, 1986 ch. 766.

SECTION 1303. AGREED PRICE--TIME FOR PAYMENT

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. LEG. H. 1975 ch. 682, effective
January 1, 1977, 1980 ch. 501, 1986 ch. 766.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares of the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. LEG H. 1975 ch. 682, effective January 1, 1977.

SECTION 1305 APPRAISERS' REPORT--PAYMENT--COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision

(a) of Section 1301). LEG. H. 1975 ch 682, 1976 ch. 641, effective January 1, 1977, 1977 ch. 235, 1986 ch. 766.

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. LEG. H. 1975 ch. 682, effective January 1, 1977.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. LEG. H. 1975 ch. 682, effective January 1, 1977.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agree upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. LEG. H. 1975 ch. 682, effective January 1, 1977.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon the abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to the subdivision (i) of Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares. LEG. H. 1975 ch. 682, effective January 1, 1977.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation. LEG. H. 1975 ch. 682, effective January 1, 1977.

SECTION 1311. EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. LEG. H. 1975 ch. 682, effective January 1, 1977, 1988 ch. 919.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. LEG. H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1988 ch. 919.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

CERTIFICATE OF INCORPORATION

    Article 11 of Intraware's certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

    - for any breach of their duty of loyalty to the corporation or its shareholders,

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

    - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

    - for any transaction from which the director derived an improper personal benefit.

BYLAWS

    Article VI of Intraware's bylaws provides that Intraware: (1) will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (2) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or
contemplated action, suit or       proceeding, whether civil, criminal,
administrative or investigative, other than an action by or in the right of the corporation by reason of the fact that he

    - is or was an employee or agent of the corporation, or

    - is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise,

against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The bylaws provide that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    Article VI of Intraware's bylaws also provides that Intraware: (1) will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (2) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor:

    - by reason of the fact that he is or was an employee or agent of the corporation, or

    - is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

    However, no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    The bylaws further provide that, to the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith and to the extent that an employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he may be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

    Intraware's bylaws also permit Intraware to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. Intraware currently maintain liability insurance for Intraware's officers and directors.

    Intraware has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in Intraware's certificate of incorporation and bylaws. These agreements, among other things, indemnify Intraware's directors and officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Intraware, arising out of such person's services as a director or officer of Intraware, any subsidiary of Intraware or any other company or enterprise to which the person provides services at the request of Intraware.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT                                         DESCRIPTION
-------                 ------------------------------------------------------------
        2.1             Agreement and Plan of merger dated as of October 1, 1999,
                        among the Registrant, Tango Acquisition Corp. and Internet
                        Image, Inc. (included as Annex A to the proxy statement/
                        prospectus which is a part of this registration statement on
                        Form S-4).
        2.2             Form of voting agreement dated as of October 1, 1999 among the Registrant and certain affiliated shareholders of
                        Internet Image (included as Annex B to the proxy statement/
                        prospectus which is a part of this registration statement on
                        Form S-4).
        2.3             Form of noncompetition agreement dated as of October 1, 1999 among the Registrant and certain affiliated shareholders of
                        Internet Image (included as Annex C to the proxy statement/
                        prospectus which is a part of this registration statement on
                        Form S-4).
        3.1*            Restated Certificate of Incorporation, as amended which
                        became effective on February 25, 1999.
        3.2*            Bylaws, as amended which became effective on February 25,
                        1999.
        5.1             Legal Opinion of Wilson, Sonsini, Goodrich & Rosati,
                        Professional Corporation, counsel to the registrant.
       10.1*            Form of Indemnification Agreement between the Registrant and each of its directors and officers.
       10.2*            1996 Stock Option Plan (as amended on December 17, 1998) and form of agreements thereunder.
       10.3*            1998 Employee Stock Purchase Plan and form of agreements
                        thereunder.
       10.4*            1998 Director Option Plan and form of agreements thereunder.
       10.5*            Form of Registration and Information Rights Agreement.
       10.6*            Loan Agreement entered into as of July 29, 1998 between the
                        Registrant and Imperial Bank and related General Security
                        Agreement and Collateral Assignment as Collateral, Patent
                        Mortgage and Security Agreement.
       10.7*            Sleepy Hollow Investment Company Office Lease made August
                        23, 1996 between Sleepy Hollow Investment Company and
                        Intraware, Inc.
       10.8*            First Amendment to the Lease for Intraware, Inc. entered
                        into as of May 5, 1997 by and between the Registrant and
                        Sleepy Hollow Investment Company I.
       10.9*            Second Amendment to the Lease for Intraware, Inc. entered
                        into as of March 31, 1998 by and between the Registrant and
                        Sleepy Hollow Investment Company I.
       10.10*           Master Lease Agreement dated September 9, 1998 between
                        Comdisco, Inc. and Intraware, Inc.
       10.11*           Addendum and Equipment Schedules to the Master Lease
                        Agreement dated as of September 9, 1998 between Intraware,
                        Inc., as Lessee and Comdisco, Inc. as Lessor.
       10.12*           Services Agreement between Netscape Communications
                        Corporation and Intraware, Inc. entered into as of October
                        1, 1998.
       10.13*           Netcenter Services Agreement between Netscape Communications
                        Corporation and Intraware, Inc. entered into as of September
                        3, 1998.
       10.14*           Amended and Restated Electronic Distribution License
                        Agreement between Netscape Communications Corporation and
                        Intraware, Inc. entered into as of March 6, 1997.
       10.15*           Amendment to Netcenter Services Agreement of October 1, 1998
                        between Netscape Communications Corporation and Intraware,
                        Inc. dated March 1, 1999.
       23.1             Consent of PricewaterhouseCoopers LLP
       23.2             Consent of PricewaterhouseCoopers LLP
       23.3             Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included in Exhibit 5.1).

EXHIBIT                                         DESCRIPTION
-------                 ------------------------------------------------------------
       23.4             Consent of The Law Office of Robert D. Cochran
       24.1             Power of Attorney (included on the signature page of this
                        registration statement).
       99.1             Form of Proxy for special meeting of Shareholders of
                        Internet Image.
       99.2             Notice of Special Meeting of Shareholders of Internet Image
                        (included between the front page and the cover page of the
                        Proxy Statement/Prospectus of this Form S-4)


    * Incorporated by reference to Intraware, Inc.'s Registration Statement on Form S-1 (Registration No. 333-69261) declared effective by the Securities and Exchange Commission on February 25, 1999.

(b) Financial Statement Schedules

    None.

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(7) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospective pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orinda, State of California, on the 22th day of November, 1999.



                                                       INTRAWARE, INC.

                                                       By:             /s/ DONALD M. FREED
                                                            -----------------------------------------
                                                                         Donald M. Freed
                                                                   EXECUTIVE VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER
                                                                     (PRINCIPAL FINANCIAL AND
                                                                       ACCOUNTING OFFICER)


                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
                                                       President, Chief Executive
                          *                              Officer and Director
     -------------------------------------------         (Principal Executive       November 22, 1999
                  Peter H. Jackson                       Officer)

                                                       Executive Vice President
                 /s/ DONALD M. FREED                     and Chief Financial
     -------------------------------------------         Officer (Principal         November 22, 1999
                   Donald M. Freed                       Financial and Accounting
                                                         Officer)

                          *
     -------------------------------------------       Chairman of the Board of     November 22, 1999
                   Mark B. Hoffman                       Directors

                          *
     -------------------------------------------       Vice Chairman of the Board   November 22, 1999
                Charles G. Davis, Jr.                    of Directors

                          *
     -------------------------------------------       Director                     November 22, 1999
                  Laurence M. Baer

                          *
     -------------------------------------------       Director                     November 22, 1999
                    John V. Balen

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
     -------------------------------------------       Director
                   Mary Ann Byrnes

     -------------------------------------------       Director
                  Ronald E.F. Codd

           By:        /s/ DONALD M. FREED
       ----------------------------------------
                   Donald M. Freed
                  ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

EXHIBIT                                         DESCRIPTION
-------                 ------------------------------------------------------------
        2.1             Agreement and Plan of merger dated as of October 1, 1999,
                        among the Registrant, Tango Acquisition Corp. and Internet
                        Image, Inc. (included as Annex A to the proxy statement/
                        prospectus which is a part of this registration statement on
                        Form S-4).
        2.2             Form of voting agreement dated as of October 1, 1999 among the Registrant and certain affiliated shareholders of
                        Internet Image (included as Annex B to the proxy statement/
                        prospectus which is a part of this registration statement on
                        Form S-4).
        2.3             Form of noncompetition agreement dated as of October 1, 1999 among the Registrant and certain affiliated shareholders of
                        Internet Image (included as Annex C to the proxy statement/
                        prospectus which is a part of this registration statement on
                        Form S-4).
        3.1*            Restated Certificate of Incorporation, as amended which
                        became effective on February 25, 1999.
        3.2*            Bylaws, as amended which became effective on February 25,
                        1999.
        5.1             Legal Opinion of Wilson, Sonsini, Goodrich & Rosati,
                        Professional Corporation, counsel to the registrant.
       10.1*            Form of Indemnification Agreement between the Registrant and each of its directors and officers.
       10.2*            1996 Stock Option Plan (as amended on December 17, 1998) and form of agreements thereunder.
       10.3*            1998 Employee Stock Purchase Plan and form of agreements
                        thereunder.
       10.4*            1998 Director Option Plan and form of agreements thereunder.
       10.5*            Form of Registration and Information Rights Agreement.
       10.6*            Loan Agreement entered into as of July 29, 1998 between the
                        Registrant and Imperial Bank and related General Security
                        Agreement and Collateral Assignment as Collateral, Patent
                        Mortgage and Security Agreement.
       10.7*            Sleepy Hollow Investment Company Office Lease made August
                        23, 1996 between Sleepy Hollow Investment Company and
                        Intraware, Inc.
       10.8*            First Amendment to the Lease for Intraware, Inc. entered
                        into as of May 5, 1997 by and between the Registrant and
                        Sleepy Hollow Investment Company I.
       10.9*            Second Amendment to the Lease for Intraware, Inc. entered
                        into as of March 31, 1998 by and between the Registrant and
                        Sleepy Hollow Investment Company I.
       10.10*           Master Lease Agreement dated September 9, 1998 between
                        Comdisco, Inc. and Intraware, Inc.
       10.11*           Addendum and Equipment Schedules to the Master Lease
                        Agreement dated as of September 9, 1998 between Intraware,
                        Inc., as Lessee and Comdisco, Inc. as Lessor.
       10.12*           Services Agreement between Netscape Communications
                        Corporation and Intraware, Inc. entered into as of October
                        1, 1998.
       10.13*           Netcenter Services Agreement between Netscape Communications
                        Corporation and Intraware, Inc. entered into as of September
                        3, 1998.
       10.14*           Amended and Restated Electronic Distribution License
                        Agreement between Netscape Communications Corporation and
                        Intraware, Inc. entered into as of March 6, 1997.
       10.15*           Amendment to Netcenter Services Agreement of October 1, 1998
                        between Netscape Communications Corporation and Intraware,
                        Inc. dated March 1, 1999.
       23.1             Consent of PricewaterhouseCoopers LLP
       23.2             Consent of PricewaterhouseCoopers LLP
       23.3             Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included in Exhibit 5.1).
       23.4             Consent of The Law Office of Robert D. Cochran
       24.1             Power of Attorney (included on the signature page of this
                        registration statement).
       99.1             Form of Proxy for special meeting of Shareholders of
                        Internet Image.

EXHIBIT                                         DESCRIPTION
-------                 ------------------------------------------------------------
       99.2             Notice of Special Meeting of Shareholders of Internet Image,
                        dated November 24, 1999 (included between the front page and the cover page of the Proxy Statement/Prospectus of this
                        Form S-4)


    * Incorporated by reference to Intraware, Inc.'s Registration Statement on Form S-1 (Registration No. 333-69261) declared effective by the Securities and Exchange Commission on February 25, 1999.